Exhibit 2.2

EXECUTION VERSION

MASTER TRANSACTION AGREEMENT

BY AND AMONG

MGM RESORTS INTERNATIONAL,

CITYCENTER LAND, LLC

AND

ACE PURCHASER LLC

DATED AS OF JUNE 30, 2021

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TABLE OF CONTENTS (continued)

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TABLE OF CONTENTS (continued)

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Exhibits and Schedules:

Exhibit A-1	Legal Description of the Aria Land
Exhibit A-2	Legal Description of the Vdara Land (Hotel Unit)
Exhibit A-3	Legal Description of the Vdara Land (Remainder)
Exhibit A-4	Legal Description of Central Plant
Exhibit B	Form of Lease
Exhibit C	Form of Parent Lease Guaranty
Exhibit D	Form of Buyer Guaranty
Exhibit E	Permitted Encumbrances
Exhibit F-1	Form of Aria PropCo Governing Documents
Exhibit F-2	Form of Vdara PropCo Governing Documents
Exhibit G-1-A	Form of Aria Deed [Aria]
Exhibit G-1-B	Form of Aria Deed [Retail]
Exhibit G-1-C	Form of Aria Deed [Seller]
Exhibit G-1-D	Form of Vdara Deed [Vdara Development]
Exhibit G-1-E	Form of Vdara Deed [Seller]
Exhibit G-2-A	Form of Assignment of Developer’s Rights (Unrecorded)
Exhibit G-2-B	Form of Assignment of Developer’s Rights (Recorded)
Exhibit H	Form of Membership Interests Assignment Agreement
Exhibit I	Form of FIRPTA
Exhibit J	Form of Owner’s Title Affidavit and Non-Imputation Affidavit
Exhibit K	Form of Transition Services Agreement
Exhibit L	Form of Lease Guaranty
Exhibit M	Form of Tenant Attornment Agreement
Exhibit N	Form of Closing SNDA
Exhibit O	Form of Central Plant Agreement
Exhibit P	Form of City Center Document Estoppel

Schedule 2.6(a)(xiii)	List of Estoppels
Schedule 3.3	Consents and Approvals
Schedule 4.4	Liabilities
Schedule 4.6	Condemnation Notices
Schedule 4.7	Default Notices
Schedule 4.8	Legal Actions
Schedule 4.13	Financial Reports
Schedule 4.17	Collective Bargaining Agreements
Schedule 4.21	Leases and Management Agreements
Schedule 4.24	Declarations
Schedule 7.2(a)(i)	Capital Improvements and Capital Expenditure Projects
Schedule 7.7(d)	Title Insurance Costs

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MASTER TRANSACTION AGREEMENT

This Master Transaction Agreement (as the same may be amended, supplemented or otherwise modified, this “Agreement”), by and among MGM RESORTS INTERNATIONAL, a Delaware corporation (“Parent”), CITYCENTER LAND, LLC, a Nevada limited liability company (“Seller”), and ACE PURCHASER LLC, a Delaware limited liability company (“Buyer”), is dated as of June 30, 2021. Parent, Seller and Buyer are each referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, as of the date hereof, Parent directly owns one hundred percent (100%) of the issued and outstanding limited liability company interests in MGM CC, LLC (“MGM CC”);

WHEREAS, as of the date hereof, MGM CC directly owns one hundred percent (100%) of the issued and outstanding limited liability company interests in Project CC, LLC (“Project CC”);

WHEREAS, as of the date hereof, Project CC directly owns fifty percent (50%) of the issued and outstanding limited liability company interests in CityCenter Holdings, LLC (“CC Holdings”);

WHEREAS, as of the date hereof, Infinity World Development Corp, a Nevada corporation (“Infinity”), directly owns fifty percent (50%) of the issued and outstanding limited liability company interests in CC Holdings (the “Infinity Interests”);

WHEREAS, as of the date hereof, CC Holdings owns one hundred percent (100%) of the issued and outstanding limited liability company interests in Seller;

WHEREAS, as of the date hereof, Seller owns one hundred percent (100%) of the issued and outstanding limited liability company interests in CityCenter Retail Holdings, LLC (“CC Retail”), Aria Resort & Casino Holdings, LLC (“Aria Holdings”) and CityCenter Vdara Development, LLC (“Vdara Development”);

WHEREAS, as of the date hereof, Vdara Development owns one hundred percent (100%) of the issued and outstanding limited liability company interests in CityCenter Vdara Condo Hotel Holdings, LLC (“Vdara Hotel”);

WHEREAS, as of the date hereof, Seller, CC Retail and Aria Holdings are the owners, collectively, of the Aria Real Property (as hereinafter defined);

WHEREAS, as of the date hereof, Seller or an Affiliate of Seller is the holder of certain declarant, developer or other rights under those certain CityCenter Property Documents (as hereinafter defined) and the Vdara Condo Declaration (as hereinafter defined);

WHEREAS, as of the date hereof, Vdara Hotel and Vdara Development are the owners of the Vdara Hotel Land (as hereinafter defined);

WHEREAS, as of the date hereof, Seller is the owner of the Vdara Remainder Land (as hereinafter defined);

WHEREAS, as of the date hereof, Parent directly owns one hundred percent (100%) of the issued and outstanding limited liability company interests in MGM CC Holdings, Inc., a Nevada corporation (“MGM Purchaser”);

WHEREAS, MGM Purchaser, Parent and Infinity have entered into that certain Equity Purchase Agreement dated as of June 30, 2021 (the “Infinity PSA”) pursuant to which MGM Purchaser has agreed to purchase from Infinity, and Infinity has agreed to sell to MGM Purchaser, the Infinity Interests (the “Infinity Transaction”);

WHEREAS, prior to the Closing, Vdara Hotel will merge into Vdara Development, with Vdara Development being the survivor of such merger (the “Vdara Merger”);

WHEREAS, prior to the Closing, but following the Vdara Merger, Project CC will form (i) a new Delaware limited liability company, Ace A PropCo LLC (“Aria PropCo”), the sole member of which will be Project CC and (ii) a new Delaware limited liability company, Ace V PropCo LLC (“Vdara PropCo”), the sole member of which will be Project CC;

WHEREAS, prior to the Closing, but following the closing of the Infinity Transaction, Project CC will contribute (or cause to be contributed) (i) Aria PropCo to CC Holdings (the “Initial Aria PropCo Entity Contribution”) and (ii) Vdara PropCo to CC Holdings (the “Initial Vdara PropCo Entity Contribution”; together with the Initial Aria PropCo Entity Contribution, collectively, the “Initial PropCo Entity Contributions”);

WHEREAS, prior to the Closing, but following the Initial PropCo Entity Contributions, CC Holdings will contribute (or cause to be contributed) (i) Aria PropCo to Seller (the “Aria PropCo Entity Contribution”) and (ii) Vdara PropCo to Seller (the “Vdara PropCo Entity Contribution”; together with the Initial PropCo Entity Contributions and the Aria PropCo Entity Contribution, collectively, the “PropCo Entity Contributions”);

WHEREAS, prior to the Closing, but following the PropCo Entity Contributions, (i) Seller, CC Retail, and Aria Holdings will transfer (or caused to be transferred) the Aria Real Property (as hereinafter defined) and the Assigned Aria Developer Rights (as hereinafter defined) to Aria PropCo (the “Aria PropCo Contribution”) and (ii) Seller and Vdara Development will transfer (or caused to be transferred) the Vdara Real Property (as hereinafter defined) and the Assigned Vdara Developer Rights (as hereinafter defined) to Vdara PropCo (the “Vdara PropCo Contribution”; together with the PropCo Entity Contributions and the Aria PropCo Contribution, collectively the “PropCo Contributions”);

WHEREAS, after the PropCo Contributions, Seller wishes to transfer to Buyer and Buyer wishes to accept from Seller, (i) 100% of the issued and outstanding limited liability company interests in Aria PropCo (the “Aria Membership Interests”) and (ii) 100% of the issued and outstanding limited liability company interests in Vdara PropCo (the “Vdara Membership Interests; and together with the Aria Membership Interests, collectively, the “Membership Interests”) in exchange for payment of the Purchase Price (as hereinafter defined), subject to the terms and conditions set forth in this Agreement (the “Interests Acquisition”);

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WHEREAS, the Parties desire that, subject to the terms and conditions set forth herein, on the Closing Date (as hereinafter defined) and immediately following the Interests Acquisition, (i) Parent will cause Tenant (as hereinafter defined), and Buyer will cause each of Aria PropCo and Vdara PropCo (individually or collectively, as the context may require, “Landlord”), to take all actions necessary or appropriate to cause Tenant, Aria PropCo, and Vdara PropCo to enter into that certain Master Lease, substantially in the form attached hereto as Exhibit B (the “Lease”), pursuant to which, among other things, Parent will deliver to Landlord a Guaranty in the form attached hereto as Exhibit C (the “Parent Lease Guaranty”), (ii) Seller will cause Tenant and the Operating Subtenants (as defined in the Lease) to enter into the Operating Subleases (as defined in the Lease), and (iii) Seller will cause each Operating Subtenant to enter into a Lease Guaranty in the form attached hereto as Exhibit L (each a “Lease Guaranty”); and

WHEREAS, concurrently with the execution of this Agreement, as an inducement to Seller to enter into this Agreement, Blackstone Real Estate Partners IX L.P., a Delaware limited liability company (“Buyer Guarantor”) has delivered to the Seller Parties a Guaranty substantially in the form attached hereto as Exhibit D (the “Buyer Guaranty”), pursuant to which Buyer Guarantor is guaranteeing obligations of Buyer under this Agreement as more particularly set forth therein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, any other Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. For purposes of this Agreement, Seller (and all Subsidiaries of Seller) shall be deemed to be an Affiliate of Parent.

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Ancillary Documents” means each other agreement, document, instrument and/or certificate contemplated by this Agreement or necessary or appropriate to effectuate the purposes of this Agreement to be executed and, if applicable, recorded among the appropriate land records, in connection with the Transactions, including, the documents to be delivered pursuant to Section 2.1(c), Section 2.2(c) and Section 2.6.

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“Aria Holdings” shall have the meaning set forth in the recitals of this Agreement.

“Aria Land” shall have the meaning set forth in the definition of Aria Real Property (as set forth in this Section 1.1).

“Aria Leased Improvements” shall have the meaning set forth in the definition of Aria Real Property (as set forth in this Section 1.1).

“Aria PropCo” shall have the meaning set forth in the recitals of this Agreement.

“Aria PropCo Contribution” shall have the meaning set forth in the recitals of this Agreement.

“Aria PropCo Contribution Closing” shall have the meaning set forth in Section 2.1(c).

“Aria PropCo Conveyance Documents” shall have the meaning set forth in Section 2.1(c).

“Aria PropCo Entity Contribution” shall have the meaning set forth in the recitals of this Agreement.

“Aria Real Property” means:

(a)    the real property or properties described in Exhibit A-1 (the “Aria Land”);

(b)    all buildings, structures, and other improvements of every kind now or hereafter located on the Aria Land or connected thereto including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Seller (solely as an owner of a portion of the Aria Land), CC Retail and Aria Holdings have obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures (collectively, the “Aria Leased Improvements”);

(c)    all easements, rights and appurtenances, covenants, mineral, gas and oil rights and other rights appurtenant to the Aria Land and the Aria Leased Improvements, all right, title and interest of Seller (solely as an owner of a portion of the Aria Land), CC Retail and Aria Holdings, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, relating to, in front of or adjoining the Aria Land and the Aria Leased Improvements and to the center line thereof; and

(d)    all equipment, machinery, fixtures, and other items of property, including all components thereof, that are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Aria Leased Improvements, together with all replacements, modifications, alterations and additions thereto.

The Aria Real Property shall not, for any purposes, include the Excluded Assets.

“Assigned Aria Developer Rights” shall mean the rights of declarant, developer or other rights holder under those certain documents set forth Schedule 4.24 attached hereto related to the Aria Real Property. To the extent that the rights of such declarant, developer or other rights holder constitutes both Assigned Aria Developer Rights and Assigned Vdara Developer Rights, such rights shall be assigned to Aria PropCo and not Vdara PropCo.

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“Assigned Vdara Developer Rights” shall mean the rights of declarant, developer or other rights holder under those certain documents set forth Schedule 4.24 attached hereto related to the Vdara Real Property. To the extent that the rights of such declarant, developer or other rights holder constitutes both Assigned Aria Developer Rights and Assigned Vdara Developer Rights, such rights shall be assigned to Aria PropCo and not Vdara PropCo.

“Bankruptcy and Equity Exception” shall mean the extent to which (a) enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

“Business Day” means any day, other than a Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York or the State of Nevada are authorized or required by Law or other governmental action to close.

“Buyer” shall have the meaning set forth in the preamble of this Agreement.

“Buyer Fundamental Representations” means the express representations and warranties of Buyer set forth in Section 3.1 and Section 3.2.

“Buyer Guarantor” shall have the meaning set forth in the preamble of this Agreement.

“Buyer Guaranty” shall have the meaning set forth in the recitals of this Agreement.

“Buyer Indemnitees” shall have the meaning set forth in Section 10.2.

“Buyer Licensed Parties” shall have the meaning set forth in Section 5.5(a).

“Buyer Licensing Affiliates” means all of Buyer’s controlled Affiliates that may reasonably be considered in the process of determining the suitability of Buyer for any license, permit, findings of suitability or other authorization by any Gaming Authority.

“Buyer Nonrecourse Parties” shall have the meaning set forth in Section 11.17(b).

“Buyer Related Parties” shall have the meaning set forth in Section 5.5(a).

“Buyer Related Party Permits” shall have the meaning set forth in Section 5.5(a).

“Casualty Event” means the damage or destruction of the Real Property of any portion thereof by fire or other casualty.

“CC Holdings” shall have the meaning set forth in the recitals of this Agreement.

“CC Retail” shall have the meaning set forth in the recitals of this Agreement.

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“Central Plant Agreement” shall have the meaning set forth in Section 2.6(a)(xii).

“Chancery Court” shall have the meaning set forth in Section 11.8.

“CityCenter Property Documents” shall have the meaning set forth in the Lease.

“Closing” shall have the meaning set forth in Section 2.5.

“Closing Date” shall have the meaning set forth in Section 2.5.

“Closing SNDA” shall have the meaning set forth in Section 2.6(a)(vii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Condemnation” means the commencement of any condemnation proceeding or other proceeding in eminent domain by a Governmental Entity for the taking of all or any portion of the Real Property.

“Data Room” means the virtual data room hosted by Donnelley Financial Solutions Venue to which the Seller Parties have provided access to Buyer.

“Debt Financing” means one or more mortgage and/or mezzanine or other debt financings to be obtained at Closing by or on behalf of Buyer or one or more of its wholly-owned Subsidiaries, including Aria PropCo and Vdara PropCo, in connection with the transactions contemplated hereby.

“Defense Notice” shall have the meaning set forth in Section 10.5(b).

“Employee Benefit Plan” means any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any other employment, change-in-control, retention, severance, salary continuation, bonus, incentive, stock option, stock purchase, retirement, pension, welfare, vacation, fringe benefit, profit sharing, deferred compensation, and other employee benefit plan, policy, program, agreement or arrangement of any kind.

“Encumbrance” means any claim, hypothecation, deed of trust, deed to secure debt, lien, security interest, equitable interest, mortgage, pledge, easement, encroachment, right of first offer, title defect, adverse claim charge, or refusal or similar encumbrance or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforcement Costs” shall have the meaning set forth in Section 9.3(a).

“ERISA” shall have the meaning set forth in Section 4.12.

“Excluded Assets” shall mean (i) those assets described on Schedule 1 of the Lease and/or (ii) that certain real property described on Exhibit A-4 of this Agreement (the “Central Plant”).

“Executive Order” shall have the meaning set forth in Section 4.11(a).

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“Existing Lease” means “Existing Sublease” as such term is defined in the Lease.

“Existing Management Agreement” means “Existing Management Agreement” as such term is defined in the Lease.

“Express Representations” shall have the meaning set forth in Section 6.1.

“Financial Information” shall have the meaning set forth in Section 7.9.

“First Renewal Lease Year” shall have the meaning set forth in Section 7.2(i).

“Gaming Authority” means any Governmental Entity that holds regulatory, licensing or Permit authority over gambling, gaming, lotteries, horse racing or casino activities conducted by Seller or any of its Affiliates, including, but not limited to, the Nevada Gaming Commission, the Nevada Gaming Control Board and the Clark County Liquor and Gaming Licensing Board.

“Gaming Laws” means all Laws governing or relating to Seller or its Affiliates and the gambling, gaming, lottery, horse racing or casino activities and operations of Seller or its Affiliates, in each case, as amended from time to time, including, but not limited to, the Nevada Gaming Control Act and the regulations promulgated thereunder.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Government Lists” shall have the meaning set forth in Section 4.11(b).

“Governmental Entity” means any (a) Gaming Authority, (b) federal, state, local, municipal, foreign or other government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, (c) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (d) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or Taxing authority or power of any nature, including any arbitral tribunal.

“Indemnification Deductible” shall have the meaning set forth in Section 10.2(d).

“Indemnification Notice” shall have the meaning set forth in Section 10.5(a).

“Indemnified Party” shall have the meaning set forth in Section 10.5(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.5(a).

“Initial Aria PropCo Entity Contribution” shall have the meaning set forth in the recitals of this Agreement.

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“Initial PropCo Entity Contributions” shall have the meaning set forth in the recitals of this Agreement.

“Initial Vdara PropCo Entity Contribution” shall have the meaning set forth in the recitals of this Agreement.

“Infinity” shall have the meaning set forth in the recitals of this Agreement.

“Infinity Interests” shall have the meaning set forth in the recitals of this Agreement.

“Infinity PSA” shall have the meaning set forth in the recitals of this Agreement.

“Infinity PSA Specified Covenants” shall have the meaning set forth in Section 7.2(b).

“Infinity Transaction” shall have the meaning set forth in the recitals of this Agreement.

“Interests Acquisition” shall have the meaning set forth in the recitals of this Agreement.

“Land” means collectively, the Aria Land, the Vdara Hotel Land and the Vdara Remainder Land.

“Landlord” shall have the meaning set forth in the recitals of this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, order, injunction, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

“Lease” shall have the meaning set forth in the recitals of this Agreement.

“Lease Guaranty” shall have the meaning set forth in the recitals of this Agreement.

“Leased Improvements” shall have the meaning set forth in the definition of Real Property (as set forth in this Section 1.1).

“Liabilities” means any and all debts, losses, damages, adverse claims, guarantees, liabilities, costs, expenses, Taxes, interest and obligations, whether accrued or fixed, absolute or contingent, liquidated or unliquidated, matured or unmatured, reserved or unreserved, direct or indirect, or determined or determinable, including those arising under any law, claim (including any third Person product liability claim), demand, action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, whether in contract, tort, strict liability or otherwise, in each case, including all costs and expenses relating thereto.

“Liability Limitation” shall have the meaning set forth in Section 9.3(a).

“Loss” means any and all damages, liabilities, losses, obligations, claims of any kind, interest and expenses (including reasonable fees and expenses of attorneys).

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“Material Casualty Event” shall mean any Casualty Event that causes a damage or loss to the Real Property that is in excess of $500,000,000.

“Material Condemnation” shall mean a Condemnation that is reasonably expected to materially and permanently impair the current use of the Real Property or result in a loss of all or a portion of the Real Property having a value in excess of $500,000,000.

“Maximum Amount” shall have the meaning set forth in Section 10.2(d).

“Membership Interests” shall have the meaning set forth in the recitals of this Agreement.

“Membership Interests Assignment Agreement” shall have the meaning set forth in Section 2.6(a)(i).

“MGM Purchaser” shall have the meaning set forth in the recitals of this Agreement.

“NDA” shall have the meaning set forth in Section 11.1.

“Operating Standard” means “Operating Standard” as such term is defined in the Lease.

“Order” means any judgment, order, decision, writ, injunction, ruling, award or decree of, or any settlement under the jurisdiction of, any Governmental Entity.

“Outside Date” means November 6, 2021; provided, however, that if the “Outside Date” (as defined in the Infinity PSA) is extended beyond September 30, 2021, then the Outside Date of November 6, 2021 will be extended automatically and without further action by the same number of days that the “Outside Date” (as defined in the Infinity PSA) is extended beyond September 30, 2021, but in no event shall the Outside Date be extended beyond November 24, 2021.

“Parent” shall have the meaning set forth in the preamble of this Agreement.

“Parent Lease Guaranty” shall have the meaning set forth in the recitals of this Agreement.

“Parties” and “Party” shall have the meanings set forth in the preamble of this Agreement.

“PATRIOT Act” shall have the meaning set forth in Section 4.11(a).

“Permit” means any permit, license, registration, finding of suitability, license, variance, certificate of occupancy, franchise, approval, authorization, and/or consent of or from any Governmental Entity (including all authorizations under Gaming Laws).

“Permitted Encumbrances” means the matters set forth on Exhibit E attached hereto, together with restrictions on any subsequent transfer imposed by state and federal securities laws and/or Gaming Laws.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, Governmental Entity, trust, joint venture, association or other similar entity, whether or not a legal entity.

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“Project CC” shall have the meaning set forth in the recitals of this Agreement.

“PropCo Contributions” shall have the meaning set forth in the recitals of this Agreement.

“PropCo Entity Contributions” shall have the meaning set forth in the recitals of this Agreement.

“Purchase Price” shall have the meaning set forth in Section 2.3.

“Real Property” means collectively, the Aria Real Property and the Vdara Real Property.

“Scheduled Closing Date” shall have the meaning set forth in Section 2.5.

“Seller” shall have the meaning set forth in the preamble of this Agreement.

“Seller Fundamental Representations” means the express representations and warranties of Seller set forth in Section 3.1, Section 3.2, Section 4.1, and Section 4.2.

“Seller Indemnitees” shall have the meaning set forth in Section 10.3.

“Seller Licensed Parties” shall have the meaning set forth in Section 4.14(a).

“Seller Licensing Affiliates” means all of Seller’s controlled Affiliates that may reasonably be considered in the process of determining the suitability of Seller for any license, permit, findings of suitability or other authorization by any Gaming Authority.

“Seller Parties” means Parent and Seller.

“Seller Related Parties” shall have the meaning set forth in Section 4.14(a).

“Seller Related Party Permits” shall have the meaning set forth in Section 4.14(a).

“Settlement” shall have the meaning set forth in Section 10.5(b).

“Side Letter” means that certain Agreement dated as of the date hereof by and among the Parties.

“Subsidiary” or “subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, fifty percent (50%) or more of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” means (a) all taxes, Transfer Taxes, charges, fees, duties, levies, imposts, or other assessments, imposed by any U.S. federal, state or local or foreign Governmental Entity, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise,

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business organization, occupation, premium, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem, escheat, and other taxes, charges, fees, duties, levies, imposts, or other assessments, (b) any interest, penalties or additions attributable thereto and (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law or U.S. Treasury regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tenant” means MGM Lessee III, LLC.

“Tenant Lease Closing” shall have the meaning set forth in Section 2.4.

“Termination Fee” shall have the meaning set forth in Section 9.3(a).

“Third Party Claim” shall have the meaning set forth in Section 10.5(b).

“Title Company” means First American Title Insurance Company, together with one or more additional title companies selected by Buyer, each through Lexington National Land Services as agent.

“Title Policy” means an ALTA owner’s title insurance policy issued by the Title Company insuring Aria PropCo’s title to the Aria Real Property and an ALTA owner’s title insurance policy issued by the Title Company insuring Vdara PropCo’s title to the Vdara Real Property, in each case, subject only to the applicable Permitted Encumbrances, in an aggregate amount equal to the Purchase Price.

“Transactions” means all of the transactions and occurrences contemplated to take place pursuant to this Agreement and the other documents referred to in this Agreement.

“Transition Services Agreement” shall have the meaning set forth in Section 7.11.

“Transfer Taxes” means the taxes imposed pursuant to Chapter 375 of the Nevada Revised Statutes.

“True Lease Analysis” shall have the meaning set forth in Section 7.2(i).

“Vdara Condo” shall mean the condominium hotel (as that term is defined in the Nevada Condominium Hotel Act NRS § 116B.005 et seq., and any successor statutes thereto) located on the Vdara Land known as the Vdara Condo Hotel.

“Vdara Condo Association” shall mean the Vdara Unit Owners Association, a Nevada nonprofit corporation.

“Vdara Condo Board” shall mean the board of directors of the Vdara Condo Association, as more particularly described in the Vdara Condo Bylaws.

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“Vdara Condo Bylaws” shall mean the Amended and Restated Bylaws of the Vdara Condo Association, adopted on March 11, 2010.

“Vdara Condo Charges” shall mean all condominium assessments, common charges, and any other amounts due and payable under the Vdara Condo Documents.

“Vdara Condo Declarant” shall mean, Vdara Development as the “Declarant” as defined in the Vdara Condo Declaration.

“Vdara Condo Declaration” shall mean that certain Declaration of Covenants, Conditions and Restrictions and Reservation of Easements for Vdara Condo Hotel dated as of March 10, 2010 and recorded March 12, 2010 as Instrument #: 201003120000455 of the Official Records of Clark County, Nevada.

“Vdara Condo Documents” shall have the meaning set forth in the Lease.

“Vdara Condo Unit Owner” shall mean an “Owner” as defined in the Vdara Condo Declaration.

“Vdara Development” shall have the meaning set forth in the recitals of this Agreement.

“Vdara Hotel” shall have the meaning set forth in the recitals of this Agreement.

“Vdara Hotel Land” shall have the meaning set forth in the definition of Vdara Real Property (Hotel Unit) (as set forth in this Section 1.1).

“Vdara Hotel Leased Improvements” shall have the meaning set forth in the definition of Vdara Real Property (Hotel Unit) (as set forth in this Section 1.1).

“Vdara Merger” shall have the meaning set forth in the recitals of this Agreement.

“Vdara PropCo” shall have the meaning set forth in the recitals of this Agreement.

“Vdara PropCo Contribution” shall have the meaning set forth in the recitals of this Agreement.

“Vdara PropCo Contribution Closing” shall have the meaning set forth in Section 2.2(c).

“Vdara PropCo Conveyance Documents” shall have the meaning set forth in Section 2.2(c).

“Vdara PropCo Entity Contribution” shall have the meaning set forth in the recitals of this Agreement.

“Vdara Real Property” means, collectively, the Vdara Real Property (Hotel Unit) and the Vdara Real Property (Remainder).

“Vdara Real Property (Hotel Unit)” means:

(a)    the real property or properties described in Exhibit A-2 (the “Vdara Hotel Land”);

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(b)    all buildings, structures, and other improvements of every kind now or hereafter located on the Vdara Hotel Land or connected thereto including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Vdara Hotel and Vdara Development have obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures (collectively, the “Vdara Hotel Leased Improvements”);

(c)    all easements, rights and appurtenances, covenants, condominium declarations, mineral, gas and oil rights and other rights appurtenant to the Vdara Hotel Land and the Vdara Hotel Leased Improvements, all right, title and interest of Vdara Hotel and Vdara Development, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, relating to, in front of or adjoining the Vdara Hotel Land and the Vdara Hotel Leased Improvements and to the center line thereof; and

(d)    all equipment, machinery, fixtures, and other items of property, including all components thereof, that are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Vdara Hotel Leased Improvements, together with all replacements, modifications, alterations and additions thereto.

The Vdara Real Property (Hotel Unit) shall not, for any purposes, include the Excluded Assets.

“Vdara Real Property (Remainder)” means:

(a)    the real property or properties described in Exhibit A-3 (the “Vdara Remainder Land”);

(b)    all buildings, structures, and other improvements of every kind now or hereafter located on the Vdara Remainder Land or connected thereto including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Seller (solely as an owner of a portion of the Vdara Remainder Land) has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures (collectively, the “Vdara Remainder Leased Improvements”);

(c)    all easements, rights and appurtenances, covenants, condominium declarations, mineral, gas and oil rights and other rights appurtenant to the Vdara Remainder Land and the Vdara Remainder Leased Improvements, all right, title and interest of Seller (solely as an owner of a portion of the Vdara Remainder Land), if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, relating to, in front of or adjoining the Vdara Remainder Land and the Vdara Remainder Leased Improvements and to the center line thereof; and

(d)    all equipment, machinery, fixtures, and other items of property, including all components thereof, that are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Vdara Remainder Leased Improvements, together with all replacements, modifications, alterations and additions thereto.

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The Vdara Real Property (Remainder) shall not, for any purposes, include the Excluded Assets.

“Vdara Remainder Land” shall have the meaning set forth in the definition of Vdara Real Property (Remainder) (as set forth in this Section 1.1).

“Vdara Remainder Leased Improvements” shall have the meaning set forth in the definition of Vdara Real Property (Remainder) (as set forth in this Section 1.1).

ARTICLE II

THE TRANSACTIONS

Section 2.1    Aria PropCo Interests Acquisition.

(a)    Aria PropCo Formation. Parent shall cause Aria PropCo to be duly formed as a wholly-owned subsidiary of Project CC in the State of Delaware and qualified to do business in the State of Nevada no later than fifteen (15) days prior to the Closing Date. Seller shall promptly thereafter provide Buyer with copies of the filed certificate of formation and foreign registration, as certified by the Secretaries of State of Delaware and Nevada, respectively, and a copy of the executed operating agreement of Aria PropCo. The initial form of Governing Documents of Aria PropCo shall be substantially in the form attached hereto as Exhibit F-1 and the same may be amended and restated following the Initial Aria PropCo Entity Contribution and the Aria PropCo Entity Contribution solely to reflect the occurrence of the Initial Aria PropCo Entity Contribution and the Aria PropCo Entity Contribution and the resulting change in the sole member of Aria PropCo.

(b)    Aria PropCo Contribution. On or before the Closing Date, following the formation of Aria PropCo in accordance with Section 2.1(a) and the closing of the Infinity Transaction, the Initial Aria PropCo Entity Contribution and the Aria PropCo Entity Contribution shall be effectuated whereby Parent shall cause Aria Propco to be contributed by Project CC to CC Holdings and further contributed by CC Holdings to Seller. Following the Aria PropCo Entity Contribution, the Aria PropCo Contribution shall be effectuated whereby the Aria Real Property and the Assigned Aria Developer Rights shall be transferred, conveyed and assigned by Seller or its Affiliates, as applicable, to Aria PropCo, and Aria PropCo shall acquire and accept from Seller or its Affiliates, as applicable, pursuant to the Aria PropCo Conveyance Documents (as hereinafter defined), free and clear of all Encumbrances (other than Permitted Encumbrances).

(c)    Aria PropCo Contribution Closing. At the closing of the Aria PropCo Contribution (the “Aria PropCo Contribution Closing”), Seller shall deliver to Aria PropCo, with a copy to Buyer, all of the following (the “Aria PropCo Conveyance Documents”):

(i)    the deeds each in the form attached hereto as Exhibit G-1-A, Exhibit G-1-B and Exhibit G-1-C, duly executed and acknowledged by Seller or the applicable Affiliate of Seller, conveying the Aria Real Property to Aria PropCo and expressly reserving unto Seller or its Affiliates the Excluded Assets constituting real property;

(ii)    the assignment of the Assigned Aria Developer Rights, (x) in the form attached hereto as Exhibit G-2-A (Unrecorded Documents), duly executed and acknowledged by

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Seller or the applicable Affiliate of Seller assigning such unrecorded Assigned Aria Developer Rights to Aria PropCo and (y) the assignment of Assigned Aria Developer Rights in the form attached hereto as Exhibit G-2-B (Recorded Documents), duly executed and acknowledged by Seller or the applicable Affiliate of Seller assigning such recorded Assigned Aria Developer Rights to Aria PropCo; and

(iii)    completed State of Nevada Declaration of Value in the form required by law with respect to each deed, duly executed by each grantor and by Aria PropCo.

Section 2.2    Vdara PropCo Interests Acquisition.

(a)    Vdara PropCo Formation. Parent shall cause Vdara PropCo to be duly formed as a wholly-owned subsidiary of Project CC in the State of Delaware and qualified to do business in the State of Nevada no later than fifteen (15) days prior to the Closing Date. Seller shall promptly thereafter provide Buyer with copies of the filed certificate of formation and foreign registration, as certified by the Secretaries of State of Delaware and Nevada, respectively, and a copy of the executed operating agreement of Vdara PropCo. The initial form of Governing Documents of Vdara PropCo shall be substantially in the form attached hereto as Exhibit F-2, and the same may be amended and restated following the Initial Vdara PropCo Entity Contribution and the Vdara PropCo Entity Contribution solely to reflect the occurrence of the Initial Vdara PropCo Entity Contribution and the Vdara PropCo Entity Contribution and the resulting change in the sole member of Vdara PropCo.

(b)    Vdara PropCo Contribution. On or before the Closing Date, following the Vdara Merger, the formation of Vdara PropCo in accordance with Section 2.2(a), and the closing of the Infinity Transaction, the Initial Vdara PropCo Entity Contribution and the Vdara PropCo Entity Contribution shall be effectuated whereby Parent shall cause Vdara Propco to be contributed by Project CC to CC Holdings and further contributed by CC Holdings to Seller. Following the Vdara PropCo Entity Contribution, the Vdara PropCo Contribution shall be effectuated whereby Seller shall cause the Vdara Real Property and the Assigned Vdara Developer Rights shall be transferred, conveyed and assigned by Seller or its Affiliates, as applicable, to Vdara PropCo, and Vdara PropCo shall acquire and accept from Seller or its Affiliates, as applicable, pursuant to the Vdara PropCo Conveyance Documents (as hereinafter defined), free and clear of all Encumbrances (other than Permitted Encumbrances).

(c)    Vdara PropCo Contribution Closing. At the closing of the Vdara PropCo Contribution (the “Vdara PropCo Contribution Closing”), Seller shall deliver to Vdara PropCo, with a copy to Buyer, all of the following (the “Vdara PropCo Conveyance Documents”):

(i)    the deeds each in the form attached hereto as Exhibit G-1-D and Exhibit G-1-E, duly executed and acknowledged by Seller or the applicable Affiliate of Seller, conveying the Vdara Real Property to Vdara PropCo and expressly reserving unto Seller or its Affiliates the Excluded Assets constituting real property;

(ii)    the assignments of the Assigned Vdara Developer Rights, in the form attached hereto as Exhibit G-2-B (Recorded Documents), duly executed and acknowledged by Seller or the applicable Affiliate of Seller assigning the Assigned Vdara Developer Rights to Vdara PropCo; and

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(iii)    completed State of Nevada Declaration of Value in the form required by law with respect to each deed, duly executed by each grantor and by Vdara PropCo.

Section 2.3    Purchase Price. The aggregate purchase price for the Membership Interests shall be an amount equal to $3,890,000,000.00 (the “Purchase Price”). At the Closing, as consideration for the Membership Interests, Buyer shall deliver the Purchase Price to Seller. The Purchase Price will be payable to Seller in cash by Buyer.

Section 2.4    Entry into Lease. Subject to the terms and conditions set forth herein, at the Closing and immediately following the Interests Acquisition, Tenant, Aria PropCo and Vdara PropCo shall enter into the Lease, Tenant shall make the payment of Rent and Additional Charges (each as defined in the Lease) due under Article III of the Lease for the pro-rated portion of the month in which Closing occurs and Parent shall deliver the Parent Lease Guaranty (the “Tenant Lease Closing”).

Section 2.5    Closing. Unless otherwise mutually agreed upon by the Parties, the Parties agree that the consummation of the Transactions (the “Closing”) shall take place on a date that is selected by Seller that is no earlier than September 24, 2021 and that is no fewer than one (1) and no more than five (5) Business Days following the closing of the Infinity Transaction (the “Scheduled Closing Date”; and as such date may be extended in accordance with this Section 2.5, the “Closing Date”), at the offices of Weil, Gotshal & Manges LLP in New York, New York, or at such other time or on such other date or at such other place as the Parties may mutually agree upon in writing. Seller shall provide Buyer with not less than five (5) Business Days prior written notice of the Scheduled Closing Date. Seller shall have the right, by written notice given to Buyer, to extend the Scheduled Closing Date on a day to day basis (but not beyond the Outside Date) from time to time. Additionally, if all approvals required from applicable Gaming Authorities have not been obtained by the then-scheduled Closing Date, such date shall be automatically extended from time to time for successive one (1) Business Day periods, up to but not beyond the Outside Date, until such approvals have been obtained, unless the Parties mutually agree otherwise in writing in their sole discretion.

Section 2.6    Deliveries at the Closing.

On the Closing Date:

(a)    Seller shall:

(i)    deliver to Buyer an assignment agreement, substantially in the form attached hereto as Exhibit H (the “Membership Interests Assignment Agreement”), duly executed by Seller, pursuant to which Seller shall transfer and assign to Buyer (or a direct or indirect wholly-owned Subsidiary thereof) all of the Membership Interests and upon which Buyer (or such direct or indirect wholly-owned Subsidiary thereof) shall be the sole member of each of Aria PropCo and Vdara PropCo and Seller shall cease to be a member of each of the Aria PropCo and Vdara PropCo;

(ii)    Intentionally Omitted;

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(iii)    deliver to Buyer a duly executed certificate from an officer of Seller, dated as of the Closing Date, to the effect that each of the conditions set forth in Section 8.1(a), Section 8.1(b) and Section 8.1(c) have been satisfied (or waived by Buyer);

(iv)    deliver to Buyer a duly executed counterpart of the Lease, and deliver to the Parties, as applicable, duly executed counterparts of each of the other applicable Ancillary Documents;

(v)    deliver (or cause to be delivered) to Buyer an IRS Form W-9 executed by Seller and an affidavit that Seller (or Seller’s regarded owner, if Seller is disregarded for U.S. federal income tax purposes) is not a “foreign person” within the meaning of Section 1445 of the Code, in substantially the form of Exhibit I attached hereto, and any corresponding affidavits or forms required to comply with any similar withholding requirements under state or local applicable law;

(vi)    deliver (or cause to be delivered) to the Title Company an owner’s title affidavit and non-imputation affidavit substantially in the form attached hereto as Exhibit J;

(vii)    cause Tenant to deliver to Buyer a subordination, non-disturbance and attornment agreement between any lender providing the Debt Financing and Tenant, substantially in the form attached hereto as Exhibit N (the “Closing SNDA”);

(viii)    enter into and cause the other MGM Parties (as defined in the Transition Services Agreement) to enter into and deliver to Landlord duly executed counterparts of the Transition Services Agreement and cause Tenant to enter into, and deliver to Landlord, Tenant’s duly executed counterpart, of the Lease;

(ix)    cause each Operating Subtenant to deliver to Landlord a duly executed attornment agreement in the form attached hereto as Exhibit M;

(x)    cause Tenant and each Operating Subtenant, as applicable, to deliver to Landlord duly executed counterparts of the Operating Subleases;

(xi)    cause each Operating Subtenant to deliver to Landlord a duly executed counterpart of the Lease Guaranty;

(xii)    deliver to Buyer an agreement regarding the Central Plant, substantially in the form attached hereto as Exhibit O (the “Central Plant Agreement”), duly executed by Seller;

(xiii)    cause the applicable Affiliate of Seller to deliver an executed copy of an estoppel with respect to those certain CityCenter Property Documents set forth on Schedule 2.6(a)(xiii), in the form(s) annexed hereto as Exhibit P;

(xiv)    intentionally omitted;

(xv)    deliver to Buyer evidence of termination of that certain Air Space Parcel Lease dated August 18, 2017 by and between CC Retail and Aria Holdings; and

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(xvi)    deliver to Buyer a memorandum of agreement, in the form attached to the Central Plant Agreement.

(b)    Parent shall deliver to Buyer the Parent Lease Guaranty.

(c)    Buyer shall:

(i)    deliver (or cause its direct or indirect wholly-owned subsidiaries to deliver) to Seller a counterpart to the Membership Interests Assignment Agreement, duly executed by Buyer (or such direct or indirect wholly-owned Subsidiary thereof);

(ii)    deliver to Seller a duly executed certificate from an officer of Buyer, dated as of the Closing Date, to the effect that each of the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(d) have been satisfied (or waived by Seller);

(iii)    Intentionally Omitted;

(iv)    Intentionally Omitted;

(v)    cause each of Aria PropCo and Vdara PropCo, as Landlord, to deliver to Seller a counterpart of the Lease, duly executed by each of Aria PropCo and Vdara PropCo;

(vi)    deliver to the other Parties, as applicable, duly executed counterparts of each of the applicable Ancillary Documents to which Buyer and/or any Subsidiary of Buyer is a party;

(vii)    cause any lender under the Debt Financing to deliver the Closing SNDA to Tenant;

(viii)    cause each of Aria PropCo and Vdara PropCo to enter into, and deliver to Tenant and Seller each of Aria PropCo’s and Vdara PropCo’s duly executed counterpart of, the Lease and the Transition Services Agreement; and

(ix)    cause Aria PropCo to enter into, and deliver to Seller Aria PropCo’s duly executed counterpart of, the Central Plant Agreement.

(d)    Title Insurance. Buyer shall solely be responsible for (i) obtaining the Title Policy (including such endorsements (or amendments) to the Title Policy as Buyer may reasonably require) and (ii) all title insurance costs incurred in connection with the Transactions shall be paid for in accordance with Section 7.7. In connection with obtaining the Title Policy, Aria PropCo, Vdara PropCo, Buyer and Seller, as applicable, to the extent requested by the Title Company, shall deliver to the Title Company (a) evidence reasonably sufficient to establish (i) the legal existence of Aria PropCo, Vdara PropCo, Buyer and Seller and (ii) the authority of the respective signatories of Aria PropCo, Vdara PropCo, Buyer and Seller to bind Aria PropCo, Vdara PropCo, Buyer and Seller, as the case may be, and (b) a certificate of good standing of Aria PropCo, Vdara PropCo, Buyer and Seller.

Section 2.7    Withholding. If Seller provides Buyer with duly executed and valid affidavits or forms as prescribed by Section 2.6(a)(v), no withholding shall be required hereunder,

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except to the extent there has been an amendment to the Code or any state or local Tax law enacted after the date hereof. If Buyer becomes aware of any potential required withholding (other than withholding as a result of Seller’s failure to provide the affidavits or forms as prescribed by Section 2.6(a)(v)), Buyer shall provide Seller reasonable notice of such withholding obligation and Buyer shall be entitled to deduct and withhold any amounts from the consideration payable to Seller pursuant to this Agreement that are required to be withheld with respect to the making of any such payment under the Code, or any provision of state, local or foreign applicable Law. To the extent that such amounts are so withheld and paid over to the proper Governmental Entity, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Each Party hereby represents and warrants to the other Parties, as of the date of this Agreement and as of the Closing Date, as follows; provided that, for the purposes of this Article III, Aria PropCo and Vdara PropCo shall each be considered a Party with respect to which Seller is making the applicable representations and warranties set forth in this Article III to Buyer:

Section 3.1    Organization and Qualification.

(a)    Such Party is a corporation, limited liability company or limited partnership, as applicable, duly organized and validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable, and has all requisite power and authority to carry on its businesses as presently conducted.

(b)    Such Party is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent or materially delay the consummation of the Transactions.

Section 3.2    Authority. Such Party has the requisite corporate or other organizational power and authority to execute and deliver this Agreement and the Ancillary Documents to which such Party is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Documents to which such Party is a party and the consummation of the Transactions have been (and such Ancillary Documents to which such Party is a party will be) duly authorized by all necessary corporate or other organizational action on the part of such Party, and no other proceeding (including by its equityholders) on the part of such Party is necessary to authorize this Agreement and the Ancillary Documents to which such Party is a party or to consummate the Transactions. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which such Party is a party will be) duly and validly executed and delivered by such Party and constitute a valid, legal and binding agreement of such Party (assuming this Agreement has been and the Ancillary Documents to which such Party is a party will be duly and validly authorized, executed and delivered by the other Parties hereto and thereto), enforceable against such Party in accordance with their terms, subject to the Bankruptcy and Equity Exception.

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Section 3.3    Consents and Approvals; No Violations. Except as have already been obtained or that will be obtained prior to the Closing, and except as set forth on Schedule 3.3 attached hereto, no material notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by such Party of this Agreement or the Ancillary Documents to which such Party is a party or the consummation by such Party of the Transactions, except for those the failure of which to obtain or make would not prevent or materially delay the Closing or reasonably be expected to have a material adverse effect on Aria PropCo, Vdara PropCo or the Real Property. Except as set forth on Schedule 3.3 attached hereto, neither the execution, delivery and performance by such Party of this Agreement or the Ancillary Documents to which such Party is a party nor the consummation by such Party of the Transactions will (a) conflict with or result in any breach of any provision of such Party’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any agreement to which such Party is a party, in each case, which would have a material adverse effect on such Party, or (c) violate any Order of any Governmental Entity having jurisdiction over such Party, which in the case of any of clauses (b) through (c) above, would prevent or materially delay the Closing or reasonably be expected to have a material adverse effect on Aria PropCo, Vdara PropCo, or the Real Property.

ARTICLE IV

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date, as follows:

Section 4.1    Organization and Qualification. Each of Aria PropCo and Vdara PropCo will be, immediately prior to Closing, a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, in good standing under the Laws of the State of Nevada and will have, immediately prior to Closing, all necessary company power and authority to own the properties and assets then owned by it and to carry on its business as it is then conducted. Each of Aria PropCo and Vdara PropCo will be, at Closing and all times prior to Closing, a disregarded entity for U.S. federal income tax purposes.

Section 4.2    Membership Interests. At the Closing, the Membership Interests to be acquired by Buyer (or a direct or indirect wholly-owned Subsidiary thereof) pursuant to the Membership Interest Assignment Agreement will constitute all of the issued and outstanding limited liability company membership interests of Aria PropCo and Vdara PropCo. At the Closing, there will be no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the limited liability company interests of Aria PropCo or Vdara PropCo or obligating Aria PropCo or Vdara PropCo to issue or sell any of its limited liability company interests. Prior to the Closing, Seller will be the sole record and beneficial owner of the Membership Interests free and clear of any and all Encumbrances (other than Permitted Encumbrances). Seller has the right, authority and power to sell, assign and transfer the Membership Interests to Buyer. Upon delivery to Buyer of the Membership Interest Assignment Agreement at the Closing and the payment of the Purchase Price by Buyer, Buyer shall acquire title to the Membership Interests free and clear of any Encumbrance other than Permitted Encumbrances.

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Section 4.3    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller Parties, except for PJT Partners, which will be paid solely by the Seller Parties.

Section 4.4    Undisclosed Liabilities. At Closing, except as set forth in Schedule 4.4 attached hereto, each of Aria PropCo and Vdara PropCo will have no Liabilities other than Liabilities (i) to be borne by Tenant under the Lease or (ii) incurred in the ordinary course of ownership of the Real Property and for which Seller or Tenant will be responsible pursuant to Section 7.8 of this Agreement. At Closing, each of Aria PropCo and Vdara PropCo will have no Liabilities for Taxes (other than Taxes which are payable by Tenant under the Lease).

Section 4.5    No Options. None of the Seller Parties has granted any options to any Person to purchase or otherwise acquire (including any right of first offer or right of first refusal to purchase or otherwise acquire) the Real Property.

Section 4.6    No Notices. Except as set forth on Schedule 4.6 attached hereto, none of the Seller Parties has received written notice from any Governmental Entity that there are any Condemnation or eminent domain proceedings pending or threatened against the Real Property or any portion thereof.

Section 4.7    No Default. Except as set forth on Schedule 4.7 attached hereto, none of the Seller Parties has received any written notice of default under any covenant, easement, restriction or other recorded agreement affecting or encumbering the Real Property or any portion thereof that remains outstanding and uncured beyond any applicable cure period, in each case, that would have a material adverse effect on the Real Property.

Section 4.8    No Legal Actions. Except as set forth on Schedule 4.8 attached hereto, there is no pending legal action, complaint, suit or other litigation (whether at law or in equity, whether civil or criminal), or any pending, threatened in writing, or ongoing inquiry, proceeding or investigation by or before a Governmental Entity, which would be reasonably likely to have a material adverse effect on (i) the ability of the Seller Parties, Aria PropCo, or Vdara PropCo to perform their obligations hereunder, or (ii) the ownership or operation of the Real Property.

Section 4.9    Infinity PSA. Seller has provided a true, correct and complete copy of the Infinity PSA to Buyer. The Infinity PSA has not been amended or modified in any manner, and has not been terminated, assigned or pledged by the Seller Parties.

Section 4.10    Intentionally Omitted.

Section 4.11    Compliance.

(a)    Neither Seller nor any of its Subsidiaries, nor, to its knowledge, any of its officers, directors, employees or agents, in their capacity as such, is in violation of any applicable Laws relating to anti-corruption, anti-bribery, terrorism, money laundering or the Uniting and

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Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56, as amended (the “PATRIOT Act”), and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”).

(b)    Neither Seller nor any of its Subsidiaries, nor, to its knowledge, any of its officers, directors, employees or agents, in their capacity as such, is acting, directly or, to Seller’s knowledge, indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or on behalf of any individual or entity included on any list maintained by any agency or department of the United States Government of persons, organizations or entities subject to comprehensive international trade, export, import or transactions restrictions, controls or prohibitions, including, without limitation, (i) the Denied Persons List and the Entities List maintained by the United States Department of Commerce, (ii) the Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List maintained by OFAC and (iii) the Foreign Terrorist Organizations List and Debarred Parties List maintained by the United States Department of State (“Government Lists”).

(c)    Neither Seller, Parent nor any of Parent’s Subsidiaries that owns any direct or indirect interest in Seller is named on a Government List, or is acting for or on behalf of any country or territory which is the target of comprehensive economic sanctions (as of the date hereof, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

Section 4.12    ERISA. Seller is not, and no portion of the Real Property constitutes the assets of, a “benefit plan investor” within the meaning of Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations thereunder.

Section 4.13    Financial Statements. Seller has furnished Buyer with true and correct copies of the financial reports listed in Schedule 4.13 attached hereto (collectively, the “Financial Reports”). The Financial Reports are true, correct and complete in all material respects, have been prepared in accordance with the United States generally accepted accounting principles, where applicable, applied consistently with past practices and fairly present the results of operations of the entities shown thereon for the period covered thereby in all material respects (subject, in the case of unaudited financial reports, to the absence of, statements of cash flows, statements of equity, footnotes and normal adjustments and to any other adjustments described therein, so long as such adjustments are not material, individually or in the aggregate). Seller has provided to Buyer in the Data Room a correct and complete copy of the Financial Reports.

Section 4.14    Gaming.

(a)    Seller and each Seller Licensing Affiliate which is licensed or holds any permit or authorization pursuant to applicable Gaming Laws (the “Seller Licensed Parties”) and each of (i) their respective directors, managers, officers, key employees and Persons performing management functions similar to directors, managers, officers or key employees and (ii) their equity holders who may have been required to be licensed and found suitable under applicable Gaming Laws (collectively, the Persons described in clauses (i) and (ii), the “Seller Related Parties”), hold all material licenses, permits, findings of suitability and other authorizations

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necessary to comply with all applicable Gaming Laws in the jurisdictions in which the Seller Licensed Parties currently own and lease real estate to a casino operator (the “Seller Related Party Permits”) and are in material compliance with the terms of the Seller Related Party Permits.

(b)    None of Seller, any Seller Licensed Party or, to Seller’s knowledge, any other Seller Related Party, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or relating to any violation or possible violation of any Gaming Laws that did or would be reasonably likely to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions, except where such negative outcome would not reasonably be expected to prevent or delay the ability of Seller to consummate the Transactions. None of Seller, any Seller Licensed Party or, to Seller’s knowledge, any other Seller Related Party has received notice of any proceeding or review by any Governmental Entity under any Gaming Law with respect to Seller, any Seller Licensed Party or, to Seller’s knowledge, any other Seller Related Party that would reasonably be expected to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions. To Seller’s knowledge, with respect to Seller, Aria PropCo, Vdara PropCo, and the Seller Related Parties only, there are no facts, which if known to the Gaming Authorities, will or would reasonably be expected to (i) result in the denial, revocation, limitation or suspension of any license currently held under the Gaming Laws, or (ii) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions, except, in the case of clauses (i) and (ii), where such denial, revocation, limitation or suspension or negative outcome would not reasonably be expected to prevent or delay beyond the Outside Date the ability of Seller to consummate the Transactions. Neither Seller nor any Seller Related Party has suffered a suspension or revocation of any license held under the Gaming Laws necessary to conduct the business and operations of the Seller Licensed Parties in each of the jurisdictions in which the Seller Licensed Parties own or operate gaming facilities.

Section 4.15    Intentionally Omitted.

Section 4.16    Employees. Each of Aria PropCo and Vdara PropCo (a) has never employed or engaged any individuals at any time, (b) does not sponsor, maintain, contribute to (or have any obligation to contribute to), or have any Liabilities (or, in the case of any Employee Benefit Plan subject to Title IV of ERISA, current liabilities) with respect to, any Employee Benefit Plan, and (c) except as set forth on Schedule 4.17, is not subject to any Liabilities imposed under Title IV of ERISA to which the Buyer may be subject following the Closing.

Section 4.17    Collective Bargaining Agreements. Except as set forth on Schedule 4.17 attached hereto, there are no collective bargaining agreements or other labor union contracts relating to the Real Property that will be binding on either (i) Aria PropCo or Vdara PropCo, or (ii) Buyer following the Closing.

Section 4.18    Taxes. There are no outstanding or pending contests or disputes with respect to the amount or payment of any Taxes with respect to the Real Property, Aria PropCo or Vdara

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PropCo. Except for Permitted Encumbrances, (a) there have been and are no supplemental or special Tax assessments levied, and (b) Seller has not received any written notice of any supplemental or special Tax or Tax assessment to be levied (and Seller does not have any knowledge that a supplemental or special Tax or assessment is contemplated), in each case with respect to the Real Property.

Section 4.19    Intentionally Omitted.

Section 4.20    Water Rights. All water used on the Real Property for domestic, commercial, water feature, or irrigation purposes is supplied by the Las Vegas Valley Water District, and there are no groundwater wells located on the Real Property used for such purposes. To Seller’s knowledge, Seller does not currently have any ownership interest in permitted and certificated water rights issued by the Nevada Division of Water Resources and/or the Nevada State Engineer’s Office permitting the extraction of ground water for use on the Land.

Section 4.21    Leases. There are no leases of space in the Real Property or other agreements to manage all or any portion of the Real Property that will be in force from and after the Closing Date other than the Existing Leases and the Existing Management Agreements, except for (i) any leases or other occupancy agreements with a term of less than one year (including renewal terms) and/or demising less than 1,000 square feet of space at the Real Property and (ii) any agreements set forth on Schedule 4.21 attached hereto. To Seller’s Knowledge, there are no leases of space in the Real Property demising less than 1,000 square feet of space, except as set forth on Schedule 10 to the Lease. To Seller’s knowledge, true, correct and complete (other than in de minimis respects) copies of all Existing Subleases and Existing Management Agreements were provided to Buyer and are listed on Schedule 10 to the Lease and Schedule 11 to the Lease, respectively, except for any leases or other occupancy agreements with a term of less than one year (including renewal terms) and/or demising less than 1,000 square feet of space at the Real Property. Seller has not entered into a non-disturbance agreement with respect to any Existing Sublease or Existing Management Agreement, except as set forth on Schedule 10 to the Lease or Schedule 11 to the Lease.

Section 4.22    Vdara Condo. (i) To Seller’s knowledge, the Vdara Condo Documents are in full force and effect and have not been amended, supplemented or otherwise modified, (ii) neither Seller nor any Affiliate of Seller has sent or received any written notice of default under any of the Vdara Condo Documents other than with respect to (x) any non-material defaults and/or (y) payment defaults of parties other than Seller or any Affiliate of Seller, (iii) all amounts due and payable by Seller and any Affiliate of Seller under the Vdara Condo Documents have been paid in full, and (iv) neither Seller, any Affiliate of Seller, nor any designees of Seller or any Affiliate of Seller on the Vdara Condo Board have consented to, (A) incurring any indebtedness that is required to be repaid by the Vdara Condo Board or Vdara Condo Unit Owners outside of the ordinary course of business or (B) the execution of any contracts or agreements of any kind (including without limitation service contracts, leasing or license agreements, brokerage agreements or property management agreements) outside of the ordinary course of business, in either case, that will be binding upon the Vdara Condo Board or the Vdara Condo Unit Owners after Closing.

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Section 4.23    CityCenter Property Documents. (i) To Seller’s knowledge, the CityCenter Property Documents are in full force and effect and have not been amended, supplemented or otherwise modified, (ii) neither Seller nor any Affiliate of Seller has sent or received any written notice of default under any of the CityCenter Property Documents other than with respect to (x) any non-material defaults and/or (y) payment defaults of parties other than Seller or any Affiliate of Seller and (iii) all amounts due and payable by Seller and any Affiliate of Seller under the CityCenter Property Documents have been paid in full.

Section 4.24    Intentionally Omitted.

Section 4.25    No Other Representations and Warranties. Except for the representations and warranties contained in Article III, this Article IV and in the Ancillary Documents, none of the Seller Parties has made and each Seller Party does not make, and no other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of such Person, including any representation or warranty as to the accuracy or completeness of any information regarding the Real Property furnished or made available to Buyer or as to the future revenue, profitability or success of the Real Property.

ARTICLE V

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the other Parties, as of the date of this Agreement and as of the Closing Date, as follows:

Section 5.1    Sufficiency of Funds. Buyer will have at the Closing all funds necessary to pay the Purchase Price (and any adjustments thereto in accordance with Article II) and all other necessary fees, expenses and other amounts payable by Buyer in connection with the consummation of the Transactions. Buyer acknowledges and agrees that its obligations under this Agreement and any Ancillary Documents, including its obligations to consummate the Closing, are not contingent upon its receipt of any financing of any kind.

Section 5.2    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer.

Section 5.3    Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) of Aria PropCo, Vdara PropCo, the Real Property and the Membership Interests, and Buyer acknowledges that Buyer has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Seller Parties and their relevant Affiliates for such purpose. Buyer acknowledges and agrees, that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties set forth in this Agreement and in the Ancillary Documents; (b) no one has made any representations to Buyer except as specifically set forth in this Agreement and in the Ancillary Documents; and (c) Buyer is not relying upon any advice from the Seller Parties.

Section 5.4    Intentionally Omitted.

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Section 5.5    Gaming.

(a)    Buyer and each Buyer Licensing Affiliate which is licensed or holds any permit or authorization pursuant to applicable Gaming Laws (the “Buyer Licensed Parties”) and each of (i) their respective directors, managers, officers, key employees and Persons performing management functions similar to directors, managers, officers or key employees and (ii) their equity holders who may have been required to be licensed and found suitable under applicable Gaming Laws (collectively, the Persons described in clauses (i) and (ii), the “Buyer Related Parties”), hold all material licenses, permits, findings of suitability and other authorizations necessary to comply with all applicable Gaming Laws in the jurisdictions in which the Buyer Licensed Parties currently own and lease real estate to a casino operator (the “Buyer Related Party Permits”) and are in material compliance with the terms of the Buyer Related Party Permits.

(b)    None of Buyer, any Buyer Licensed Party or, to Buyer’s knowledge, any other Buyer Related Party, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or relating to any violation or possible violation of any Gaming Laws that did or would be reasonably likely to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions, except where such negative outcome would not reasonably be expected to prevent or delay the ability of Buyer to consummate the Transactions. None of Buyer, any Buyer Licensed Party or, to Buyer’s knowledge, any other Buyer Related Party has received notice of any proceeding or review by any Governmental Entity under any Gaming Law with respect to Buyer, any Buyer Licensed Party or, to Buyer’s knowledge, any other Buyer Related Party that would reasonably be expected to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions. To Buyer’s knowledge, with respect to Buyer and the Buyer Related Parties only and not with respect to Aria PropCo, Vdara PropCo, any Aria PropCo Subsidiary, Vdara PropCo Subsidiary, or Seller, there are no facts, which if known to the Gaming Authorities, will or would reasonably be expected to (i) result in the denial, revocation, limitation or suspension of any license currently held under the Gaming Laws, or (ii) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions, except, in the case of clauses (i) and (ii), where such denial, revocation, limitation or suspension or negative outcome would not reasonably be expected to prevent or delay beyond the Outside Date the ability of Buyer to consummate the Transactions. Neither Buyer nor any Buyer Related Party has suffered a suspension or revocation of any license held under the Gaming Laws necessary to conduct the business and operations of the Buyer Licensed Parties in each of the jurisdictions in which the Buyer Licensed Parties own or operate gaming facilities.

Section 5.6    Compliance.

(a)    Neither Buyer, Buyer Guarantor nor any of their respective subsidiaries, nor, to Buyer’s knowledge, any of their respective officers, directors, employees or agents, in their capacity as such, is, or has been, in violation of any applicable Laws relating to anti-corruption, anti-bribery, terrorism, money laundering, the PATRIOT Act or the Executive Order.

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(b)    Neither Buyer, Buyer Guarantor nor any of their respective subsidiaries, nor, to Buyer’s knowledge, any of their respective officers, directors, employees or agents, in their capacity as such is acting, or has acted, directly or, to Buyer’s knowledge, indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or on behalf of any individual or entity included on any list maintained by any agency or department of the United States Government of persons, organizations or entities subject to comprehensive international trade, export, import or transactions restrictions, controls or prohibitions, including, without limitation, the Government Lists.

(c)    Neither Buyer, Buyer Guarantor nor any of Buyer or Buyer Guarantor’s Subsidiaries that owns any direct or indirect interest in Buyer or Buyer Guarantor is, or has been, named on a Government List, or is acting for or on behalf of any country or territory which is the target of comprehensive economic sanctions (as of the date hereof, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

Section 5.7    Buyer Guaranty. Concurrently with the execution of this Agreement, Buyer has delivered to the Seller the Buyer Guaranty, dated as of the date of this Agreement. The Buyer Guaranty is in full force and effect and, subject to the Bankruptcy and Equity Exception, is a valid and binding obligation of Buyer Guarantor and enforceable against Buyer Guarantor in accordance with its terms. No event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of Buyer Guarantor under the Buyer Guaranty.

ARTICLE VI

AS IS, WHERE IS

Section 6.1    Buyer Acknowledgment. BUYER ACKNOWLEDGES AND AGREES, THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES SET FORTH IN ARTICLE III, ARTICLE IV AND IN THE ANCILLARY DOCUMENTS (COLLECTIVELY, THE “EXPRESS REPRESENTATIONS”), THE SELLER PARTIES HAVE NOT MADE, DO NOT MAKE AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS, TO, CONCERNING OR WITH RESPECT TO: (I) ARIA PROPCO, VDARA PROPCO, THE MEMBERSHIP INTERESTS AND/OR THE REAL PROPERTY; (II) THE MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE REAL PROPERTY; (III) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE REAL PROPERTY; (IV) THE NATURE, QUALITY OR CONDITION OF THE REAL PROPERTY; (V) THE COMPLIANCE OF OR BY THE REAL PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDERS, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL ENTITY OR BODY, INCLUDING APPLICABLE ENVIRONMENTAL LAWS; (VI) THE CONTENT, COMPLETENESS OR ACCURACY OF THE INFORMATION PROVIDED IN THE DATA ROOM OR ANY DOCUMENTS CONTAINED THEREIN; (VII) THE CONFORMITY OF THE REAL PROPERTY TO PAST, CURRENT OR FUTURE APPLICABLE ZONING OR BUILDING REQUIREMENTS; (VIII) THE FACT THAT ALL OR A PORTION OF THE REAL

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PROPERTY MAY BE LOCATED ON OR NEAR AN EARTHQUAKE FAULT LINE; (IX) THE EXISTENCE OF VESTED LAND USE, ZONING OR BUILDING ENTITLEMENTS AFFECTING THE REAL PROPERTY; OR (X) ANY OTHER MATTER. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE EXPRESS REPRESENTATIONS, TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE, INDIRECTLY, OF THE REAL PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” CONDITION AND BASIS WITH ALL FAULTS AND DEFECTS.

ARTICLE VII

COVENANTS

Section 7.1    Debt Financing. Buyer covenants that Buyer will pay all fees, costs and expenses incurred by Buyer in connection with Buyer obtaining the Debt Financing. The Seller Parties agree to provide, and shall cause each of Aria PropCo and Vdara PropCo to provide, and shall use their commercially reasonable efforts to cause their respective officers, employees and advisors to provide reasonable cooperation that is customary and proper in connection with the efforts of Buyer or its Affiliates to arrange the Debt Financing for the Transactions, as may be reasonably requested by Buyer upon reasonable advance notice to the Seller Parties (provided that such requested cooperation is consistent with applicable Law and does not substantially and unreasonably interfere with the ongoing operations of the Seller Parties or require any out-of-pocket cost not reimbursable by Buyer under this Agreement), including (a) furnishing Buyer and Buyer’s financing sources with pertinent and customary financial information regarding the Real Property and the operations thereof by Seller as may be reasonably requested by Buyer; provided that, the Seller Parties shall only be obligated to deliver such financial information to the extent (A) it may be reasonably derived or obtained from the books and records of the Seller Parties without undue effort and at no out-of-pocket expense to the Seller Parties and (B) that Buyer has received a request for such financial information from the lender in connection with the Debt Financing; (b) making appropriate officers of Parent available for a reasonable number of due diligence meetings and for participation in a reasonable number of meetings, presentations, road shows and sessions with rating agencies and prospective sources of financing all at times to be mutually agreed by the Parties; (c) reasonably assisting Buyer and its financing sources with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing; provided that, the Seller Parties will have no personal or direct liability with respect to the foregoing; (d) reasonably cooperating with the marketing efforts of Buyer and its financing sources of the Debt Financing; (e) providing timely and reasonable access during normal business hours to diligence materials, appropriate personnel and properties to allow sources of financing and their representatives to complete all customary due diligence; (f) providing reasonable assistance with respect to the review and granting of mortgages and security interests as collateral for the Debt Financing; (g) requesting estoppels or SNDAs with respect to the leases or management agreements, only to the extent required to be requested by the Debt Financing Lenders and (h) requesting the estoppels with respect to the CityCenter Property Documents and Vdara Condo Documents; provided that, notwithstanding the foregoing, none of the Seller Parties shall be required in connection with the Debt Financing or otherwise to: (i) pay or incur any commitment, other fee, obligation or liability prior to, at or after the Closing and Buyer (or its Affiliates) shall be solely responsible and liable for any commitment, other fees, obligations or liabilities required to be incurred in connection with the Debt Financing, including,

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without limitation, the reasonable out-of-pocket legal fees and expenses actually of Seller incurred by Seller with respect to the Debt Financing; (ii) except as otherwise expressly provided in this Agreement, incur any out-of-pocket cost or expense unless such cost or expense is reimbursed by Buyer; (iii) be personally or directly liable for or assume any obligation with respect to the Debt Financing (other than the Closing SNDA); (iv) provide, or cause to be provided, any information or take any action that would result in a violation of applicable Law or loss of any legal privilege or disclose any information that Seller deems to be confidential or privileged; or (v) cause any representation or warranty of the Seller Parties hereunder to be breached or any closing condition to fail to be satisfied, unless irrevocably waived by Buyer. Buyer shall indemnify, defend, and hold harmless the Seller Parties and the Seller Indemnitees from and against any and all Losses suffered or incurred by them in connection with (A) any action taken by them at the request of Buyer in connection with the arrangement of the Debt Financing or (B) any information utilized in connection therewith (other than with respect to material misrepresentations made by Tenant as to any Specified Tenant Securitization Matters (as defined in the Lease)). Nothing contained in this Agreement or otherwise shall require any Seller Party to be an issuer, guarantor or other obligor with respect to the Debt Financing. Buyer acknowledges and agrees that the Closing is not in any way conditioned upon the availability or closing of the Debt Financing (or any alternative financing arrangement). Subject to the terms of the Lease, Seller Parties acknowledge and agree that the cooperation and disclosures required of Seller Parties in connection with the Debt Financing shall be substantially consistent with the cooperation and disclosures of Parent and its Affiliates in connection with the loans and securitizations relating to (i) the Bellagio Hotel & Resort and (ii) MGM Grand and Mandalay Bay; provided that, same is at no out-of-pocket cost, expense or liability to the Seller Parties or their Affiliates. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Seller Parties under this Section 7.1 shall be deemed satisfied unless the Seller Parties have materially breached their collective obligations under this Section 7.1 and such breach is the direct and proximate cause of Buyer’s failure to obtain the Debt Financing in accordance with the terms of this Agreement.

Section 7.2    Conduct Prior to the Closing. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 9.1:

(a)    Except as otherwise expressly provided in this Agreement, required by Law, or as consented to in writing by Buyer, Seller shall, and shall cause each of Aria PropCo and Vdara PropCo to, (i) other than capital improvement and/or capital expenditure projects described on Schedule 7.2(a)(i), not take any action with respect to the Real Property that would require Landlord’s consent under the Lease if the Lease were in effect (including, without limitation, with respect to any leases or management agreements or delivery of any non-disturbance agreements with respect to any leases or management agreements) and (ii) conduct its business in the ordinary course of business. To the extent Landlord under the Lease will be bound to be reasonable in granting any such consent following the Closing to any such action, Buyer shall not unreasonably withhold, condition or delay such consent.

(b)    Parent shall use, and shall cause MGM Purchaser to use, commercially reasonable efforts to (x) timely perform all of their material obligations under the Infinity PSA and (y) timely enforce their material rights (including, without limitation, exercising any extension rights) under the Infinity PSA to the extent necessary to consummate the closing of the Infinity Transaction prior to the Outside Date. Parent shall (x) promptly provide Buyer a copy of any written notice

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given or received by MGM Purchaser or Parent under the Infinity PSA and (y) keep Buyer reasonably apprised of the status of satisfaction or waiver of all conditions precedent under the Infinity PSA and the timing of the closing of the Infinity Transaction. Parent shall not, and shall cause MGM Purchaser to not, without the prior written consent of Buyer, (i) extend the “Outside Date” (as defined in the Infinity PSA) to a date later than November 23, 2021 or otherwise amend or modify the Infinity PSA, to the extent such amendment or modification would reasonably be expected to prevent the Closing of the transactions contemplated by this Agreement prior to the Outside Date or (ii) terminate the Infinity PSA other than pursuant to an express right to terminate set forth in the Infinity PSA (other than Section 9.1(a) of the Infinity PSA) (the covenants set forth in this sentence being referred to herein as the “Infinity PSA Specified Covenants”).

(c)    Except as otherwise expressly provided in this Agreement, required by Law, or as consented to in writing by Buyer, Seller shall continue to pay or cause to be paid all Taxes with respect to the ownership and operation of the Real Property, Aria PropCo, and Vdara PropCo before the same become delinquent (except for tax contests which would be permitted under the Lease if the Lease were in effect). Seller shall not take any action (or fail to take any action) if such action (or failure to take action) could cause either Aria PropCo or Vdara PropCo to not be treated as a disregarded entity for federal income tax purposes.

(d)    Except as otherwise expressly provided in this Agreement, required by Law, or as consented to in writing by Buyer, Seller shall cause each of Aria PropCo and Vdara PropCo to, (i) not conduct any business other than pursuit of the Closing and (iii) not take any action that would cause Seller’s representation in Section 4.4 to not be true and correct in all material respects as of the Closing Date as if made on the Closing Date.

(e)    Except as otherwise expressly provided in this Agreement, required by Law, or as consented to in writing by Buyer, Seller shall not take any action which would be in violation of Tenant’s obligations under the Lease if the Lease were in effect.

(f)    Neither the Seller Parties nor any agent, partner, employee, director or Subsidiary or Affiliate of the Seller Parties shall accept or entertain offers, negotiate, solicit interest or otherwise enter into discussions involving the sale, joint venture, recapitalization, restructuring, disposition or other similar transaction involving all or any material part of the Real Property (whether directly or indirectly).

(g)    Except as otherwise required by Law, the Seller Parties shall cause each of Aria PropCo and Vdara PropCo to (i) not employ or engage any individuals, (ii) not establish, enter into, or otherwise incur any Liabilities with respect to any Employee Benefit Plan, and (iii) except as set forth on Schedule 4.17, not become party to a collective bargaining agreement or similar union contract.

(h)    Notwithstanding anything to the contrary contained in this Agreement, the Seller Parties and their Affiliates will have the right prior to Closing to transfer any assets among Seller’s Affiliates so long as (i) all Tenant’s Property (as defined in the Lease) required to be owned by Tenant under the Lease as of the Closing is owned by Tenant as of the Closing, (ii) the Assigned Aria Developer Rights and Assigned Vdara Developer Rights required to be transferred to Aria PropCo or Vdara PropCo prior to Closing are so transferred, and (iii) title to the Aria Real Property shall be vested in Aria PropCo and title to the Vdara Real Property shall be vested in Vdara PropCo, in each case, subject only to the applicable Permitted Encumbrances.

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(i)    In the event that prior to the Closing Date, (i) either Parent or Buyer reasonably determines that in order to support the Lease being characterized as a “true lease” for U.S. federal income tax purposes or being characterized as an operating lease pursuant to GAAP, or (ii) Buyer determines that in order to obtain requisite legal opinions that the Lease constitutes a “true lease” for purposes of Section 365(d) of the bankruptcy code and not a secured loan or a lease intended as security, in a bankruptcy proceeding, it is appropriate or advisable to modify the Base Rent payable during the first Lease Year of the first Renewal Term (the “First Renewal Lease Year”) such that the Base Rent under the Lease during the First Renewal Lease Year is equal to the greater of Fair Market Rent or Escalated Base Rent, then, in any such event, either Parent or Buyer shall have the right to require that the form of Lease attached hereto as Exhibit B be modified to provide that the Base Rent payable during the First Renewal Lease Year shall be the greater of Fair Market Rent or Escalated Base Rent, and the Base Rent determined in accordance with the foregoing shall be payable throughout the remainder of the first Renewal Term except that the Base Rent shall increase on the first day of each subsequent Lease Year of the first Renewal Term to an amount equal to the sum of (x) the Base Rent for the immediately preceding Lease Year, and (y) the Escalation. Parent and Buyer shall cooperate with each other in retaining appraisers, attorneys and any other professionals to assist in the foregoing determination (collectively, the “True Lease Analysis”). All terms used in this Section 7.2(i) but not otherwise defined in this Agreement shall have the respective meanings ascribed thereto in the form of Lease attached hereto as Exhibit B.

Section 7.3    Efforts to Consummate. Subject to the terms and conditions set forth herein, Seller and Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the Transactions.

Section 7.4    Public Announcements. Seller, on the one hand, and Buyer, on the other hand, shall consult with one another and seek one another’s prior written consent prior to issuing any press release, or otherwise making any public statements, with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation and prior written consent; provided that, each Party may make such announcement which such Party believes in good faith, based on advice of counsel, is necessary in connection with any requirement of law or requirements of the Securities and Exchange Commission or any securities exchange, it being understood and agreed that each Party shall provide the other Parties with copies of any such announcement in advance of such issuance if timing reasonably permits such Party to do so (and, if such announcement is not provided in advance by a Party because the required timing does not permit such Party to do so, then such Party shall provide such announcement promptly thereafter). Notwithstanding the foregoing, nothing herein shall limit the right of Buyer or any Affiliate of Buyer or the Seller Parties or any Affiliate of the Seller Parties to publicly disclose the Transactions or otherwise make public statements regarding the Transactions that are consistent with prior disclosures and/or statements by such Party regarding similar transactions.

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Section 7.5    Governmental and Regulatory Approvals and Other Third Party Consents.

(a)    Each Party shall use its reasonable best efforts to obtain, or cause to be obtained as promptly as reasonably practicable after the date hereof, all consents, authorizations, orders and approvals from all third parties, including Governmental Entities, that are necessary or advisable to be obtained to consummate the Transactions, including with respect to Gaming Laws, including, for the avoidance of doubt, providing information with respect to the execution and filing of any submissions in respect thereof and participating in meetings with the applicable Gaming Authorities or other applicable Governmental Entities. Each Party shall cooperate with each other Party and each other Party’s Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals (including supplying each other Party with any information which may be required in order to obtain such consents, authorizations, orders and approvals, and responding as promptly as practicable and advisable to any inquiry or request received from any Governmental Entity for additional information or documentation) and, once obtained, shall comply with the terms and conditions of such consents, authorizations, orders and approvals.

(b)    Each Party agrees (i) to make (or cause its ultimate parent entities to make), to the extent applicable, an appropriate filing pursuant to each applicable Gaming Law within two (2) Business Days following the date of this Agreement and (ii) to respond as promptly as possible to any request for information from any Gaming Authority or other applicable Governmental Entities. Buyer agrees that it will provide Seller within two (2) Business Days following the date of this Agreement, a structure chart indicating the pro forma ownership structure in reasonable detail of Buyer, Aria PropCo and Vdara PropCo upon the Closing as well as the officers and directors of Buyer, Aria PropCo and Vdara PropCo as of the Closing and such information may be included in a filing made by Seller to any Gaming Authority or other applicable Governmental Entities.

(c)    Subject to applicable Laws relating to the exchange of information, prior to making any application or material written communication to, or filing with, any Governmental Entity with respect to the Transactions, each Party shall provide each other Party with drafts thereof, afford each other Party a reasonable opportunity to comment on such drafts and incorporate each other Party’s reasonable comments. To the extent relating to the Transactions, Buyer and Seller shall, and shall cause their respective Affiliates to, (i) each use its respective reasonable best efforts to schedule and attend any hearings or meetings with Governmental Entities, including Gaming Authorities, (ii) permit, to the extent permitted, each other Party to participate in any meetings or conference calls with any Governmental Entity and (iii) promptly notify each other Party following (x) receipt of any comments, requests or other material communications (whether written or oral) from any Governmental Entity (and provide to each other Party copies of any written communications so received) and (y) receipt of any threatened action, suit, arbitration, investigation or other proceeding. Notwithstanding anything in this Agreement to the contrary, the Seller Parties shall determine the strategy to be pursued for obtaining and lead the effort to obtain all necessary actions or nonactions from Governmental Entities in connection with the Transactions, including all matters related to timing, and Buyer shall take all reasonable actions to support the Seller Parties in connection therewith; provided that, the Seller Parties shall take no action in pursuit of the foregoing with respect to any Buyer Licensed Party which will be binding upon such Buyer Licensed Party or an Affiliate of Buyer.

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Section 7.6    Casualty Event and Condemnation. If at any time prior to the Closing, (i) the Real Property or any portion thereof is damaged or destroyed as a result of any Casualty Event or (ii) any Condemnation occurs, in each case, Seller shall promptly give Buyer written notice thereof (which notice shall describe the Casualty Event or Condemnation, as applicable, and which portions of the Real Property will be affected thereby) if such Casualty Event or Condemnation is reasonably expected to require an expenditure of greater than $5,000,000.00 to repair or replace the applicable portion of the Real Property. To the extent that the Seller Parties or their Subsidiaries receive insurance proceeds from Seller’s insurance policies and/or condemnation proceeds in respect of the Casualty Event or Condemnation, Seller shall use such proceeds to repair such damage or destruction, or replace such taken property, as applicable, to the extent practicable prior to Closing. If as of the Closing, Seller has not used all of such proceeds to repair such damage or destruction, or replace such taken property, as applicable, the Parties shall nevertheless be required to close the Transactions in accordance with this Agreement and the provisions of the Lease will apply with respect to the use and continued custody of such proceeds as if the Lease had been in effect as of the date of the Casualty Event or Condemnation. If as of the Closing, Seller has not received all or any portion of such insurance or condemnation proceeds, the Parties shall nevertheless be required to close the Transactions in accordance with this Agreement without any credit for such insurance or condemnation proceeds and the provisions of the Lease shall apply to such proceeds when received as if the Lease had been in effect as of the date of the Casualty Event or Condemnation. If, on or before the Closing Date, the Real Property or any portion thereof shall be (i) damaged or destroyed by a Material Casualty Event or (ii) taken as a result of a Material Condemnation, Buyer shall have the right, exercised by notice to Seller no more than ten (10) Business Days after Buyer has received written notice from Seller of such Material Casualty Event or Material Condemnation, to terminate this Agreement. For the avoidance of doubt, in the event that a Casualty Event or Condemnation shall have occurred after the date hereof and prior to Closing and the Closing nevertheless occurs in accordance with this Agreement, the terms of the Lease shall remain unmodified and neither Landlord nor Tenant will be entitled to any offset or credit under the Lease.

Section 7.7    Costs.

(a)    Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred, including the costs and expenses of the Parties’ respective retained consultants, attorneys, lenders, potential financing sources, investors, representatives, employees, partners, agents and advisors.

(b)    Buyer shall pay (i) all third-party out-of-pocket costs associated with the Buyer’s due diligence, including the cost of appraisals, architectural, engineering, credit and environmental reports, (ii) the cost of any premiums for endorsements and extended coverage under the Title Policy, together with the cost of any premiums for any lender’s title insurance policy, endorsements and extended coverage, with the benefit of any “simultaneous issuance” being applied to the lender title insurance policy, (iii) all third-party out-of-pocket costs in updating any survey of the Real Property, (iv) all Debt Financing costs and (v) all taxes and fees incurred in connection with the recordation of the deed of trust and other security instruments given or made in connection with the Debt Financing.

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(c)    At Closing, Buyer shall reimburse the Seller Parties for all reasonable third-party out-of-pocket costs and expenses incurred by the Seller Parties in their cooperation with respect to the arrangement of the Debt Financing as provided in Section 7.1.

(d)    Seller shall pay (i) all fees, costs and expenses payable to third parties in connection with completing the PropCo Contributions, the closing of the Infinity Transaction and the Tenant Lease Closing (which, for the avoidance of doubt, shall exclude Buyer and its Affiliates), (ii) the fees, commissions and expenses of any broker, investment banker, financial advisor or other Person retained by any Seller Party or any Affiliate thereof, including PJT Partners, (iii) the premium for the Title Policy (excluding the cost of any premiums for endorsements or any extended coverage) in a maximum amount not to exceed the amount set forth on Schedule 7.7(d), (iv) the cost of any owner’s title insurance policy insuring Tenant which Tenant elects to purchase and (v) any Transfer Taxes payable in connection with the Interests Acquisition or PropCo Contribution.

(e)    All costs and expenses reasonably incurred by Parent and Buyer in connection with the True Lease Analysis shall be shared 50/50 by Parent and Buyer and any opinions, appraisals or other work product shall be issued jointly to Parent and Buyer.

(f)    The provisions of this Section 7.7 shall survive the Closing indefinitely.

Section 7.8    Prorations. As the Tenant under the Lease will be responsible for all Vdara Condo Charges payable by Seller or any Affiliate of Seller, real property taxes, insurance premiums and operating expenses with respect to the Real Property after the Closing, there will be no prorations of such costs or expenses at Closing. For the avoidance of doubt, the Seller Parties shall be responsible for all Vdara Condo Charges payable by Seller or any Affiliate of Seller, real property taxes, insurance premiums and operating expenses with respect to the Real Property prior to the Closing. The provisions of this Section 7.8 shall survive the Closing indefinitely.

Section 7.9    Books and Records. Buyer has advised the Seller Parties that, following the Closing, Buyer (or a direct or indirect owner of Buyer or Affiliate thereof) may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the Securities and Exchange Commission), pro forma financial statements and other financial information related to the Seller Parties, Aria PropCo, Vdara PropCo, or the Real Property for one (1) fiscal year prior to the Closing and any interim period during the fiscal year in which the Closing occurs (the “Financial Information”). Following the Closing, if Buyer (or a direct or indirect owner of Buyer or Affiliate thereof) is required to file, in compliance with such laws and regulations, the Financial Information, then Seller agrees to, at no cost to Seller Parties, use commercially reasonable efforts to cooperate with Buyer (and/or its Affiliates) and its representatives and agents in preparing the Financial Information, including, if requested by Buyer, using commercially reasonable efforts to (i) maintain and allow Buyer (and/or its Affiliates) (upon not less than five (5) Business Days’ prior written notice), reasonable access to, during normal business hours, such books and records of the Seller Parties reasonably related to the Real Property) until (but not after) December 31, 2021 and (ii) make employees with knowledge of the Real Property available for interview by Buyer (and/or its Affiliates) (it being understood that the Seller Parties shall not be required to deliver pro forma financial statements or provide pro forma adjustments to the Financial Information to reflect the transactions contemplated herein including any financing related thereto).

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Section 7.10    Intentionally Omitted.

Section 7.11    Transition Services Agreement. On or before the Closing Date, each of Seller and Buyer agrees to enter into a Transition Services Agreement in the form attached hereto as Exhibit K hereto (the “Transition Services Agreement”).

Section 7.12    Vdara Condo. Neither Seller nor any Affiliate of Seller shall amend or exercise any of their rights under the Vdara Condo Documents, either as the Vdara Condo Declarant or as a Vdara Condo Unit Owner thereunder except to the extent that Tenant would have the right to enter into any such amendment or exercise such rights pursuant to the terms of the Lease without Landlord’s prior written consent; provided, however, that if Landlord’s approval or consent thereto under the Lease cannot be unreasonably withheld, then Buyer’s approval hereunder shall not be unreasonably withheld.

Section 7.13    CityCenter Property Documents. Neither Seller nor any Affiliate of Seller shall amend or exercise any of their rights under the CityCenter Property Documents, except to the extent that Tenant would have the right to enter into any such amendment or exercise such rights pursuant to the terms of the Lease without Landlord’s prior written consent; provided, however, that if Landlord’s approval or consent thereto under the Lease cannot be unreasonably withheld, then Buyer’s approval hereunder shall not be unreasonably withheld.

Section 7.14    Nevada Revised Statutes. The Parties hereto acknowledge and agree that a public offering statement is not required with respect to any of the transactions contemplated under this Agreement because it is not required pursuant to Nevada Revised Statutes 116B.725 and/or because this transaction does not involve offering any interest in a unit to the public under Nevada Revised Statutes 116B.730.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE CLOSING

Section 8.1    Conditions to the Buyer’s Obligations to Effect the Closing. The obligations of Buyer to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable law, waiver by Buyer) of the following conditions:

(a)    The Seller Fundamental Representations (without giving effect to any limitation as to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation or warranty shall be true and correct as of such other date);

(b)    All representations and warranties of the Seller Parties set forth in Article III and Article IV other than the Seller Fundamental Representations (without giving effect to any limitation as to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation

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or warranty shall be true and correct as of such other date), except where the failure of such representations and warranties described in this Section 8.1(a) to be true and correct would not have a material adverse effect on the Real Property , Aria PropCo or Vdara PropCo;

(c)    The Seller Parties shall have performed and complied with their covenants and agreements hereunder in all material respects;

(d)    Each delivery contemplated by Section 2.6(a) and Section 2.6(b) to be delivered to Buyer shall have been delivered;

(e)    The applicable Gaming Authorities shall have approved the Transactions to the extent any such approvals are required to close the Transactions;

(f)    No Governmental Entity having jurisdiction over Buyer shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether preliminary, temporary or permanent) which has the effect of making illegal, materially restricting or preventing or prohibiting the consummation of the Transactions;

(g)    Title to the Aria Real Property shall be vested in Aria PropCo and title to the Vdara Real Property shall be vested in Vdara PropCo, subject only to the applicable Permitted Encumbrances, Seller shall have released (or caused to be released) all mortgages encumbering the Real Property arising by, through or under Seller or its Affiliates (excluding, for the avoidance of doubt, any mortgage made in connection with the Debt Financing); and

(h)    Tenant shall have obtained the insurance coverage required by Article XIII of the Lease and provide reasonable evidence thereof to Landlord.

Section 8.2    Conditions to the Seller Parties’ Obligations to Effect the Closing. The obligations of the Seller Parties to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable law, waiver by the Seller Parties) of the following conditions:

(a)    The Buyer Fundamental Representations (without giving effect to any limitation as to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation or warranty shall be true and correct as of such other date);

(b)    All representations and warranties of Buyer set forth in Article III and Article V other than the Buyer Fundamental Representations (without giving effect to any limitation as to “materiality” set forth therein) shall be true and correct in all respects as of the date hereof and the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of another date, in which case such representation or warranty shall be true and correct as of such other date), except where the failure of such representations and warranties described in this Section 8.2(a) to be true and correct would not materially impair or materially delay the ability of Buyer to consummate the Transactions;

(c)    Buyer shall have paid the Purchase Price in accordance with Article II;

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(d)    The Buyer shall have performed and complied with its covenants and agreements hereunder in all material respects;

(e)    Each delivery contemplated by Section 2.6(c) to be delivered to the Seller Parties shall have been delivered;

(f)    The applicable Gaming Authorities shall have approved the Transactions to the extent any such approvals are required to close the Transactions; and

(g)    No Governmental Entity having jurisdiction over any Seller Party shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether preliminary, temporary or permanent) which has the effect of making illegal, materially restricting or preventing or prohibiting the consummation of the Transactions.

ARTICLE IX

TERMINATION RIGHTS

Section 9.1    Termination of Agreement. This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Closing as follows:

(a)    by mutual written consent of Seller and Buyer;

(b)    by either Seller, on the one hand, or Buyer, on the other hand, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order or other action shall have become final and non-appealable; provided that, the Party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have complied with all of, and shall not have breached any of, its obligations set forth in Section 7.5;

(c)    by Buyer by written notice to Seller if a Seller Party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 8.1 to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the date that is three (3) Business Days prior to the Outside Date and (y) thirty (30) days following receipt by Seller of written notice of such breach or failure from Buyer; provided that, the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if Buyer is itself in breach of or has failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 8.2 to be satisfied;

(d)    by Seller by written notice to Buyer if Buyer has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 8.2 to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the date that is three (3) Business Days prior to the Outside Date and (y) thirty (30) days following receipt by Buyer of written notice of such breach or failure from Seller; provided that, the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available if a Seller Party is in breach of or has failed to perform any of its

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representations, warranties, covenants or agreements set forth in this Agreement, as applicable, which breach or failure to perform would result in the failure of the conditions set forth in Section 8.1 to be satisfied;

(e)    by Seller, if the Closing of the Infinity Transaction is not consummated prior to the date that is one (1) Business Day prior to the Outside Date;

(f)    by either Buyer, on the one hand, or Seller, on the other hand, by written notice to the other Party if the Closing does not occur by the Outside Date; provided that, the right to terminate this Agreement under this Section 9.1(f) shall not be available to Seller if such failure of the Closing to occur is primarily due to the failure of a Seller Party to perform any of its obligations under this Agreement, and the right to terminate this Agreement under this Section 9.1(f) shall not be available to Buyer if such failure of the Closing to occur is primarily due to the failure of Buyer to perform any of its obligations under this Agreement; or

(g)    by either Buyer or Seller by written notice to the other if all approvals required from applicable Gaming Authorities have not been obtained by the Outside Date.

The Seller Parties and Buyer acknowledge and agree that a condition precedent to the ability of the Seller Parties to consummate the Interests Acquisition pursuant to the terms of this Agreement and the Ancillary Documents is the closing of the Infinity Transaction.

Any termination of this Agreement pursuant to this Section 9.1 shall not, in and of itself, be considered a breach or violation of the obligations of the terminating Party under this Agreement.

Section 9.2    Effect of Termination. In the event that this Agreement is validly terminated by either Seller, on the one hand, or Buyer, on the other hand, as provided in Section 9.1, each Party will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without Liability to Buyer or the Seller Parties; provided that, the agreements and obligations of the Parties set forth in this Agreement which are expressly provided to survive termination of this Agreement shall survive such termination and remain in full force and effect.

Section 9.3    Remedies Upon Termination.

(a)    Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is validly terminated by Seller pursuant to Section 9.1(d), Buyer shall pay, or cause to be paid, to Seller or to an Affiliate of Seller, as directed by Parent in writing to Buyer, a termination fee in cash equal to $250,000,000.00 (the “Termination Fee”), it being understood that in no event shall Buyer be required to pay the Termination Fee on more than one occasion. The payment of the Termination Fee shall be made by wire transfer of immediately available funds to an account designated by Seller. In the event Buyer fails to pay the Termination Fee when due in accordance with this Section 9.3(a), and Seller commences an action to enforce its rights under this Section 9.3(a), and Seller prevails in such action, Buyer shall also pay on demand all reasonable and documented third party and out-of-pocket costs and expenses (including reasonable fees of counsel) actually incurred by Seller in respect of such action (collectively, “Enforcement Costs”). The maximum aggregate liability of Buyer for money damages in respect of any losses, damages, costs or expenses of the Seller Parties relating to the failure of the transactions contemplated hereby

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to be consummated or a breach of this Agreement by Buyer in the absence of a Closing shall be limited to an amount equal to (i) the amount of the Termination Fee, plus (ii) Enforcement Costs (collectively, the “Liability Limitation”), and, under such circumstances, in no event shall Seller or any of its Affiliates seek any amount in excess of the Liability Limitation in connection with Buyer’s failure to close this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise. Each of the Seller Parties agrees that it has no right of recovery against, and no personal or direct liability shall attach to, Buyer or any Buyer Nonrecourse Parties, whether by or through attempting piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Buyer against any of the Buyer Nonrecourse Parties, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable laws, whether in contract, tort or otherwise, except for its rights against Buyer under this Agreement and Buyer Guarantor under and to the extent provided in the Buyer Guaranty and subject to the Liability Limitation. Recourse against Buyer under this Agreement and Buyer Guarantor under the Buyer Guaranty shall be the sole and exclusive remedy of the Seller Parties and their Affiliates against Buyer, any of the other Buyer Nonrecourse Parties and Buyer Guarantor in connection with a termination of this Agreement or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise.

(b)    If any Seller Party has (i) breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement such that Buyer is entitled to terminate this Agreement pursuant to Section 9.1(c) or (ii) failed to satisfy the condition precedent to Buyer’s obligation to effect the Closing set forth in Section 8.1(g), then Buyer, as its sole and exclusive remedy, may elect one of the following remedies: (i) terminate this Agreement by notifying the Seller Parties thereof, in which event no Party shall have any rights or obligations hereunder other than the obligations and rights set forth herein that are expressly provided to survive termination of this Agreement and Seller shall pay to Buyer within five (5) Business Days following the date of such termination an amount equal to all out-of-pocket costs and expenses incurred by Buyer and its Affiliates in connection with the transactions contemplated hereunder; (ii) sue for specific performance of the obligations of the Seller Parties hereunder; provided, however, if Buyer fails to file suit for specific performance within sixty (60) days after the Outside Closing Date and to diligently pursue such suit, this Agreement shall terminate, in which event no Party shall have any rights or obligations hereunder other than the obligations and rights set forth herein that are expressly provided to survive termination of this Agreement; or (iii) waive the alleged default and proceed to Closing under this Agreement without adjustment of the Purchase Price.

(c)    The Parties hereto acknowledge and agree that the agreements contained in this Section 9.3 are an integral part of this Agreement and the Transactions and that, without these agreements, neither the Seller Parties nor Buyer would enter into this Agreement, and that the Termination Fee is not a penalty but rather is liquidated damages in a reasonable amount that will compensate the Seller Parties in circumstances in which the Termination Fee is paid for the efforts and resources expended and opportunities foregone while negotiating and seeking to consummate the Transactions, and which amount would otherwise be impossible to calculate with precision.

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(d)    Notwithstanding anything to the contrary contained in this Agreement (including Section 9.3(b) above), if this Agreement terminates as a result of any intentional breach by Parent or MGM Purchaser of the Infinity PSA Specified Covenants (it being understood that Parent or MGM Purchaser taking an action under the Infinity PSA that Parent or MGM Purchaser believes in good faith that it has the right to take shall be deemed not to be an intentional breach), Buyer shall be entitled to exercise any remedies available at law or equity as a result of such breach by Parent or MGM Purchaser (provided, however, that in no event shall Buyer be entitled to recover damages as a result of such intentional breach in excess of $250,000,000); provided that if this Agreement terminates as a result of any breach by Parent or MGM Purchaser of the obligations under Section 7.2(b) of this Agreement other than the Infinity PSA Specified Covenants (subject to Parent’s right to cure such breach as provided in Section 9.1(d) of this Agreement), Buyer shall not be entitled to any out-of-pocket costs and expenses incurred by Buyer and its Affiliates in connection with the transactions contemplated hereunder or to any other damages whatsoever.

(e)    The provisions of this Section 9.3 shall survive the termination of this Agreement.

ARTICLE X

INDEMNIFICATION

Section 10.1    Survival. The representations and warranties made in this Agreement shall survive the Closing Date for a period of six (6) months after the Closing Date; provided that, the Seller Fundamental Representations and Buyer Fundamental Representations shall survive the Closing indefinitely. All covenants and agreements of the Seller Parties, Aria PropCo, Vdara PropCo, and Buyer contained in this Agreement shall survive in accordance with their respective terms, but not to exceed the applicable statute of limitations plus three (3) months in the event of a breach of such covenant. Notwithstanding the foregoing, no representation, warranty, covenant or agreement made in this Agreement shall survive any termination of this Agreement except as otherwise specifically set forth in the Agreement.

Section 10.2    Indemnification by the Seller Parties. From and after the Closing (but subject to the limitations and other provisions of this Article X), the Seller Parties shall, jointly and severally, defend, indemnify and hold harmless Buyer, its Affiliates, and their officers, directors, employees, agents, successors and assigns (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for any and all Losses suffered or incurred by any of the Buyer Indemnitees resulting from:

(a)    any breach of any representation or warranty made by Seller, Parent, Aria PropCo, or Vdara PropCo in this Agreement; and/or

(b)    any breach by Seller, Parent, Aria PropCo, or Vdara PropCo of any of its covenants or agreements contained in this Agreement; and/or

(c)    any Liabilities of each of Aria PropCo and Vdara PropCo (i) arising prior to Closing, (ii) relating to any act, occurrence or omission of Aria PropCo or Vdara PropCo, as applicable, or any Seller Party prior to Closing, or (iii) arising at or prior to Closing under Title IV of ERISA, in each case, other than any Liabilities disclosed in Section 4.4.

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(d)    No claims by Buyer Indemnitees shall be asserted under this Section 10.2 unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to $5,000,000.00 (the “Indemnification Deductible”), and then only to the extent such Losses exceed the Indemnification Deductible. The cumulative indemnification obligation of Seller under this Section 10.2 shall in no event exceed an amount equal to one percent (1.0%) of the Purchase Price (the “Maximum Amount”), provided that any Losses or indemnification obligations arising out of (i) the breach of any Seller Fundamental Representations, (ii) Section 7.7, (iii) Section 7.8 and (iv) Section 10.2(c) shall not be subject to the Indemnification Deductible and Maximum Amount.

Section 10.3    Indemnification by Buyer. From and after the Closing (but subject to the limitations and other provisions of this Article X), Buyer shall defend, indemnify and hold harmless the Seller Parties and their Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for any and all Losses suffered or incurred by any of the Seller Indemnitees resulting from:

(a)    any breach of any representation or warranty made by Buyer in this Agreement; and/or

(b)    any breach by Buyer of any of its covenants or agreements contained in this Agreement.

No claims by Seller Indemnitees shall be asserted under this Section 10.3 unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to the Indemnification Deductible, and then the Indemnifying Party will be obligated to indemnify the Seller Indemnitees for the Seller Indemnitees’ Losses only to the extent such Losses exceed the Indemnification Deductible. The cumulative indemnification obligation of Buyer under this Section 10.3 shall in no event exceed the Maximum Amount, provided that any Losses or indemnification obligations arising out of the breach of any Buyer Fundamental Representations shall not be subject to the Indemnification Deductible and Maximum Amount.

Section 10.4    Limitations on Indemnity. Buyer and the Seller Parties agree, for themselves and on behalf of Buyer Indemnitees and Seller Indemnitees:

(a)    The amount of any and all Losses indemnifiable pursuant to Section 10.2 or Section 10.3 shall be determined net of any amounts actually recovered by an Indemnified Party under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses. In any case where an Indemnified Party actually recovers under insurance policies or from other collateral sources any amount in respect of a matter for which such Indemnified Party was previously indemnified pursuant to Section 10.2 or Section 10.3, in each case to the extent not already taken into account pursuant to this Section 10.4(a), such Indemnified Party shall promptly pay over to the Indemnifying Party, as applicable, the amount so recovered (after deducting therefrom the amount of the reasonable out-of-pocket and documented expenses incurred by such Indemnified Party in procuring such recovery), but not in excess of the sum of (x) any amount previously so paid to or on behalf of such Indemnified Party by the Indemnifying Party in respect of such matter and (y) any reasonable out-of-pocket and documented expenses expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

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(b)    If an Indemnifying Party makes an indemnification payment to an Indemnified Party with respect to any Loss, then such Indemnifying Party will be subrogated, to the extent of such payment, to all related rights and remedies of such Indemnified Party under any insurance policy or otherwise against or with respect to such Loss, except with respect to amounts relating to such Loss that have not yet been recovered by such Indemnified Party (or any other such Person entitled to indemnification hereunder). If any portion of any Loss to be reimbursed by an Indemnifying Party may be covered, in whole or in part, by third party insurance coverage, then the Indemnified Party shall promptly give notice thereof to such Indemnifying Party. Promptly following such Indemnifying Party’s request, such Indemnified Party will take all commercially reasonable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto.

Section 10.5    Notification of Claims; Third Party Claims.

(a)    A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (each, an “Indemnifying Party”) in writing (an “Indemnification Notice”) of any claim in respect of which indemnity may be sought under this Article X, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim; provided that the failure to provide such Indemnification Notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is actually and materially prejudiced by such failure. The Parties agree that (i) in this Article X they intend to shorten (in the case of the limited survival periods specified in Section 10.1) the applicable statute of limitations period with respect to certain claims, (ii) Indemnification Notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 10.1 for such representation, warranty, covenant or agreement, and (iii) any claims for indemnification for which an Indemnification Notice is not timely delivered in accordance with this Section 10.5(a) shall be expressly barred and are hereby waived.

(b)    Upon receipt of an Indemnification Notice of a claim for indemnity from an Indemnified Party pursuant to this Section 10.5 in respect of a pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (such claim or demand being a “Third Party Claim” and including without limitation a pending or threatened claim or demand asserted by a third party against the Indemnified Party), the Indemnifying Party may, by notice (the “Defense Notice”) to the Indemnified Party delivered within twenty (20) Business Days of the receipt of an Indemnification Notice of such Third Party Claim, assume the defense and control of such Third Party Claim, with its own counsel and at its own expense; provided further, that such Defense Notice to the Indemnified Party includes an acknowledgment that the Indemnifying Party is obligated to indemnify, defend and hold harmless the Indemnified Party under the terms of its indemnification obligations hereunder in connection with such Third Party

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Claim, and the Indemnified Party shall, at its sole cost and expense, cooperate with the Indemnifying Party in connection therewith; provided further that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. Each Indemnified Party is hereby authorized, prior to the Indemnifying Party’s delivery of a written Defense Notice, to file any motion, answer or other pleading that it shall reasonably deem necessary or advisable to protect its interests or those of the Indemnifying Party. Notwithstanding anything to the contrary herein, the Indemnifying Party shall not be permitted to assume the defense of a Third Party Claim (and shall lose any right to continue to control or assume any such defense if it has previously assumed such defense) if (i) the Indemnifying Party is also a party to such proceeding or matter and the legal counsel of Indemnified Party reasonably determines in good faith that joint representation would result in a conflict of interest or potential conflict of interest between the Indemnified Party and the Indemnifying Party, (ii) the claim is in respect of any matter involving criminal Liability or (iii) the claim (A) seeks injunctive or other equitable relief against the Indemnified Party or (B) is otherwise beyond the scope of the indemnification obligations of the Indemnifying Party. An Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim (collectively, as “Settlement”) without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed); provided that the Indemnifying Party may effect a Settlement without such consent if, with respect to such Settlement (1) the claimant and such Indemnifying Party provide to such Indemnified Party an unqualified release from all Liability in respect of the Third Party Claim and (2) such Settlement does not impose any Liabilities or restrictions on the Indemnified Party. So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not effect a Settlement of any such Third Party Claim. If the Indemnifying Party elects to conduct the defense and settlement of a Third Party Claim, then the Indemnified Party shall have the right to effect a Settlement of such Third Party Claim; provided that in such event it shall waive any right to indemnity by the Indemnifying Party for all Losses related to such Third Party Claim unless the Indemnifying Party shall have consented to such Settlement (such consent not to be unreasonably withheld or delayed). If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days after the receipt of the Indemnified Party’s Indemnification Notice that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), enter into any Settlement that does not include as a term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of a release from all Liability with respect to such claim.

(c)    Buyer and Seller shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Buyer and Seller (or a duly authorized representative of such party) shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided that, the Indemnifying Party shall pay for the reasonable attorneys’ fees and costs of the Indemnified Party associated with such cooperation.

Section 10.6    Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, the Seller Parties and Buyer hereby agree that following the Closing, the sole and

43

exclusive remedy of a Party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement (which for purposes of this Section 10.6 shall exclude the Lease and the Parent Lease Guaranty from and after the Closing) shall be the applicable rights set forth in this Article X, to the extent applicable.

Section 10.7    Manner of Payment; Tax Treatment of Indemnity Payments.

(a)    Any indemnification payments required to be made pursuant to this Article X shall be paid within five (5) Business Days of the final determination of the amount of an indemnification claim in accordance with this Section 10.7(a) as follows: (i) if such payment is due from Seller to Buyer, by wire transfer of immediately available funds from Seller to Buyer; and (ii) if such payment is due from Buyer to Seller, by wire transfer of immediately available funds from Buyer to Seller.

(b)    To the extent permitted under applicable Tax Law, the Parties agree to treat any payment made under this Article X as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes, and the Parties agree to, and shall cause their respective Affiliates to, file their tax returns accordingly.

Section 10.8    Additional Matters.

(a)    Any claim for indemnification under this Agreement which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party.

(b)    If payment is made by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)    Neither Buyer or its Affiliates, on the one hand, nor any Seller Party or its Affiliates, on the other hand, shall be liable to the other for any special, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the Transactions (provided, that any such Liability with respect to a Third Party Claim shall be considered direct damages).

ARTICLE XI

MISCELLANEOUS

Section 11.1    Entire Agreement. This Agreement, together with that certain Non-Disclosure Agreement dated June 2, 2021 by and between Blackstone Real Estate Services L.L.C. and Seller (the “NDA”), that certain Access Agreement made effective as of June 9, 2021 by and between Blackstone Real Estate Services L.L.C. and Parent, and the Side Letter, constitutes the entire agreement of the Parties in respect of the subject matter hereof, and supersedes all prior

44

agreements or understandings between the Parties in respect of the subject matter hereof, other than Section 1 and Section 3 of that certain Exclusivity Agreement made effective as of June 8, 2021 by and between Blackstone Real Estate Services L.L.C. and Parent.

Section 11.2    Amendment. Any modification, waiver, amendment or termination of this Agreement or any provision hereof, shall be effective only if in writing and signed by the Parties.

Section 11.3    Assignment. This Agreement and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred by any Party (whether by operation of law, by contract, or otherwise) without the prior written consent of the other Parties.

Section 11.4    Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 11.6    Governing Law. Except to the extent that the laws of the State of Nevada must apply, this Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware.

Section 11.7    Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or the Transactions, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 11.8    Jurisdiction and Venue. Each Party (a) submits to the exclusive general jurisdiction of the Court of Chancery for the State of Delaware (the “Chancery Court”) and any state appellate court therefrom located within the State of Delaware (or, only if the Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such proceeding may be heard and determined in any such court and (c) agrees not to bring any proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect

45

thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 11.10. Nothing in this Section 11.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 11.9    Construction; Interpretation. The term “this Agreement” means this Master Transaction Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “but not limited to”; and (e) except as otherwise set forth in this Agreement, any accounting terms shall be given the definition thereof under the United States generally accepted accounting principles.

Section 11.10    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) (a) by delivery in person, (b) by e-mail (followed by overnight courier), (c) by delivery by a nationally recognized overnight courier or (d) by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

If to Buyer, to:

c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attention: Head, U.S. Asset Management

Email: realestatenotices@blackstone.com

and

c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attention: General Counsel

Email: realestatenotices@blackstone.com

46

With a copy (which shall not constitute notice to Buyer) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gregory Ressa and Erik Quarfordt

Email: gressa@stblaw.com and equarfordt@stblaw.com

If to a Seller Party, to:

c/o MGM Resorts International

6385 South Rainbow Boulevard, Suite 500

Las Vegas, NV 89118

Attention: Corporate Legal

With a copy (which shall not constitute notice to the Seller Parties) to:

Email: legalnotices@mgmresorts.com

With copies (which shall not constitute notice to the Seller Parties) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael J. Aiello, W. Michael Bond and Sachin Kohli

E-mail: michael.aiello@weil.com, michael.bond@weil.com and sachin.kohli@weil.com

Section 11.11    Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held (by a court of jurisdiction) to be invalid, illegal, or unenforceable under the applicable law of any jurisdiction, (a) the remainder of this Agreement or the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby, and (b) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

Section 11.12    Third Party Beneficiaries. Except as expressly provided in this Agreement (including, without limitation, with respect to the indemnification obligations set forth in Article X and Section 7.1), nothing in this Agreement is intended or shall be construed to confer upon or give any Person other than the Parties and their respective permitted assigns, any rights or remedies under this Agreement.

Section 11.13    Extension; Waiver. At any time prior to the Closing Date, each Party may (a) extend the time for the performance of any of the obligations or other acts by any other Party, or (b) waive compliance by any other Party with any of the agreements or conditions contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by any Party.

47

Section 11.14    Remedies; Specific Performance. Except as otherwise expressly provided herein or in any Ancillary Document, any and all remedies provided herein or therein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by any Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree and acknowledge that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement or any Ancillary Document (including failing to take such actions as are required of them hereunder or thereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 9.1, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement or any Ancillary Document and to enforce specifically the terms and provisions herein and therein, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Notwithstanding anything to the contrary set forth herein, the Parties acknowledge and agree that in no event shall Seller be entitled to specific performance to cause Buyer to consummate the transactions contemplated hereby and effect the Closing and that the sole and exclusive remedy of Seller in respect of a breach by Buyer of its obligations to consummate the Closing shall be as set forth in Section 9.3(a).

Section 11.15    Further Assurances. Each Party agrees (a) to furnish, upon request of any other Party, such further information, (b) to execute and deliver to such other Party additional documents, and (c) to do such other acts and things, all as such other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions; provided that, the provisions of this Section 11.15 shall not increase the obligations or decrease the rights of any Party as otherwise set forth in this Agreement or in any Ancillary Document, except to a de minimis extent.

Section 11.16    Confidentiality. Subject to Section 7.4, the Parties acknowledge and agree that they are bound by the NDA and that the Parties will continue to be bound by the NDA until the Closing occurs, or, if the Closing fails to occur, in accordance with the terms of the NDA.

Section 11.17    Non-Recourse.

(a)    Notwithstanding anything to the contrary contained herein, Seller’s direct and indirect shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Seller and the direct and indirect partners or members of Seller (other than Parent to the extent provided herein and in the Ancillary Documents and subject to the limitations contained herein and therein) assume no personal or direct liability for any obligations entered into on behalf of Seller and its individual assets and shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Seller under this Agreement. The provisions of this Section 11.17(a) shall survive the Closing or any termination of this Agreement.

48

(b)    Notwithstanding anything to the contrary contained herein, Buyer’s direct and indirect shareholders, partners, members, the partners or members of such partners or members, the shareholders of such partners or members, and the trustees, officers, directors, employees, agents and security holders of Buyer and the direct and indirect partners or members of Buyer (other than Buyer Guarantor to the extent provided in the Buyer Guaranty and subject to the limitations contained herein, including the Liability Limitation, and therein) (the “Buyer Nonrecourse Parties”) assume no personal or direct liability for any obligations entered into on behalf of Buyer in connection with the Transactions and their individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Buyer under this Agreement. The provisions of this Section 11.17(b) shall survive the Closing or any termination of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first written above.

MGM RESORTS INTERNATIONAL,

a Delaware corporation

By:	/S/ Jonathan S. Halkyard
Name:	Jonathan S. Halkyard
Title:	Chief Financial Officer & Treasurer

[remainder of page intentionally left blank]

[SIGNATURE PAGE TO MASTER TRANSACTION AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first written above.

CITYCENTER LAND, LLC,

a Delaware limited liability company

By:	/S/ Corey Sanders
Name:	Corey Sanders
Title:	Authorized Representative

[remainder of page intentionally left blank]

[SIGNATURE PAGE TO MASTER TRANSACTION AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first written above.

ACE PURCHASER LLC,

a Delaware limited liability company

By:	/s/ Qahir Madhany
Name:	Qahir Madhany
Title:	Managing Director and Vice President

[SIGNATURE PAGE TO MASTER TRANSACTION AGREEMENT]

EXHIBIT B

FORM OF MASTER LEASE

See attached.

B-1

EXECUTION VERSION

MASTER LEASE

i

ARTICLE IX MAINTENANCE AND REPAIR		57
9.1	Maintenance and Repair	57
9.2	Encroachments, Restrictions, Mineral Leases, etc	61

ARTICLE X CAPITAL IMPROVEMENTS		62
10.1	Construction of Capital Improvements to the Leased Property	62
10.2	Construction Requirements for Capital Improvements	64
10.3	Intentionally Omitted	65
10.4	Ownership of Tenant Capital Improvements	65
10.5	Funding of Tenant Capital Improvements	65
10.6	Self Help	66

ARTICLE XI NO LIENS		67
11.1	Liens	67
11.2	Landlord Encumbrance Obligations	70

ARTICLE XII PERMITTED CONTESTS		70
12.1	Permitted Contests	70

ARTICLE XIII INSURANCE		71
13.1	Property Insurance Requirements	71
13.2	Workers’ Compensation	74
13.3	Waiver of Subrogation	74
13.4	Policy Requirements	75
13.5	Increase in Limits	76
13.6	Blanket Policy	76
13.7	No Separate Insurance	76
13.8	Captive Insurance Company Requirements	76

ARTICLE XIV CASUALTY		77
14.1	Property Insurance Proceeds	77
14.2	Tenant’s Obligations Following Casualty	77
14.3	No Abatement of Rent	78
14.4	Waiver	78
14.5	Insurance Proceeds Paid to Fee Mortgagee	79
14.6	Termination of Lease; Abatement of Rent	79
14.7	Multiple Fee Mortgagees	79

ARTICLE XV CONDEMNATION		79
15.1	Condemnation	79
15.2	Award Distribution	80
15.3	Temporary Taking	80
15.4	No Abatement of Rent	81
15.5	Waiver	81
15.6	Award Paid to Fee Mortgagee	81

ARTICLE XVI DEFAULT; REMEDIES		82
16.1	Events of Default	82
16.2	Certain Remedies	84
16.3	Damages	85
16.4	Receiver	86
16.5	Waiver	87
16.6	Application of Funds	87
16.7	Landlord’s Right to Cure Tenant’s Default	87
16.8	Miscellaneous	87

ARTICLE XVII TENANT’S FINANCING		88
17.1	Permitted Leasehold Mortgagees	88
17.2	Landlord’s Right to Cure Tenant’s Default	96
17.3	Tenant’s Debt Agreements	96
17.4	Landlord Cooperation	96

ARTICLE XVIII SALE OF LEASED PROPERTY		97
18.1	Sale of the Leased Property	97

ARTICLE XIX HOLDING OVER		98
19.1	Holding Over	98

ARTICLE XX RISK OF LOSS		98
20.1	Risk of Loss	98

ARTICLE XXI INDEMNIFICATION		98
21.1	General Indemnification	98

ARTICLE XXII SUBLETTING AND ASSIGNMENT		100
22.1	Subletting and Assignment	100
22.2	Permitted Assignments	100
22.3	Permitted Sublease Agreements	101
22.4	Required Assignment and Subletting Provisions	103
22.5	Costs	104
22.6	No Release of Tenant’s Obligations	104
22.7	Intentionally Omitted	104
22.8	Management Agreements	104
22.9	Bookings	105
22.10	Termination of Affiliate Agreements	106

ARTICLE XXIII REPORTING; CONFIDENTIALITY		106
23.1	Estoppel Certificates and Financial Statements	106
23.2	Confidentiality; Public Offering Information	112
23.3	Financial Covenants	114
23.4	Landlord Obligations	115

ARTICLE XXIV LANDLORD’S RIGHT TO INSPECT		116
24.1	Landlord’s Right to Inspect	116

ARTICLE XXV NO WAIVER		116
25.1	No Waiver	116

ARTICLE XXVI REMEDIES CUMULATIVE		116
26.1	Remedies Cumulative	116

ARTICLE XXVII ACCEPTANCE OF SURRENDER		117
27.1	Acceptance of Surrender	117

ARTICLE XXVIII NO MERGER		117
28.1	No Merger	117

ARTICLE XXIX CONVEYANCE BY LANDLORD		117
29.1	Conveyance by Landlord	117

ARTICLE XXX QUIET ENJOYMENT		117
30.1	Quiet Enjoyment	117

ARTICLE XXXI LANDLORD’S FINANCING		118
31.1	Landlord’s Financing	118
31.2	Attornment	119
31.3	Compliance with Fee Mortgage Documents	119

ARTICLE XXXII HAZARDOUS SUBSTANCES		120
32.1	Hazardous Substances	120
32.2	Notices	120
32.3	Remediation	120
32.4	Indemnity	121
32.5	Environmental Inspections	122

ARTICLE XXXIII MEMORANDUM OF LEASE		122
33.1	Memorandum of Lease	122

ARTICLE XXXIV APPOINTING EXPERTS		122
34.1	Expert Dispute Resolution Process	122

ARTICLE XXXV NOTICES		125
35.1	Notices	125
35.2	Deemed Approval Period with respect to certain Items Requiring Consent	127
35.3	Unavoidable Delays	127

ARTICLE XXXVI TRANSITION UPON EXPIRATION OR TERMINATION		128
36.1	Transfer of Tenant’s Property at the Facilities	128
36.2	Transition Services	129
36.3	Replacement of Certain Excluded Assets	129

ARTICLE XXXVII ATTORNEY’S FEES		129
37.1	Attorneys’ Fees	129

ARTICLE XXXVIII BROKERS		129
38.1	Brokers	129

ARTICLE XXXIX OFAC		130
39.1	Anti-Terrorism Representations	130

ARTICLE XL REIT REQUIREMENTS		130
40.1	REIT Protection	130

ARTICLE XLI MISCELLANEOUS		131
41.1	Survival	131
41.2	Severability	131
41.3	Non-Recourse	131
41.4	Successors and Assigns	132
41.5	Governing Law	132
41.6	Waiver of Trial by Jury	132
41.7	Entire Agreement	133
41.8	Headings; Consent	133
41.9	Counterparts	133
41.10	Interpretation	133
41.11	Time of Essence	133
41.12	Further Assurances	133
41.13	Gaming Regulations	133
41.14	Certain Provisions of Nevada Law	134
41.15	Savings Clause	134
41.16	Agency Relationship with Respect to Water Infrastructure	134
41.17	Operating Subleases	135

v

EXHIBITS AND SCHEDULES

EXHIBIT A – DESCRIPTION OF THE FACILITIES

EXHIBIT B – LEGAL DESCRIPTIONS

EXHIBIT C – INTENTIONALLY OMITTED

EXHIBIT D – GAMING LICENSES

EXHIBIT E – FORM OF GUARANTY

EXHIBIT F-1 – FORM OF NONDISTURBANCE AND ATTORNMENT AGREEMENT (SUBLEASE)

EXHIBIT F-2 – FORM OF SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

EXHIBIT G – FORM OF MEMORANDUM OF LEASE

EXHIBIT H – FORM OF NEVADA WAIVER

EXHIBIT I – INTENTIONALLY OMITTED

EXHIBIT J – FINANCIAL COVENANT COMPLIANCE REPORT

EXHIBIT K – EXAMPLE REQUIRED CAPEX REPORT

EXHIBIT L – EBITDA CALCULATION

EXHIBIT M – QUARTERLY REPORTING PACKAGE

EXHIBIT N – CAPTIVE INSURANCE COMPANY REQUIREMENTS

SCHEDULE 1 – EXCLUDED ASSETS

SCHEDULE 2 – INITIAL OPERATING SUBTENANTS

SCHEDULE 3-A-1 – ARIA PROPERTY SPECIFIC IP

SCHEDULE 3-A-2 – ARIA HOTEL TRADEMARKS

SCHEDULE 3-B-1 – VDARA PROPERTY SPECIFIC IP

SCHEDULE 3 B-2 – VDARA HOTEL TRADEMARKS

SCHEDULE 4 – EXISTING ACCOUNTING GUIDELINES

SCHEDULE 5 – INTENTIONALLY OMITTED

SCHEDULE 6 – INITIAL FEE MORTGAGEE REQUIRED REPAIRS

SCHEDULE 7 – CORPORATE ALLOCATION SCHEDULE

SCHEDULE 8 – PERMITTED CAPITAL IMPROVEMENTS

SCHEDULE 9 – RESERVE DISBURSEMENT REQUIREMENTS

SCHEDULE 10 – EXISTING SUBLEASES

SCHEDULE 11 – EXISTING MANAGEMENT AGREEMENTS

SCHEDULE 12 – ESCALATED BASE RENT

SCHEDULE 13 – LAND USE MATTERS

SCHEDULE 14 – CITYCENTER PROPERTY DOCUMENTS

SCHEDULE 15 – NDOT CONSTRUCTION EASEMENT

MASTER LEASE

This MASTER LEASE (the “Lease”) is entered into as of [            ], 2021 by and among Ace A PropCo LLC, a Delaware limited liability company, (together with its permitted successors and assigns, “Aria Landlord”), Ace V PropCo LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Vdara Landlord” and, individually or together with the Aria Landlord, as the context may require, “Landlord”), and MGM Lessee III, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Tenant”).

RECITALS

A.    Capitalized terms used in this Lease and not otherwise defined herein are defined in Article II hereof.

B.    Pursuant to that certain Master Transaction Agreement, dated as of June 30, 2021 among MGM Resorts International, CityCenter Land, LLC and Ace Purchaser LLC (the “Master Transaction Agreement”), (a) Aria Landlord desires to lease the Aria Leased Property to Tenant and Tenant desires to lease the Aria Leased Property from Aria Landlord, and (b) Vdara Landlord desires to lease the Vdara Leased Property to Tenant and Tenant desires to lease the Vdara Leased Property from Vdara Landlord, in each case, upon the terms set forth in this Lease.

C.    The two (2) facilities covered by this Lease as of the date hereof are described on Exhibit A attached hereto (each a “Facility,” and collectively, the “Facilities”). Each of the Facilities (and if determined by Tenant, a portion of either Facility) may be subleased by Tenant to Operating Subtenants pursuant to certain subleases (the “Operating Subleases”) between Tenant and each Operating Subtenant.

D.    Tenant and Landlord intend this Lease to constitute one indivisible lease of the Facilities and not separate leases governed by similar terms. The Facilities constitute one economic unit, and the Rent and all other provisions of this Lease have been negotiated and agreed to based on a demise of the Facilities to Tenant as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

LEASED PROPERTY

1.1    Leased Property. (a) Upon and subject to the terms and conditions hereinafter set forth, Aria Landlord leases to Tenant and Tenant accepts and leases from Aria Landlord all of Aria Landlord’s rights and interests in and to the following with respect to the Aria Facility (collectively, the “Aria Leased Property”):

(i)    the real property or properties described in Part I of Exhibit B attached hereto (collectively, the “Aria Land”);

(ii)    all buildings, structures, and other improvements of every kind now or hereafter located on the Aria Land or connected thereto including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Aria Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures of the Aria Facility (collectively, the “Aria Leased Improvements”); provided, however, that the foregoing shall not affect or contradict the provisions of this Lease which specify that Tenant shall be entitled to certain benefits of and rights with respect to the Tenant Capital Improvements;

(iii)    all easements, rights and appurtenances, covenants, development rights, mineral, gas and oil rights, conveyed pursuant to the Master Transaction Agreement and other rights appurtenant to the Aria Land and the Aria Leased Improvements, all right, title and interest of Aria Landlord, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, relating to, in front of or adjoining the Aria Land and the Aria Leased Improvements and to the center line thereof;

(iv)    all equipment, machinery, fixtures, and other items of property, including all components thereof, that are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Aria Leased Improvements, together with all replacements, modifications, alterations and additions thereto (collectively, the “Aria Fixtures”); provided, however, that the foregoing shall not affect Tenant’s rights with respect to Tenant Capital Improvements pursuant to Section 11.1(b);

(v)    all other properties or rights, real, personal or otherwise, conveyed to Aria Landlord or Aria Landlord’s Subsidiaries pursuant to the Master Transaction Agreement;

(vi)    any and all existing water-related infrastructure, facilities, equipment and fixtures, including, without limitation, pumps, pump stations, pipes, reservoirs and vaults used to dewater the groundwater under the service tunnel area and theater to the extent located on the Aria Land and to discharge such water pursuant to the National Pollutant Discharge Elimination System Permit NV0023701 (the “NPDES Permit”) (collectively, the “Aria Water Infrastructure”); and

The Aria Leased Property shall not, for any purposes under this Lease, include those assets described on Schedule 1 attached hereto (collectively, “Aria Excluded Assets”).

(b)    Upon and subject to the terms and conditions hereinafter set forth, Vdara Landlord leases to Tenant and Tenant accepts and leases from Vdara Landlord all of Vdara Landlord’s rights and interests in and to the following with respect to the Vdara Facility (collectively, the “Vdara Leased Property” and, together with the Aria Leased Property, collectively, the “Leased Property”):

(i)    the real property or properties described in Part II of Exhibit B attached hereto (collectively, the “Vdara Land” and, together with the Aria Land, collectively, the “Land”);

(ii)    all buildings, structures, and other improvements of every kind now or hereafter located on the Vdara Land or connected thereto including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Vdara Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures of the Vdara Facility (collectively, the “Vdara Leased Improvements” and, together with the Aria Leased Improvements, collectively, the “Leased Improvements”); provided, however, that the foregoing shall not affect or contradict the provisions of this Lease which specify that Tenant shall be entitled to certain benefits of and rights with respect to the Tenant Capital Improvements;

(iii)    all easements, rights and appurtenances, covenants, development rights, mineral, gas and oil rights, conveyed pursuant to the Master Transaction Agreement and other rights appurtenant to the Vdara Land and the Vdara Leased Improvements, all right, title and interest of Vdara Landlord, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, relating to, in front of or adjoining the Vdara Land and the Vdara Leased Improvements and to the center line thereof;

(iv)    all equipment, machinery, fixtures, and other items of property, including all components thereof, that are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Vdara Leased Improvements, together with all replacements, modifications, alterations and additions thereto (collectively, the “Vdara Fixtures” and, together with the Aria Fixtures, collectively, the “Fixtures”); provided, however, that the foregoing shall not affect Tenant’s rights with respect to Tenant Capital Improvements pursuant to Section 11.1(b);

(v)    all other properties or rights, real, personal or otherwise, conveyed to Vdara Landlord or Vdara Landlord’s Subsidiaries pursuant to the Master Transaction Agreement;

(vi)    any and all existing water-related infrastructure, facilities, equipment and fixtures, including, without limitation, pumps, pump stations, pipes, reservoirs and vaults used to dewater the groundwater under the service tunnel area and theater to the extent located on the Vdara Land and to discharge such water pursuant to the NPDES Permit (collectively, the “Vdara Water Infrastructure” and, together with the Aria Water Infrastructure, the “Water Infrastructure”);

The Vdara Leased Property shall not, for any purposes under this Lease, include those assets described on Schedule 1 attached hereto (collectively, “Vdara Excluded Assets” and, together with the Aria Excluded Assets, collectively, the “Excluded Assets”).

The Leased Property is leased subject to all covenants, conditions, restrictions, easements and other matters affecting the Leased Property as of the Commencement Date and such subsequent covenants, conditions, restrictions, easements and other matters permitted by this Lease or as may be agreed to by Landlord or Tenant in accordance with the terms of this Lease, whether or not of record, including any matters which would be disclosed by an inspection or accurate survey of the Leased Property.

1.2    Single, Indivisible Lease. (a) This Lease constitutes one indivisible lease of the Leased Property and not separate leases governed by similar terms. The Leased Property constitutes one economic unit, and the Rent and all other provisions have been negotiated and agreed to based on a demise of all of the Leased Property to the respective Tenants as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided in this Lease for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Lease apply equally and uniformly to all components of the Leased Property collectively as one unit. The parties intend that the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Leased Property and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit and that this Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Leased Property. The parties may elect to amend this Lease from time to time to modify the boundaries of the Land and/or to exclude one or more components or portions thereof, and/or to include one or more additional components as part of the Leased Property, and any such future addition to the Leased Property shall not in any way change the indivisible and nonseverable nature of this Lease and all of the foregoing provisions shall continue to apply in full force. For the avoidance of doubt, the parties acknowledge and agree that this Section 1.2 is not intended to and shall not be deemed to limit, vitiate or supersede anything contained in Section 41.15 hereof.

(b)    Without limiting the generality of the foregoing, Landlord and Tenant acknowledge and agree that (x) neither (1) Tenant’s or Landlord’s ability to terminate this Lease with respect to an affected Facility following certain Casualty Events pursuant to Section 14.2 nor (2) Tenant’s or Landlord’s ability to terminate this Lease with respect to an affected Facility following certain Condemnation events pursuant to Section 15.1 shall in any way change the indivisible and nonseverable nature of this Lease (as set forth in this Section 1.2) and (y) following any such removal, assignment or termination, this Lease shall continue as a single indivisible lease with respect to the remaining Leased Property.

1.3    Term. The “Term” of this Lease is the Initial Term plus all Renewal Terms, to the extent exercised. The initial term of this Lease (the “Initial Term”) shall commence on the date of execution of this Lease (the “Commencement Date”) and end on the last day of the calendar month in which the thirtieth (30th) anniversary of the Commencement Date occurs, subject to renewal as set forth in Section 1.4 below.

1.4    Renewal Terms. (a) The term of this Lease may be extended for three (3) separate terms (each a “Renewal Term”) of ten (10) years each if: (i) at least thirty-six (36) months prior to the end of the then current Term, Tenant delivers to Landlord an irrevocable written notice that Tenant is exercising its right to extend this Lease for one (1) Renewal Term (a “Renewal Notice”); and (ii) no Event of Default shall have occurred and be continuing on the date Landlord receives the Renewal Notice (the “Exercise Date”) or on the last day of the then current Term; provided, however, that if Tenant fails to deliver to Landlord a Renewal Notice prior to the date that is thirty-six (36) months prior to the then current expiration date of the Term that Tenant does not intend to renew in accordance with this Section 1.4, then it shall automatically and without further action be deemed for all purposes that Tenant has delivered the Renewal Notice required by this Section 1.4(a)(i). During any such Renewal Term, except as otherwise specifically provided for herein, all of the terms and conditions of this Lease shall remain in full force and effect. After the last Renewal Term, Tenant shall have no further right to renew or extend the Term.

(b)    Tenant may exercise such options to renew with respect to all (and in no event fewer than all) of the Facilities which are subject to this Lease as of such Exercise Date.

(c)    During each Renewal Term, Base Rent shall continue to be determined pursuant to the definition of such term set forth in this Lease.

ARTICLE II

DEFINITIONS

2.1    Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article II have the meanings assigned to them in this Article and include the plural as well as the singular; all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (ii) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease; (iii) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision; (v) for the calculation of any financial ratios or tests referenced in this Lease (including the EBITDAR to Rent Ratio), this Lease, regardless of its treatment under GAAP, shall be deemed to be an operating lease and the Rent and Additional Charges payable hereunder shall be treated as Operating Expenses; (vi) all uses of the term “EBITDA” herein shall have the meaning of the definition of “EBITDA” in this Lease; (vii) all references herein to items to be prepared or determined “in accordance with GAAP” are intended to mean “in accordance with GAAP and the Existing Accounting Guidelines”; and (viii) all Exhibits, Schedules and other attachments annexed to the body of this Lease are hereby deemed to be incorporated into and made an integral part of this Lease.

“Accounts”: All accounts, including deposit accounts, all rents, profits, income, revenues or rights to payment or reimbursement derived from the use of any space within the Leased Property and/or from goods sold or leased or services rendered from the Leased Property (including, without limitation, from goods sold or leased or services rendered from the Leased Property by any subtenant) and all accounts receivable, in each case whether or not evidenced by a contract, document, instrument or chattel paper and whether or not earned by performance, including without limitation, the right to payment of management fees and all proceeds of the foregoing.

“Additional Charges”: All Impositions and all other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Lease and, in the event of any failure on the part of Tenant to pay (or cause to be paid) any of those items (except (i) where such failure is due to the wrongful or negligent acts or omissions of Landlord and (ii) where Tenant shall have furnished Landlord with no less than ten (10) days’ notice of such act or omission of which Tenant is aware), every fine, penalty, interest and cost which may be added for non-payment or late payment of such items pursuant to the terms hereof, applicable law or otherwise.

“Affiliate”: When used with respect to any corporation, limited liability company, partnership or any other Person, the term “Affiliate” shall mean any Person which, directly or indirectly, controls or is controlled by or is under common control with such other Person. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other Equity Interests.

“Affiliate Agreements”: Any contract between Affiliates of Tenant’s Parent with respect to any Facility.

“Affiliate SNDA”: As defined in Section 22.10.

“Ancillary Space”: Those portions of a Facility that are not Primary Space.

“ANI”: As defined in Section 13.1(j).

“Annual Certificate”: A certificate of Tenant, signed by an authorized officer of Tenant, certifying to Tenant’s knowledge in all material respects as to the matters described in Sections 8.5 and 22.3(d) to be included in such certificate.

“Applicable Coverage Ratio”: As defined in Section 23.3.

“Applicable CPI Adjustment Factor”: For any Lease Year beginning with the sixteenth Lease Year, the quotient of (A) the CPI as of the date which is thirty (30) days prior to the commencement of such Lease Year divided by (B) the CPI as of the date which is one year prior to the date described in the preceding clause (A).

“Appraiser”: As defined in Section 3.5.

“Approved Accounting Firm”: (1) Any “big four” accounting firm designated by Tenant or (2) one of the other largest independent public accounting firms in the United States selected by Tenant’s Parent or Tenant and reasonably approved by Landlord.

“Architect”: As defined in Section 10.1(b)(iii).

“Aria Excluded Assets”: As defined in Section 1.1(a).

“Aria Facility”: As defined in Exhibit A attached hereto.

“Aria Fixtures”: As defined in Section 1.1(a)(iii).

“Aria Land”: As defined in Section 1.1(a)(i).

“Aria Landlord”: As defined in the preamble.

“Aria Leased Improvements”: As defined in Section 1.1(a)(ii).

“Aria Leased Property”: As defined in Section 1.1(a).

“Aria Trademarks”: (i) The “Aria” (or any Trademark that replaces “Aria” as the primary brand name used to identify the Aria Facility) brands and Trademarks containing “Aria” and all variations and derivations thereof, in any format, font, style or design, whether alone or in combination with any other terms, phrases, symbols, logos, styles or designs, including all registrations and applications therefor, and including the Intellectual Property set forth on Schedule 3-A-2 and (ii) associated copyrights.

“Aria Water Infrastructure”: As defined in Section 1.1(a)(vi).

“Award”: All compensation, sums or anything of value awarded, paid or received with respect to a total or partial Condemnation.

“Bank Secrecy Act”: As defined in Section 8.2(c).

“Base Rent”: An annual amount equal to Two Hundred Fifteen Million Dollars ($215,000,000); provided, however, that commencing on the first day of the calendar month immediately following the first anniversary of the Commencement Date and continuing at the beginning of each Lease Year thereafter during the Term, the Base Rent shall increase to an annual amount equal to the sum of (i) the Base Rent for the immediately preceding Lease Year, and (ii) the Escalation, as illustrated on Schedule 12 hereto.

At the commencement of the first Renewal Term, the Base Rent shall increase to an annual amount equal to the sum of (i) the Base Rent for the immediately preceding Lease Year, and (ii) the Escalation. The Base Rent determined in accordance with the preceding sentence shall be payable throughout the remainder of the first Renewal Term except that the Base Rent shall increase on the first day of each Lease Year to an amount equal to the sum of (x) the Base Rent for the immediately preceding Lease Year, and (y) the Escalation.

At the commencement of each of the second and third Renewal Terms, Base Rent shall be reset to be equal to the greater of (i) the sum of (x) the Base Rent for the immediately preceding Lease Year, and (y) the Escalation, and (ii) the Fair Market Rent of such Facility as determined pursuant to Section 3.5 hereof. The Base Rent determined in accordance with the preceding sentence shall be payable throughout the remainder of the second or third Renewal Term, as applicable, except that the Base Rent shall increase on the first day of each Lease Year to an amount equal to the sum of (x) the Base Rent for the immediately preceding Lease Year, and (y) the Escalation.

“BetMGM”: BetMGM, LLC (formerly known as RoarDigital, LLC).

“Blackstone REIT”: B9 Ace REIT LLC and any other Subsidiary of BREP that is a “real estate investment trust” (within the meaning of Section 856(a) of the Code) through which BREP holds an interest in Landlord.

“Bookings”: Reservations, bookings, exhibitions or other short-term arrangements with conventions, conferences, hotel guests, tours, vendors and other groups or individuals (it being understood that whether or not such arrangements or agreements are short-term or temporary shall be determined without regard to how long in advance such arrangements or agreements are entered into).

“BREP”: Blackstone Real Estate Partners IX L.P. and any parallel partnerships or alternative investment vehicles comprising the real estate investment fund commonly known as Blackstone Real Estate Partners IX and any co-investment or managed vehicles controlled thereby, together with their respective successors and assigns.

“Business Day”: Each Monday, Tuesday, Wednesday, Thursday and Friday which, in each case, is not a day on which national banks in the City of New York, New York are authorized, or obligated, by law or executive order, to close.

“CapEx Certification Date”: As defined in Section 9.1(e)(i).

“CapEx Disbursement Request”: As defined in Section 9.1(e)(v).

“CapEx Grace Period”: As defined in Section 9.1(e)(iii).

“CapEx Reserve”: As defined in Section 9.1(e)(iv).

“CapEx Reserve Funds”: As defined in Section 9.1(e)(iv).

“CapEx Testing Period”: Each five (5) year period (on a rolling basis) through the Term, with the first period commencing on January 1, 2021 and expiring on December 31, 2025 and the second period commencing on January 1, 2022 and expiring on December 31, 2026.

“CapEx Testing Period Certificate”: As defined in Section 9.1(e)(i).

“Capital Improvement Notice”: As defined in Section 10.5(a).

“Capital Improvements”: Any improvements or alterations or modifications of the Leased Improvements, including without limitation capital improvements and structural alterations, modifications or improvements, or one or more additional structures annexed to any portion of any of the Leased Improvements or the expansion of existing improvements, which are constructed on any parcel or portion of the Land, during the Term, including construction of a new wing or new story, in each case which are permanently affixed to the Leased Property such that they constitute real property under applicable Legal Requirements.

“Capital Improvements Threshold”: As defined in Section 10.1(b)(vi).

“Cash”: Cash and cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.

“Casualty Event”: Any loss of title or any loss of or damage to or destruction of, or any Condemnation or other taking (including by any governmental authority) of, any portion of the Leased Property. “Casualty Event” shall include, but not be limited to, any taking of all or any portion of the Leased Property, in or by Condemnation or other eminent domain proceedings pursuant to any applicable law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of or any part thereof by any governmental authority, civil or military.

“CityCenter Property Documents”: Those certain documents set forth on Schedule 14 attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

“Code”: The Internal Revenue Code of 1986 as amended from time to time.

“Commencement Date”: As defined in Section 1.3.

“Competitor Restriction Open Date”: As defined in Section 18.1(a).

“Condemnation”: A taking by the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

“Condemnor”: Any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

“Confidential Information”: Any and all financial, technical, proprietary, confidential, and other information, including data, reports, interpretations, forecasts, analyses, compilations, studies, summaries, extracts, records, know-how, statements (written or oral) or other documents of any kind, that contain information concerning the business and affairs of Landlord or Tenant or their respective Related Persons, whether furnished before or after the date of this Lease, and regardless of the manner in which it was furnished, and any material prepared by either Landlord or Tenant or their respective Related Persons, in whatever form maintained, containing, reflecting or based upon, in whole or in part, any such information; provided, however, that “Confidential Information” shall not include information which: (i) was or becomes generally available to the public other than as a result of a disclosure by either Landlord or Tenant or their respective Related Persons in breach of this Lease; (ii) was or becomes available to either Landlord or Tenant or their respective Related Persons on a non-confidential basis prior to its disclosure hereunder as evidenced by the written records of Landlord or Tenant or their Related Persons, provided, that the source of the information is not bound by a confidentiality agreement with respect to such information or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary duty; or (iii) was independently developed by the other without the use of any Confidential Information, as evidenced by its written records.

“Construction Security”: (A) cash, (B) cash equivalents, (C) a Letter of Credit or (D) an alternative security reasonably acceptable to Landlord (or a combination thereof), in an amount equal to (x) in the case of Capital Improvements, the cost by which the budgeted cost of such Capital Improvements exceeds the Capital Improvements Threshold, and (y) in the case of a Restoration Deficiency, the amount of such deficiency.

“Construction Security Escrow Account”: As defined in Section 10.1(c).

“Control”: The ability, directly or indirectly, whether through the ownership of voting securities or other Equity Interests, by contract, or otherwise (including by being the managing member or general partner of the Person in question), to direct or cause the direction of the management and policies of a Person.

“Covenant Failure Period”: The period beginning upon the failure of the Financial Covenant or the Listing Covenant and ending upon a Covenant Security Coverage Cure with respect to such failure.

“Covenant Security Coverage Cure”: (1) Following the failure of the Financial Covenant, (A) (i) as of the last day of the most recent Test Period and the last day of the Test Period immediately preceding the most recent Test Period, the EBITDAR to Rent Ratio shall have been equal to or greater than the Applicable Coverage Ratio or (ii) Tenant’s Parent’s Market Capitalization, on the last day of the most recent Test Period and the last day of the Test Period immediately preceding the most recent Test Period, shall exceed $6,000,000,000; and (B) Tenant’s satisfaction of the Listing Covenant; or (2) following the failure of the Listing Covenant, as of the last day of the most recent Test Period and the last day of the Test Period immediately preceding the most recent Test Period, the EBITDAR to Rent Ratio shall have been greater than 2:1.

“Covenant Security Escrow Account”: An escrow account established by Tenant with a reputable, nationally recognized title insurance company selected by Tenant and approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed) with an office located in Las Vegas, Nevada. First American Title Insurance Company is hereby preapproved by Landlord and Tenant.

“Covenant Security Escrow Instructions”: Whenever Tenant has deposited sums as required hereunder into a Covenant Security Escrow Account, irrevocable escrow instructions (reasonably satisfactory to Tenant and Landlord) to the title company holding the Covenant Security Escrow Account to hold such funds in escrow, and to release them directly to Landlord promptly upon written demand by Landlord certifying that an Event of Default exists hereunder, without any further instructions, action or approval from Tenant, or to release them to Tenant upon the joint written instructions of Tenant and Landlord (which, upon Tenant’s request, Landlord shall execute and deliver when a Covenant Security Coverage Cure shall have occurred or following the expiration of this Lease).

“CPI”: The United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such

Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States, all as reasonably determined by Landlord and Tenant.

“Customary Hotel Art”: All art, artwork, paintings, sculptures or other artistic installments or displays which are (x) generally affixed to the walls of guest rooms, hallways, convention rooms, casino areas and ancillary spaces which are consistent with the Operating Standard or (y) otherwise located at any Facility, and, in each case, not costing in excess of $10,000 for any individual item.

“Data”: As defined in the definition of Intellectual Property.

“Date of Taking”: The date the Condemnor has the right to possession of the property being condemned.

“Debt Agreement”: If designated by Tenant to Landlord in writing to be included in the definition of “Debt Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, (i) entered into from time to time by Tenant, any Operating Subtenant and/or their respective Subsidiaries, (ii) as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time, (iii) which are secured by assets of Tenant, any Operating Subtenant and/or their respective Subsidiaries, including, but not limited to, their Cash, Accounts, Tenant’s Property, real property and leasehold estates in real property (including this Lease) and (iv) which shall provide Landlord, (x), the right to receive copies of notices of Specified Debt Agreement Defaults thereunder in accordance with Section 17.3 hereof and (y) the right to cure such defaults in accordance with Section 17.2 hereof.

“Debt Facilities”: One or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers.

“Deferred Required CapEx”: As defined in Section 7.2(d).

“Designated Tenant’s Property”: As defined in Section 36.1.

“Disclosure Documents”: Collectively, any written materials used or provided to any prospective investors and/or the rating agencies in connection with any public offering or private placement in connection with a securitization (including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents, marketing materials or information provided to prospective investors), in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto.

“Dispute Notice”: As defined in Section 16.1(b).

“Dollars” and “$”: The lawful money of the United States.

“EBITDA”: For any Test Period and with respect to any Person or Facility (as applicable), the sum of (a) Net Income of such Person or Facility for that period, plus or minus the following (without duplication in each case) to the extent reflected in Net Income for that period, plus (b) any extraordinary loss, and, without duplication, any loss associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, minus (c) any extraordinary gain, and, without duplication, any gains associated with the early retirement of Indebtedness and with any disposition not in the ordinary course of business, plus (d) interest charges of such Person or Facility for that period, less (e) interest income of such Person or Facility for that period, plus (f) the aggregate amount of expense for federal, foreign, state and local taxes on or measured by income of such Person or Facility for that period excluding Gaming taxes (whether or not payable during that period), minus (g) the aggregate amount of benefit for federal, foreign, state and local taxes on or measured by income of such Person or Facility for that period excluding Gaming taxes (whether or not receivable during that period), plus (h) depreciation, amortization, plus (i) all non-recurring and/or other non-cash expenses which shall be limited to third party expenses in connection with an acquisition or disposition of an asset, plus (j) loss on sale or disposal of an asset, and write downs and impairments of an asset, minus (k) all non-recurring and/or other non-cash income in connection with an acquisition or disposition, and gain on sale of an asset, plus (l) expenses classified as “pre-opening and start-up expenses” on the applicable financial statements of that Person or Facility for that fiscal period which shall be limited to costs related directly to such Facility’s Primary Intended Use, minus (m) non-cash reversal of an accrual or reserve not recorded in the ordinary course, plus or minus (n) the impact of any foreign currency gains or losses and related swaps, plus (o) all long-term non-cash expenses realized in connection with or resulting from equity or equity-linked compensation plans, employee benefit plans or agreements or post-employment benefit plans or agreements, stock appreciation or similar rights, stock options, restricted stock, preferred stock, stock appreciation or other similar rights, plus or minus (p) any equity income from the earnings of an equity method investee and plus (q) any equity loss from the earnings of an equity method investee, in each case as determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines.

“EBITDAR”: For any Test Period, with respect to any Person or Facility, EBITDA plus, without duplication, any rent associated with this Lease (as may be amended from time to time) reflected in Net Income, and, without duplication, in each case as determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines.

“EBITDAR to Rent Ratio”: For any date, the ratio of (i) EBITDAR derived from the Facilities by Tenant, any Operating Subtenant or their Affiliates (without duplication) for the

Test Period most recently ended prior to such date to (ii) Rent for the Test Period most recently ended prior to such date. For purposes of the calculation of Rent in clause (ii) above for the first year following the Commencement Date, Rent shall be $215,000,000.

“EIL”: As defined in Section 13.1(j).

“Eligible Account”: A separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa2” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least Fifty Million and No/100 Dollars ($50,000,000.00) and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution”: Either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of letters of credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P and “Aa3” by Moody’s), or (b) Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A. or Bank of America, N.A. or any of their affiliates or successors provided that the rating by S&P and Moody’s for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of the same does not decrease below the ratings set forth in clause (a) hereof.

“Encumbrance”: Any mortgage, deed of trust, lien, encumbrance or other matter affecting title to the Leased Property, or any portion thereof or interest therein.

“End of Term Asset Transfer Notice”: As defined in Section 36.1.

“Environmental Costs”: As defined in Section 32.4.

“Environmental Laws”: Any and all federal, state, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, including the Industrial Site Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act, NRS Chapters 444, 445A, 445B, 445C, 445D, 459, 590 and NRS Sections 618.750 to 618.850.

“Equity Interests”: With respect to any Person, any and all shares, interests, participations or other equivalents, including ownership or membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“ERISA Affiliate”: Any entity which, together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escalated Base Rent”: For each of the first fifteen (15) Lease Years (other than the first Lease Year), an amount equal to one hundred and two percent (102%) of the Base Rent as of the end of the immediately preceding Lease Year, as set forth on Schedule 12 hereto. Thereafter, “Escalated Base Rent” for each Lease Year shall mean (A) the greater of (1) an amount equal to one hundred and two percent (102%) of the Base Rent as of the end of the immediately preceding Lease Year, and (2) the Applicable CPI Adjustment Factor multiplied by the Base Rent as of the end of the immediately preceding Lease Year; provided, however, that in no event shall the Escalated Base Rent for any Lease Year increase by more than three percent (3%) of the Base Rent payable for the immediately preceding Lease Year (the “Escalation Cap”), as shown in the Theoretical Example of Year 16 Rent Calculation attached hereto in Schedule 12.

“Escalation”: For any Lease Year (other than the first Lease Year), an amount equal to the difference between (i) the Escalated Base Rent for such Lease Year and (ii) the Base Rent for the immediately preceding Lease Year. For purposes of determining the Escalations pursuant to Section 23.3, the Escalated Base Rent during the 16th Lease Year until the expiration of the Term shall be calculated using the Escalation Cap.

“Escalation Cap”: As defined in the definition of “Escalated Base Rent.”

“Essential Property Charges”: As defined in Section 4.3.

“Estoppel Certificate”: As defined in Section 23.1(a).

“Event of Default”: As defined in Section 16.1(a).

“Event of Default Notice”: As defined in Section 16.2(b).

“Exchange Act”: The U.S. Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time.

“Excluded Assets”: As defined in Section 1.1(b).

“Exercise Date”: As defined in Section 1.4.

“Existing Accounting Guidelines”: Tenant’s accounting guidelines and policies in effect as of the Commencement Date, as more particularly set forth on Schedule 4 hereto and which shall be subject to change to the extent not material or to the extent needed to reflect changes in GAAP.

“Existing Management Agreement”: Any management agreement with a third party not affiliated with Tenant with respect to a portion of a Facility in effect as of the date of this Lease and described on Schedule 11 hereto.

“Existing Sublease”: Any sublease with respect to a portion of a Facility in effect as of the date of this Lease and described on Schedule 10 hereto.

“Expert”: An independent third party professional, with expertise in respect of a matter at issue, appointed by the agreement of Landlord and Tenant or otherwise in accordance with Article XXXIV hereof.

“Expert Fair Market Rent”: As defined in Section 34.1(b)(i).

“Facilit(y)(ies)”: As defined in the Recitals. “Facility” shall not include any off-track betting facilities located off-site or other offsite Gaming facilities.

“Facility Mortgage”: As defined in Section 13.1.

“Facility Mortgage Documents”: With respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan agreement, debt agreement, credit agreement or indenture, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto.

“Facility Mortgagee”: As defined in Section 13.1.

“Fair Market Rent”: With respect to the Leased Property or any Facility, at any time in question and as the context may require, the prevailing fair market Base Rent which would be determined in an arm’s-length negotiation by Landlord and Tenant if neither party were under any compulsion to enter into a lease, taking into account all of the material terms and conditions of this Lease (including the obligation to pay Additional Charges and the presence of any remaining Renewal Terms) and, taking into account the fact that Landlord will not be entitled to the benefit of any of Tenant’s Property other than its rights with respect to Tenant’s Property pursuant to Section 6.4 and Article XXXVI for a ten (10) year term beginning as of the commencement of the second Renewal Term, such Fair Market Rent to be determined by mutual agreement by the parties or in accordance with Section 3.5.

“Fair Market Rent Assumptions”: The Expert shall assume the following (1) neither the tenant nor landlord is under any compulsion to lease and that both have reasonable knowledge of all relevant facts, are acting prudently and knowledgeably in a competitive and open market, and assuming price is not affected by undue stimulus, (2) such lease contains terms and conditions identical to the terms and conditions of this Lease, other than with respect to the length of term and payment of Rent and any ability of Tenant to cease operations pursuant to Section 7.2(d), (3) neither party is paying any broker a commission in connection with the transaction, (4) that the tenant thereunder will pay such Fair Market Rent for the entire term of such demise (i.e., no early termination)), (5) the Leased Property to be valued pursuant hereto (as improved by all then existing Leased Improvements, and all Capital Improvements thereto), shall be valued as (or as part of) a fully-permitted Facility operated in accordance with the provisions of this Lease for the Primary Intended Use, free and clear of any lien or encumbrance evidencing a debt (including any Permitted Leasehold Mortgage) or judgment (including any mortgage, security interest, tax lien, or judgment lien), (6) in determining the Fair Market Rent with respect to damaged or destroyed Leased Property, such value shall be determined as if such Leased Property had not been so damaged or destroyed, (7) in determining the Fair Market Rent with respect to any portion of the Leased Property for which Tenant has temporarily ceased operations, such value shall be determined as if such operations had not been ceased, (8) the Fair Market Rent shall represent the normal rent for the Leased Property unaffected by sales (or leasing) concessions granted by anyone associated with the transaction, (9) the following specific matters shall be factored in or out, as appropriate, in determining Fair Market Rent as the case may be: (i) the negative value of (x) any deferred maintenance or other items of repair or replacement of the Leased Property to the extent arising from breach or failure of Tenant to perform or observe its obligations hereunder, (y) any then current or prior Gaming or other licensure violations by Tenant, Guarantor or any of their Affiliates, and (z) any breach or failure of Tenant to perform or observe its obligations hereunder (in each case with respect to the foregoing clauses (x), (y) and (z), without giving effect to any applicable cure periods hereunder), shall not be taken into account; rather, the Leased Property and every part thereof shall be deemed to be in the condition required by this Lease and Tenant shall at all times be deemed to have operated the Facilities in compliance with and to have performed all obligations of Tenant under this Lease, and (ii) such determination shall be without reference to any savings Landlord may realize as a result of any extension of the Term of this Lease, such as savings in free rent and tenant concessions, and without reference to any “start-up” costs a new tenant would incur were it to replace the existing Tenant for any Renewal Term or otherwise, and (10) the Leased Property will be leased as a whole or substantially as a whole to a single user.

“FASB”: As defined in the definition of GAAP.

“Fee Mortgage”: Any mortgage, pledge agreement, security agreement, assignment of leases and rents, fixture filing or similar document creating or evidencing a lien on Landlord’s interest in the Leased Property (or an indirect interest therein, including without limitation, a lien on direct or indirect interests in Landlord pursuant to a mezzanine loan or otherwise) in accordance with the provisions of Article XXXI hereof.

“Fee Mortgage Documents”: With respect to any Fee Mortgage and Fee Mortgagee, the applicable Fee Mortgage, loan agreement, debt agreement, credit agreement or indenture, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto.

“Fee Mortgagee”: The holder(s) or lender(s) under any Fee Mortgage (which for the avoidance of doubt may include the holder(s) or lender(s) under any mezzanine loan secured by a direct or indirect interest in Landlord’s interest in the Leased Property) or the agent or trustee acting on behalf of any such holder(s) or lender(s).

“Fee Mortgagee Securitization”: Any sale or financing by a Fee Mortgagee (including, without limitation, issuing one or more participations) of all or a portion of the loan secured by a Fee Mortgage, including, without limitation, a public or private securitization of rated single- or multi-class securities secured by or evidencing ownership interests in all or any portion of the loan secured by a Fee Mortgage or a pool of assets that includes such loan.

“Fee Mortgagee Securitization Indemnitee”: Any Fee Mortgagee, any Affiliate of a Fee Mortgagee that has filed any registration statement relating to a Fee Mortgagee Securitization or has acted as the sponsor or depositor in connection with a Fee Mortgagee Securitization, any Affiliate of a Fee Mortgagee that acts as an underwriter, placement agent or initial purchaser of securities issued in a Fee Mortgagee Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of securities issued in a Fee Mortgagee Securitization, in each case under or relating to the Fee Mortgage, and each of their respective officers, directors and Affiliates and each Person or entity who “controls” any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

“FF&E”: Collectively, furnishings, fixtures, inventory, and equipment located in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, parking facilities, public areas or otherwise in any portion of any Facility, including (without limitation) all beds, chairs, bookcases, tables, carpeting, drapes, couches, luggage carts, luggage racks, bars, bar fixtures, radios, television sets, intercom and paging equipment, electric and electronic equipment, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, stoves, ranges, refrigerators laundry machines, tools, machinery, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, cabinets, lockers, shelving, dishwashers, garbage disposals, washer and dryers, Gaming Equipment and other casino equipment and all other hotel and casino resort equipment, supplies and other tangible property owned by Tenant or any Operating Subtenant, or in which Tenant or any Operating Subtenant has or shall have an interest, now or hereafter located at the Leased Property or used or held for use in connection with the present or future operation and occupancy of any Facility; provided, however, that FF&E shall not include Excluded Assets or items owned by subtenants that are neither Tenant or Operating Subtenants nor Affiliates of Tenant or Operating Subtenants, by guests or by other third parties.

“FF&E Disbursement Request”: As defined in Section 9.1(f).

“FF&E Reserve”: As defined in Section 9.1(f).

“FF&E Reserve Funds”: As defined in Section 9.1(f).

“Final Financial Covenant Compliance Report”: As defined in Section 23.1(b)(iv).

“Finance Lease”: As applied to any Person, any lease of any Property by that Person as lessee that is required to be classified and accounted for as a finance lease in conformity with GAAP; and provided, that, for the avoidance of doubt, this Lease will not be deemed to be a Finance Lease.

“Financial Covenant”: As defined in Section 23.3.

“Financial Statements”: (i) For a Fiscal Year, consolidated statements of operations, shareholders’ equity and cash flows of Tenant’s Parent and its Subsidiaries for such Fiscal Year and the related consolidated balance sheet as at the end of such Fiscal Year, prepared in accordance with GAAP as at such date and audited by an Approved Accounting Firm, and (ii) for each fiscal quarter (other than the fourth fiscal quarter in any Fiscal Year), the consolidated statements of operations and cash flows of Tenant’s Parent and its Subsidiaries for such fiscal quarter and for the portion of the Fiscal Year ended with such fiscal quarter, and the related consolidated balance sheet as at the end of such fiscal quarter, prepared in accordance with GAAP and Existing Accounting Guidelines.

“Fiscal Year”: The annual period commencing January 1 and terminating December 31 of each year.

“Fixtures”: As defined in Section 1.1(b)(iv).

“Foreclosure Assignment”: As defined in Section 22.2(a)(i).

“Foreclosure COC”: As defined in Section 22.2(a)(i).

“Foreclosure Purchaser”: As defined in Section 31.1.

“Foreclosure Transferee”: A transferee that meets all of the following requirements:

(a) such transferee is or has engaged or is otherwise Controlled by a Qualified Operator with respect to the operation of the Facilities;

(b) such transferee (directly or through one or more of its Subsidiaries) is licensed or certified by each Gaming Authority with jurisdiction over any portion of the Leased Property as of the date of any proposed assignment or transfer to such entity (or will be so licensed upon its assumption of this Lease);

(c) such transferee is Solvent, and, other than in the case of a Permitted Leasehold Mortgagee Foreclosing Party or a Permitted Credit Facility Lender, if such transferee has a Parent Company, the Parent Company of such transferee is Solvent, and

(d) such transferee is, or is Controlled by, a Qualified Transferee and such Qualified Transferee has executed and delivered a Guaranty.

“GAAP”: Generally accepted accounting principles in the United States set forth in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification® and rules and interpretive releases of the SEC under authority of federal securities laws, that are applicable to the circumstances as of the date of determination, consistently applied; provided, that if any change in accounting principles is required by the promulgation of any rule, regulation, pronouncement or opinion by the FASB or the SEC and such change results in a change in the method of calculation of any financial ratio or term in this Lease, then Tenant and

Landlord shall negotiate in good faith in order to amend such provision so as to equitably reflect such change with the desired result that the criteria for evaluation of the relevant Person’s financial condition shall be the same after such change as if such change had not occurred; provided further that until such time as an amendment shall have been executed, all such financial covenants and terms in this Lease shall continue to be calculated or construed as if such change had not occurred.

“Gaming”: Casino, racetrack racing, video lottery terminal or other gaming activities, including, but not limited to, the operation of slot machines, video lottery terminals, table games, pari-mutuel wagering or other applicable types of wagering (including, but not limited to, sports wagering). For avoidance of doubt, the terms “gaming” and “gambling” as used in this Lease are intended to include the meanings of such terms under NRS Section 463.0153.

“Gaming Authorities”: Any of the Nevada Gaming Commission, the Nevada Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, and any other gaming regulatory body or any agency or governmental authority which has, or may at any time after the Commencement Date have, jurisdiction over the gaming activities at the Leased Property or any successor to such authority.

“Gaming Corridor”: The greater Las Vegas Strip area bounded on the south by St. Rose Parkway (but, for the avoidance of doubt, including the M Resort), the north by US 95, on the east by Paradise Road or Maryland Parkway, as applicable, and on the west by Decatur Boulevard.

“Gaming Equipment”: All equipment, software systems and/or gaming devices, gaming devices parts inventory and other related gaming equipment and supplies used to conduct gambling games authorized by applicable Gaming Regulations at a Gaming Facility including without limitation, all slot machines, video lottery terminals, table games, cards, dice, chips, tables, player tracking systems, cashless wagering systems, electronic betting systems, mobile gaming systems, gaming kiosks, pari-mutuel wagering systems, and/or other software systems and devices used now or in the future (including any variation or derivative of any of the foregoing, or any newly created equipment, software system or gaming device) for the purposes of conducting gambling games, slot machines, gaming devices and live games.

“Gaming Facility”: The portion of any property upon which Gaming Equipment is utilized to generate Gaming revenues in accordance with a required Gaming License.

“Gaming License”: Any license, permit, approval, finding of suitability, finding of qualification or other authorization issued by Gaming Authorities to operate, carry on or conduct any gambling game, race book or sports pool, pari-mutuel wagering and/or offer to play any Gaming Equipment on the Leased Property, as required by any Gaming Regulation, including each of the licenses, permits or other authorizations set forth on Exhibit D, as amended from time to time, and those related to any Facility that are added to this Lease after the date hereof.

“Gaming Regulation(s)”: Any and all laws, statutes, ordinances, rules, regulations, policies, orders, resolutions, codes, decrees or judgments, and Gaming License conditions or restrictions, and requirements of any agreement with a local municipality, as amended from time to time, now or hereafter in effect or promulgated, pertaining to the operation, control, maintenance or Capital Improvement of a Gaming Facility or the conduct of a Person holding a Gaming License, including, without limitation, any contractual requirements or requirements imposed by a regulatory agency, commission, board, municipality, county, parish or other governmental body (including any Gaming Authority) pursuant to the jurisdiction and authority granted to it under applicable law.

“Government List”: (1) any list or annex to Presidential Executive Order 13224 issued on September 24, 2001 (“EO13224”), including any list of Persons who are determined to be subject to the provisions of EO13224 or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (2) the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, (3) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC, or (4) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other governmental authority or pursuant to any Executive Order of the President of the United States of America.

“Guarantor”: Tenant’s Parent or any Qualified Transferee which delivers a Guaranty in accordance with this Lease or consented to by Landlord.

“Guaranty”: That certain Guaranty of Lease dated as of the date hereof by and between Guarantor and Landlord, a form of which is attached as Exhibit E hereto, as the same may be amended or supplemented or restated from time to time in accordance with the terms of this Lease and the Guaranty, and any other form of guaranty in form and substance satisfactory to Landlord in its sole discretion (it being acknowledged by Landlord that a Guaranty in the form of Exhibit E attached hereto is satisfactory) executed by a Guarantor in favor of Landlord (as the same may be amended or supplemented or restated from time to time in accordance with this Lease and the Guaranty) pursuant to which such Guarantor agrees to guaranty all of the obligations of Tenant hereunder.

“Guest Data”: Any and all information and data identifying, describing, concerning or generated by website visitors or prospective, actual or past guests or customers of casinos, hotels, retail locations, restaurants, bars, spas, entertainment venues, or other facilities or services, including without limitation any and all guest or customer profiles, contact information (e.g. addresses, phone numbers, facsimile numbers and email addresses), histories, preferences, game play and patronage patterns, experiences, results and demographic information, whether or not any of the foregoing constitutes personally identifiable information, together with any and all other guest or customer information in any database of Tenant, Tenant’s Parent or their respective Affiliates, regardless of the source or location thereof, and including without limitation such information obtained or derived by Tenant, Tenant’s Parent or any of their respective Affiliates from (i) guests or customers of the Facilities (for the avoidance of doubt, including Property Specific Guest Data); or (ii) any other sources and databases, including websites, central reservations databases, operational data bases (ODS) and any player loyalty programs (e.g. the Tenant Rewards Program).

“Handling”: As defined in Section 32.4.

“Hazardous Substances”: Collectively, any petroleum, petroleum product or by product or any substance, material or waste that is defined, regulated or classified pursuant to any applicable Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and regulatory effect.

“Hotel Trademarks”: Collectively, the Aria Trademarks and the Vdara Trademarks.

“Impositions”: All taxes, special and general assessments, including assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term, rents or other amounts payable under any Property Documents, water rents, rates and charges, commercial rent taxes, sewer and other utility rents, rates and charges, excise tax levies, fees including license, permit, inspection, authorization and similar fees, and other governmental impositions, levies and charges of every kind and nature whatsoever, that may be assessed, levied, confirmed, imposed or become a lien on the Leased Property or any part thereof or any rent therefore or any estate, right, title or interest therein or any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof prior to, during or with respect to any period during the Term hereof through the expiration or earlier termination of this Lease together with (i) any taxes and assessments that may be levied, assessed or imposed upon the gross income arising from any Rent or in lieu of or as a substitute, in whole or in part, for any Imposition and (ii) all interest and penalties on the foregoing attributable to any failure in payment by Tenant (other than failures arising from the wrongful or negligent acts of Landlord where Tenant shall have furnished Landlord with no less than ten (10) days’ notice of such act which Tenant is aware). Except as described in clause (ii) above, the term “Impositions” shall, however, not include any of the following, all of which the parties agree shall be the responsibility of (and paid, before any fine, penalty, interest or cost may be added for non-payment, by) Landlord: (a) any franchise, income, excess profits, estate, inheritance, succession, transfer, gift, corporation, business, commerce, capital levy, or profits tax of Landlord, (b) any tax imposed with respect to the sale, exchange or other disposition by Landlord of the fee estate in the Leased Property or Landlord Change of Control, and (c) interest, penalties and other charges with respect to the foregoing items (a) and (b).

“Indebtedness”: Of any Person, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (x) trade accounts payable and accrued obligations incurred in the ordinary course of business or other accounts payable in the ordinary course of business in accordance with ordinary trade terms, (y) financing of insurance premiums and (z) any earn-out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP); (e) all Indebtedness of others to the extent secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (f) with respect to any Finance Lease of such Person, the amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP; (g) the net amount of the obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (including swap contracts); (h) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within ten (10) Business Days; and (i) all guaranty obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (h) above (other than, for the avoidance of doubt, in connection with any completion guarantee); provided, that for purposes of this definition, deferred purchase price obligations shall be calculated based on the net present value thereof. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type described in clause (d) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (g) above of any Person shall be zero unless and until such Indebtedness becomes due, in which case the amount of such Indebtedness shall be the amount due that is payable by such Person. For the avoidance of doubt, it is understood and agreed that (x) unredeemed casino chips and tokens and gaming winnings of customers, (y) any obligations of such Person in respect of cash management agreements and (z) any obligations of such Person in respect of employee deferred compensation and benefit plans shall not constitute Indebtedness. For all purposes hereof, the Indebtedness of the Tenant shall exclude (i) any obligations under this Lease and any similar lease and (ii) intercompany liabilities arising from the Tenant’s cash management, tax, and accounting operations and intercompany loan advances.

“Initial Fee Mortgagee Required Repairs”: As defined in Section 31.3(b).

“Initial Term”: As defined in Section 1.3.

“Insurance Requirements”: The terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

“Intellectual Property” or “IP”: All rights, title and interests in, to and under any intellectual property, as they exist anywhere in the world, whether registered or unregistered, including: (i) all patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether or not patentable), invention disclosures, improvements, business information, know-how, trade secrets, Confidential Information, designs, plans, blueprints, formulas, drawings, research and development, business and marketing plans, proposals and surveys, customer lists, tangible and intangible proprietary information, and all documentation relating to any of the foregoing, (iii) all copyrights, works of authorship, copyrightable works, copyright registrations and applications therefor, and all other rights corresponding thereto, (iv) all industrial designs and any registrations and applications therefor, (v) all trademarks, service marks, trade dress, trade styles, logos, trade names, brand names, assumed names, corporate names, Internet domain names and other indicia of commercial source or origin (whether registered, arising under common law or statutory law, or otherwise) and general intangibles of like nature, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith (collectively, “Trademarks”), (vi) all databases and data collections (including all Guest Data) and all rights therein (collectively, “Data”), (vii) all moral and economic rights of authors and inventors, however denominated, (viii) all social media user names and accounts, (ix) all computer software, firmware, microcode, operating systems, embedded applications or other programs, including all source code, object code, specifications, databases, designs and documentation related thereto, (x) all Internet addresses, electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing, (xi) all rights of privacy and publicity, (xii) any other similar intellectual property and proprietary rights of any kind, nature or description and (xiii) any copies of tangible embodiments therefrom (in whatever form or medium).

“Intercreditor Agreement”: As defined in Section 17.1(a).

“Investment Fund”: A bona fide private equity fund or bona fide investment vehicle arranged by and managed by or controlled by, or under common control with, a private equity fund (excluding any private equity fund investment vehicle the primary assets of which are Tenant and its Subsidiaries and/or this Lease and assets related thereto) that is engaged in making, purchasing, funding or otherwise investing in a diversified portfolio of businesses and companies and is organized primarily for the purpose of making equity investments in companies.

“IP Licenses”: Collectively, any agreements or arrangements pursuant to which Tenant, any Operating Subtenant or any of their respective Subsidiaries is granted a license to use any System-wide IP other than readily available off-the-shelf software.

“Item Subject to Deemed Consent”: As defined in Section 35.2.

“Land”: As defined in Section 1.1(b)(i).

“Landlord”: As defined in the preamble.

“Landlord Approved Capital Improvements”: As defined in Section 10.1(b).

“Landlord Change of Control”: If any Person other than BREP shall Control or hold any direct or indirect beneficial ownership of fifty percent (50%) or more on a fully diluted basis of the direct or indirect voting power in the Equity Interests of Landlord entitled to vote in an election of directors of Landlord; provided, however, any change in the direct or indirect ownership in Landlord’s Parent or any publicly reporting Person in one or more transactions shall not constitute a Landlord Change of Control.

“Landlord Indemnified Party” As defined in Section 21.1.

“Landlord Party”: As defined in the definition of Licensing Event.

“Landlord Representatives”: As defined in Section 23.4.

“Landlord Tax Returns”: As defined in Section 4.1(b).

“Landlord Work”: As defined in Section 10.6.

“Landlord’s Parent”: BREP, and its successors from time to time.

“Lease”: As defined in the preamble.

“Lease Year”: The first Lease Year shall be the period commencing on the Commencement Date and ending on the last day of the twelfth (12th) full calendar month following the Commencement Date, and each subsequent Lease Year shall be each period of twelve (12) full calendar months thereafter.

“Leased Improvements”: As defined in Section 1.1(b)(ii).

“Leased Property”: As defined in Section 1.1(b).

“Leased Property Rent Adjustment Event”: As defined in Section 14.6.

“Leasehold Estate”: As defined in Section 17.1(a).

“Legal Requirements”: All applicable federal, state, county, municipal and other governmental statutes, laws, rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions (including common law, Gaming Regulations and Environmental Laws) affecting any parties to this Lease (or the Guaranty), the Leased Property, Tenant’s Property or Capital Improvements or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (i) require repairs, modifications or alterations in or to the Leased Property and Tenant’s Property, (ii) in any way adversely affect the use and enjoyment thereof, or (iii) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance.

“Lessor Lien”: Any lien, encumbrance, attachment, title retention agreement or claim (other than any of the foregoing that arise as a result of a Facility Mortgage (or other security interest filing in relationship to a Facility Mortgage), or result from the transactions contemplated by this Lease, or that consist of liens and encumbrances of record or based on facts or occurrences affecting or relating to the any of the Facilities as of the Commencement Date or liens or encumbrances which are consented to by Tenant in writing, which consent shall not be unreasonably withheld, conditioned or delayed as provided in Section 7.2(c)) encumbering the Leased Property and that arises after the Commencement Date solely as a result of (a) any act or omission of Landlord or any of its Affiliates which is in violation of any of the terms of this Lease after notice from Tenant and failure to cure within all applicable cure periods, (b) any third-party claim against Landlord or its Affiliates that is unrelated to the use, ownership, operation or maintenance of the Leased Property and (i) for which Tenant is not required to indemnify Landlord pursuant to this Lease, and (ii) that is unrelated to the acts or omissions of Tenant, Tenant’s Subsidiaries or any of their respective Affiliates, or (c) any third-party claim against Landlord arising out of any transfer, sale, assignment, encumbrance or disposition by Landlord of all or any portion of the interest of Landlord in the Leased Property or any portion thereof (or any Landlord Change of Control) in violation of this Lease.

“Letter of Credit”: An irrevocable, unconditional, clean sight draft letter of credit reasonably acceptable to Landlord and Fee Mortgagee (as applicable) in favor of Landlord or, at Landlord’s direction, Fee Mortgagee and entitling Landlord or Fee Mortgagee (as applicable) to draw thereon based solely on a statement executed by an officer of Landlord or Fee Mortgagee (as applicable) stating that it has the right to draw thereon under this Lease in a location in the United States reasonably acceptable to Landlord or Fee Mortgagee (as applicable), issued by one or more domestic Eligible Institutions or the U.S. agency or branch of a foreign Eligible Institution, and upon which letter of credit Landlord or Fee Mortgagee (as applicable) shall have the right to draw in full: (a) if Landlord or Fee Mortgagee (as applicable) has not received at least thirty (30) days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; (b) thirty (30) days or less prior to the date of termination following receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated; and/or (c) thirty (30) days after Landlord or Fee Mortgagee (as applicable) has given a proper notice to Tenant that any of the financial institutions issuing the applicable letter of credit ceases to either be an Eligible Institution or meet the rating requirement set forth above.

“Licensing Event”: A communication (whether oral or in writing) by or from any Gaming Authority to Tenant or any of its Affiliates (each, a “Tenant Party”) or to a Landlord Party (as defined below) or other action by any Gaming Authority that indicates that (i) such Gaming Authority has found that the association of a Tenant Party with Landlord is likely to (A) result in a disciplinary action relating to, or the loss of, inability to reinstate or failure to obtain, any Gaming License or any other rights or entitlements held or required to be held by Landlord or any of its Affiliates (each, a “Landlord Party”) under any Gaming Regulations or (B) violate any Gaming Regulations to which a Landlord Party is subject; or (ii) a Tenant Party is required to be licensed, registered, qualified or found suitable under any Gaming Regulations, and such Tenant Party does not remain so licensed, registered, qualified or found suitable or, after becoming so licensed, registered, qualified or found suitable, fails to remain so, and, solely for purposes of determining whether an Event of Default has occurred under Section 16.1(a)(xii), the same causes cessation of Gaming activity at any Facility and would reasonably be expected to have a material adverse effect on any Facility.

“Lien”: As defined in Section 11.1(a).

“Liquor Authority”: As defined in Section 41.13(a).

“Liquor Laws”: As defined in Section 41.13(a).

“Listing Covenant”: As defined in Section 23.3.

“Market Capitalization”: With respect to a Person, the number of shares outstanding as reflected on the balance sheet included in such Person’s Financial Statements for the applicable fiscal quarter multiplied by the closing price of such Person’s shares on the applicable stock exchange on the last trading day of the applicable fiscal quarter.

“Master Transaction Agreement”: As defined in the Recitals.

“Material Indebtedness”: Any Indebtedness of the type referenced in clauses (a), (b), or (e) of the definition of Indebtedness of Tenant or the Operating Subtenants, the outstanding principal amount of which is in excess of One Hundred Million Dollars ($100,000,000).

“MTA Effective Date”: June 30, 2021.

“Net Income”: With respect to any fiscal period and with respect to any Person, the net income (or net loss) of that Person, determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines.

“Net Revenue”: With respect to any fiscal period, the net revenue derived from the Facilities (or, if expressly stated, from a particular Facility) by any Operating Subtenant (or Tenant with respect to any portion of the Facilities that is not subject to an Operating Sublease) or its Affiliates (without duplication) for that period, determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines; provided that “Net Revenue” shall exclude RSB Net Revenue.

“Net Worth”: (i) An entity’s equity as its total assets (including any available uncalled or unfunded capital commitments of investors) minus its total actual liabilities including the capitalization of any operating lease rent obligations at ten times (10x) the rent amount but excluding any operating lease liability recorded in total actual liabilities, in each case calculated in accordance with GAAP, and (ii) as it relates to an entity publicly traded and listed on the New York Stock Exchange, AMEX or NASDAQ, its Market Capitalization.

“New Lease”: As defined in Section 17.1(f).

“Non-Discriminatory”: Consistent, commercially reasonable treatment of all Persons regardless of the ownership, control or affiliations of any such Persons (i) subject to the same or substantially similar policies and procedures, including policies and procedures related to the standards of service and quality required to be provided by such Persons or (ii) participating jointly in the same transactions or relationships or participating in separate, but substantially similar, transactions or relationships for the procurement of goods or services (and whether such goods are purchased or leased), in each case, including, without limitation, the unbiased and consistent allocation of costs, expenses, savings and benefits of any such policies, procedures, relationships or transactions on the basis of a reasonable methodology; provided, however, that goods and services shall not be required to be provided in a manner that exceeds the standard of service required to be provided at the Leased Property under the terms of this Agreement to be deemed “Non-Discriminatory” nor shall the standard of service and quality provided at the facilities owned or operated by each such Person be required to be similar so long as, in each case, both (x) a commercially reasonable business justification (without giving effect to Lease economics) that is not discriminatory to Landlord or the Leased Property exists for the manner in which such goods and services are provided, as reasonably determined by Tenant in good faith, and (y) the manner in which such goods and services are provided is not intended or designed to frustrate, vitiate or reduce the rights of Landlord under this Lease, as reasonably determined by Tenant in good faith.

“Notice”: A notice given in accordance with Section 35.1.

“Notice of Termination”: As defined in Section 17.1(f).

“NPDES Permit”: As defined in Section 1.1(a)(vi).

“NRS”: As defined in Section 41.14.

“OFAC”: As defined in Section 39.1.

“Officer’s Certificate”: A certificate of Tenant or Landlord, as the case may be, signed by an authorized officer of such party.

“Operating Expenses”: With respect to any fiscal period, the operating expenses of the Facilities (without duplication) for that period, determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines.

“Operating Standard”: Operation of the Leased Property for the Primary Intended Use in a first class manner and at least substantially consistent with the standard of operations of the Facilities on the date hereof and which shall be performed in a Non-Discriminatory manner with other assets owned, leased, managed or operated by Tenant’s Parent or its Subsidiaries, including without limitation, with respect to the usage and allocation of proprietary information and systems related to the operating of Gaming, hotel and related businesses, Tenant Rewards Program, centralized services, purchasing programs, insurance programs, Intellectual Property, Guest Data, complimentaries, room rates and cross-marketing and cross-promotional activities with other properties owned, leased or operated by Tenant’s Parent and its Subsidiaries.

“Operating Subleased Property”: Means the Vdara Facility and the Aria Facility.

“Operating Subleases”: As defined in the Recitals.

“Operating Subtenant”: Initially, individually or collectively as the context may require, each entity listed on Schedule 2 attached hereto, each of which is and shall continue to be a Subsidiary of Tenant’s Parent, and any other Subsidiary of Tenant’s Parent that subleases any Operating Subleased Property in accordance with Section 41.17.

“Operating Subtenant Attornment Agreement”: As defined in Section 41.17(a).

“Operating Subtenant Guaranty”: That certain Subtenant Guaranty dated as of the date hereof by and among the Operating Subtenants, jointly and severally, and Landlord, delivered to Landlord in connection with the execution of this Lease, as the same may be amended or supplemented or restated from time to time in accordance with the terms of this Lease and the Operating Subtenant Guaranty.

“Overdue Rate”: On any date, a rate equal to five (5) percentage points above the Prime Rate, but in no event greater than the maximum rate then permitted under Legal Requirements.

“Pandemic”: Any public health crisis of any form as determined by public health officials, including without limitation, a mass influenza outbreak or any other illness or health issue, or any pandemic, epidemic, or widespread contagion or threat to human health, including but not limited to COVID-19, and any event or situation that a governmental authority has labelled a pandemic or similar term or as to which any governmental or quasi-governmental authority has issued a mandate, directive or recommendation to close, or limit or restrict any of the operations or occupancy at, any of the Facilities.

“Parent Company”: With respect to any Person in question, any other Person (other than an Investment Fund) (x) as to which such Person in question is a Subsidiary; and (y) which other Person is not a Subsidiary of any other Person (other than (1) an Investment Fund, which shall be deemed not to have any Parent Company, and (2) in the case of a Foreclosure Transferee that is an Investment Fund, no parent of such Investment Fund shall be required to provide a Guaranty pursuant to the last sentence of Section 22.2, if applicable, so long as a Qualified Transferee Controlling such Foreclosure Transferee has provided a Guaranty).

“Patriot Act Offense”: Any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism, (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the U.S.A. Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.

“Payment Date”: Any due date for the payment of the installments of Rent or any other sums payable under this Lease.

“PCAOB”: The Public Company Accounting Oversight Board.

“Permitted Affiliate Agreement”: Any Affiliate Agreement entered into prior to the date of this Lease or after the date hereof, in each case which (i) is for a bona fide purpose consistent with the Operating Standard and not used by Tenant to evade or avoid the Financial Covenant or the Listing Covenant or to distort the economic performance of any Facility in any material respect, (ii) does not subject Landlord to any obligations or liabilities with respect thereto, (iii) will not bind Landlord upon expiration or earlier termination of this Lease, (iv) is not otherwise designed to frustrate Landlord’s ability to enter into a new lease or management agreement at the expiration of this Lease and (v) will not result in a violation of Legal Requirements.

“Permitted Capital Improvements”: As defined in Section 10.1(a).

“Permitted Credit Facility Lender”: The lender or agent or trustee or similar representative on behalf of one or more lenders or noteholders or other investors under a Debt Agreement secured in part by a Permitted Credit Facility Pledge, in each case as and to the extent such Person has the power to act on behalf of all lenders under such Debt Agreement pursuant to the terms thereof; provided, such lender, agent or trustee or similar representative (but not necessarily the lenders, noteholders or other investors which it represents) is a banking institution or other eligible indenture trustee under the Trust Indenture Act of 1940, as amended, in each case, in the business of generally acting as a lender, agent or trustee or similar representative (in each case, on behalf of a group of lenders) under debt agreements or instruments similar to the Debt Agreement.

“Permitted Credit Facility Pledge”: A pledge or similar agreement creating a security interest in the direct or indirect interests in Tenant (or any Operating Subtenant), granted to or for the benefit of a Permitted Credit Facility Lender as collateral for the obligations under a Debt Agreement; provided, however, such Debt Agreement must be a bona fide corporate credit facility of Tenant’s Parent which is recourse to Tenant’s Parent.

“Permitted FF&E Expenditures”: As defined in Section 9.1(f).

“Permitted Leasehold Mortgage”: A document creating or evidencing an encumbrance on Tenant’s leasehold interest (or an Operating Subtenant’s subleasehold interest) in the Leased Property, granted to or for the benefit of a Permitted Leasehold Mortgagee as security for the obligations under a Debt Agreement; provided, however, so long as, at the time of entering into such Permitted Leasehold Mortgage, (i) such Debt Agreement is, or will be pursuant to the terms thereof, secured by assets of Tenant’s Parent and any subsidiaries thereof acting as borrowers and guarantors of such Debt Agreement and (ii) the fair market value (as reasonably determined by Tenant’s Parent in good faith and after giving effect to the terms of this Lease) of Tenant’s interest (or an Operating Subtenant’s subleasehold interest) in the Leased Property does not exceed one-third of the fair market value (as reasonably determined by Tenant’s Parent in good faith) of all of the assets of Tenant’s Parent, the borrowers and guarantors, taken as a whole, providing collateral for such Debt Agreement at the time such Debt Agreement is executed.

“Permitted Leasehold Mortgage Excluded Collateral”: As defined in Section 17.1(n).

“Permitted Leasehold Mortgagee”: The lender or agent or trustee or similar representative on behalf of one or more lenders or noteholders or other investors under a Permitted Leasehold Mortgage, in each case as and to the extent such Person has the power to act on behalf of all lenders under such Permitted Leasehold Mortgage pursuant to the terms thereof; provided, such lender, agent or trustee or similar representative (but not necessarily the lenders, noteholders or other investors which it represents) is a banking institution or other eligible indenture trustee under the Trust Indenture Act of 1940, as amended, in each case, in the business of generally acting as a lender, agent or trustee or similar representative (in each case, on behalf of a group of lenders) under debt agreements or instruments similar to the Debt Agreement.

“Permitted Leasehold Mortgagee Designee”: An entity designated by a Permitted Leasehold Mortgagee and acting for the benefit of the Permitted Leasehold Mortgagee, or the lenders, noteholders or investors represented by the Permitted Leasehold Mortgagee.

“Permitted Leasehold Mortgagee Foreclosing Party”: A Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee that forecloses on this Lease and assumes this Lease or a Subsidiary of a Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee that assumes this Lease in connection with a foreclosure on this Lease by a Permitted Leasehold Mortgagee.

“Permitted Management Agreement”: The RSB Services Agreement, any Existing Management Agreement, or any new management agreement or amendment or modification of the RSB Services Agreement or any Existing Management Agreement which is entered into after the date of this Lease and which (i) is for a bona fide purpose consistent with the Operating Standard, (ii) in the event of any new management agreement or an amendment or renewal thereof or of the RSB Services Agreement which could extend the term of an Existing Management Agreement or the RSB Services Agreement (including any grants of additional renewal or extension options), is expressly subject and subordinate to this Lease (with Landlord having no obligations or liabilities with respect thereto and such manager or other parties thereto having no rights after expiration or termination of this Lease, except to the extent provided by any subordination, non-disturbance and attornment agreement delivered by Landlord in accordance with this Lease), (iii) is not otherwise designed to frustrate Landlord’s ability to enter into a new lease or management agreement at the expiration or earlier termination of this Lease, (iv) does not grant any right to purchase, right of first offer or right of first refusal with respect to the purchase of any portion of the Leased Property, (v) does not result in a violation of any Legal Requirements, and (vi) with respect only to the RSB Services Agreement and any amendment or modification thereto which is entered into after the date of this Lease, (a) does not result in a material adverse effect on the financial performance of the Leased Property (including, without limitation, Net Revenue and EBITDA) as compared to the effect on the financial performance of the Leased Facilities caused by the RSB Services Agreement in effect as of the MTA Effective Date and (b) does not expand the RSB Space by more than 4,000 square feet from that existing as of the MTA Effective Date or, to the extent that such expansion exceeds 4,000 square feet, the Tenant or the applicable Operating Subtenant is charging fair market rent for any such excess RSB Space pursuant to the RSB Services Agreement or any other Permitted Management Agreement or Permitted Sublease.

“Permitted Sublease”: Any (x) Existing Sublease or (y) any new sublease or amendment or renewal of an Existing Sublease which is entered into after the date of this Lease and which, (i) if the sublessee is not an Affiliate of Tenant, is on commercially reasonable, arms’ length terms and with respect to Primary Space only, with market rent as determined by Tenant in good faith, (ii) is for a bona fide purpose consistent with the Operating Standard, (iii) in the event of any new sublease or an amendment or renewal which could extend the term of an Existing Sublease (including any grants of additional renewal or extension options), is expressly subject and subordinate to this Lease (with Landlord having no obligations or liabilities with respect thereto and such subtenant having no rights after expiration or termination of this Lease, except to the extent provided by any subordination, non-disturbance and attornment agreement delivered by Landlord in accordance with this Lease), (iv) is not otherwise designed to frustrate

Landlord’s ability to enter into a new lease or management agreement at the expiration of this Lease, (v) does not grant any right to purchase, right of first offer or right of first refusal with respect to the purchase of any portion of the Leased Property, and (vi) does not result in a violation of any Legal Requirements.

“Person” or “person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“PLL”: As defined in Section 13.1(j).

“Preliminary Financial Covenant Compliance Report”: As defined in Section 23.1(b)(iii).

“Primary Intended Use”: Hospitality, entertainment, entertainment venues, Gaming and/or pari-mutuel use generally consistent with prevailing hospitality, entertainment or Gaming industry use at any time, together with all ancillary or complementary uses consistent with such use and operations (including hotels, resorts, convention centers, retail facilities, restaurants, spas, clubs, bars, etc.), together with any other uses in effect on the date hereof and together with any other uses otherwise generally consistent with the Operating Standard.

“Primary Space”: Those portions of a Facility that are used primarily for hotel, casino or convention purposes as of the Commencement Date (as may be reasonably adjusted from time to time in accordance with the Primary Intended Use).

“Prime Rate”: On any date, a rate equal to the annual rate on such date publicly announced by JPMorgan Chase Bank, N.A. (provided, that if JPMorgan Chase Bank, N.A. ceases to publish such rate, the Prime Rate shall be determined according to the Prime Rate of another nationally known money center bank reasonably selected by Landlord), to be its prime rate for ninety (90)-day unsecured loans to its corporate borrowers of the highest credit standing, but in no event greater than the maximum rate then permitted under applicable law.

“Proceeding”: As defined in Section 23.1(b)(ix).

“Prohibited Persons”: As defined in Section 39.1(a).

“Property”: Any right, title or interest in or to property or assets of any kind whatsoever, whether real, Personal (as defined in the UCC) or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests, trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, equity interests or other ownership interests of any other Person owned by the first Person.

“Property Charges”: As defined in Section 4.3.

“Property Documents”: (1) Declarations, reciprocal easement and/or operating agreements, easements, covenants, exceptions, conditions and restrictions in each case affecting the Leased Property or any portion thereof (i) that are listed on the title policies obtained on or about the Commencement Date, or (ii) made after the date hereof in accordance with the terms of this Lease, but excluding, in any event, all Fee Mortgage Documents, (2) the CityCenter Property Documents and (3) the Vdara Condo Documents.

“Property Specific Guest Data”: Any and all Guest Data, to the extent owned by or under the possession or control of Tenant, Tenant’s Parent or their respective Affiliates, identifying, describing, concerning or generated by website visitors or prospective, actual or past guests and/or customers, in each case, of the Facilities and which is used with respect to the Facilities, including retail locations, restaurants, bars, casino and Gaming Facilities, spas and entertainment venues therein, but excluding, in all cases, (i) Guest Data that has been integrated into analytics, reports, or other similar forms, including in connection with the Tenant Rewards Program (it being understood that this exception shall not apply to such Guest Data itself, i.e., in its original form prior to integration into such analytics, reports, or other similar forms in connection with the Tenant Rewards Program), (ii) Guest Data that concerns facilities other than the Facilities and (iii) Guest Data that concerns proprietary information and systems related to the operation of Gaming, hotel and related businesses and is not related to any of the Facilities.

“Property Specific IP”: All Intellectual Property (other than Data) that is both (i) exclusively related to any Facility (or the Facilities collectively) and (ii) currently or hereafter owned by Tenant, Tenant’s Parent or any of their respective Affiliates, including the Intellectual Property set forth on Schedule 3-A and Schedule 3-B attached hereto, but excluding the Hotel Trademarks.

“Qualified Operator”: A Person that (A) has revenues derived from hotels or facilities for gaming (or both), in accordance with GAAP, of not less than One Billion and No/100 Dollars ($1,000,000,000.00) per year for each of the preceding three (3) years as of the date of determination and (B) leases, operates or manages resorts with at least 2,500 rooms and casino operations of at least 100,000 square feet of gaming area, 1,300 slots and 100 gaming tables. At the time of appointment, such Person (a) shall not be subject to a bankruptcy, insolvency or similar proceeding, (b) shall have never been convicted of, or pled guilty or no contest to, a Patriot Act Offense and shall not be on any Government List, (c) shall not be, and shall not be controlled by, a Prohibited Person or a person that has been found “unsuitable,” for any reason, by any applicable Gaming Authority, (d) shall have not been the subject of a material governmental or regulatory investigation which resulted in a conviction for criminal activity involving moral turpitude, (e) shall have not been found liable pursuant to a non-appealable judgment in a civil proceeding for attempting to hinder, delay or defraud creditors, and (f) shall have all required licenses and approvals required under applicable law (including Gaming Regulations), including all required Gaming Licenses for itself, its officers, directors, and Affiliates (including officers and directors of its Affiliates) to manage the Facilities or the applicable Facility.

“Qualified Transferee”: A Person that satisfies each of the following requirements: (a) a Net Worth (exclusive of the Leased Property) of no less than Five Billion Dollars ($5,000,000,000.00) of which at least Two Billion Dollars ($2,000,000,000.00) relates to assets located in the United States (exclusive of the Leased Property), (b) such transferee and all of its applicable officers, directors and Affiliates (including the officers and directors of its Affiliates), to the extent required under applicable Gaming Regulations or other Legal

Requirements, are licensed by the Gaming Authority or otherwise found suitable to lease the Leased Property in accordance herewith, (c) such transferee has not been the subject of a material governmental or regulatory investigation which resulted in a conviction for criminal activity involving moral turpitude and has not been found liable pursuant to a non-appealable judgment in a civil proceeding for attempting to hinder, delay or defraud creditors, (d) such transferee has never been convicted of, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List; (e) such transferee has not been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding during the prior five (5) years from the applicable date of determination; (f) such transferee is not, and is not Controlled by a Prohibited Person or a person that has been found “unsuitable” for any reason or has had any application for a Gaming License withdrawn “with prejudice” by any applicable Gaming Authority; (g) such transferee complies with any Fee Mortgagee’s customary “know your customer” requirements applicable to such transferee and its equity holders; and (h) such transferee is not associated with a person who has been found “unsuitable”, denied a Gaming License or otherwise precluded from participation in the Gaming industry by any Gaming Authority where such association would reasonably be expected to adversely affect any of Landlord’s or its Affiliates’ Gaming Licenses or Landlord’s or its Affiliates’ then-current standing with any Gaming Authority.

“Qualifying CapEx”: Expenditures relating to the installation or restoration of Capital Improvements or FF&E with respect to the Leased Property, which shall (x) exclude any costs incurred that (A) are related to ordinary course maintenance and repairs and not capitalized in accordance with GAAP, (B) are included in Operating Expenses, determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines, (C) relate to Permitted Leasehold Mortgages, purchase money financing, equipment financing, equipment lease, or financing secured by liens on Capital Improvements or FF&E (but excluding any Permitted Credit Facility Pledge), or (D) would constitute capitalized interest, and (y) be limited to costs which are with third parties dealing at arms’ length or with Affiliates dealing on arms’ length terms (with any costs paid to Affiliates not exceeding market rates) and capitalized in accordance with GAAP, consistently applied using the Existing Accounting Guidelines.

“Radius”: As defined in Section 13.6.

“Recharacterization”: As defined in Section 11.1(c).

“Recharacterized Deed of Trust”: As defined in Section 11.1(c).

“Related Persons”: With respect to a party, such party’s Affiliates and Subsidiaries and the directors, officers, employees, agents, partners, managers, members, advisors and controlling persons of such party and its Affiliates and Subsidiaries.

“Renewal Notice”: As defined in Section 1.4.

“Renewal Term”: As defined in Section 1.4(a).

“Rent”: The Base Rent.

“Representative”: With respect to the lenders or holders under a Debt Agreement, a Person designated as agent or trustee or a Person acting in a similar capacity or as representative for such lenders or holders.

“Required CapEx”: An aggregate amount of Qualifying CapEx spent during the applicable CapEx Testing Period equal to the product of (x) the Specified CapEx Percentage (based on the applicable Specified CapEx Percentage for each Lease Year during such CapEx Testing Period) and (y) the actual Net Revenue during such CapEx Testing Period.

“Required CapEx Funding Deadline”: As defined in Section 9.1(e)(i).

“Reserve Control Trigger Period”: (A) Any Covenant Failure Period, or (B) any period during which an Event of Default exists (provided that, with respect to Sections 16.1(a)(v) and (vi), for purposes of this definition only, the cure periods provided in Sections 16.1(a)(v) and (vi), respectively, shall not be taken into account).

“Reserve Disbursement Requirements”: The requirements for disbursements of CapEx Reserve Funds and FF&E Reserve Funds identified on Schedule 9.

“Responsible Officer”: Tenant’s or Tenant’s Parent’s, as applicable, chief executive officer, chief operating officer, treasurer, assistant treasurer, secretary, assistant secretary, executive vice presidents and senior vice presidents and, regardless of designation, the chief financial officer of Tenant’s Parent, provided, that Tenant’s Parent may designate one or more other officers as Responsible Officers.

“Restricted Information”: As defined in Section 23.1(c).

“Restricted Reserve Accounts”: As defined in Section 9.1(g).

“Restoration Deficiency”: As defined in Section 14.2(c).

“RSB Net Revenue”: The “Net Revenue” (as defined in the RSB Services Agreement) that is contractually earned (or borne) by BetMGM under the RSB Services Agreement.

“RSB Purposes”: A race book and/or sports pool and similar sports wagering activities at the portions of the Facilities dedicated to race book and/or sports pool.

“RSB Services Agreement”: That certain Race Book and Sports Pool Services Agreement, dated as of July 15, 2019, by and among MGM Resorts Interactive, LLC and BetMGM, and various other parties to the agreement, as amended by that certain First Amendment to Race Book and Sports Pool Service Agreement, dated as of June 9, 2021, as the same may be further modified, amended, restated, bifurcated or otherwise supplemented from time to time in accordance with the terms of this Lease (including as provided in the definition of “Permitted Management Agreements”).

“RSB Space”: That portion of the Aria Facility used primarily for the RSB Purposes, as such area may be modified from time to time in accordance with the terms of this Lease.

“Sanctions Authority”: As defined in Section 39.1.

“Schedule 8 Capital Improvements”: As defined in Section 10.1(a).

“SEC”: The United States Securities and Exchange Commission.

“SEC Filing Deadline”: As defined in Section 23.1(b)(i).

“SEC Reports”: All quarterly and annual reports required under the Exchange Act and related rules and regulations to be filed with the SEC on Forms 10-Q and 10-K.

“Section 4.3 Certification”: As defined in Section 4.3.

“Section 4.3 Waiver”: As defined in Section 4.3.

“Securities Act”: The Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Solvent”: With respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts (including contingent liabilities) as they become absolute and matured, (c) such Person has not incurred, and does not intend to, and does not believe that it will, incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification No. 450).

“Specified CapEx Percentage”: With respect to each calendar year (a) during the period from January 1, 2021 through December 31, 2025, 4.0%, (b) during the period from January 1, 2026 through December 31, 2030, 2.5%, (c) during the period from January 1, 2031 through December 31, 2040, 3.0%, and (d) thereafter, 3.5%.

“Specified Communications”: Each of the following items to the extent required to be delivered to Landlord in accordance with the indicated provisions of this Lease:

(a)    Any certificates and related backup required to be delivered pursuant to Section 4.1 and Section 4.3;

(b)    Any Annual Certificate and copies of any third party surveys, environmental, engineering, zoning, seismic or property conditions reports obtained by Tenant required to be delivered pursuant to Section 8.5;

(c)    Any CapEx Testing Period Certificate required to be delivered pursuant to Section 9.1, a CapEx Disbursement Request submitted pursuant to Section 9.1(e)(v) or FF&E Disbursement Request submitted pursuant to Section 9.1(f);

(d)    Any Annual Certificate and copies of any subleases or management agreements required to be delivered pursuant to Section 22.3(d);

(e)    Any Financial Statements, together with a report from the accounting firm (for annual statements) or certificate from a Responsible Officer (for quarterly statements), required to be delivered pursuant to Section 23.1(b)(i);

(f)    Any “no default” certificate required to be delivered pursuant to Section 23.1(b)(i);

(g)    Any budget and projection information required to be delivered pursuant to Section 23.1(b)(ii);

(h)    Any Preliminary Financial Covenant Compliance Report required to be delivered pursuant to Section 23.1(b)(iii);

(i)    Any Final Financial Covenant Compliance Report required to be delivered pursuant to Section 23.1(b)(iv);

(j)    Any Quarterly Operating Report required to be delivered pursuant to Section 23.1(b)(v); and

(k)    Any Tenant’s audited annual financial report, together with a report from an Approved Accounting Firm, required to be delivered pursuant to Section 23.1(b)(vi), and any evidence of third-party costs and expenses incurred by Tenant in connection with such report.

“Specified Debt Agreement Default”: Any event or occurrence under a Debt Agreement that enables or permits the lenders or holders (or Representatives of such lenders or holders) to accelerate the maturity of the Indebtedness outstanding under a Debt Agreement.

“Specified Tenant Securitization Matters”: Those portions of the Disclosure Documents for a Fee Mortgage which specifically describe (i) Tenant, (ii) Tenant’s Parent or (iii) historical financial performance of the Facilities (including occupancy, ADR, Revpar, revenues by department, departmental expenses, operating expenses and fixed expenses), (iv) the gaming overview of the Facilities (including slot units, table units and historical hold percentage) and (v) historical capital expenditures at the Facilities.

“State”: Nevada.

“Subsidiary”: As to any Person, (i) any corporation at least fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time of determination owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has at least a fifty percent (50%) equity interest at the time of determination. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Lease shall refer to a Subsidiary or Subsidiaries of Tenant, except to the extent expressly stated to be with respect to a Subsidiary or Subsidiaries of Landlord.

“System-wide IP”: All of the Intellectual Property (in each case, excluding Property Specific IP, Property Specific Guest Data and Hotel Trademarks) that (i) Tenant’s Parent or any of its Affiliates (other than Tenant or its Subsidiaries) currently license or otherwise provide to Tenant or its Subsidiaries pursuant to a written agreement or otherwise in order to provide services to any Facility or (ii) is otherwise licensed to, but not owned by, Tenant or its Subsidiaries for their respective properties, including any and all such Intellectual Property comprising and/or related to the Tenant Rewards Program.

“Temporary Taking”: As defined in Section 15.3.

“Tenant”: As defined in the preamble.

“Tenant Capital Improvement”: A Capital Improvement constructed by or at the direction of Tenant or any applicable Operating Subtenant at any Facility after the date hereof.

“Tenant Change of Control”: (i) Any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Tenant’s Parent and its Affiliates, shall have acquired direct or indirect beneficial ownership or control of thirty-five percent (35%) or more on a fully diluted basis of the direct or indirect voting power in the Equity Interests of Tenant entitled to vote in an election of directors of Tenant or Tenant’s Parent, (ii) the direct or indirect sale by Tenant or Tenant’s Parent of all or substantially all of Tenant’s assets, whether held directly or through Subsidiaries, relating to the Facilities in one transaction or in a series of related transactions (excluding sales to Tenant or its Subsidiaries) to a Person that is not wholly owned and controlled (directly or indirectly) by Tenant’s Parent, or (iii) Tenant ceasing to be a wholly-owned and Controlled Subsidiary (directly or indirectly) of Tenant’s Parent. Notwithstanding the foregoing, no acquisition of shares of or transfer of any interest in Tenant’s Parent or any other publicly traded Person in one or more transactions shall result in a Tenant Change of Control, provided that after giving effect to such Tenant Change of Control, Tenant would be able to make the representations in Section 39.1 of this Lease without qualification.

“Tenant Competitor”: A Person or Affiliate of any Person (other than an Affiliate of Tenant) which (i) is among the top 10 global gaming companies by annual revenues or (ii) operates, leases or manages resorts with at least 1,000 rooms in the Gaming Corridor; provided, that notwithstanding anything to the contrary contained herein, “Tenant Competitor” shall not include (x) commercial or corporate banks, pension funds, mutual funds and any other funds that are managed or controlled by a commercial or corporate bank which funds principally invest in commercial loans or debt securities or (y) any Person that has elected to be treated as a real estate investment trust and whose primary business activity is limited to acting as a landlord of properties under long-term triple-net leases that may include Gaming Facilities.

“Tenant Information”: Information concerning Tenant, Tenant’s Parent or their respective Affiliates, or any of their respective assets or businesses, including, without limitation, the operation of the Leased Property.

“Tenant Party”: As defined in the definition of Licensing Event.

“Tenant Property Rights”: As defined in Section 8.4.

“Tenant Representatives”: As defined in Section 23.4.

“Tenant Rewards Program”: The “M-Life Rewards” program or any other customer loyalty program of Tenant’s Parent and its Affiliates to the extent used at, or in connection with the marketing, advertising or promotion of, the Leased Property.

“Tenant’s Parent”: (i) MGM Resorts International, (ii) any successor by operation of law (whether through a merger, consolidation or similar transaction) to the obligations of MGM Resorts International under the Guaranty, (iii) any other entity that acquires all or substantially all of the assets of MGM Resorts International and delivers a Guaranty to Landlord (with any such entity being required hereunder to deliver a Guaranty to Landlord), or (iv) in connection with any Foreclosure Assignment or Foreclosure COC, the Qualified Transferee that delivers a Guaranty to Landlord (with any such Qualified Transferee being required to deliver a Guaranty to Landlord).

“Tenant’s Pledged Property”: Tenant’s Property but excluding (a) any cash, securities or investments, (b) all products and proceeds of Tenant’s Pledged Property, (c) all Intellectual Property, and (d) any Gaming Licenses. Notwithstanding the foregoing, in no event shall Tenant’s Pledged Property include (i) any asset or property to the extent the grant of a security interest is prohibited by any Legal Requirements or requires a consent not obtained by any governmental authority pursuant to any Legal Requirements; (ii) any asset or property subject to shared services on a Non-Discriminatory basis consistent with past practice and in accordance with the Operating Standard; and (iii) any lease, license or other agreement or contract (including joint venture agreements) or any property subject to a purchase money security interest or similar arrangement (including equipment financing) entered into in the ordinary course of business consistent with the Operating Standard and does not impair in any material respect Landlord’s rights under Section 36.1.

“Tenant’s Property”: All assets which, in each case are (i) owned by Tenant or any Operating Subtenant, (ii) located at the Leased Property and (iii) primarily related to or used in connection with the operation of the business conducted on or about the Leased Property, together with all replacements, modifications, additions, alterations and substitutes therefor, but specifically excluding the Excluded Assets.

“Tenant’s Property FMV”: As defined in Section 36.1.

“Term”: As defined in Section 1.3.

“Terminated Facility”: As defined in Section 14.6.

“Termination Notice”: As defined in Section 17.1(d).

“Test Period”: With respect to any Person or Facility, for any date of determination, the period of the four (4) most recently ended consecutive fiscal quarters of such Person or Facility for which financial statements are available or are required to have been delivered hereunder, commencing with the first “Test Period” which shall be from April 1, 2022 through March 31, 2023 . By way of example, with respect to the Preliminary Financial Covenant Compliance Report and the Final Financial Covenant Compliance Report to be delivered on April 15, 2023 and May 30, 2023, the Test Period shall be April 1, 2022 through March 31, 2023.

“Trademarks”: As defined in the definition of Intellectual Property.

“Transition Services Agreement”: That certain Transition Services Agreement, dated as of the date hereof, by and among Tenant, Landlord, and CityCenter Land, LLC.

“Treasury Regulations”: The regulations promulgated under the Code, as such regulations may be amended from time to time.

“UCC”: Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unavoidable Delay”: Delays due to strikes, lock-outs, inability to procure materials, power failure, acts of God, governmental or quasi-governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty, governmental mandates, directives or recommendations, Pandemic, or other causes beyond the reasonable control of the party responsible for performing an obligation hereunder, including any situation in which other similar hotels or casinos in in the Gaming Corridor are generally closed; provided, that lack of funds shall not be deemed a cause beyond the reasonable control of a party.

“Unsuitable for Its Primary Intended Use”: A state or condition of a Facility such that by reason of damage or destruction, or a partial Condemnation, a Facility cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the amount of square footage and the estimated revenue affected by such damage or destruction.

“U.S.A. Patriot Act”: As defined in Section 8.2(c).

“Vdara Condo Association”: The Vdara Unit Owners Association, a Nevada nonprofit corporation, its successors and assigns.

“Vdara Condo Board”: The board of directors of the Vdara Condo Association.

“Vdara Condo By-Laws”: The Amended and Restated Bylaws of the Vdara Condo Association, adopted on March 11, 2010, as the same may be amended from time to time in accordance with the terms of this Lease.

“Vdara Condo Declaration” Means that certain Declaration of Covenants, Conditions and Restrictions and Reservations of Easements for Vdara Condo Hotel, dated as of March 10, 2010, and made by CityCenter Vdara Development, LLC, a Nevada limited liability company (“Declarant”), and recorded on March 12, 2010 in Book 20100312 as Instrument Number 0000455 of Official Records, Clark County, Nevada, as the same may be amended from time to time in accordance with the terms of this Lease.

“Vdara Condo Documents”: Collectively, the Vdara Condo Declaration, the Vdara Condo By-Laws and the Articles of Incorporation of the Vdara Condo Association.

“Vdara Condominium”: The condominium hotel (as that term is defined in Nevada Condominium Hotel Act NRS §116B.005 et. seq., and any successor statutes thereto) located on the Vdara Land and known as the Vdara Condo Hotel, created by the Vdara Condo Declaration.

“Vdara Excluded Assets”: As defined in Section 1.1(b).

“Vdara Facility”: As defined in Exhibit A attached hereto.

“Vdara Fixtures”: As defined in Section 1.1(b)(iv).

“Vdara Land”: As defined in Section 1.1(b)(i).

“Vdara Landlord”: As defined in the preamble.

“Vdara Leased Improvements”: As defined in Section 1.1(b)(ii).

“Vdara Leased Property”: As defined in Section 1.1(b).

“Vdara Operating Subtenant”: CityCenter Vdara Development, LLC, or any successor Operating Subtenant of the Vdara Leased Property in accordance with this Lease (including, without limitation pursuant to Section 41.17).

“Vdara Trademarks”: (i) The “Vdara” (or any Trademark that replaces “Vdara” as the primary brand name used to identify the Vdara Facility) brands and Trademarks containing “Vdara”, and all variations and derivations thereof, in any format, font, style or design, whether alone or in combination with any other terms, phrases, symbols, logos, styles or designs, including all registrations and applications therefor, and including the Intellectual Property set forth on Schedule 3-B-2 and (ii) associated copyrights.

“Vdara Water Infrastructure”: As defined in Section 1.1(b)(vi).

“Voluntary Cessation”: As defined in Section 7.2(d).

“Water Assets”: As defined in Section 41.16.

“Water Infrastructure”: As defined in Section 1.1(b)(vi).

ARTICLE III

RENT

3.1    Rent. During the Term, Tenant will pay to Landlord the Rent and Additional Charges in lawful money of the United States of America and legal tender for the payment of public and private debts, in the manner provided in Section 3.3. The Base Rent during any Lease Year is payable in advance in consecutive equal monthly installments on the first (1st) Business Day of each calendar month during that Lease Year. Unless otherwise agreed by the parties, Rent and Additional Charges shall be prorated as to any partial months at the beginning and end of the Term. Rent payable during any Lease Year consisting of more or less than twelve (12) calendar months shall be adjusted such that the portion of the Rent for each calendar month in any such Lease Year is equal to the Rent divided by twelve (12).

3.2    Late Payment of Rent. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or Additional Charges will cause Landlord to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Rent or Additional Charges (other than Additional Charges payable to a Person other than Landlord) shall not be paid within five (5) days after its due date, Tenant will pay Landlord on demand a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or (b) the maximum amount permitted by law. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. Thereafter, if any installment of Rent or Additional Charges shall not be paid within ten (10) days after its due date, the amount unpaid, including any late charges previously accrued, shall bear interest at the Overdue Rate from the due date of such installment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

3.3    Method of Payment of Rent. Rent and Additional Charges to be paid to Landlord shall be paid by electronic funds transfer debit transactions through wire transfer of immediately available funds and shall be initiated by Tenant for settlement on or before the Payment Date; provided, however, if the Payment Date is not a Business Day, then settlement shall be made on the next succeeding day which is a Business Day. Landlord shall provide Tenant with appropriate wire transfer information in a Notice from Landlord to Tenant. If Landlord directs Tenant to pay any Rent to any party other than Landlord, Tenant shall send to Landlord, simultaneously with such payment, a copy of the transmittal letter or invoice and a check whereby such payment is made or such other evidence of payment as Landlord may reasonably require.

3.4    Net Lease. Landlord and Tenant acknowledge and agree that (i) this Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Rent shall be paid absolutely net to Landlord, so that this Lease shall yield to Landlord the full amount or benefit of the installments of Rent and Additional Charges throughout the Term with respect to each Facility, all as more fully set forth in Article IV and subject to any other provisions of this Lease which expressly provide for adjustment or abatement of Rent or other charges. If Landlord commences any proceedings for non-payment of Rent, Tenant will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Tenant would lose or waive such claim by the failure to assert it. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in a separate action brought by Tenant. The covenants to pay Rent and other amounts hereunder are independent covenants, and Tenant shall have no right to hold back, offset or fail to pay any such amounts for default by Landlord or for any other reason whatsoever.

3.5    Fair Market Rent. In the event that it becomes necessary to determine the Fair Market Rent of the Facilities for any purpose of this Lease, and the parties cannot agree among themselves on such Fair Market Rent within twenty (20) days after the first request made by one of the parties to do so, then either party may notify the other of a Person selected to act as appraiser (such Person, and each other Person selected as provided herein, an “Appraiser”) on its behalf. Within fifteen (15) days after receipt of any such Notice, the other party shall, by notice to the first party, appoint a second Person as Appraiser on its behalf. The Appraisers thus appointed, each of whom must be a member of The Appraisal Institute/American Institute of Real Estate Appraisers (or any successor organization thereto, or, if no such organization exists, a similarly nationally recognized real estate appraisal organization) with at least ten (10) years of experience appraising properties similar to such Facility, shall, within forty-five (45) days after the date of the notice appointing the first Appraiser, proceed to appraise the applicable Facility to determine the Fair Market Rent thereof as of the relevant date; provided, that if one Appraiser shall have been so appointed, or if two Appraisers shall have been so appointed but only one such Appraiser shall have made such determination within fifty (50) days after the making of the initial appointment, then the determination of such Appraiser shall be final and binding upon the parties. If two (2) Appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed five percent (5%) of the lesser of such amounts, then the Fair Market Rent shall be an amount equal to fifty percent (50%) of the sum of the amounts so determined. If the difference between the amounts so determined shall exceed five percent (5%) of the lesser of such amounts, either party may request the appointment of Experts pursuant to Article XXXIV to determine Fair Market Rent.

ARTICLE IV

IMPOSITIONS

4.1    Impositions. (a) Subject to Article XII relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions as and when due before any fine, penalty, interest or cost may be added for non-payment. Tenant shall make, or cause to be made, such payments directly to the taxing authorities (or such other party imposing the same), and, on a quarterly basis, as part of the certification required under Section 4.3 of this Lease, shall promptly, where feasible, furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments. If Tenant is not permitted to, or it is otherwise not feasible for Tenant to, make (or cause to be made) such payments directly to the taxing authorities or other applicable party, then Tenant shall make (or cause to be made) such payments to Landlord at least ten (10) Business Days prior to the due date, and Landlord shall make such payments to the taxing authorities or other applicable party prior to the due date. Tenant’s obligation to pay (or cause to be paid) Impositions shall be absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof subject to Article XII. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments, whether or not interest shall accrue on the unpaid balance of such Imposition, Tenant may pay (or cause to be paid) the same, and any accrued interest on the unpaid balance of such Imposition, in installments as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto.

(b)    Landlord or Landlord’s Parent shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock and any other returns required to be filed by or in the name of Landlord with respect to or relating to the Leased Property (the “Landlord Tax Returns”), and Tenant or Tenant’s Parent shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Leased Property (including all Capital Improvements) and Tenant’s Property.

(c)    Any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant or any Operating Subtenant shall be paid over to or retained by Tenant or such Operating Subtenant (and any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Landlord, if any, shall be paid over to or retained by Landlord (unless Tenant has subsequently reimbursed Landlord therefor)) if no Event of Default has occurred and is continuing. If an Event of Default shall have been declared by Landlord and be continuing, any such refund shall be paid over to or retained by Landlord.

(d)    Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. If any property covered by this Lease is classified as personal property for tax purposes, Tenant shall file, or cause to be filed, all personal property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

(e)    Billings for reimbursement by Tenant to Landlord of personal property or real property taxes and any taxes due under Landlord Tax Returns, if and to the extent Tenant is responsible for such taxes under the terms of this Section 4.1, shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property or other tax obligations of Landlord with respect to which such payments are made.

(f)    Impositions imposed or assessed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such termination, and Tenant’s obligation to pay its prorated share thereof in respect of a tax-fiscal period during the Term shall survive such termination. Landlord will not voluntarily enter into agreements that will result in additional Impositions without Tenant’s consent, which shall not be unreasonably withheld, conditioned or delayed (it being understood that it shall not be reasonable to withhold consent to customary additional Impositions that other property owners of properties similar to the Leased Property customarily consent to in the ordinary course of business); provided, Tenant is given reasonable opportunity to participate in the process leading to such agreement. Impositions imposed or assessed in respect of any tax fiscal period occurring (in whole or in part) prior to the Commencement Date shall be Tenant’s obligation to pay or cause to be paid.

4.2    Utilities and other Matters. Tenant shall pay or cause to be paid when due and payable all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property (including all Capital Improvements). Tenant shall also pay or caused to be paid when due and payable, or promptly reimburse Landlord for, all costs and expenses of any kind whatsoever with respect to any Facility and with respect to the Term hereof which at any time may be imposed against Landlord by reason of any of the Property Documents, including any and all costs and expenses associated with any utility, drainage and parking easements.

4.3    Compliance Certificate. Landlord shall deliver to Tenant, promptly following Landlord’s receipt thereof, any bills received by Landlord for items required to be paid by Tenant hereunder, including, without limitation, Impositions, utilities and insurance. Tenant shall furnish to Landlord on a quarterly basis (at the time of the quarterly reporting contemplated to be delivered pursuant to Section 23.1(b)(iii)), a certification (together with reasonable evidence of payment) stating that in all material respects all or a specified portion of Impositions, utilities, insurance premiums or, to the extent specified by Landlord, any other amounts payable by Tenant hereunder that have, in each case, come due prior to the date of such certification (collectively, “Property Charges”) have been paid (or that such payments are being contested in good faith by Tenant in accordance with Article XII hereof) (each, a “Section 4.3 Certification”). Notwithstanding the foregoing or anything to the contrary contained in this Lease, Landlord hereby waives any obligation of Tenant to provide evidence of payment of any Property Charges (including any Property Charges otherwise constituting Impositions) other than (a) real property taxes and assessments, (b) water and sewer rents, (c) insurance premiums, and (d) ground lease rents (collectively, the “Essential Property Charges”), and confirms that evidence of payment during the applicable calendar quarter of any Essential Property Charges shall be the only evidence of payment required to be provided with any Section 4.3 Certification furnished to Landlord pursuant to the terms of this Lease (the “Section 4.3 Waiver”). Tenant acknowledges and agrees that the Section 4.3 Waiver may be modified or revoked in Landlord’s reasonable discretion, in whole or in part, by Landlord for any reason on at least three (3) months’ prior written notice to Tenant, provided that, (i) if the Section 4.3 Waiver is so modified or revoked, Landlord will specify in any such written notice to Tenant those additional Property Charges for which evidence of payment should thereafter be provided to Landlord, and (ii) evidence of payment for such additional Property Charges other than Essential Property Charges will initially be required to be provided with the first Section 4.3 Certification that is furnished to Landlord after the expiration of such 3-month notice period.

4.4    Impound Account. At Landlord’s option following the occurrence and during the continuation of an Event of Default (to be exercised by thirty (30) days’ Notice to Tenant), Tenant shall be required to deposit with Landlord (or its Fee Mortgagee), at the time of any payment of Base Rent, an amount equal to one-twelfth of the sum of (i) Tenant’s estimated annual Impositions required pursuant to Section 4.1 hereof (as reasonably determined by Landlord), and (ii) Tenant’s estimated annual maintenance expenses and insurance premium costs pursuant to Articles IX and XIII hereof (as reasonably determined by Landlord). Such amounts shall be applied to the payment of the obligations in respect of which said amounts were deposited in such order of priority as Landlord shall reasonably determine on or before the respective dates on which the same or any of them would become delinquent. The reasonable cost of administering such impound account shall be paid by Tenant. Nothing in this Section 4.4 shall be deemed to affect any right or remedy of Landlord hereunder.

ARTICLE V

NO ABATEMENT

5.1    No Termination, Abatement, etc. Except as specifically provided in Article XIV and Article XV in this Lease, Tenant shall remain bound by this Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as expressly provided in Article XIV and Article XV in this Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of (i) any damage to or destruction of the Leased Property or any portion thereof from whatever cause or any Condemnation of the Leased Property or any portion thereof, or any Capital Improvement or any portion thereof; (ii) other than to the extent arising as a result of Landlord’s willful misconduct or gross negligence (which Landlord does not cure after notice from Tenant), the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, any Capital Improvement or any portion thereof, or the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Tenant has or might have against Landlord by reason of any default or breach of any warranty by Landlord hereunder or under any other agreement between Landlord and Tenant or to which Landlord and Tenant are parties; (iv) any bankruptcy, insolvency, reorganization, consolidation, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (v) for any other cause, whether similar or dissimilar to any of the foregoing. Tenant hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (b) which may entitle Tenant to any abatement, deduction, reduction, suspension or deferment of or defense, counterclaim, claim or set-off against the Rent or other sums payable by Tenant hereunder except in each case as may be otherwise specifically provided in Article XIV and Article XV in this Lease. Notwithstanding the foregoing, nothing in this Article V shall preclude Tenant from bringing a separate action against Landlord for any matter described in the foregoing clauses (ii), (iii) or (v) and Tenant is not waiving other rights and remedies not expressly waived herein, subject to Tenant’s indemnification obligations in this Lease and Section 41.3 of this Lease. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements, and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease as to all or any portion of the Leased Property other than by reason of an Event of Default. Tenant’s agreement that, except as may be otherwise specifically provided in this Lease, any eviction by paramount title as described in item (ii) above shall not affect Tenant’s obligations under this Lease, shall not in any way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such eviction, Tenant shall be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant to Landlord under this Section 5.1.

ARTICLE VI

OWNERSHIP OF LEASED PROPERTY

6.1    Ownership of the Leased Property. (a) Landlord and Tenant acknowledge and agree that they have executed and delivered this Lease with the understanding that (1) the Leased Property (including any Tenant Capital Improvements) is the property of Landlord, (2) Tenant has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease, (3) this Lease is intended to be a “true lease” for all applicable legal and federal state and local tax purposes and is not a financing lease, finance lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a “true lease”, (4) the business relationship created by this Lease and any related documents is and at all times shall remain that of landlord and tenant, (5) this Lease has been entered into by each party in reliance upon the mutual covenants, conditions and agreements contained herein, and (6) none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations or losses of Tenant. Notwithstanding anything to the contrary herein, Landlord is the fee and record owner of the Leased Property.

(b)    Each of the parties hereto covenants and agrees not to (1) file any income tax return or other associated documents; (2) file any other document with or submit any document to any governmental body or authority; (3) enter into any written contractual arrangement with any Person; or (iv) release any financial statements of Tenant, in each case that takes a position other than that this Lease is a “true lease” for federal, state and local tax purposes with Landlord as owner of the Leased Property and Tenant as the tenant of the Leased Property unless otherwise required by a final “determination” within the meaning of Section 1313 of the Code. The parties agree that the foregoing includes the agreement of the parties that (x) Landlord will be treated as the owner of such Leased Property eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect to such Leased Property (except as otherwise provided in Section 11.1(b)), (y) Tenant will report its Rent payments as rent expense under Section 162 of the Code, and (z) Landlord will report the Rent payments as rental income under Section 61 of the Code.

(c)    Landlord and Tenant acknowledge and agree that the Rent is the fair market rent for the use of the Leased Property and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under, this Lease does not constitute a transfer of all or any part of the Leased Property but rather the creation of the Leasehold Estate subject to the terms and conditions of this Lease.

(d)    Tenant waives any claim or defense based upon the characterization of this Lease as anything other than a “true lease” for all applicable legal and federal, state and local tax purposes and as a lease of all of the Leased Property. Tenant stipulates and agrees (1) not to challenge the validity, enforceability or characterization of the lease of the Leased Property as a “true lease” and/or a single, unseverable instrument pertaining to the lease of all, but not less than all, of the Leased Property, and (2) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in Section 3.4 or this Section 6.1. The expressions of intent, the waivers, the representations and warranties, the covenants, the agreements and the stipulations set forth in this Section 6.1 are a material inducement to Landlord and Tenant entering into this Lease.

6.2    Tenant’s Property. Tenant, any Operating Subtenant and their respective Subsidiaries may sell, transfer, convey or otherwise dispose of Tenant’s Property (including in connection with selling, replacing or disposing of Tenant’s Property as it becomes surplus, worn or obsolete or as a part of a refurbishment or renovation of any Facility or portion thereof that contemplates replacement of certain items of Tenant’s Property with newly purchased Tenant’s Property, or if the same is no longer used, useful or economically practicable) in their discretion in the ordinary course of business in a manner that does not impair the compliance of any Facility with the Operating Standard and Landlord shall have no rights to such disposed Tenant’s Property except as set forth herein (including in Section 6.4, Section 36.1 and Section 41.17, and Landlord’s lien with respect to such property will be automatically released as set forth in Section 6.4(f)). In the event that any Tenant’s Property is owned by an Operating Subtenant, such Operating Subtenant shall be required to transfer such Tenant’s Property to Tenant (or its successor Operating Subtenant) upon the expiration or earlier termination of its Operating Sublease. Pursuant to Section 36.1, at the end of the Term, Tenant (i) shall (or shall cause any Operating Subtenant to) transfer and assign to Landlord certain portions of Tenant’s Property (as and only to the extent provided for in, and in accordance with the terms of, Section 36.1) and (ii) shall remove, or cause to be removed, the remaining portion of Tenant’s Property from the Leased Property at the end of the Term at Tenant’s sole cost and expense to the extent it may be removed without damaging the Leased Property or to the extent Tenant repairs such damage. Subject to Section 36.1, any Tenant’s Property left on the Leased Property at the end of the Term whose ownership was not transferred to a successor tenant or landlord shall be deemed abandoned by Tenant and shall become the property of Landlord. Notwithstanding anything in the foregoing to the contrary, any transfer, conveyance or other disposition by Landlord or Tenant of any Gaming Equipment will be subject to the approval, to the extent required, of any applicable Gaming Authority. For the avoidance of doubt, all references to Tenant’s Property in this Section 6.2 shall exclude Intellectual Property.

6.3    Tenant’s Intellectual Property. Except as otherwise specifically provided in this Lease or in the Transition Services Agreement, Landlord and Tenant acknowledge and agree that (a) as between Tenant, Tenant’s Parent and their respective Affiliates, and the Landlord and its Affiliates, Tenant, Tenant’s Parent and their respective Affiliates, as applicable, shall be the sole and exclusive owners of all Property Specific IP, the Hotel Trademarks and their respective rights to the System-wide IP, (b) Tenant, Tenant’s Parent and their respective Affiliates may sell, transfer, convey or otherwise dispose of, modify, use or discontinue use of, Property Specific IP, the Hotel Trademarks and System-wide IP in their sole discretion in the ordinary course of business in a manner that does not materially adversely affect any Facility’s compliance with the Operating Standard, (c) Landlord shall have no rights in or to the Property Specific IP, Hotel Trademarks or System-wide IP, (d) Landlord shall not claim any rights in or to, or challenge, contest or otherwise interfere with Tenant’s, Tenant’s Parent’s or their respective Affiliates’, as applicable, sole and exclusive ownership of the Property Specific IP, Hotel Trademarks or their respective rights to the System-wide IP and (e) Tenant may remove or otherwise dispose of Property Specific IP, Hotel Trademarks and System-wide IP from the Leased Property at the end of the Term, or may modify the Leased Property at the end of the Term such that Landlord’s or any successor tenant’s use of the Leased Property does not infringe upon, dilute, or adversely affect Tenant’s, Tenant’s Parent’s or their respective Affiliates’ rights in the Property Specific IP, Hotel Trademarks or System-wide IP. Notwithstanding the foregoing, Tenant shall, during the entire Term, undertake commercially reasonable efforts to abide by (or cause its Subsidiaries, if any, to abide by) the terms and conditions of any IP Licenses. For the avoidance of doubt, no Intellectual Property shall be included in the provisions of Section 36.1.

6.4    Landlord’s Security Interest in Tenant’s Pledged Property.

(a)    Tenant represents and warrants that as of the date hereof, substantially all of Tenant’s Pledged Property (except Tenant’s Pledged Property used in providing shared services and/or Tenant’s Pledged Property owned by an Affiliate not wholly-owned by Tenant) that is primarily related to the Leased Property and reasonably necessary to operate the Leased Property in accordance with the Operating Standard is owned by Tenant or any Operating Subtenant. Following the date hereof, Tenant shall use commercially reasonable efforts to cause to be transferred to Tenant or any Operating Subtenant any Tenant’s Pledged Property that is not owned by Tenant or any Operating Subtenant as of the date hereof but is primarily related to the Leased Property and reasonably necessary to operate the Leased Property in accordance with the Operating Standard on a Non-Discriminatory basis consistent with past practice as soon as reasonably practical, but in no event later than one (1) year after the date hereof.

(b)    Tenant covenants and agrees that any replacements, substitutions and additions of FF&E and all personal property (including all Gaming Equipment), licenses, permits, subleases, concessions, and contracts, in each case, to be located at the Leased Property and primarily used or held for use in connection with the operation of the business conducted by Tenant or any Operating Subtenant on or about the Leased Property as then being operated (excluding property used in providing shared services to other assets of Affiliates of Tenant’s Parent on a Non-Discriminatory basis and specifically excluding any Intellectual Property) shall be acquired by and owned by Tenant or any Operating Subtenant (and not by any other Affiliate of Tenant) and all such items shall be included in Tenant’s Pledged Property (except, for the avoidance of doubt, to the extent excluded in the definition of Tenant’s Pledged Property).

(c)    To secure the performance of Tenant’s obligations under this Lease, including, without limitation, Tenant’s obligation to pay Rent hereunder, Tenant and Operating Subtenant, each as debtor, hereby grant to Landlord, as secured party, a first priority security interest in all of Tenant’s and Operating Subtenant’s right, title and interest in and to Tenant’s Pledged Property now owned or in which Tenant or Operating Subtenant hereafter acquires an interest or right. This Lease constitutes a security agreement covering all such Tenant’s Pledged Property. Tenant and Operating Subtenant shall grant no other security interest in Tenant’s Pledged Property except pursuant to a Permitted Leasehold Mortgage. The Parties acknowledge that any security interest granted pursuant to a Permitted Leasehold Mortgage shall be a subordinate lien and subject to the terms of any Intercreditor Agreement.

(d)    Tenant shall pay all filing fees and record search fees and other reasonable costs for such additional security agreements, financing statements, fixture filings, and other documents as Landlord may reasonably require to perfect or to continue the perfection of Landlord’s security interest in Tenant’s Pledged Property. Landlord shall have the right to collaterally assign such security interest granted to Landlord in Tenant’s Pledged Property to any Fee Mortgagee.

(e)    Notwithstanding anything herein to the contrary, the lien and security interest granted to Landlord pursuant to this Lease in the Tenant’s Pledged Property and the exercise of any right or remedy by Landlord hereunder against the Tenant’s Pledged Property are subject to the provisions of any Intercreditor Agreement and Tenant’s right to operate the Property in the ordinary course of business consistent with the Operating Standard. In the event of any conflict between the terms of the Intercreditor Agreement and this Lease, the terms of the Intercreditor Agreement shall govern and control.

(f)    Any Tenant’s Pledged Property that is sold, transferred, conveyed or otherwise disposed of in accordance with Section 6.2 or Section 6.3 or in a manner not otherwise prohibited by this Lease shall be automatically released from the security interest granted to Landlord in Tenant’s Pledged Property and Landlord shall, at Tenant’s request, execute such documents and instruments to evidence, acknowledge and/or confirm such release. Landlord acknowledges that a Permitted Leasehold Mortgagee may have a subordinate lien on Tenant’s Pledged Property, provided that such lien in favor of a Permitted Leasehold Mortgagee is subject and subordinate to the first-priority lien thereon in favor of Landlord on the terms and conditions set forth in any Intercreditor Agreement.

(g)    The security interest granted to Landlord in Tenant’s Pledged Property shall not apply to any Tenant’s Pledged Property which is subject to a bona fide purchase money financing with respect thereto (including equipment leases or equipment financing) permitted pursuant to Section 11.1(a)(i). Any funds spent by Tenant from purchase money financing (including equipment leases or equipment financing) permitted pursuant to Section 11.1(a)(i), which is superior to the security interest granted to Landlord in Tenant’s Pledged Property, shall not be applied toward the minimum Required CapEx set forth in Section 9.1(e).

(h)    Notwithstanding the foregoing or anything herein to the contrary, Landlord shall have no right to foreclose upon (or commence any foreclosure proceedings) or exercise any remedies against or in respect of Landlord’s security interest in Tenant’s Pledged Property at any time prior to the effective date of termination of this Lease pursuant to Section 16.2(a)(i).

ARTICLE VII

CONDITION AND USE OF LEASED PROPERTY

7.1    Condition of the Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property and confirms that Tenant has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same to be in good order and repair and, to the best of Tenant’s knowledge, free from Hazardous Substances not in compliance with Legal Requirements and satisfactory for its purposes hereunder, it being understood and acknowledged by Tenant that, immediately prior to the applicable Landlord’s acquisition of the applicable Leased Property and contemporaneous entry into this Lease, Tenant (or its Affiliates) was the owner of all of the applicable Landlord’s interest in and to the applicable Leased Property and, accordingly, Tenant is charged with, and deemed to have, full and complete knowledge of all aspects of the condition and state of the Leased Property as of the Commencement Date. Regardless, however, of any examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Leased Property “as is” in its present condition. Tenant waives any claim or action against Landlord in respect of the condition of the Leased Property including any defects or adverse conditions not discovered or otherwise known by Tenant as of the Commencement Date. LANDLORD MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, INCLUDING AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE STATUS OF TITLE TO THE LEASED PROPERTY OR THE PHYSICAL CONDITION OR STATE OF REPAIR THEREOF, OR THE ZONING OR OTHER LAWS, ORDINANCES, BUILDING CODES, REGULATIONS, RULES AND ORDERS APPLICABLE THERETO OR TO ANY CAPITAL IMPROVEMENTS WHICH MAY BE NOW OR HEREAFTER CONTEMPLATED, THE IMPOSITIONS LEVIED IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, OR THE USE THAT MAY BE MADE OF THE LEASED PROPERTY OR ANY PART THEREOF, THE INCOME TO BE DERIVED FROM THE FACILITIES OR THE EXPENSE OF OPERATING THE SAME, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY ENVIRONMENTAL REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.

7.2    Use of the Leased Property. (a) Tenant shall use or cause to be used the Leased Property and the improvements thereon for its Primary Intended Use in accordance with the Operating Standard. Tenant shall not use or permit the use of the Leased Property or any portion thereof or any Capital Improvement thereto for any other use without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion. Landlord acknowledges that operation of each Gaming Facility for its Primary Intended Use generally requires a Gaming License under applicable Gaming Regulations and that without such a license neither Landlord nor any Affiliate of Landlord may operate, control or participate in the conduct of a Gaming Facility. Tenant acknowledges that operation of each Facility for its Primary Intended Use generally may require a Gaming License under applicable Gaming Regulations and that without such a license, if applicable, Tenant may not operate, control or participate in the conduct of the gaming operations at the Facilities.

(b)    Tenant shall not commit or suffer to be committed any waste on the Leased Property (including any Capital Improvement thereto) or cause or permit any nuisance thereon or to, except as required by law, take or suffer any action or condition that will diminish the ability of the Leased Property to be used as a Gaming Facility or otherwise for the Primary Intended Use (except in connection with any use, or change of use, permitted pursuant to Section 7.2(a) above) during the Term or after the expiration or earlier termination of the Term.

(c)    Tenant shall neither suffer nor permit the Leased Property or any portion thereof to be used in such a manner as (i) would reasonably be expected to impair Landlord’s title thereto or to any portion thereof or (ii) would reasonably be expected to result in a claim of adverse use or possession, or an implied dedication of the Leased Property or any portion thereof. Without the prior written consent of Landlord, Tenant may not impose or permit the imposition of any restrictive covenants, easements or other encumbrances which would encumber Landlord’s interest in the Leased Property. Landlord shall have the right to approve any restrictive covenant, easement or other encumbrance on the Leased Property if such matter would survive the expiration or termination of this Lease or requires any signature or other action by Landlord, such approval not to be unreasonably withheld, conditioned or delayed unless in Landlord’s good faith judgment (x) there is more than a de minimis effect on the value or use of the Leased Property, or (y) such matter benefits a Tenant Competitor or Affiliate of Tenant or Tenant’s Parent. Tenant may impose or permit the imposition of any restrictive covenants, easements or other similar encumbrances (excluding, for the avoidance of doubt, any mortgages unless such mortgage is a Permitted Leasehold Mortgage) which would encumber Tenant’s leasehold estate and shall (x) expressly provide that they do not affect Landlord’s interest in the Leased Property, and (y) not result in any physical structures or other matters which may need to be removed or restored after the expiration of the Lease. Other than any liens or other encumbrances granted to a Fee Mortgagee, Landlord will not enter into agreements that will encumber the Leased Property without Tenant’s consent, which shall not be unreasonably withheld, conditioned or delayed if the proposed matter would not reasonably be expected to interfere with Tenant’s conduct of its business on the Leased Property or with the use of the Leased Property for its Primary Intended Use (it being agreed and understood that any proposed encumbrance related to, or for the benefit of, any Tenant Competitor, would require Tenant’s consent, which Tenant may grant or withhold in its sole discretion), provided, that, Tenant is given reasonable opportunity to participate in the process leading to such agreement. Nothing in the foregoing is intended to vitiate or supersede Tenant’s right to enter into Permitted Leasehold Mortgages or Landlord’s right to enter into Fee Mortgages in each case as and to the extent provided herein. In addition, each of Landlord and Tenant agrees to, at the sole cost and expense of the other, reasonably cooperate with the other party and all applicable authorities in connection with the foregoing, including the provision and execution of such documents and other information as may be requested by such other party or such authorities relating to the Leased Property and which are within such party’s reasonable control to obtain and provide. Landlord further agrees to use commercially reasonable efforts (at Tenant’s sole cost and expense) to obtain the consent of the Fee Mortgagee should Fee Mortgagee’s consent be required in connection with any restrictive covenant, easement or other encumbrance. This Section 7.2(c) shall be subject to Section 8.4.

(d)    Except as a result of a Casualty Event or other Unavoidable Delay, Tenant shall continuously operate the Facilities for the Primary Intended Use in accordance with the Operating Standard. Notwithstanding the foregoing, Tenant shall be permitted to cease operations at a Facility or Facilities if such cessation would not be expected to have a material adverse effect on the Tenant, the Facilities (taken as a whole), or the Leased Property (taken as a whole) (a “Voluntary Cessation”). Notwithstanding the foregoing, no Voluntary Cessation shall be permitted to commence or continue if (i) an Event of Default has occurred and is continuing, (ii) when combined with any other Voluntary Cessations which occurred within the prior five (5) year period, such Voluntary Cessations would exceed one (1) year in the aggregate, (iii) such cessation would reasonably be expected to result in a default under any Property Documents and such default would reasonably be expected to have a material adverse effect on the Tenant, the Facilities (taken as a whole), or the Leased Property (taken as a whole), or (iv) such Voluntary Cessation is intended to frustrate Landlord’s ability to operate the Leased Property for its Primary Intended Use at the end of the Term. Notwithstanding anything to the contrary contained herein, in the event that any such cessation of operations occurs, (1) Rent under this Lease will not be subject to abatement in any respect, and (2) in the event that such cessation is a Voluntary Cessation, then solely for purposes of calculating the Required CapEx and the FF&E Reserve Funds, Net Revenues for the period of such Voluntary Cessation shall instead be deemed to include an amount calculated based on the average monthly Net Revenues for the preceding twelve (12) month period (excluding any other periods of Voluntary Cessation) ending on the earlier of (x) the last day of the last full calendar month during the period of such Voluntary Cessation, and (y) the end of the third calendar month after the beginning of such Voluntary Cessation (e.g. if the Facilities are subject to a Voluntary Cessation from April 1, 2024 through July 31, 2024, the average monthly Net Revenues for the period of July 1, 2023 through June 30, 2024 shall be used to calculate the Net Revenues during such period of Voluntary Cessation). In addition, if there is a Voluntary Cessation, the Required CapEx Funding Deadline with respect to the Required CapEx required to be spent by the next CapEx Testing Period and the CapEx Grace Period with respect to any amounts deposited into the CapEx Reserve on account of any such Required CapEx which has not been spent by the applicable Required CapEx Funding Deadline shall be extended for a period of time equal to the period of Voluntary Cessation (any such Required CapEx that is deferred pursuant to this sentence is referred to herein as the “Deferred Required CapEx”).

(e)    Subject to Article XII regarding permitted contests, Tenant, at its sole cost and expense, shall promptly (i) comply in all material respects with all Legal Requirements and Insurance Requirements affecting the Facilities and the business conducted thereat (taking into account any “grandfather” rights with respect to any applicable Legal Requirements), including those regarding the use, operation, maintenance, repair and restoration of the Leased Property or any portion thereof (including all Capital Improvements) and Tenant’s Property whether or not compliance therewith may require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property or any portion thereof (taking into account any “grandfather” rights with respect to any applicable Legal Requirements), and (ii) procure, maintain and comply in all material respects with all Gaming Regulations and Gaming Licenses, and other authorizations required for the use of the Leased Property (including all Capital Improvements) and Tenant’s Property for the applicable Primary Intended Use and any other use of the Leased Property (and Capital Improvements then being made) and Tenant’s Property, and for the proper erection, installation, operation and maintenance of the Leased Property and Tenant’s Property.

(f)    Intentionally Omitted.

(g)    Without limitation of any of the other provisions of this Lease, Tenant shall comply in all material respects with all Property Documents and Landlord shall reasonably cooperate with Tenant (at Tenant’s sole cost and expense) to the extent necessary for Tenant to so comply.

(h)    Any Affiliate Agreements relating to the Leased Property between Tenant and its Affiliates (or between any Facility and Tenant’s Affiliates) must be Permitted Affiliate Agreements. Any other Affiliate Agreements entered into after the date of this Lease shall require Landlord’s consent, such consent not to be unreasonably withheld, conditioned or delayed.

7.3    Additional Facilities.

Nothing contained in this Lease shall restrict Tenant’s or Tenant’s Affiliates’ ability to develop, acquire, operate or sell any new Gaming Facilities (or any other property) which are not owned or operated by Tenant as of the date hereof and not subject to this Lease, provided that (x) Tenant and Tenant’s Affiliates’ are not permitted to brand another Gaming Facility in Nevada as “Aria” or “Vdara” (or any Trademark confusingly similar thereto or any Trademark that replaces such brand name as the primary brand name for any Facility) until the expiration of the Term and (y) except as provided in Section 7.2(d), at all times Tenant shall operate the Facilities in accordance with the Operating Standard. Notwithstanding anything to the contrary contained herein, Landlord shall not have any right to purchase, nor shall Tenant have any obligation to make any offer to Landlord, in connection with any such other property or asset referenced in the preceding sentence. Further, neither Landlord nor any Affiliates of Landlord shall be restricted from participating in opportunities, including, without limitation, developing, building, purchasing or operating Gaming Facilities or any other property or asset, at any time; provided, however, that in no event shall Landlord at any time during the Term own or operate any Gaming Facility. For the avoidance of doubt, Affiliates of Landlord shall not be restricted from developing, building, purchasing, owning or opening Gaming Facilities.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH LAW

8.1    Representations and Warranties. Each party represents and warrants to the other that: (i) this Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Lease within the State; and (iii) neither this Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.

8.2    Compliance with Legal and Insurance Requirements, etc.

(a)    Subject to Article XII regarding permitted contests, Tenant, at its expense, shall promptly (a) comply in all material respects with all Legal Requirements and Insurance Requirements affecting each Facility and the business conducted therein, including those regarding the use, operation, maintenance, repair and restoration of the Leased Property (including all Capital Improvements thereto) and Tenant’s Property whether or not compliance therewith may require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property, and (b) procure, maintain and comply in all material respects with all Gaming Regulations and Gaming Licenses, and other authorizations required for the use of the Leased Property (including all Capital Improvements) and Tenant’s Property for the applicable Primary Intended Use and any other use of the Leased Property (including Capital Improvements then being made) and Tenant’s Property, and for the proper erection, installation, operation and maintenance of the Leased Property and Tenant’s Property. In an emergency which Landlord determines is not being reasonably addressed by Tenant or in the event of a breach by Tenant of its obligations under this Section 8.2 which is not cured within any applicable cure period, Landlord or its representatives (and any Fee Mortgagee) may, but shall not be obligated to, subject to all Legal Requirements, applicable Gaming Regulations and the rights of subtenants, enter upon the Leased Property and take such reasonable actions and incur such reasonable costs and expenses to effect such compliance as it reasonably deems advisable to protect its interest in the Leased Property, and Tenant shall reimburse Landlord for all such reasonable costs and expenses incurred by Landlord in connection with such actions. Tenant covenants and agrees that the Leased Property and Tenant’s Property shall not be used for any unlawful purpose. Tenant (or any applicable Operating Subtenant) shall comply with any Gaming Regulations or other regulatory requirements required of it in all material respects as a tenant of each of the Facilities taking into account their Primary Intended Use. In the event that a Gaming Authority notifies Tenant (or any Operating Subtenant) that Tenant (or such Operating Subtenant) is in jeopardy of losing a Gaming License material to this Lease or the continued operation of the Facilities, Tenant shall immediately notify Landlord and, assuming no Event of Default has occurred and is continuing, Tenant shall be given reasonable time to address (or cause such Operating Subtenant to address) the regulatory issue, after which period

(but in all events prior to an actual revocation of such Gaming License), Tenant shall take (or cause such Operating Subtenant to take) reasonable steps to avoid the loss of such Gaming License (subject to the provisions of Section 7.2(d)).

(b)    Landlord shall comply with any Gaming Regulations or other regulatory requirements required of it as owner of the Facilities taking into account their Primary Intended Use (except to the extent Tenant fulfills or is required to fulfill any such requirements hereunder). In the event that a Gaming Authority notifies Landlord that Landlord is in jeopardy of failing to comply with any such Gaming Regulation or other regulatory requirements material to the continued operation of the Facilities for their Primary Intended Use, Landlord shall be given reasonable time to address the regulatory issue, after which period (but in all events prior to an actual cessation of the use of any Facility for its Primary Intended Use as a result of the failure by Landlord to comply with such regulatory requirements) Landlord shall be required to sell the Leased Property in a manner permitted by Section 18.1. In the event during the period in which Landlord is complying with the preceding sentence, such regulatory agency notifies Landlord and Tenant that Tenant may not pay any portion of the Rent to Landlord, Tenant shall be entitled to fund such amount into an escrow account, to be released to Landlord or the party legally entitled thereto at or upon resolution of such regulatory issues and otherwise on terms reasonably satisfactory to the parties. Notwithstanding anything in the foregoing to the contrary, no transfer of Tenant’s Property used in the conduct of Gaming (including the purported or attempted transfer of a Gaming License) or the operation of a Gaming Facility shall be effected or permitted without receipt of all necessary approvals and/or Gaming Licenses in accordance with applicable Gaming Regulations.

(c)    In connection with this Agreement, Tenant shall not take any action, directly or indirectly, that would result in a violation of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “U.S.A. Patriot Act”), the Bank Secrecy Act of 1970 (the “Bank Secrecy Act”), the regulations or orders issued by OFAC, or any other law that is designed to prevent bribery, terrorism, drug trafficking or money laundering.

8.3    Zoning and Uses. Tenant shall not, without the prior written consent of Landlord (i) initiate or support any limiting change in the permitted uses of the Leased Property (or to the extent applicable, limiting zoning reclassification of the Leased Property); (ii) seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to the Leased Property; (iii) execute or file any subdivision plat or map, or any amendment thereto, affecting the Leased Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Leased Property; or (iv) knowingly permit or suffer the Leased Property or any portion thereof to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement; provided, however, such consent shall not be unreasonably withheld, conditioned or delayed with respect to clauses (i)-(iv) provided that (a) there is no more than a de minimis adverse effect on the value or use (for the Primary Intended Use) of the Leased Property, provided, further, that Tenant may take, or cause to be taken by any Operating Subtenant, an action described in the foregoing clauses (i) and (ii) if the same and any effect on a Facility and the Leased Property is de minimis and limited in the duration such that it would expressly not survive the expiration or earlier termination of this Lease. In the event any matter expressly permitted or consented to by Landlord requires any signature or other action by Landlord, Landlord agrees to, at Tenant’s sole cost and expense, reasonably cooperate with Tenant (or any Operating Subtenant) and all applicable authorities in connection with the foregoing clauses (i)-(iv), including the provision and execution of such customary documents and other information as may be requested by Tenant (or any Operating Subtenant) or such authorities relating to the Leased Property and which are within Landlord’s reasonable control to obtain and provide, provided that Tenant acknowledges and agrees that any third-party claims arising under such documents are expressly covered by Tenant’s indemnification obligations under Section 21.1. Landlord further agrees to use commercially reasonable efforts (at Tenant’s sole cost and expense) to obtain the consent of the Fee Mortgagee should Fee Mortgagee’s consent be required in connection with the foregoing clauses (i)-(iv). Notwithstanding the foregoing or anything to the contrary contained herein, no Landlord approval shall be required in connection with the matters listed on Schedule 13. This Section 8.3 shall be subject to Section 8.4.

8.4    Tenant’s Rights Under CityCenter Property Documents and Vdara Condo Documents. Notwithstanding anything to the contrary contained in this Lease (including in Section 7.2(c) or Section 8.3, but subject to this Section 8.4), the CityCenter Property Documents or the Vdara Condo Documents and without limitation of any of Tenant’s other rights under this Lease, Landlord acknowledges, confirms and agrees that, during the Term, so long as no Event of Default has occurred and is continuing, Tenant shall have the right to administer, service, manage, control, exercise all elections, make all determinations, and generally exercise all rights and remedies of Landlord (by way of example, but not limitation, approving budgets, collecting assessments, and providing notices, consents and approvals in the ordinary course of business and publishing and enforcing rules and regulations), under the CityCenter Property Documents and Vdara Condo Documents (collectively, the “Tenant Property Rights”) as Tenant deems necessary or desirable in connection with the leasing, operation and management of the Leased Property (or any portion thereof) in accordance with the Operating Standard and in compliance with the CityCenter Property Documents and Vdara Condo Documents. Except as provided below, to the extent that Landlord’s consent or approval is required or to the extent that Tenant’s exercise of any of the Tenant Property Rights requires Landlord’s signature or any other action by Landlord, such consent or approval shall be granted or withheld in accordance with the provisions of Section 7.2(c). In addition, during the Term, so long as no Event of Default has occurred and is continuing, Landlord shall not take any action (or, subject to the immediately preceding sentence, fail to take any action requested by Tenant) pursuant to any of the CityCenter Property Documents or Vdara Condo Documents except at the request or with the prior written approval of Tenant (in its sole and absolute discretion), in each case, consistent with the Tenant Property Rights. Notwithstanding the foregoing and without affecting any other rights that Tenant may have pursuant to other provisions of this Lease (including, without limitation, Section 7.2(c) and Section 8.3), during the Term and so long as no Event of Default has occurred and is continuing, Tenant shall have the right, in its sole discretion (and Landlord shall cooperate as provided in this Section 8.4 in connection therewith) to do the following, in each case in accordance with the Operating Standard and in compliance with the Vdara Condo Documents: (a) effectuate a remapping of the Vdara Condominium (and any corresponding amendments to the Vdara Condo Declaration or any other Vdara Condo Documents necessary to effectuate any such remapping) pursuant to which Residential Units become part of the Hotel Unit (as such terms are defined in the Vdara Condo Declaration) to be used for any Primary Intended Use, provided that no more than five percent (5%) of the total number of Residential Units (as defined in the Vdara Condo Declaration) owned by Landlord as of the effective date of this Lease may be so converted for a use other than as hotel guest rooms/suites at the Vdara Facility, (b) appoint all members of the board of directors and officers of the Vdara Condo Association which Landlord is entitled to appoint pursuant to the Vdara Condo Documents, and designate an individual to be the “Owner’s Representative” for all units owned by Landlord (with the authority of all such appointed members, officers and “Owner’s Representatives” being subject to the terms of this Section 8.4), and (c) authorize, approve, issue, modify, amend, restate and supplement, from time to time, any rules and regulations affecting the Vdara Condominium.

8.5    Third-Party Reports. Upon Landlord’s reasonable request from time to time, but not more frequently than once each year in connection with the Annual Certificate, Tenant shall provide Landlord with copies of any final third-party surveys, environmental, engineering, zoning, seismic or property condition reports (other than any which are subject to privilege) obtained by Tenant or any Operating Subtenant with respect to the Leased Property.

ARTICLE IX

MAINTENANCE AND REPAIR

9.1     Maintenance and Repair. (a) Subject to Landlord’s right to approve certain Capital Improvements in Section 10.1, Tenant, at its expense and without the prior consent of Landlord, shall maintain, or cause to be maintained, the Leased Property and every portion thereof, and all private roadways, sidewalks and curbs appurtenant to the Leased Property, and which are under Tenant’s or any subtenant’s control in reasonably good order and repair whether or not the need for such repairs occurs as a result of Tenant’s or any subtenant’s use, any prior use, the elements or the age of the Leased Property, and, with reasonable promptness, make all reasonably necessary and appropriate repairs thereto of every kind and nature, including those necessary to ensure continuing compliance in all material respects with all Legal Requirements, (including, without limitation, all Gaming Regulations and Environmental Laws) (to the extent required hereunder), Insurance Requirements and Property Documents whether now or hereafter in effect, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior or after the Commencement Date. All repairs shall be at least equivalent in quality to the original work in the aggregate. Tenant will not take or omit to take any action the taking or omission of which would reasonably be expected to materially impair the value or the usefulness of the Leased Property or any part thereof or any Capital Improvement thereto for its Primary Intended Use. Tenant shall (i) maintain, or cause to be maintained, Tenant’s Property (except Intellectual Property, which is subject to Section 6.3) (x) in a manner consistent with the Operating Standard throughout the Term, and (y) as necessary for conduct of the Primary Intended Use at the Facilities throughout the Term and (ii) not take any action which is intended or designed to materially frustrate, vitiate or reduce the rights of Landlord under Section 36.1 of this Lease. Landlord acknowledges that the condition of the Facilities and the other matters described in the first sentence of this Section 9.1 on the date hereof satisfies the requirements of this Article IX.

(b)    Landlord shall not under any circumstances be required to (i) build or rebuild any improvements on the Leased Property; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

(c)    Subject to the specific provisions of Section 41.14, nothing contained in this Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof or any Capital Improvement thereto; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Property, or any portion thereof or upon the estate of Landlord in any Capital Improvement thereto.

(d)    Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender and relinquish in favor of Landlord all rights to the Leased Property (including all Capital Improvements) in each case with respect to such Facility, to Landlord in the condition in which such Leased Property was originally received from Landlord and Capital Improvements were originally introduced to such Facility, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear, subject to casualty and Condemnation as provided in Article XIV and Article XV.

(e)    (i) Without limiting Tenant’s obligations to maintain the Leased Property and Tenant’s Property under this Lease, Tenant is required to expend or cause any Operating Subtenant to expend the Required CapEx during each CapEx Testing Period. To enable Landlord to monitor and confirm compliance with the foregoing within thirty (30) days after the end of each calendar year (the “CapEx Certification Date”), commencing with the calendar year ending December 31, 2025, Tenant shall provide Landlord with an Officer’s Certificate (a “CapEx Testing Period Certificate”) certifying in reasonable detail to (A) the aggregate amount expended by Tenant and/or any Operating Subtenant on Qualifying CapEx during the immediately preceding CapEx Testing Period and (B) the actual Net Revenue (collectively and with respect to each Facility) during such CapEx Testing Period, including a certification of the information delivered to Landlord substantially in the form attached hereto as Exhibit K, together with evidence satisfactory to Landlord in the reasonable exercise of Landlord’s discretion documenting the amount of the Qualifying CapEx during the CapEx Testing Period. Commencing on January 1, 2026 and subject to the deferral of any Deferred Required CapEx pursuant to Section 7.2(d), Tenant shall be required to deposit, or cause to be deposited, additional funds into the CapEx Reserve in an amount equal to the deficiency between the Required CapEx for a CapEx Testing Period and the aggregate amount expended on

Qualifying CapEx during such CapEx Testing Period, with such deposit to occur no later than the date (the “Required CapEx Funding Deadline”) which is the earliest to occur of (x) the date that Tenant delivers a CapEx Testing Period Certificate indicating a deficiency, (y) the CapEx Certification Date if Tenant fails to timely deliver the CapEx Testing Period Certificate, in which event, until a CapEx Testing Period Certificate is actually delivered, Landlord shall determine the deficiency (and the Qualifying CapEx for any period for which a CapEx Testing Period Certificate has not previously been delivered shall be deemed to equal zero), and (z) after delivery of a CapEx Testing Period Certificate, the date that it is reasonably determined by the parties that a CapEx Testing Period Certificate inaccurately reflected that a deficiency did not exist (and in the event of any dispute regarding an alleged deficiency, either party shall be entitled to submit such dispute to the Experts for determination).

(ii)    The Parties acknowledge that Tenant’s agreement to satisfy the Required CapEx during the CapEx Testing Period as required in this Lease is a material inducement to Landlord’s agreement to enter into this Lease, and, accordingly, if Tenant and/or any Operating Subtenant fails to expend Qualifying CapEx (or deposit the required funds into the CapEx Reserve) as and when required by this Lease (including for the avoidance of doubt, any failure to expend funds in the CapEx Reserve on Qualifying CapEx by the CapEx Grace Period as provided in Section 9.1(e)(iii)), then the same shall constitute an Event of Default hereunder subject to the notice and cure rights specified in Section 16.1(a)(xv), and without limitation of any of Landlord’s other rights and remedies, Landlord shall have the right in its discretion to exercise its rights and remedies under this Lease, including without limitation, (x) seek the remedy of specific performance to require Tenant to expend or cause any Operating Subtenant to expend the Required CapEx (or to deposit funds into the CapEx Reserve and to utilize funds in the CapEx Reserve on Qualifying CapEx) and (y) withdraw funds from the CapEx Reserve and retain such funds after an Event of Default. Furthermore, for the avoidance of doubt, and without limitation of Guarantor’s obligations under the Guaranty, Tenant acknowledges and agrees that the obligation of Tenant to expend (or cause any Operating Subtenant to expend) the Required CapEx (or deposit, or cause to be deposited, funds into the CapEx Reserve) as provided in this Lease in each case constitutes a part of the monetary obligations of Tenant under this Lease and shall be guaranteed by the Guarantor under the Guaranty (together with all other obligations of Tenant under this Lease).

(iii)    Notwithstanding anything to the contrary set forth in this Lease, if Tenant and the Operating Subtenants collectively fail to make at least the amount of expenditures required by this Section 9.1(e), then, so long as, as of the Required CapEx Funding Deadline, there are CapEx Reserve Funds on deposit in the CapEx Reserve in an aggregate amount at least equal to such deficiency, then Tenant shall not be deemed to be in breach or default of its obligations hereunder to satisfy the Required CapEx, provided that Tenant and the Operating Subtenants shall collectively spend such amounts so deposited in the CapEx Reserve on Qualifying CapEx within six (6) months after the Required CapEx Funding Deadline (subject to extension in the event of an Unavoidable Delay during such six (6) month period, on a day-for-day basis, for the same amount of time that such Unavoidable Delay affects Tenant’s ability to perform (or cause any Operating Subtenant to perform) the required Qualifying CapEx and subject further to any extension as provided for in Section 7.2(d)) (the “CapEx Grace Period”). For the avoidance of doubt, any funds disbursed from the CapEx Reserve and spent on required Qualifying CapEx as described in this Section shall be applied to the Required CapEx for the period for which such funds were deposited (and shall be deemed to be the funds that have been in the CapEx Reserve for the longest period of time) and shall not be applied to the Required CapEx for the subsequent period in which they are actually spent.

(iv)    Tenant (x) shall, if required by this Section 9.1(e) and (y) may, at its election, at any other time, deposit, or cause to be deposited, funds (the “CapEx Reserve Funds”) into a segregated Eligible Account held by an Eligible Institution (the “CapEx Reserve”). All interest on CapEx Reserve Funds shall be for the benefit of Tenant (or any Operating Subtenant) and added to and become a part of the CapEx Reserve and shall be disbursed in the same manner as other monies deposited in the CapEx Reserve. Tenant shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the CapEx Reserve Funds credited or paid to Tenant.

(v)    Tenant shall be entitled to use CapEx Reserve Funds solely for the purpose of paying for (or reimbursing Tenant or any Operating Subtenant for) the cost of Qualifying CapEx. So long as no Event of Default exists, Tenant shall be entitled to receive within ten (10) days of submitting a request in writing directly to Landlord a disbursement of CapEx Reserve Funds from the CapEx Reserve to pay for Qualifying CapEx or a reimbursement for Qualifying CapEx, and any such request shall specify the amount of the requested disbursement and a general description of the type of Qualifying CapEx to be paid or reimbursed using such CapEx Reserve Funds (a “CapEx Disbursement Request”). So long as no Event of Default exists, any CapEx Reserve Funds remaining in the CapEx Reserve following the satisfaction of the Required CapEx for which such CapEx Reserve Funds were deposited shall be returned by Landlord or the Eligible Institution to Tenant. In the event that as of the expiration or earlier termination of the Lease the Required CapEx for which such CapEx Reserve Funds were deposited has not be satisfied, then Landlord shall be entitled to receive and retain such CapEx Reserve Funds to the extent not satisfied and any remainder shall be released to and retained by Tenant.

(f)    Tenant shall deposit, or cause to be deposited by one or more Operating Subtenant, monthly, in arrears, on the first (1st) Business Day of each calendar month, with an Eligible Institution an aggregate amount equal to one and one-half percent (1.5%) of the Net Revenue during the second preceding calendar month (e.g., the FF&E Reserve Funds to be deposited on December 1, 2021 shall be calculated using Net Revenue for October 1, 2021) (the “FF&E Reserve Funds”) into one or more segregated Eligible Accounts held by an Eligible Institution (collectively, the “FF&E Reserve”). All interest on FF&E Reserve Funds shall be for the benefit of Tenant (or any Operating Subtenant) and added to and become a part of the FF&E Reserve and shall be disbursed in the same manner as other monies deposited in the FF&E Reserve. Tenant (or an Operating Subtenant) shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the FF&E Reserve Funds credited or paid to Tenant (or any such Operating Subtenant). Tenant (or any Operating Subtenant) shall be entitled to use FF&E Reserve Funds solely for the purpose of paying for (or reimbursing Tenant or any Operating Subtenant for) the cost of any Qualifying CapEx and FF&E (the “Permitted FF&E Expenditures”). So long as no Event of Default exists, Tenant (or any Operating Subtenant) shall be entitled to receive within ten (10) days of Tenant (or the applicable Operating Subtenant) submitting a request in writing directly to Landlord a disbursement of FF&E Reserve Funds from the FF&E Reserve to pay for Permitted FF&E Expenditures or a

reimbursement for Permitted FF&E Expenditures, and any such request shall specify the amount of the requested disbursement and a general description of the type of Permitted FF&E Expenditures to be paid or reimbursed using such FF&E Reserve Funds (an “FF&E Disbursement Request”). For the avoidance of doubt, any funds disbursed from the FF&E Reserve and spent on and/or as reimbursement for the costs of Permitted FF&E Expenditures shall be applied toward the minimum Required CapEx set forth in Section 9.1(e). So long as no Event of Default exists and Tenant has satisfied the Required CapEx, any FF&E Reserve Funds remaining in the FF&E Reserve on the expiration or earlier termination of this Lease shall be released to Tenant (or any Operating Subtenant) and Tenant (or any Operating Subtenant) shall be entitled to retain such funds.

(g)    Tenant (and each Operating Subtenant) grants to Landlord a first-priority security interest in the CapEx Reserve and all CapEx Reserve Funds and the FF&E Reserve and all FF&E Reserve Funds in each case as additional security for performance of Tenant’s obligations under this Lease during the existence of an Event of Default. Landlord shall have the right to collaterally assign the security interest granted to Landlord in the CapEx Reserve and CapEx Reserve Funds and FF&E Reserve and FF&E Reserve Funds to any Fee Mortgagee. Notwithstanding anything to the contrary contained in Section 9.1(e) and Section 9.1(f), following the execution of this Lease, Landlord, Tenant (or any Operating Subtenant) and the applicable Eligible Institution shall promptly enter into a customary and reasonable deposit account control agreement with respect to the FF&E Reserve and the CapEx Reserve (the “Restricted Reserve Accounts”) which shall provide that (x) Landlord has “control” over the account within the meaning of Section 9-104 of the New York Uniform Commercial Code, (y) the Eligible Institution shall disburse funds to Tenant (or the applicable Operating Subtenant) pursuant to a CapEx Disbursement Request or FF&E Disbursement Request (as applicable) in accordance with Section 9.1(e) and Section 9.1(f) (as applicable) except during a Reserve Control Trigger Period and (z) during the Reserve Control Trigger Period, Eligible Institution shall only make disbursements from the account upon written direction from Landlord. During the Reserve Control Trigger Period, so long as no Event of Default has occurred Landlord shall request disbursements of funds from the Restricted Reserve Accounts to Tenant (or the applicable Operating Subtenant) within five (5) Business Days of (i) Tenant’s (or any Operating Subtenant’s) delivery of a CapEx Disbursement Request or FF&E Disbursement Request (as applicable) in connection with Section 9.1(e) and Section 9.1(f) (as applicable) and (ii) Tenant’s (or any applicable Operating Subtenant’s) satisfaction of the Reserve Disbursement Requirements.

9.2    Encroachments, Restrictions, Mineral Leases, etc. If any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way, or shall violate any restrictive covenant or other agreement affecting the Leased Property, or any part thereof or any Capital Improvement thereto, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, or the use of the Leased Property or any Capital Improvement thereto is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals, then promptly upon the request of Landlord or any Person affected by any such encroachment, violation or impairment, Tenant shall, subject to its right to contest the existence of any such encroachment, violation or impairment, protect, indemnify, save harmless and defend Landlord from and against, all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment. In the event of an adverse final determination with respect to any such encroachment, violation or impairment, either (a) each of Tenant and Landlord shall be entitled to obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant or (b) Tenant shall (i) make, or cause to be made, such changes in the Leased Improvements, and take such other actions, as Tenant in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and (ii) in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such encroachment, violation or impairment. Tenant’s obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such encroachment, violation or impairment. Landlord agrees to use reasonable efforts to seek recovery under any policy of title or other insurance under which Landlord is an insured party for all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment as set forth in this Section 9.2; provided, however, that in no event shall Landlord be obligated to institute any litigation, arbitration or other legal proceedings in connection therewith unless Landlord is reasonably satisfied that Tenant has the financial resources needed to fund such litigation and Tenant and Landlord have agreed upon the terms and conditions on which such funding will be made available by Tenant, including, but not limited to, the mutual approval of a litigation budget.

ARTICLE X

CAPITAL IMPROVEMENTS

10.1    Construction of Capital Improvements to the Leased Property.

(a)    Tenant or any subtenant shall, with respect to the Facilities, have the right to make Capital Improvements, including, without limitation, any Capital Improvement required by Section 8.2 or 9.1(a), without the consent of, or any notice to, Landlord if the Capital Improvement (i) does not involve the removal of any material existing structures (unless Tenant reasonably promptly proceeds to replace such removed structures with structures of at least reasonably comparable value or utility), (ii) does not have a material adverse effect on the structural integrity of any remaining Leased Improvements (other than as contemplated to be maintained or improved in connection with such Capital Improvement), (iii) is not reasonably likely to reduce the value of the Facilities (taken as a whole) when completed, (iv) is consistent with the Primary Intended Use, and (v) does not involve a total budgeted cost in excess of One Hundred Fifty Million and No/100 Dollars ($150,000,000); each of the foregoing (i)-(v) as reasonably determined by Tenant, subject to Landlord’s reasonable review and approval of such determination. Any Capital Improvements (1) described in the preceding sentence and/or (2) which are described on Schedule 8 (for purposes of clarity or otherwise) (the “Schedule 8 Capital Improvements”) are referred to as, “Permitted Capital Improvements”.

(b)    If Tenant or any subtenant desires to make a Capital Improvement that is not a Permitted Capital Improvement (a “Landlord Approved Capital Improvement”), Tenant shall submit to Landlord in reasonable detail a general description of the proposal, the projected cost of construction and such plans and specifications, permits, licenses, contracts and other information concerning the proposal as Landlord may reasonably request. Such description shall indicate the use or uses to which such Capital Improvement will be put and the impact, if any, on current and forecasted Net Revenue and EBITDA for the applicable Facility attributable thereto. All proposed Landlord Approved Capital Improvements shall be subject to Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. It shall be reasonable for Landlord to condition its approval of any Capital Improvement upon any or all of the following terms and conditions:

(i)    Such construction shall be effected substantially in accordance with detailed plans and specifications approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;

(ii)    No Capital Improvement will result in the Leased Property becoming a “limited use” property for purposes of United States federal income taxes as of the date such Capital Improvement is placed in service;

(iii)    the work shall be conducted under the supervision of a licensed architect or engineer selected by Tenant (the “Architect”) and, for purposes of this Section 10.1 only, approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;

(iv)    Landlord’s receipt of reasonable evidence of Tenant’s or Tenant’s Parent’s financial ability to complete the work without materially and adversely affecting Tenant’s cash flow position or financial viability;

(v)    All Capital Improvements will become Landlord’s property when made; provided, however, that the foregoing shall not affect the provisions of Section 11.1(b); and

(vi)    Any Capital Improvement which exceeds a total budgeted cost in excess of One Hundred Fifty Million and No/100 Dollars ($150,000,000.00) (the “Capital Improvements Threshold”) (x) may be subject to the approval of Fee Mortgagee, which Landlord agrees it will use commercially reasonable efforts to obtain and (y) shall require that Tenant deliver Construction Security to Landlord, provided no Construction Security shall be required in connection with the Schedule 8 Capital Improvements.

(c)    If the Construction Security is in the form of cash, if required by Fee Mortgagee, such security may be deposited into the FF&E Reserve or an Eligible Account of Landlord (or Fee Mortgagee) (a “Construction Security Escrow Account”). On a monthly basis during the construction of any such Capital Improvement for which Construction Security has been deposited, Tenant shall be entitled (either pursuant to a separate agreement to be entered into directly between Tenant and Fee Mortgagee, in form and substance reasonably acceptable to Tenant, or, if no such agreement is entered into, then as an obligation of Landlord hereunder) to receive a portion of such Construction Security, to be disbursed to Tenant (in the case of cash or cash equivalents) or reduced (in the case of a Letter of Credit), as applicable, on a dollar-for-dollar basis, in the amount required to reimburse Tenant (or any Operating Subtenant) for (or to enable Tenant (or any Operating Subtenant) to pay) the cost of such Capital Improvement in amounts equal to the actual costs incurred by Tenant (or any Operating Subtenant) for such Capital Improvement, subject to delivery by Tenant to Landlord of the Reserve Disbursement Requirements related to the work performed, and subject: (a) to compliance by Tenant with the applicable provisions of any Fee Mortgage Documents then in effect to the extent and only to the extent Tenant is required to comply therewith pursuant to Article XXXI hereof, and (b) in the event no Fee Mortgage then exists and Landlord is holding the Construction Security, to the condition that no Event of Default exist at the time of determination and subject to the other applicable provisions of this Article X. To the extent a construction consultant is required by any Fee Mortgagee, Landlord shall have the right (in addition to any construction consultant engaged by Tenant or any Operating Subtenant) to also select and engage (subject to any Fee Mortgagee requirements), at Landlord’s cost and expense, construction consultants to conduct inspections of the Leased Property during the construction of any Capital Improvements, provided that (x) such inspections shall be conducted in a manner as to not unreasonably interfere with such construction or the operation of the applicable Facility and Tenant (or any Operating Subtenant) may have Tenant’s (or such Operating Subtenant’s) representative escort such consultant at all times, (y) prior to entering the Leased Property, such consultants shall deliver to Tenant evidence of insurance reasonably satisfactory to Tenant and (z) (irrespective of whether the consultant was engaged by Landlord, Tenant or otherwise) Landlord and Tenant shall be entitled to receive copies of such consultants’ work product and shall have direct access to and communication with such consultants.

10.2    Construction Requirements for Capital Improvements. Tenant’s or any subtenant’s construction of Capital Improvements shall be performed in compliance with the following requirements which shall be applicable to Permitted Capital Improvements and Landlord Approved Capital Improvements except as indicated below:

(a)    Such construction shall not be commenced until Tenant (or any Operating Subtenant) shall have procured and paid for all municipal and other governmental permits and authorizations required to be obtained prior to such commencement, including those permits and authorizations required pursuant to any Gaming Regulations, and Landlord shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no cost or expense to Landlord; and (ii) any plans required to be filed in connection with any such application in respect of any Landlord Approved Capital Improvements shall have been so approved by Landlord;

(b)    Such construction shall not and, if an Architect has been engaged for such work, the Architect shall certify to Landlord that such construction shall not, impair the structural strength of any component of the applicable Facility or overburden the electrical, water, plumbing, HVAC or other building systems of any such component in a manner that would violate applicable building codes or prudent industry practices;

(c)    If an Architect has been engaged for such work and if plans and specifications have been obtained in connection with such work, the Architect shall certify to Landlord that the plans and specifications conform to, and comply with, in all material respects all applicable building, subdivision and zoning codes, laws, ordinances and regulations imposed by all governmental authorities having jurisdiction over the Leased Property;

(d)    During and following completion of such construction, the parking and other amenities which are located in the applicable Facility or on the Land of such Facility shall remain adequate for the operation of such Facility for its Primary Intended Use and in no event shall such parking be less than that which is required by law (including any variances with respect thereto); provided, however, that to the extent additional parking is not already a part of a Capital Improvement, Tenant (or any Operating Subtenant) may construct additional parking on the applicable Land in accordance with Section 10.1(a); or Tenant (or any Operating Subtenant) may acquire off-site parking to serve such Facility as long as such parking shall be reasonably proximate to, and dedicated to, or otherwise made available to serve, such Facility;

(e)    All work done in connection with such construction shall be done as soon as reasonably practicable and using materials and resulting in work that is at least as good product and condition as the remaining areas of the applicable Facility and in conformity with all Legal Requirements, including, without limitation, any applicable non-discrimination laws; and

(f)    Promptly following the completion of any Landlord Approved Capital Improvements only, Tenant shall deliver to Landlord “as built” drawings of such addition (or written confirmation from the relevant general contractor or architect that such Capital Improvement has been built in accordance with the plans and specifications), certified as accurate by the licensed architect or engineer selected by Tenant, and copies of any new or revised certificates of occupancy.

10.3    Intentionally Omitted.

10.4    Ownership of Tenant Capital Improvements. Subject to Section 11.1(b), all Tenant Capital Improvements shall be the property of Landlord upon completion and upon the expiration or earlier termination of this Lease, all Tenant Capital Improvements shall remain the property of Landlord (without any obligation to reimburse Tenant for the costs thereof).

10.5    Funding of Tenant Capital Improvements.

(a)    Tenant shall notify Landlord of any proposed Tenant Capital Improvements for which Landlord’s prior approval is required, which notice (the “Capital Improvement Notice”) shall be accompanied by (i) a reasonably detailed description of the proposed Tenant Capital Improvements, (ii) the then-projected cost of construction of the proposed Tenant Capital Improvements, (iii) copies of the plans and specifications, permits, licenses, contracts and preliminary studies concerning the proposed Tenant Capital Improvements, to the extent then-available, (iv) reasonable evidence that such proposed Tenant Capital Improvements will, upon completion, comply with all applicable Legal Requirements, and (v) reasonably detailed information regarding the terms upon which Tenant is considering seeking financing therefor, if any. To the extent in Tenant’s possession or control, Tenant shall provide to Landlord any additional information about such proposed Tenant Capital Improvements which Landlord may reasonably request. Landlord (or Landlord’s Affiliate) shall have the right (but not the obligation) to fund the cost of any proposed Tenant Capital Improvements on such arms-length terms and conditions as may be agreed to by Landlord and Tenant.

(b)    Within thirty (30) days of receipt of a Capital Improvement Notice pursuant to this Section 10.5, Landlord shall have the right to notify Tenant as to whether it would be willing to fund all or a portion of such proposed Capital Improvement and, if so, the terms and conditions upon which it would do so. Any waiver of the right to fund or any failure to fund with respect to a specific Tenant Capital Improvements shall not affect Landlord’s rights under this Lease, including, without limitation, any continued rights under this Section 10.5. If Landlord proposes to fund such proposed Capital Improvements, Tenant shall have ten (10) Business Days to accept or reject Landlord’s funding proposal.

(c)    In connection with any funding of Capital Improvements by Landlord, Landlord and Tenant may make agreed upon modifications to the Rent to reflect Landlord’s funding of the cost of such Tenant Capital Improvements.

10.6    Self Help. In order to facilitate Landlord’s completion of any work, repairs or restoration of any nature that are required to be performed by Tenant in accordance with any provisions hereof, upon the occurrence of the earlier of (i) an Event of Default by Tenant hereunder and (ii) any default by Tenant in the performance of such work under this Lease (so long as in the case of this clause (ii) Landlord has provided Tenant thirty (30) days’ prior written notice thereof and Tenant has not cured such default within such thirty day period), Landlord shall have the right, from and after such occurrence, to enter onto the Leased Property in compliance with all applicable laws and perform any and all such work and labor necessary as reasonably determined by Landlord to complete any work required by Tenant hereunder or expend any sums therefor and/or employ watchmen to protect the Leased Property from damage (collectively, the “Landlord Work”). In connection with the foregoing, Landlord shall have the right, in each case, in its reasonable discretion: (i) to use any funds in the FF&E Reserve, CapEx Reserve, or the Construction Security (as applicable) for the purpose of making or completing such Landlord Work; (ii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iii) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Leased Property, or as may be necessary or desirable for the completion of such Landlord Work, or for clearance of title; (iv) to execute all applications and certificates in the name of Tenant which may be required by any of the contract documents; (v) to prosecute and defend all actions or proceedings in connection with the Leased Property or the rehabilitation and repair of the Leased Property; (vi) to do any and every act which Tenant might do in its own behalf to complete the Landlord Work; and (vii) charge Tenant with any costs incurred in connection with such Landlord Work and the exercise of Landlord’s rights under this Section 10.6 as Additional Charges. Nothing in this Lease shall: (1) make Landlord responsible for making or completing any Landlord Work; (2) require Landlord to expend funds from or in addition to the FF&E Reserve, CapEx Reserve, or Construction Reserve (as applicable) to make or complete any Landlord Work; (3) obligate Landlord to proceed with any Landlord Work; or (4) obligate Landlord to demand from Tenant additional sums to make or complete any Landlord Work (but nothing herein shall prevent Landlord from demanding such amounts from Tenant as Additional Charges).

ARTICLE XI

NO LIENS

11.1    Liens. (a) Subject to the provisions of Article XII relating to permitted contests and Article XVII with respect to Tenant’s financing, Tenant will not directly or indirectly create and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim (“Lien”) upon the Leased Property or any Capital Improvement thereto or upon the Gaming Licenses or upon Tenant’s Property (other than Intellectual Property, which is governed by Section 6.3) to be transferred and assigned to Landlord pursuant to Section 6.4 and Section 36.1 or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however, (i) this Lease and the Liens granted to Landlord pursuant hereto; (ii) the Property Documents; (iii) restrictions, liens and other encumbrances which are expressly permitted by this Lease or consented to in writing by Landlord (such consent not to be unreasonably withheld unless otherwise provided herein); (iv) [reserved]; (v) Permitted Subleases and Permitted Management Agreements and related matters permitted by Article XXII; (vi) liens for Impositions not yet delinquent or being contested in accordance with Article XII, provided that Tenant has provided appropriate reserves as required under GAAP and any foreclosure or similar remedies with respect to such Impositions have not been instituted and no notice as to the institution or commencement thereof has been issued except to the extent such institution or commencement is stayed no later than sixty (60) days after such notice is issued; (vii) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either not yet due or being contested in accordance with Article XII; (viii) any Lessor Liens or other liens created by Landlord; (i) liens related to purchase money financing and equipment leases or equipment financing for Tenant’s Property which are used or useful in Tenant’s (or any Operating Subtenant’s) business on the Leased Property and consistent with the Operating Standard, and do not impair in any material respect Landlord’s rights under Section 36.1; (j) liens of any Permitted Leasehold Mortgage or Permitted Credit Facility Pledge; provided, however, in no event shall the foregoing be deemed or construed to permit Tenant to encumber its leasehold interest (or any Operating Subtenant to encumber its subleasehold interest) in the Leased Property or its direct or indirect interest (or the interest of any of its Subsidiaries or subtenants) in the Gaming Licenses (other than, in each case, to a Permitted Leasehold Mortgagee or a Permitted Credit Facility Pledge), without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion; and provided, further, that Tenant shall be required to provide Landlord with fully executed copies of any and all Permitted Leasehold Mortgages, Permitted Credit Facility Pledges, and related principal Debt Agreements; (k) provisions of any easement agreements, street dedications or vacations, entitlements, public and/or private utility easements, licenses, declarations of covenants, conditions and restrictions, and other similar provisions, in each case expressly permitted or consented to pursuant to this Lease; and (l) non-exclusive licenses or sublicenses of patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, URLs, copyrights, computer software, trade secrets, know-how and processes granted by Tenant, any Operating Subtenant or any of their respective Subsidiaries in the ordinary course of business or on terms that, taken together with all related transactions, are commercially reasonable. For the avoidance of doubt, the parties acknowledge and agree that, (A) except as expressly set forth herein, Tenant has not granted any liens in favor of Landlord as security for its obligations hereunder and (B) nothing contained herein shall be deemed or construed (i) to prohibit the issuance of a lien on the Equity Interests in Tenant or any Operating Subtenant (or direct or indirect interests in Tenant or any Operating Subtenant) or any direct or indirect parent of Tenant or any Operating Subtenant owning an interest in the Gaming Licenses pursuant to a Permitted Credit Facility Pledge (it being agreed that any foreclosure by a lien holder on such direct or indirect interests in Tenant or any Operating Subtenant shall be subject to the restriction on Tenant Change of Control set forth in Article XXII) or (ii) to prohibit Tenant (or any Operating Subtenant) from pledging its Accounts (other than, for the avoidance of doubt, the CapEx Reserve, the FF&E Reserve, the Covenant Security Escrow Account, and any Construction Security or Construction Security Escrow Account) and other Tenant’s Property and other property of Tenant (or any Operating Subtenant) to the extent it does not constitute Tenant’s Pledged Property.

(b)    Landlord and Tenant intend that this Lease be an indivisible true lease that affords the parties hereto the rights and remedies of landlord and tenant hereunder and does not represent a financing arrangement. This Lease is not an attempt by Landlord or Tenant to evade the operation of any aspect of the law applicable to any of the Leased Property. Except as otherwise required by applicable law or any accounting rules or regulations, Landlord and Tenant hereby acknowledge and agree that this Lease is intended to constitute a “true lease” for all other purposes, including federal, state and local tax purposes, commercial purposes, and bankruptcy purposes and that Landlord shall be entitled to all the benefits of ownership of the Leased Property, including depreciation with respect to the Leased Property (but not with respect to any Tenant Capital Improvements, except as provided in the next sentence) for all federal, state and local tax purposes. Without prejudice to Sections 10.1(b)(v) or 10.4, Tenant shall be entitled to all benefits of ownership of any Tenant Capital Improvements during the Term, including depreciation for all federal, state and local tax purposes, except to the extent of any Tenant Capital Improvements that are actually paid for by Landlord (it being understood that Landlord has no right or obligation to pay for any Tenant Capital Improvements except in accordance with Section 10.5).

(c)    If, notwithstanding (x) the form and substance of this Lease and (y) the intent of the parties, and the language contained herein providing that this Lease shall at all times be construed, interpreted and applied to create an indivisible lease of all of the Leased Property, any court of competent jurisdiction orders that this Lease is a financing arrangement (a “Recharacterization”), then (subject to the parties’ rights to appeal such Recharacterization order) this Lease shall be considered a secured financing agreement and Landlord’s rights to the Leased Property shall be the holder of a perfected first priority deed of trust, assignment of rents and security agreement naming Tenant as grantor, Landlord as beneficiary, and First American Title Insurance Company, as “Trustee” (a “Recharacterizated Deed of Trust”) encumbering the Leased Property to secure the payment and performance of all the obligations of Tenant hereunder and, to that end, in the event of a Recharacterization, but only in event of a Recharacterization and not any time prior thereto, the following shall apply:

(i)    Tenant grants, assigns, transfers, conveys and confirms unto Trustee, IN TRUST, WITH POWER OF SALE, for the benefit of Landlord as beneficiary,

as security to secure the payment and performance of all the obligations of Tenant under the Lease all Tenant’s right, title and interest in and to the Leased Property. Without limiting the foregoing, there is assigned by Tenant to Landlord all “Rents” as defined in NRS 107A.140 (2019), of the Leased Property, and this instrument shall be an “Assignment of Rents,” as defined in NRS 107A. 040 (2019), under the Nevada Uniform Assignment of Rents Act, NRS Chapter 107A (2019), or successor statute then in effect. Where not inconsistent with this Lease, the following covenants, Nos. 1; 2 (but solely to the extent that the court described above has held that the obligations under Article XIII of the Lease are no longer in effect, in which case the insurance coverages, amounts and requirements set forth in Article XIII of the Lease shall be the coverages, amounts and requirements for purposes of this No. 2); 3; 4 (default rate under the Lease); 5; 6; 7 (attorneys’ fees as required under the Lease); 8 and 9 of NRS 107.030 (2019) or successor statute then in effect are hereby adopted and made a part of any Recharacterized Deed of Trust.

(ii)    If, notwithstanding (a) the form and substance of the Lease and (b) the intent of the parties, and the language contained herein providing that this Lease shall at all times be construed, interpreted and applied to create an indivisible lease of all of the Leased Property, a Recharacterization occurs, Tenant (and each Permitted Leasehold Mortgagee) has (A) authorized Landlord, at the expense of Tenant, to make any filings or take other actions as Landlord reasonably determines are necessary or advisable in order to effect fully this Lease or to more fully perfect or renew the rights of the Landlord, including, without limitation, irrevocably authorizing Landlord to file in any UCC jurisdiction any initial financing statements and amendments thereto that indicate collateral as being the Leased Property and the Tenant’s Pledged Property, and (B) to subordinate to the Landlord the lien of any Permitted Leasehold Mortgagee with respect to the Leased Property (it being understood that nothing herein shall affect the rights of a Permitted Leasehold Mortgagee under this Lease).

(iii)    Landlord and Tenant acknowledge and agree that, in the event of a Recharacterization, Landlord’s rights under a Recharacterized Deed of Trust shall automatically be collaterally assigned to the Fee Mortgagee pursuant to the terms of the Fee Mortgage with the most senior priority as additional security for the indebtedness secured thereby.

(d)    At any time and from time to time upon the request of Landlord or Tenant, and at the expense of the requesting party, Tenant or Landlord, as applicable, shall promptly execute, acknowledge and deliver such further documents and do such other acts as the requesting party may reasonably request in order to effectuate fully this Lease or to more fully perfect or renew the rights of the requesting party with respect to the Leased Property. Upon the exercise by Landlord or Tenant of any power, right, privilege or remedy pursuant to this Lease which requires any consent, approval, recording, qualification or authorization of any governmental authority, Tenant or Landlord, as applicable, will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the exercising party may be required to obtain from such other party for such consent, approval, recording, qualification or authorization.

11.2    Landlord Encumbrance Obligations. Landlord agrees that Landlord shall not create or permit to exist at any time any Lessor Lien and Landlord shall, at its own cost and expense, promptly take such action as may be reasonably necessary duly to discharge, or to cause to be discharged, all Lessor Liens attributable to it or any of its Affiliates (and Tenant shall not be responsible for any monetary or other obligations under or in connection with any Lessor Lien); provided, however, that Landlord shall not be required to so discharge any such Lessor Lien(s) (i) while the same is being contested in good faith by appropriate proceedings diligently prosecuted (so long as neither the Leased Property, nor any Capital Improvement thereto, nor any part or interest in either thereof, would be in any imminent danger of being sold, forfeited, attached or lost pending the outcome of such proceedings and provided that Tenant would not be in any imminent danger of civil or criminal liability on account thereof pending the outcome of such proceedings) or (ii) if such Lessor’s Lien(s) would not be reasonably expected to materially adversely affect the rights of Tenant under this Lease, impair in any material respect Tenant’s ability to perform its obligations under this Lease or impose additional obligations on Tenant under this Lease or result in the termination of this Lease. Landlord shall indemnify and hold harmless Tenant from and against any actual loss, cost or expense (including reasonable legal fees and expenses) which may be suffered or incurred by Tenant, any Operating Subtenant or their respective Affiliates as the result of Landlord’s failure to discharge and satisfy any such Lessor Lien to the extent Landlord is required to do so in accordance with the terms hereof.

ARTICLE XII

PERMITTED CONTESTS

12.1    Permitted Contests. Tenant, upon prior Notice to Landlord, on its own, in any Operating Subtenant’s or in Landlord’s name, at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision (including pursuant to any Gaming Regulation), Imposition, Legal Requirement, Insurance Requirement, or Lien (but not Liens granted to Landlord pursuant to this Lease); provided, however, that (i) in the case of an unpaid Imposition or Lien, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Leased Property or any Capital Improvement thereto; (ii) neither the Leased Property or any Capital Improvement thereto, the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (iii) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any imminent danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (iv) in the case of a Legal Requirement, Imposition or Lien, Tenant shall give such reasonable security as may be required by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the Leased Property or any Capital Improvement thereto or the Rent by reason of such non-payment or noncompliance; (v) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained; (vi) Tenant shall keep Landlord reasonably informed as to the status of the proceedings; (vii) if such contest be finally resolved against Landlord or Tenant, Tenant shall promptly pay any applicable amount required to be paid, together with all interest and penalties accrued thereon, and comply with any applicable Legal Requirement or Insurance Requirement; and (h) in the case of any Lien, no foreclosure of similar remedies shall have been instituted and no notice as to the institution or commencement thereof have been issued except to the extent such institution is stayed no later than ten (10) Business

Days after such notice is issued. Notwithstanding anything to the contrary contained herein (but without limiting Landlord’s obligations under Section 41.14 of this Lease), with respect to any Liens under clause (g) of Section 11.1, such Lien must be discharged or bonded over within sixty (60) days of the filing of such Lien. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein. The provisions of this Article XII shall not be construed to permit Tenant to contest the payment of Rent or any other amount (other than Impositions or Additional Charges which Tenant may from time to time be required to impound with Landlord) payable by Tenant to Landlord hereunder. Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom, except in any instance where Landlord opted to join and joined as a party in the proceeding despite Tenant’s having sent Notice to Landlord of Tenant’s preference that Landlord not join in such proceeding.

ARTICLE XIII

INSURANCE

13.1    Property Insurance Requirements. During the Term, Tenant or a Tenant Party shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Capital Improvements, the Fixtures and Tenant’s Property, insured with the kinds and amounts of insurance described below. Each element of insurance described in this Article XIII shall be maintained with respect to the Leased Property and Tenant’s Property and operations thereon and the provisions in this Article XIII shall apply as to both Facilities except as expressly provided herein. Such insurance shall be written by companies permitted to conduct business in the State. All policies required under this Lease must name Landlord as an “additional named insured” or “additional insured” as appropriate. All business interruption policies shall name Landlord as “loss payee” with respect to Rent only. Property losses shall be payable to Landlord and/or Tenant as provided in Article XIV. In addition, the policies, as appropriate, shall name as an “additional named insured” or “additional insured” as appropriate and “mortgagee/loss payee”, as their interest may appear, each Permitted Leasehold Mortgagee and as an “additional insured” and/or “mortgagee/loss payee” as their interest may appear, the holder of any mortgage, deed of trust or other security agreement (“Facility Mortgagee”) securing any indebtedness or any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXI (“Facility Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement. Except as otherwise set forth herein, any property insurance loss adjustment settlement shall require the written consent of Landlord, Tenant, and each Facility Mortgagee (to the extent required under the applicable Facility Mortgage Documents) unless the amount of the loss net of the applicable deductible is less than One Hundred Million Dollars ($100,000,000) in which event no such consent shall be required. Evidence of insurance shall be deposited with Landlord and, if requested, with any Facility Mortgagee(s). The insurance policies required to be carried by Tenant or a Tenant Party hereunder shall insure against all the following risks with respect to the Facilities:

(a)    Loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as “All Risk,” and all physical loss perils normally included in such All Risk insurance, including, but not limited to, sprinkler leakage, collapse, windstorm (including named storm) and terrorism in an amount not less than the full replacement of the Improvements (but in no event less than a minimum amount of Four Billion Nine Hundred Thirty Million Dollars ($4,930,000,000.00) as to both Facilities (taken as a whole)) and including a building ordinance coverage endorsement, coverage for loss to the undamaged portion in an amount equal to the full replacement cost for the undamaged portion and for coverage for demolition costs and coverage for increased costs of construction in amounts acceptable to Landlord, provided, that Tenant shall have the right (i) to limit maximum insurance coverage for loss or damage by earthquake (including earth movement) in an amount not less than the annual aggregate gross loss estimates for a 475 year event as indicated in a seismic risk analysis (such analysis to be approved by Landlord and secured by the Tenant utilizing the most current RMS software, or its equivalent), including loss amplification, at the expense of the Tenant and, to the extent the Leased Property is covered under a blanket policy, such seismic risk analysis shall include all high risk locations covered by the earthquake limit or as may be requested by Landlord and commercially available; provided, further, with respect to the terrorism coverage required herein, in the event TRIPRA is no longer in effect, Tenant shall be required to carry terrorism insurance as required herein, provided that in the event the premium cost of any terrorism peril coverages are available only for a premium that is more than 2 times the current premium paid by Tenant, then Tenant shall be entitled and required to purchase the maximum amount of insurance coverage it reasonably deems most efficient and prudent to purchase for such peril and Tenant shall not be required to spend additional funds to purchase additional coverages insuring against such risks; and provided, further, that certain property coverages other than earthquake, flood and windstorm may be sub-limited as long as each sub-limit (x) is commercially available and prudent as determined by Tenant, and (y) to the extent that the amount of such sub-limit is less than the amount of such sub-limit in effect as of the Commencement Date, such sub-limit is approved by Landlord, such approval not to be unreasonably withheld;

(b)    Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in any Facility, in such limits with respect to any one accident as may be reasonably requested by Landlord from time to time;

(c)    Flood, if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus such greater amount as may be requested by Landlord and commercially available;

(d)    Loss of rental value , on an actual loss sustained basis, covering the twenty four (24) month period from the date of any Casualty Event, in an amount not less than 100% of the rent payable hereunder and normal Operating Expenses (including ninety (90) days ordinary payroll) for a period of twenty four (24) months with an extended period of indemnity coverage of at least three hundred sixty five (365) days necessitated by the occurrence of any of the hazards described in Sections 13.1(a), 13.1(b) or 13.1(c);

(e)    Claims for injury to persons or property damage under a policy of commercial general liability insurance including but not limited to coverage for terrorism, premises/operations, blanket contractual liability, liquor liability, special events or activities to the extent insurable, independent contractors and personal injury with limits not less than (x) Four Hundred Million Dollars ($400,000,000) each occurrence and Four Hundred Million Dollars ($400,000,000) in the annual aggregate with respect to the Aria Facility, and (y) Two Hundred Million Dollars ($200,000,000) each occurrence and Two Hundred Million Dollars ($200,000,000) in the annual aggregate with respect to the Vdara Facility, provided, that such requirements may be satisfied through the purchase of a primary general liability policy and excess liability policies;

(f)    Claims for bodily injury and property damage under a policy of business automobile liability including garage and garagekeepers liability and containing provisions and endorsements in accordance with state legal requirements, with primary limits not less than One Million Dollars ($1,000,000) per accident and excess limits provided in the excess liability policies referred to above;

(g)    During such time as Tenant or any subtenant is constructing any improvements at any Facility, Tenant, at its sole cost and expense, shall carry, or cause to be carried (i) workers’ compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (ii) a completed operations endorsement to the commercial general liability insurance policy referred to above, (iii) builder’s risk insurance, completed value form (or its equivalent), covering all physical loss, in an amount and subject to policy conditions satisfactory to Landlord, and (iv) such other insurance, in such amounts, as Landlord deems reasonably necessary to protect Landlord’s interest in the Leased Property from any act or omission of Tenant’s or such subtenant’s contractors or subcontractors;

(h)    If any operations of Tenant or any subtenant require the use of any aircraft or watercraft that is owned, leased or chartered by Tenant or any subtenant with respect to the Leased Property, Tenant shall maintain or cause to be maintained aircraft liability insurance, as appropriate, with limits not less than One Hundred Million Dollars ($100,000,000) combined single limit for bodily injury and property damage including passengers and crew and watercraft liability insurance, as appropriate, with limits not less than Ten Million Dollars ($10,000,000) combined single limit for bodily injury and property damage including passengers and crew;

(i)    Tenant may provide or cause to be provided self-insured retentions for portions of the insurance contemplated under this Section 13.1 in commercially reasonable amounts, it being agreed that the amounts of the self-insured retentions in effect as of the Commencement Date are commercially reasonable. Upon (i) the termination of this Lease with respect to the Facilities pursuant to Section 14.2, (ii) the election of any Facility Mortgagee pursuant to Section 14.1 to apply any proceeds payable under any property policy of insurance in accordance with the applicable Facility Mortgage, or (iii) any proceeds payable under any property policy of insurance being retained by Landlord pursuant to Section 14.2(f), Tenant shall pay to Landlord the amount of any self-insured retentions;

(j)    During the Term, Tenant shall maintain or cause to be maintained environmental impairment liability (“EIL”) pollution liability insurance on the Leased Property in the form of a pollution legal liability or pollution and remedial legal liability (or similar product) (“PLL”) insurance policy. Such PLL insurance shall cover the Facilities and provide coverage for on and off site cleanup costs for new and historical pollution conditions, and shall include coverage for first- and third- party bodily injury and property damage claims related to pollution conditions. The PLL policy shall have three (3) year policy period if the same is commercially available and, if not commercially available, it shall have an annual policy period. The PLL policy will have a per claim limit of no less than Twenty-Five Million Dollars ($25,000,000), and an aggregate policy limit of no less than Twenty-Five Million Dollars ($25,000,000), with a self-insured retention or deductible of no greater than Fifty Thousand Dollars ($50,000). Such policy shall include coverage for claims for microbial matter and legionella, with the same combined single limits as referenced above, with a self-insured retention or deductible of no greater than One Million Dollars ($1,000,000). The PLL policy shall have the Tenant as First Named Insured and Landlord, with its successors, assigns and/or affiliates (as their interests may appear) as Additional Named Insureds (“ANI”) (with the Fee Mortgagee as ANI as may be required). The PLL policy (i) shall not be permitted to cover any additional locations during the policy terms, (ii) shall name the Fee Mortgagee as ANI with an automatic right of assignment to the Fee Mortgagee in the event of default throughout the policy term, (iii) in the event the policy is cancelled by the insurers, a copy of such cancellation notice shall also be mailed to the Fee Mortgagee, (iv) shall not be cancelled or materially modified by Tenant without the prior written consent of the Fee Mortgagee and (v) shall, during the Term, include the same coverages, terms, conditions and endorsements (and shall not be amended in any way without the prior written consent of the Fee Mortgagee) as the PLL policy approved as of the date hereof. Any Underground Storage Tanks (USTs) located on the Leased Property shall be covered on the PLL policy, or be covered as a separate UST policy that shall be maintained during the Term. Notwithstanding the foregoing or anything to the contrary set forth herein, the parties agree that Landlord shall take the lead role in procuring, on Tenant’s behalf, the initial PLL policy to be in effect as of the date hereof and Tenant shall pay or otherwise reimburse Landlord for the cost of such initial PLL policy; and

(k)    During the Term, Tenant shall maintain or cause to be maintained cyber liability insurance, with limits not less than Seventy-Five Million Dollars ($75,000,000) per claim. Coverage shall be sufficiently broad to respond to the duties and obligations undertaken by Tenant in this Lease, and shall include, but not be limited to, claims involving network security and privacy liability. If the Tenant maintains broader coverage and/or higher limits than the minimum shown above, the Landlord requires and shall be entitled to the broader coverage and/or the higher limits maintained by Tenant. Any available insurance proceeds in excess of the specified minimum limits of insurance and coverage shall be available to the Landlord.

13.2    Workers’ Compensation. In addition to the insurance described above, Tenant shall at all times maintain or cause to be maintained adequate workers’ compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Tenant or any Operating Subtenant on the Leased Property in accordance with Legal Requirements.

13.3    Waiver of Subrogation. All insurance policies carried by either party covering the Leased Property or Tenant’s Property, including, without limitation, contents, fire and liability insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party, respectively, shall pay any additional costs or charges for obtaining such waiver.

13.4    Policy Requirements. All of the policies of insurance referred to in this Article XIII shall be written in form reasonably satisfactory to Landlord and any Facility Mortgagee and issued by insurance companies with a financial strength and claims paying ability rating of (x) “A” or better by S&P and (y) “A2” or better by Moody’s, to the extent Moody’s rates the applicable insurance company, and (z) “A” or better by Fitch, to the extent Fitch rates the applicable insurance company; provided, however for multi-layered policies or insurance provided by a syndicate of five (5) or more insurers, (A) with respect to sixty percent (60%) of such insurance coverage (or seventy-five percent (75%) if four (4) or fewer insurance companies issue the Policies), Tenant shall use commercially reasonable efforts to have such insurance provided by insurance companies having a claims paying ability rating of “A” or better by S&P and “A2” or better by Moody’s (to the extent Moody’s rates the applicable insurance company) (the “60% Standard”); provided, if after using commercially reasonable efforts, Tenant is unable to obtain any or all of such sixty percent (60%) of insurance coverage from insurance companies meeting the 60% Standard (the amount of such insurance Tenant is unable to obtain, the “60% Gap”), the 60% Gap shall be provided by insurance companies having a claims paying ability rating of A:X or better in the current Best’s Insurance Reports (provided, no such individual insurance company providing a portion of the 60% Gap may provide more than ten percent (10%) of the overall insurance coverage) and (B) with respect to the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if four (4) or fewer insurance companies issue the Policies), Tenant shall use commercially reasonable efforts to have such insurance provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P and “Baa1” or better by Moody’s (to the extent Moody’s rates the applicable insurance company) (the “40% Standard”); provided, if after using commercially reasonable efforts, Tenant is unable to obtain any or all of such forty percent (40%) of insurance coverage from insurance companies meeting the 40% Standard (the amount of such insurance Tenant is unable to obtain, the “40% Gap”), the 40% Gap shall be provided by insurance companies having a claims paying ability rating of A-:VIII or better in the current Best’s Insurance Reports (provided, no such individual insurance company providing a portion of the 40% Gap may provide more than ten percent (10%) of the overall insurance coverage). If Tenant obtains and maintains the general liability insurance described in Section 13.1(e) above on a “claims made” basis, Tenant shall provide continuous liability coverage for claims arising during the Term. In the event such “claims made” basis policy is canceled or not renewed for any reason whatsoever (or converted to an “occurrence” basis policy), Tenant shall either obtain (a) “tail” insurance coverage converting the policies to “occurrence” basis policies providing coverage for a period of at least three (3) years beyond the expiration of the Term, or (b) an extended reporting period of at least three (3) years beyond the expiration of the Term. Tenant shall pay all of the premiums therefor, and deliver certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, deliver certificates thereof to Landlord within ten (10) days of binding insurance), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. Tenant shall obtain, to the extent available on commercially reasonable terms, the agreement of each insurer, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days’ (or ten (10) days’ in the case of non-payment of premium) Notice before the policy or policies in question shall be altered, allowed to expire or cancelled.

13.5    Increase in Limits. If, from time to time after the Commencement Date, but not more than once in any 12-month period, Landlord determines in the exercise of its reasonable business judgment that the limits of the personal injury or property damage-public liability insurance then carried pursuant to Section 13.1(e) hereof are insufficient, Landlord may give Tenant Notice of acceptable limits for the insurance to be carried, provided that such limits are then available and commercially reasonable, and within one hundred eighty (180) days after the receipt of such Tenant Notice, the insurance shall thereafter be carried with limits as prescribed by Landlord until further increase pursuant to the provisions of this Section 13.5.

13.6    Blanket Policy. Any blanket insurance policy shall specifically allocate to the Leased Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate policy insuring only the Leased Property hereof, subject to review and approval by Landlord based on the schedule of locations and values, and such other documentation required by Landlord. Further, to the extent the policies are maintained pursuant to a blanket insurance policy that covers more than one location within a one thousand foot radius of the Leased Property (the “Radius”), the limits of such blanket insurance policy must be sufficient to maintain property and terrorism coverage as set forth in this Section for the Leased Property and any and all other locations combined within the Radius that are covered by such blanket insurance policy calculated on a total insured value basis.

13.7    No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article XIII to be furnished by, or which may reasonably be required to be furnished by, Tenant or (ii) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are included therein as additional insureds or additional named insureds, as appropriate, and the loss is payable under such insurance in the same manner as losses are payable under this Lease. Notwithstanding the foregoing, nothing herein shall prohibit Tenant from insuring against risks not required to be insured hereby, and as to such insurance, Landlord and any Facility Mortgagee need not be included therein as additional insureds, nor must the loss thereunder be payable in the same manner as losses are payable hereunder except to the extent required to avoid a default under the Facility Mortgage. In addition, nothing contained herein shall limit Tenant’s ability to procure policies of insurance with limits in excess of the requirements set forth in this Article XIII.

13.8    Captive Insurance Company Requirements. With respect to any captive insurance company providing the terrorism insurance required pursuant to Section 13.1 above, such captive insurance company must meet the requirements set forth on Exhibit N attached hereto.

ARTICLE XIV

CASUALTY

14.1    Property Insurance Proceeds. All proceeds (except business interruption insurance proceeds not allocated to rent expenses which shall be payable to and retained by Tenant) payable by reason of any property loss or damage to the Leased Property, or any portion thereof, under any property policy of insurance required to be carried hereunder shall be paid to Fee Mortgagee or to an escrow account held by a third party depositary reasonably acceptable to Landlord and Tenant (pursuant to an escrow agreement acceptable to the parties and intended to implement the terms hereof) and made available to Tenant upon request for the reasonable costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof; provided, however, that the portion of such proceeds that are attributable to Tenant’s obligation to pay Rent and Additional Charges shall be applied against Rent and Additional Charges due by Tenant hereunder as Rent and Additional Charges become due; and provided, further, that if the total amount of proceeds payable net of the applicable deductibles is One Hundred Million Dollars ($100,000,000) or less, and, if no Event of Default has occurred and is continuing, the proceeds shall notwithstanding the foregoing provisions be paid to Tenant and, subject to the limitations set forth in this Article XIV used for the repair of any damage to the Leased Property; provided, further, that, in each case, the Leased Property is rebuilt in a manner at least substantially equivalent to the condition of the Leased Property that existed immediately prior to the casualty and with materials and workmanship of like kind and quality and as otherwise reasonably satisfactory to Landlord. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property to substantially the condition described in the preceding sentence shall be paid to Tenant. All salvage resulting from any risk covered by insurance for damage or loss to the Leased Property shall belong to Landlord. Tenant shall have the right to prosecute and settle insurance claims, provided that Tenant shall consult with and involve Landlord in the process of adjusting any insurance claims under this Article XIV and any final settlement with the insurance company shall be subject to Landlord’s consent, such consent not to be unreasonably withheld.

14.2    Tenant’s Obligations Following Casualty. (a) If any Facility and/or any Tenant Capital Improvements to such Facility are damaged, whether or not from a risk covered by insurance carried by Tenant, except as otherwise provided herein, (i) Tenant shall restore such Leased Property (including any Tenant Capital Improvements and all Required CapEx), to substantially the condition required by Section 14.1, (ii) such damage shall not terminate this Lease and (iii) subject to Section 14.5, Landlord shall cause the Fee Mortgagee to make the proceeds of any insurance held in accordance with Section 14.1 available to Tenant for such restoration in accordance with Section 14.1.

(b)    In the event that any Facility is damaged during the final two years of the then-current Term (after giving effect to any Renewal Notice that has been delivered) and Tenant reasonably determines that the cost to restore such damage will exceed twenty percent (20%) of the fair market value of the Facilities (taken as a whole) immediately prior to such Casualty Event, either Landlord or Tenant may terminate this Lease as of the date of such damage (and all obligations of Tenant to pay Rent and Additional Charges shall cease as of the day before the date of such termination), which may be exercised by written notice to the other party no later than thirty (30) days following the determination of the cost reasonably expected to restore. If so terminated, all proceeds of insurance with respect to such Casualty Event (except business interruption not allocated to rent expenses which shall be payable to and retained by Tenant) shall be paid to Landlord (including, for the avoidance of doubt, any proceeds paid to Tenant pursuant to the second proviso in Section 14.1). Any dispute between Landlord and Tenant with respect to fair market value or the costs of restoration will be determined by Experts pursuant to Section 34.1.

(c)    If Tenant is required, or elects to, restore the affected Facility and the reasonably anticipated cost of the repair or restoration exceeds the amount of proceeds reasonably expected to be received from the insurance required to be carried hereunder, Tenant shall provide Landlord with evidence reasonably acceptable to Landlord that Tenant has available to it any excess amounts needed to restore such Facility (a “Restoration Deficiency”). Such excess amounts necessary to restore such Facility shall be paid by Tenant and, if required by Landlord, Tenant shall deposit, or caused to be deposited, Construction Security for such excess amounts (in the same manner as described in Section 10.1(c)). If Tenant elects or is required, to restore the affected Facility, Landlord shall only be required to make insurance proceeds available to Tenant for such restoration in accordance with Section 14.1 if Tenant reasonably demonstrates that such restoration can be completed within four (4) years of the date on which Tenant can reasonably access the affected Facility for the purpose of commencing restoration.

(d)    If Tenant has not restored the affected Leased Property and the Primary Intended Use has not recommenced by the date that is the fourth (4th) anniversary of the date on which Tenant can reasonably access the affected Facility for the purpose of commencing restoration, all remaining insurance proceeds and the Construction Security shall be paid to and retained by Landlord free and clear of any claim by or through Tenant unless Tenant is continuing to prosecute the rebuilding or restoration with reasonable diligence.

(e)    In the event that Tenant is neither required nor elects to repair and restore the affected Leased Property, all property insurance proceeds (except for, subject to no Event of Default having occurred and being continuing, any business interruption proceeds in excess of Tenant’s Rent and Additional Charges obligations hereunder which shall be retained by Tenant), shall be paid to and retained by Landlord free and clear of any claim by or through Tenant except as otherwise specifically provided below in this Article XIV.

14.3    No Abatement of Rent. This Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent, Additional Charges and all other charges required by this Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration.

14.4    Waiver. Tenant waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant under this Article XIV.

14.5    Insurance Proceeds Paid to Fee Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Fee Mortgagee is entitled to any insurance proceeds, or any portion thereof, under the terms of any Fee Mortgage, such proceeds (except business interruption not allocated to rent expenses which shall be payable to and retained by Tenant) shall be applied, held and/or disbursed in accordance with the terms of the Fee Mortgage but in all events subject to Tenant’s right to such insurance proceeds (including Tenant’s right to receive all insurance proceeds for a Casualty Event less than One Hundred Million Dollars ($100,000,000) in accordance with Section 14.1) and provided, that, (i) in the event of a Casualty Event involving proceeds of One Hundred Million Dollars ($100,000,000) or more where Tenant elects to restore the affected Facility in accordance with this Article XIV and Tenant reasonably demonstrates that such restoration can be completed within four (4) years of the date on which Tenant can reasonably access the affected Facility for the purpose of commencing restoration (after the date of such Casualty Event but without regard to the date on which Tenant elects to restore the affected Facility), or (ii) in the event of a Casualty Event involving proceeds of One Hundred Million Dollars ($100,000,000) or more where Tenant is required by this Lease to restore the affected Facility, Landlord will cause, subject to Section 14.2(e), any Fee Mortgagee that has received, or thereafter does receive, insurance proceeds to make such proceeds available to Tenant for the reasonable costs of preservation, stabilization, emergency restoration, reconstruction and repair for the affected Facility.

14.6    Termination of Lease; Abatement of Rent. In the event this Lease is terminated, all obligations of Tenant to pay Rent and Additional Charges shall cease as of the date of the Casualty Event and Landlord shall retain any claim which Landlord may have against Tenant for failure to insure such Leased Property as required by Article XIII.

14.7    Multiple Fee Mortgagees. In any provisions of this Article XIV, Article XV or any other provision of this Lease providing for any determination, decision or election by a Fee Mortgagee, the determination, decision or election of the Fee Mortgagee of the highest priority shall be controlling.

ARTICLE XV

CONDEMNATION

15.1    Condemnation.

(a)    Total Taking. If there is a permanent Condemnation of Leased Property with respect to all or substantially all of the Facilities, this Lease shall terminate as of the day before the Date of Taking for the Facilities and all obligations of Tenant to pay Rent and Additional Charges shall cease as of the day before the Date of the Taking.

(b)    Partial Taking.

(i)    If there is a Condemnation of a portion of the Facilities, this Lease shall remain in effect if the Facilities are not thereby rendered, in the reasonable determination of Tenant, Unsuitable for Its Primary Intended Use, but if the Facilities are thereby rendered Unsuitable for Its Primary Intended Use, this Lease shall at Tenant’s option terminate as of the date on which Notice of such determination is delivered to Landlord, and all obligations of Tenant to pay Rent and Additional Charges shall cease as of the date which Notice of such determination is delivered to Landlord.

(ii)    In the event of a Condemnation of a portion of the Facilities representing twenty percent (20%) or more of the fair market value of the Facilities during the final two years of the then-current Term (after giving effect to any Renewal Notice that has been delivered), either Landlord or Tenant may terminate this Lease as of the day before the Date of Taking. Any dispute between Landlord and Tenant with respect to the extent of a Condemnation will be determined by Experts pursuant to Section 34.1.

(c)    Restoration. If there is a partial Condemnation of any portion of the Facilities and this Lease remains in full force and effect with respect to Facilities, Landlord shall make available to Tenant the portion of the Award applicable to restoration of the Leased Property, and Tenant shall accomplish all necessary restoration whether or not the amount provided by the Condemnor for restoration is sufficient and, if such restoration is not capable of being completed and such Condemnation results in a material adverse effect on the operations of such portion of the Facilities, the Base Rent shall be reduced by such amount as may be agreed upon by Landlord and Tenant or, if they are unable to reach such an agreement within a period of ninety (90) days after the occurrence of the Condemnation, then the Base Rent for the Facilities shall be proportionately reduced based on the relative values of the property taken by condemnation and the portion of the Facilities remaining subject to the Lease. In the event that Landlord and Tenant are unable to agree on such relative values within such ninety (90) day period, either Landlord or Tenant may request that such relative values be determined by Experts in accordance with Section 34.1. Tenant shall restore such Leased Property (as nearly as possible under the circumstances) to a complete architectural unit of the same general character and condition as such Leased Property existing immediately prior to such Condemnation. If Tenant has not so restored the affected Leased Property and the Primary Intended Use has not recommenced by the date that is the fourth (4th) anniversary of the date on which Tenant can reasonably access such Facility for the purpose of commencing restoration, any remaining Award shall be paid to and retained by Landlord free and clear of any claim by or through Tenant unless Tenant is continuing to prosecute the rebuilding or restoration with reasonable diligence.

15.2    Award Distribution. The entire Award shall belong to and be paid to Landlord. Tenant shall, however, be entitled to pursue its own claim with respect to the Condemnation for Tenant’s lost profits value and moving expenses and Excluded Assets and, the portion of the Award, if any, allocated to any Tenant’s Property not required to be transferred at the end of the Term.

15.3    Temporary Taking. The taking of the Leased Property, or any part thereof, shall constitute a Condemnation only when the use and occupancy by the taking authority is reasonably expected to exceed 180 consecutive days (any such taking that does not constitute a Condemnation shall be referred to as a “Temporary Taking”). During any Temporary Taking, all the provisions of this Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Tenant. Notwithstanding the foregoing or anything to the contrary contained herein and without prejudice to any of Tenant’s other rights under this Article XV,

Tenant shall be entitled to receive all Awards up to Five Million Dollars ($5,000,000) in the aggregate with respect to (a) the Condemnation by the Nevada Department of Transportation of a portion of the Aria Leased Property as more particularly described on Schedule 15 for purposes of a construction easement which, by its nature, is not reasonably expected to have a material adverse effect on the Leased Property or extend beyond the Term, or (b) any other Condemnation (which is not reasonably expected to exceed 365 consecutive days) which, by its nature, is not reasonably expected to have a material adverse effect on the Leased Property or extend beyond the Term; provided, that to the extent that the Award(s) for any Condemnation described in clauses (a) or (b) above exceed Five Million Dollars ($5,000,000) in the aggregate (and without prejudice to any other rights of Tenant hereunder with respect to such Award(s) including the use thereof for restoration as provided herein), Landlord and Tenant shall discuss, in good faith, whether it is reasonable under the circumstances for such amount to be paid to Tenant, taking into account the adverse effects of any such Condemnation on Tenant’s operations at the Leased Property, and if so, such Award(s) shall be paid to Tenant.

15.4    No Abatement of Rent. This Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent, Additional Charges and all other charges required by this Lease shall remain unabated during the period required for claiming an Award, satisfying Legal Requirements and restoration.

15.5    Waiver. Tenant waives any statutory rights of termination which may arise by reason of any Condemnation of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant under this Article XV.

15.6    Award Paid to Fee Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Fee Mortgagee is entitled to any Award, or any portion thereof, under the terms of any Fee Mortgage, such Award shall be applied, held and/or disbursed in accordance with the commercially reasonable terms of the Fee Mortgage; provided, that, (i) in the event of a Condemnation where Tenant elects to restore the affected Facility in accordance with this Article XV and Tenant reasonably demonstrates that such restoration can be completed within four (4) years of the date on which Tenant can reasonably access such Facility for the purpose of commencing restoration (after the date of such Condemnation but without regard to the date on which Tenant elects to restore the affected Facility), or (ii) in the event of a Condemnation where Tenant is required by this Lease to restore the affected Facility, Landlord will cause, subject to the final sentence of Section 15.1(c), the Fee Mortgagee that has received, or thereafter does receive, any Award to make such Award available to Tenant for the reasonable costs of preservation, stabilization, emergency restoration, reconstruction and repair for the affected Facility.

ARTICLE XVI

DEFAULT; REMEDIES

16.1    Events of Default. (a) Any one or more of the following shall constitute an “Event of Default”:

(i)    Tenant shall fail to pay any installment of Rent within five (5) Business Days of when due and such failure is not cured within three (3) Business Days after Notice from Landlord of Tenant’s failure to pay such amount when due; provided, that Tenant shall be entitled to only one (1) such notice and additional three (3) Business Day cure period in any Lease Year;

(ii)    Tenant shall fail to pay any Additional Charge when due and such failure is not cured within five (5) Business Days after Notice from Landlord of Tenant’s failure to pay such amount when due;

(iii)    a default shall occur under the Guaranty or Operating Subtenant Guaranty which is not cured within fifteen (15) days after Notice from Landlord to Guarantor or Operating Subtenant, as applicable;

(iv)    Tenant, Operating Subtenant or Guarantor shall:

(1)    admit in writing its inability to pay its debts generally as they become due;

(2)    file a petition in bankruptcy or a petition to take advantage of any insolvency law or act or otherwise commences any proceeding under such law or act;

(3)    make an assignment for the benefit of its creditors;

(4)    consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or

(5)    file a petition or answer seeking reorganization or arrangement under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof or of any applicable foreign jurisdiction;

(v)    Tenant, Operating Subtenant or Guarantor shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Tenant, Operating Subtenant or Guarantor, a receiver of Tenant or Guarantor or of the whole or substantially all of Tenant’s, Operating Subtenant’s or Guarantor’s property, or approving a petition filed against Tenant, Operating Subtenant or Guarantor seeking reorganization or arrangement of Tenant, Operating Subtenant or Guarantor under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof or of any applicable foreign jurisdiction, and such judgment, order or decree shall not be vacated or set aside within sixty (60) days from the date of the entry thereof;

(vi)    Tenant, Operating Subtenant or Guarantor shall be liquidated or dissolved (except that Guarantor may be liquidated or dissolved into Tenant or any other Person so long as its assets are distributed following such liquidation or dissolution to Tenant or such other Person), or entry of a judgment, order or decree liquidating or dissolving Tenant or Guarantor and such judgment, order or decree shall not be vacated or set aside within sixty (60) days from the date of the entry thereof;

(vii)    the estate or interest of Tenant, Operating Subtenant in the Leased Property or any part thereof shall be levied upon or attached as a result of a judgment in any proceeding relating to more than Ten Million Dollars ($10,000,000.00) and the same shall not be vacated, discharged or stayed pending appeal (or bonded or otherwise similarly secured) within the later of ninety (90) days after such judgment is entered or thirty (30) days after receipt by Tenant of notice thereof from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

(viii)    if Tenant, Operating Subtenant or Guarantor shall fail to pay, bond, escrow or otherwise similarly secure payment of one or more final judgments aggregating in excess of the amount of Seventy-Five Million and No/100 Dollars ($75,000,000.00), which judgments are not discharged or effectively waived or stayed for a period of forty-five (45) consecutive days;

(ix)    except as permitted in accordance with Section 7.2(d), Tenant voluntarily ceases operations at a Facility for its Primary Intended Use; and

(x)    any representation made by Tenant hereunder or by Guarantor under the Guaranty, or Operating Subtenant under the Operating Subtenant Guaranty proves to be untrue when made in any material respect and the same materially and adversely affects Landlord;

(xi)    any applicable license material to a Facility’s operation for its Primary Intended Use is at any time terminated or revoked or suspended or placed under a trusteeship for more than thirty (30) days (and causes cessation of Gaming activity at such Facility) and such termination, revocation or suspension is not stayed pending appeal and would reasonably be expected to have a material adverse effect on Tenant, the Facilities, or on the Leased Property, taken as a whole;

(xii)    if a Licensing Event with respect to the Tenant shall occur and is not cured within the period prescribed by the applicable Gaming Authority or, if no such period is prescribed by the applicable Gaming Authority, then within 90 days;

(xiii)    except to a permitted assignee pursuant to Section 22.2 or a permitted subtenant, or with respect to the granting of a permitted pledge hereunder to a Permitted Leasehold Mortgagee or a Permitted Credit Facility Lender, the sale or transfer, without Landlord’s consent, of all or any portion of any Gaming License or similar certificate or license relating to the Leased Property;

(xiv)    (1) a transfer of Tenant’s interest in this Lease (including pursuant to a Tenant Change of Control) shall have occurred without the consent of Landlord to the extent such consent is required under Article XXII or Tenant is otherwise in default of the provisions set forth in Section 22.1 below and in either case the same is not cured within 30 days after written notice from Landlord to Tenant, or (2) a transfer of Operating Subtenant’s interest in the Operating Sublease (including any breach of Section 41.17(b)) shall have occurred without the consent of Landlord to the extent such consent is required under Article XXII or Section 41.17 or Tenant is otherwise in default of the provisions set forth in Section 41.17 below and in either case the same is not cured within 30 days after written notice from Landlord to Tenant or Operating Subtenant;

(xv)    the occurrence of an Event of Default pursuant to Section 9.1(e) which continues for 30 days after written notice from Landlord to Tenant; and

(xvi)    if Tenant shall fail to observe or perform any other term, covenant or condition of this Lease in any material respect and such failure is not cured by Tenant within thirty (30) days after Notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within one hundred twenty (120) days after such notice from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law. No Event of Default shall be deemed to exist under this clause (xvi) during any time the curing thereof is prevented by an Unavoidable Delay, provided, that, upon the cessation of the Unavoidable Delay, Tenant remedies the default without further delay.

(b)    Notwithstanding the foregoing, in the event that Landlord believes that there has been a breach that would constitute an Event of Default under Section 16.1(a), (iii), subclause (1) of (iv), (x), (xi), (xii), (xiii), (xiv), (xv) or (xvi) above, Landlord shall notify Tenant of such breach and, if Tenant disagrees as to the existence of such breach or that such breach would constitute an Event of Default, Tenant may, provide prompt written notice of such dispute to Landlord (a “Dispute Notice”). The time period during which Tenant may cure any default shall be tolled form the date of the Dispute Notice until the date of final resolution of the dispute by the Experts. Each of Landlord and Tenant shall be entitled to promptly submit the determination of whether or not there exists an Event of Default to Experts pursuant to Section 34.1. If the Expert determines that the matter in question is or would give rise to an Event of Default, Tenant shall have the remaining portion of the applicable cure period in which to cure such breach before such breach constitutes an Event of Default.

16.2    Certain Remedies.

(a)    If an Event of Default shall have occurred and be continuing, Landlord may (i) terminate this Lease by giving Tenant no less than ten (10) days’ Notice of such termination and the Term shall terminate and all rights of Tenant under this Lease shall cease, (ii) seek damages as provided in Section 16.3 hereof, and/or (iii) exercise any other right or remedy at law or in equity available to Landlord as a result of any Event of Default. Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Lease has been terminated pursuant to the first sentence of this Section 16.2, Tenant shall, to the extent permitted by law (including applicable Gaming Regulations), if required by Landlord to do so, immediately surrender to Landlord possession of all or any portion of the Leased Property (including any Tenant Capital Improvements) as to which Landlord has so demanded and quit the same and Landlord may, to the extent permitted by law (including applicable Gaming Regulations), enter upon and repossess such Leased Property and any Capital Improvement thereto by reasonable force, summary proceedings, ejectment or otherwise, and, to the extent permitted by law (including applicable Gaming Regulations), may remove Tenant and all other Persons and any of Tenant’s Property from such Leased Property.

(b)    Notwithstanding anything contained herein to the contrary, Landlord shall not be entitled to terminate this Lease by reason of an Event of Default (but Landlord may exercise all other rights and remedies), unless and until Landlord has, following the occurrence of an Event of Default, delivered a notice (“Event of Default Notice”) to Tenant stating the Event of Default, and containing the following caption (in bold 16 point type), and Tenant has failed to cure such Event(s) of Default within ten (10) days of its receipt of the Event of Default Notice:

“THIS IS AN EVENT OF DEFAULT NOTICE. FAILURE TO TAKE IMMEDIATE ACTION AND TO CURE THE EVENT(S) OF DEFAULT AS SPECIFIED BELOW WITHIN TEN (10) DAYS OF RECEIPT OF THIS NOTICE MAY LEAD TO LANDLORD’S TERMINATION OF THE LEASE AND/OR THE EXERCISE OF OTHER REMEDIES THEREUNDER.”

16.3    Damages.

(a)    None of (i) the termination of this Lease, (ii) the repossession of the Leased Property (including any Capital Improvements to any Facility), (iii) the failure of Landlord to relet the Leased Property or any portion thereof, (iv) the reletting of all or any portion of the Leased Property, or (v) the inability of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. Landlord and Tenant agree that Landlord shall have no obligation to mitigate Landlord’s damages under this Lease, and Tenant hereby waives any duty of Landlord to mitigate damages under any Legal Requirements to the full extent that such duty may be waived. If any such termination of this Lease occurs (whether or not Landlord terminates Tenant’s right to possession of the Leased Property), Tenant shall forthwith pay to Landlord (x) all Rent due and payable under this Lease to and including the date of such termination (together with interest thereon at the Overdue Rate from the date the applicable amount was due) and (y) pay on demand all damages to which Landlord shall be entitled at law or in equity; provided, however, with respect to unpaid Rent from and after the date of termination, at Landlord’s option, Tenant shall forthwith pay to Landlord as and for liquidated and agreed current damages, for the occurrence of an Event of Default, either:

(A)    the sum of:

(i)    the worth at the time of award of the unpaid Rent (and Additional Charges) which had been earned at the time of termination to the extent not previously paid by Tenant under this Section 16.3;

(ii)    the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided;

(iii)    the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv)    any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

As used in clauses (i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate. As used in clause (iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%) and reducing such amount by the portion of the unpaid Rent that Tenant proves could be reasonably avoided.

or

(B)    if Landlord chooses not to terminate Tenant’s right to possession of the Leased Property (whether or not Landlord terminates the Lease), each installment of said Rent and other sums payable by Tenant to Landlord under this Lease as the same becomes due and payable, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease (and Landlord may at any time thereafter terminate Tenant’s right to possession of the Leased Property and seek damages under subparagraph (A) hereof, to the extent not already paid for by Tenant under this subparagraph (B)).

(b)    If, as of the date of any termination of this Lease pursuant to Section 16.2, the Leased Property shall not be in the condition in which Tenant has agreed to surrender the same to Landlord at the expiration or earlier termination of this Lease pursuant to Section 9.1(d), then Tenant, shall pay, as damages therefor, the cost (as estimated by an independent contractor reasonably selected by Landlord) of placing the Leased Property in the condition in which Tenant is required to surrender the same hereunder.

16.4    Receiver. Upon the occurrence and during the continuance of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, but subject to any limitations of applicable law, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Leased Property and of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

16.5    Waiver. If Landlord initiates judicial proceedings or if this Lease is terminated by Landlord pursuant to this Article XVI, Tenant waives, to the extent permitted by applicable law, (i) any right of redemption, re-entry or repossession; (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt; and (iii) any duty of Landlord to mitigate damages to the extent such duty may legally be waived.

16.6    Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default which are made to Landlord rather than Tenant due to the existence of an Event of Default shall be applied to Tenant’s obligations in the order which Landlord may reasonably determine or as may be prescribed by the laws of the State.

16.7    Landlord’s Right to Cure Tenant’s Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder when due including, without limitation, if Tenant fails to expend (or cause the Operating Subtenants to expend) any Required CapEx as required hereunder or fails to complete or cause to be completed any work or restoration or replacement of any nature as required hereunder, or if Tenant shall take any action prohibited hereunder, and such failure shall have resulted in an Event of Default, Landlord and/or its Affiliates, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act (or reimburse any Fee Mortgagee for making such payment or performing such act) for the account and at the expense of Tenant (including, in the event of a breach of any such representation or warranty, taking actions to cause such representation or warranty to be true), and may, to the extent permitted by law, after an Event of Default, enter upon the Leased Property for such purpose and take all such action thereon as, in Landlord’s reasonable opinion, may be necessary or appropriate therefor provided same is undertaken in accordance with the applicable law. All sums so paid (or reimbursed) by Landlord and/or any of its Affiliates and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord and/or any of its Affiliates, shall be paid by Tenant to Landlord on demand as an Additional Charge.

16.8    Miscellaneous.

(a)    Suit or suits for the recovery of damages, or for any other sums payable by Tenant to Landlord pursuant to this Lease, may be brought by Landlord from time to time at Landlord’s election, and nothing herein contained shall be deemed to require Landlord to await the date whereon this Lease and the Term would have expired by limitation had there been no Event of Default, reentry or termination.

(b)    No failure by either party to insist upon the strict performance of any agreement, term, covenant or condition of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance by Landlord of full or partial Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such agreement, term, covenant or condition. No agreement, term, covenant or condition of this Lease to be performed or complied with by either party, and no breach thereof, shall be or be deemed to be waived, altered or modified except by a written instrument executed by the parties. No waiver of any breach shall affect or alter this Lease, but each and every agreement, term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. If an Event of Default is continuing. Landlord shall be entitled to seek to enjoin such breach or threatened breach and shall have the right to invoke any rights and remedies allowed at law or in equity or by statute or otherwise as though reentry, summary proceedings or other remedies were not provided for in this Lease.

(c)    Except to the extent otherwise expressly provided in this Lease, each right and remedy of a party provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease.

(d)    Nothing contained in this Article XVI or otherwise shall vitiate or limit Tenant’s obligation to pay Landlord’s attorneys’ fees as and to the extent provided in Article XXXVII hereof, or any indemnification obligations under any express indemnity made by Tenant of Landlord or of any Landlord Indemnified Parties as contained in this Lease.

ARTICLE XVII

TENANT’S FINANCING

17.1    Permitted Leasehold Mortgagees.

(a)    On one or more occasions without Landlord’s prior consent Tenant may mortgage or otherwise encumber Tenant’s estate in and to the Leased Property (the “Leasehold Estate”) to one or more Permitted Leasehold Mortgagees under one or more Permitted Leasehold Mortgages and pledge its right, title and interest under this Lease as security for such Permitted Leasehold Mortgages or any Debt Agreement secured thereby; provided, that no Person shall be considered a Permitted Leasehold Mortgagee unless (1) such Person delivers to Landlord a written agreement providing (i) that (unless this Lease has been terminated as to a particular Facility) such Permitted Leasehold Mortgagee and any lenders for whom it acts as representative, agent or trustee, will not use or dispose of any Gaming License for use at a location other than at the Facility to which such Gaming License relates, (ii) an express acknowledgement that, in the event of the exercise by the Permitted Leasehold Mortgagee of its rights under the Permitted Leasehold Mortgage, the Permitted Leasehold Mortgagee shall be required to (except for a transfer that meets the requirements of Section 22.2(a)(i)) secure the approval of Landlord for the replacement of Tenant with respect to the affected portion of the Leased Property and contain the Permitted Leasehold Mortgagee’s acknowledgment that such approval may be granted or withheld by Landlord in accordance with the provisions of Article XXII of this Lease, and (iii) an express acknowledgment, on behalf of itself, its successors and assigns and all beneficiaries of the Permitted Leasehold Mortgage of the priorities and waivers described in Section 17.1(n), (2) the underlying Permitted Leasehold Mortgage includes an express acknowledgement that (A) any exercise of remedies thereunder that would affect the Leasehold Estate shall be subject and subordinate to the terms of the Lease, and (B) that any foreclosure or realization by any Permitted Leasehold Mortgagee pursuant to a Permitted Leasehold Mortgage or upon Tenant’s interest under this Lease or that would result in a transfer of all or any portion of Tenant’s interest in the Leased Property or this Lease shall in any case be subject to the applicable provisions, terms and conditions of Article XXII hereof, and (3) such Person executes a joinder to any existing intercreditor agreement between any

Permitted Leasehold Mortgagee and any Facility Mortgagee (“Intercreditor Agreement”). Any Facility Mortgagee and its successors and assigns, by accepting any Facility Mortgage, shall be deemed without executing any further document or instrument, to have also agreed to recognize the rights of any Permitted Leasehold Mortgagee as provided in this Article XVII and to have agreed not to disturb such rights in any way except through the exercise of the rights expressly granted to Landlord in this Lease or available at law or in equity to Landlord by reason of the default by Tenant under this Lease. Notwithstanding anything to the contrary, any Permitted Leasehold Mortgage or Permitted Credit Facility Pledge shall be required to cover both Facilities, and Tenant shall not have the right to encumber its (or any Operating Subtenant’s) interest in the Aria Leased Property or the Vdara Leased Property separately from the other.

(b)    Notice to Landlord.

(i)    (1)    If Tenant shall, on one or more occasions, mortgage Tenant’s Leasehold Estate pursuant to a Permitted Leasehold Mortgage and if the holder of such Permitted Leasehold Mortgage shall provide Landlord with Notice of such Permitted Leasehold Mortgage together with a true copy of such Permitted Leasehold Mortgage and the name and address of the Permitted Leasehold Mortgagee, Landlord and Tenant agree that, following receipt of such Notice by Landlord, the provisions of this Section 17.1 shall apply in respect of each such Permitted Leasehold Mortgage and the Permitted Leasehold Mortgagee with respect thereto.

        (2)    In the event of any assignment of a Permitted Leasehold Mortgage or in the event of a change of address of a Permitted Leasehold Mortgagee or of an assignee of such Permitted Leasehold Mortgage, Notice of the new name and address shall be provided to Landlord.

(ii)    Landlord shall promptly upon receipt of a communication purporting to constitute the notice provided for by subsection (b)(i) above acknowledge by an executed and notarized instrument receipt of such communication as constituting the notice provided for by subsection (b)(i) above and confirming the status of the Permitted Leasehold Mortgagee as such or, in the alternative, notify Tenant and the Permitted Leasehold Mortgagee of the rejection of such communication as not conforming with the provisions of this Section 17.1 and specify the specific basis of such rejection.

(iii)    After Landlord has received the notice provided for by subsection (b)(i) above, Tenant, upon reasonable request to do so by Landlord, shall with reasonable promptness provide Landlord with copies of the material definitive documentation for the loans, notes or other debt obligations secured by such Permitted Leasehold Mortgage. If requested to do so by Landlord, Tenant shall thereafter also provide, with reasonable promptness, Landlord from time to time with a copy of each material amendment, modification or supplement to such documentation. From time to time upon reasonable request by Landlord, Tenant shall also notify Landlord, with reasonable promptness, of the date and place of recording and other pertinent recording data with respect to such instruments as have been recorded.

(c)    Default Notice. Landlord, upon providing Tenant any notice of (i) default under this Lease or (ii) a termination of this Lease, shall at the same time provide a copy of such notice to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. No such notice by Landlord to Tenant shall be deemed to have been duly given unless and until a copy thereof has been sent, in the manner prescribed in Section 17.1(m) of this Lease, to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof. From and after such notice has been sent to a Permitted Leasehold Mortgagee, such Permitted Leasehold Mortgagee shall have the same period, after the giving of such notice upon its remedying any default or acts or omissions which are the subject matter of such notice or causing the same to be remedied, as is given Tenant after the giving of such notice to Tenant, plus in each instance, the additional periods of time specified in subsections (d) and (e) of this Section 17.1 to remedy, commence remedying or cause to be remedied the defaults or acts or omissions which are the subject matter of such notice specified in any such notice. Landlord shall accept such performance by or at the instigation of such Permitted Leasehold Mortgagee as if the same had been done by Tenant. Tenant authorizes each Permitted Leasehold Mortgagee (to the extent such action is authorized under the applicable Debt Agreement) to take any such action at such Permitted Leasehold Mortgagee’s option and does hereby authorize entry upon the premises by the Permitted Leasehold Mortgagee for such purpose.

(d)    Notice to Permitted Leasehold Mortgagee. Anything contained in this Lease to the contrary notwithstanding, if any default shall occur which entitles Landlord to terminate this Lease, Landlord shall have no right to terminate this Lease on account of such default unless, following the expiration of the period of time given Tenant to cure such default or the act or omission which gave rise to such default, Landlord shall notify every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof of Landlord’s intent to so terminate at least thirty (30) days in advance of the proposed effective date of such termination if such default is capable of being cured by the payment of money, and at least ninety (90) days in advance of the proposed effective date of such termination if such default is not capable of being cured by the payment of money (“Termination Notice”). The provisions of subsection (e) below of this Section 17.1 shall apply if, during such thirty (30) or ninety (90) day (as the case may be) Termination Notice period, any Permitted Leasehold Mortgagee shall:

(i)    notify Landlord of such Permitted Leasehold Mortgagee’s desire to nullify such Termination Notice; and

(ii)    pay or cause to be paid all Rent, Additional Charges, and other payments (i) then due and in arrears as specified in the Termination Notice to such Permitted Leasehold Mortgagee and (ii) which may become due during such thirty (30) or ninety (90) day (as the case may be) period (as the same may become due) (in each case, regardless of whether such amount is allowed under any insolvency or bankruptcy law); and

(iii)    comply or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of this Lease then in default and reasonably susceptible of being complied with by such Permitted Leasehold Mortgagee, provided, however, that such Permitted Leasehold Mortgagee shall not be required during such ninety (90) day period to cure or commence to cure any default consisting of Tenant’s failure to satisfy and discharge any lien, charge or encumbrance against Tenant’s interest in this Lease or the Leased Property, or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee or any matter which Permitted Leasehold Mortgagee is prevented from performing because of any injunction or stay applicable during any bankruptcy or other judicial proceeding; and

(iv)    during such thirty (30) or ninety (90) day (as the case may be) period, the Permitted Leasehold Mortgagee shall respond, with reasonable diligence, to requests for information from Landlord as to the Permitted Leasehold Mortgagee’s (and related lenders’) intent to pay such Rent and other charges and comply with this Lease.

(e)    Procedure on Default.

(i)    If Landlord shall elect to terminate this Lease by reason of any Event of Default of Tenant that has occurred and is continuing, and a Permitted Leasehold Mortgagee shall have proceeded in the manner provided for by subsection (d) of this Section 17.1, the specified date for the termination of this Lease as fixed by Landlord in its Termination Notice shall be extended for a period not to exceed three (3) months; provided, that such Permitted Leasehold Mortgagee shall, during such extension period:

(1)    pay or cause to be paid the Rent, Additional Charges and other monetary obligations of Tenant under this Lease as the same become due (in each case, regardless of whether such amount is allowed under any insolvency or bankruptcy law), and continue its good faith efforts to perform or cause to be performed all of Tenant’s other obligations under this Lease, excepting (A) obligations of Tenant to satisfy or otherwise discharge any lien, charge or encumbrance against Tenant’s interest in this Lease or the Leased Property or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee and (B) past nonmonetary obligations then in default and not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee; and

(2)    if not enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order, diligently continue to pursue acquiring or selling Tenant’s interest in this Lease and the Leased Property by foreclosure of the Permitted Leasehold Mortgage or other appropriate means and diligently prosecute the same to completion.

(ii)    If at the end of such three (3) month period such Permitted Leasehold Mortgagee is complying with subsection (e)(i) above, this Lease shall not then terminate, and the time for completion by such Permitted Leasehold Mortgagee of its proceedings shall continue (provided that for the time of such continuance, such Permitted Leasehold Mortgagee is in compliance with subsection (e)(i) above) (x) so long as such Permitted Leasehold Mortgagee is enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order and if so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interest in this Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months after the Permitted Leasehold Mortgagee is no longer so enjoined or stayed from prosecuting the same and in no event longer than twenty-four (24) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof, and (y) if such Permitted Leasehold Mortgagee is not so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interests in this Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof. Nothing in this subsection (e) of this Section 17.1, however, shall be construed to extend this Lease beyond the original term hereof as extended by any options to extend the Term of this Lease properly exercised by Tenant or a Permitted Leasehold Mortgagee in accordance with Section 1.4, nor to require a Permitted Leasehold Mortgagee to continue such foreclosure proceeding after the default has been cured. If the default shall be cured pursuant to the terms and within the time periods allowed in subsections (d) and (e) of this Section 17.1 and the Permitted Leasehold Mortgagee shall discontinue such foreclosure proceedings, this Lease shall continue in full force and effect as if Tenant had not defaulted under this Lease.

(iii)    If a Permitted Leasehold Mortgagee is complying with subsection (e)(i) of this Section 17.1, upon the acquisition of Tenant’s Leasehold Estate herein by a Foreclosure Transferee, this Lease shall continue in full force and effect as if Tenant had not defaulted under this Lease, provided, that such Foreclosure Transferee cures all outstanding defaults that can be cured through the payment of money and all other defaults that are reasonably susceptible of being cured.

(iv)    For the purposes of this Section 17.1, the making of a Permitted Leasehold Mortgage shall not be deemed to constitute an assignment or transfer of this Lease nor of the Leasehold Estate hereby created, nor shall any Permitted Leasehold Mortgagee, as such, be deemed to be an assignee or transferee of this Lease or of the Leasehold Estate hereby created so as to require such Permitted Leasehold Mortgagee, as such, to assume the performance of any of the terms, covenants or conditions on the part of Tenant to be performed hereunder; but the purchaser at any sale of this Lease (including a Permitted Leasehold Mortgagee if it is the purchaser at foreclosure) and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignee or transferee of this Lease and of the Leasehold Estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be subject to Article XXII hereof (including the requirement that such purchaser assume the performance of the terms, covenants or conditions on the part of Tenant to be performed hereunder and meet the qualifications of Section 22.2 or be reasonably consented to by Landlord in accordance with Section 22.1 hereof).

(v)    Any Permitted Leasehold Mortgagee or other acquirer of the Leasehold Estate of Tenant pursuant to foreclosure, assignment in lieu of foreclosure or other proceedings in accordance with the requirements of Section 22.2(a)(i) of this Lease may, upon acquiring Tenant’s Leasehold Estate, sell and assign the Leasehold Estate solely in accordance with the requirements of Article XXII of this Lease and enter into Permitted Leasehold Mortgages in the same manner as the original Tenant, subject to the terms hereof.

(vi)    Notwithstanding any other provisions of this Lease, any sale of this Lease and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignment or transfer of this Lease and of the Leasehold Estate hereby created in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be deemed to be a permitted sale, transfer or assignment of this Lease and of the Leasehold Estate hereby created solely to the extent the successor tenant under this Lease is a Foreclosure Transferee and the transfer otherwise complies with the requirements of Section 22.2(a)(i) of this Lease or the transferee is consented to by Landlord (in its sole discretion) in accordance with Section 22.1 hereof.

(f)    New Lease. In the event of the termination of this Lease other than due to a default as to which the Permitted Leasehold Mortgagee had the opportunity to, but did not, cure the default as set forth in Sections 17.1(d) and 17.1(e) above, Landlord shall provide each Permitted Leasehold Mortgagee with Notice that this Lease has been terminated (“Notice of Termination”), together with a statement of all sums which would at that time be due under this Lease but for such termination, and of all other defaults, if any, then known to Landlord. Landlord agrees to enter into a new lease (“New Lease”) of the Leased Property with such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (in each case only if such entity is a Foreclosure Transferee) for the remainder of the Term (including any Renewal Terms) of this Lease, effective as of the date of termination, at the rent and additional rent, and upon the terms, covenants and conditions (including all options to renew but excluding requirements which have already been fulfilled) of this Lease, provided:

(i)    Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall make a binding, written, irrevocable commitment to Landlord for such New Lease within thirty (30) days after the date such Permitted Leasehold Mortgagee receives Landlord’s Notice of Termination of this Lease given pursuant to this Section 17.1(f);

(ii)    Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall pay or cause to be paid to Landlord, at the time of the execution and delivery of such New Lease, any and all sums which would at the time of execution and delivery thereof be due pursuant to this Lease but for such termination and, in addition thereto, all reasonable expenses, including reasonable attorney’s fees, which Landlord shall have incurred by reason of such termination and the execution and delivery of the New Lease and which have not otherwise been received by Landlord from Tenant or other party in interest under Tenant; and

(iii)    Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall agree to remedy any of Tenant’s defaults of which said Permitted Leasehold Mortgagee was notified by Landlord’s Notice of Termination (or in any subsequent notice) and which can be cured through the payment of money or are reasonably susceptible of being cured by such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee.

(g)    New Lease Priorities. It is the intention of the parties that such New Lease shall continue to maintain the same priority as this Lease with regard to any Facility Mortgage or any other lien, charge or encumbrance created by the acts of Landlord on the Leased Property or any part thereof or this Lease (but Landlord shall not be deemed to make any representation or warranty to that effect). If more than one Permitted Leasehold Mortgagee shall request a New Lease pursuant to subsection (f)(i) of this Section 17.1, Landlord shall enter into such New Lease with the Permitted Leasehold Mortgagee whose mortgage is senior in lien, or with its Permitted Leasehold Mortgagee Designee acting for the benefit of such Permitted Leasehold Mortgagee prior in lien foreclosing on Tenant’s interest in this Lease. Landlord, without liability to Tenant or any Permitted Leasehold Mortgagee with an adverse claim, may rely upon a title insurance policy issued by a reputable title insurance company as the basis for determining the appropriate Permitted Leasehold Mortgagee who is entitled to such New Lease.

(h)    Permitted Leasehold Mortgagee Need Not Cure Specified Defaults. Nothing herein contained shall require any Permitted Leasehold Mortgagee as a condition to its exercise of its rights hereunder to cure any default of Tenant not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (including but not limited to the defaults referred to in Subsections 16.1(a)(iii), (iv), (v), (vi), (vii), (if the levy or attachment is in favor of such Permitted Leasehold Mortgagee (provided, such levy is extinguished upon foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure) or is junior to the lien of such Permitted Leasehold Mortgagee and would be extinguished by the foreclosure of the Permitted Leasehold Mortgage that is held by such Permitted Leasehold Mortgagee), (viii), (x), (xii), and (xiv) and any other sections of this Lease which may impose conditions of default not susceptible to being cured by a Permitted Leasehold Mortgagee or a subsequent owner of the Leasehold Estate through foreclosure hereof), in order to comply with the provisions of Sections 17.1(d) and 17.1(e), or as a condition of entering into the New Lease provided for by Section 17.1(f).

(i)    Contest of Event of Default. Notwithstanding anything to the contrary contained in this Lease, any Permitted Leasehold Mortgagee (and if more than one, the Permitted Leasehold Mortgagee whose lien is most senior) may, in good faith, contest through appropriate proceedings whether an alleged non-monetary default in fact constitutes an Event of Default, and the cure period available under the terms hereof to such Permitted Leasehold Mortgagee shall be extended so long as such Permitted Leasehold Mortgagee shall be diligently pursuing such contest, provided, that: (i) such Permitted Leasehold Mortgagee shall have commenced such contest prior to the expiration of the applicable notice and cure period herein for such alleged non-monetary Event of Default; (ii) Tenant shall not be, or shall not have, separately contested such alleged non-monetary Event of Default; (iii) pending the outcome of such contest, such Permitted Leasehold Mortgagee shall make payment of all Rent due and payable hereunder, as and when due and payable, and shall make payment and shall otherwise cure all non-monetary Events of Default which are not being contested by such Permitted Leasehold Mortgagee within applicable cure periods provided herein for such non-monetary Events of Default; and (iv) such Permitted Leasehold Mortgagee shall make payment to Landlord of all reasonable attorneys’ fees and costs incurred by Landlord in connection with such contest in the event that such Permitted Leasehold Mortgagee is not successful in such contest.

(j)    Casualty Loss. A standard mortgagee clause naming each Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof may be added to any and all insurance policies required to be carried by Tenant hereunder on condition that the insurance proceeds are to be applied in the manner specified in this Lease and the Permitted Leasehold Mortgage shall so provide; except that the Permitted Leasehold Mortgage may provide a manner for the disposition of such proceeds, if any, otherwise payable directly to Tenant (but not such proceeds, if any, payable jointly to Landlord and Tenant or to Landlord, to the Fee Mortgagee or to a third-party escrowee) pursuant to the provisions of this Lease.

(k)    Arbitration; Legal Proceedings. Landlord shall give prompt notice to each Permitted Leasehold Mortgagee (for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof) of any arbitration or legal proceedings between Landlord and Tenant involving obligations under this Lease.

(l)    No Merger. So long as any Permitted Leasehold Mortgage is in existence, unless all Permitted Leasehold Mortgagees for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof shall otherwise expressly consent in writing, the fee title to the Leased Property and the Leasehold Estate of Tenant therein created by this Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title and said Leasehold Estate by Landlord or by Tenant or by a third party, by purchase or otherwise.

(m)    Notices. Notices from Landlord to the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof shall be provided in the method provided in Section 35.1 hereof to the address furnished Landlord pursuant to subsection (b) of this Section 17.1, and those from the Permitted Leasehold Mortgagee to Landlord shall be mailed to the address designated pursuant to the provisions of Section 35.1 hereof. Such notices, demands and requests shall be given in the manner described in this Section 17.1 and in Section 35.1 and shall in all respects be governed by the provisions of those sections.

(n)    Limitation of Liability; Rights as to Collateral. Notwithstanding any other provision hereof to the contrary, (i) Landlord agrees that any Permitted Leasehold Mortgagee’s liability to Landlord in its capacity as Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against such Permitted Leasehold Mortgagee’s interest in the Leasehold Estate and the other collateral granted to such Permitted Leasehold Mortgagee to secure the obligations under its Debt Agreement, and (ii) each Permitted Leasehold Mortgagee agrees that (1) Landlord’s liability to such Permitted Leasehold Mortgagee hereunder, howsoever arising, shall be limited to and enforceable only against Landlord’s interest in the Leased Property and the other collateral granted to Landlord under this Lease, and (2) (A) the Permitted Leasehold Mortgagee does not have a Lien on, and the applicable Permitted Leasehold Mortgage does not encumber, the CapEx Reserve, FF&E Reserve, the Covenant Security Escrow Account or the Construction Security (the “Permitted Leasehold Mortgage Excluded Collateral”) and (2) (B) the Permitted Leasehold Mortgage include an express exclusion of the Permitted Leasehold Mortgage Excluded Collateral from the assets on which Liens are granted thereunder.

(o)    Transfer Procedure. If an Event of Default shall have occurred and be continuing, the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(b) hereof with the most senior lien on the Leasehold Estate shall release any security interests it may have with respect to Tenant’s Property that is to be transferred to Landlord under Article XXXVI (and this Section 17.1(o) shall expressly authorize Tenant (or Landlord on Tenant’s behalf) to file any UCC-3 termination statements with respect to any such assets to be transferred to Landlord) but such Permitted Leasehold Mortgagee shall have the right to make any determinations and agreements on behalf of Tenant under Article XXXVI (including, without limitation, requesting that the process described in Article XXXVI be commenced, the determination and agreement of the Tenant’s Property FMV and negotiation with Landlord with respect thereto), in each case, in accordance with and subject to the terms and provisions of Article XXXVI; provided, however, in no event shall the foregoing diminish the obligations of Tenant or rights of Landlord under Section XXXVI.

(p)    Third Party Beneficiary. Each Permitted Leasehold Mortgagee (for so long as such Permitted Leasehold Mortgagee holds a Permitted Leasehold Mortgage) is an intended third-party beneficiary of this Article XVII entitled to enforce the same as if a party to this Lease.

17.2    Landlord’s Right to Cure Tenant’s Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder when due or within any cure period provided for herein, Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand as an Additional Charge.

17.3    Tenant’s Debt Agreements. Tenant agrees that the principal or controlling agreement relating to any Material Indebtedness or series of related Debt Agreements related to Material Indebtedness in each case entered into after the date hereof will include a provision requiring the lender or lenders thereunder (or the Representative of such lenders) to provide a copy to Landlord of any notices issued by such lenders or the Representative of such lenders to Tenant of a Specified Debt Agreement Default.

17.4    Landlord Cooperation. If, in connection with granting any Permitted Leasehold Mortgage or entering into any Debt Agreement, Tenant shall reasonably request reasonable cooperation from Landlord, Landlord shall provide the same at no cost or expense to Landlord, it being understood and agreed that Tenant shall be required to reimburse Landlord for all such reasonable and documented out of pocket costs and expenses so incurred by Landlord, including, but not limited to, its reasonable and documented out of pocket attorneys’ fees.

ARTICLE XVIII

SALE OF LEASED PROPERTY

18.1    Sale of the Leased Property.

(a)    Except as provided in this Section 18.1, Landlord shall not be limited or restricted in any manner whatsoever from selling or transferring all (but not less than all) of the Leased Property; provided, so long as no Event of Default has occurred, Landlord shall not sell or otherwise transfer the Leased Property during the Term to a Tenant Competitor without the prior written consent of Tenant, which consent may be given or withheld in Tenant’s sole discretion; provided, further, that, in the event this Lease is not renewed in accordance with Section 1.4 prior to the date that is thirty six (36) months prior to the then current expiration date of the Term (or as of the date that is thirty six (36) months prior to the final expiration date of this Lease after all renewal options have been exercised), then at any time following the date that is thirty six (36) months prior to the then current expiration date of the Term (the “Competitor Restriction Open Date”), Landlord shall have the ability to sell or otherwise transfer all (but not less than all) of the Leased Property to a Tenant Competitor without the prior written consent of Tenant; provided, further, that Landlord shall have no right to sell or transfer less than all of the Leased Property and any such sale or transfer must result in the conveyance of Landlord’s interest in and to the Leased Property to a single transferee or, if to more than one transferee, all of such transferees must be directly or indirectly wholly-owned by a common Person (provided such Person may have multiple direct or indirect owners). Except as provided in this Section 18.1, transfers of interests, directly or indirectly, in Landlord shall not be limited or restricted in any manner whatsoever, except that in no event shall (i) Landlord cause or allow any Tenant Competitor to own a controlling interest in Landlord (whether directly or indirectly), including as a result of a merger or similar transaction or by any Landlord Change of Control, during the period Landlord is restricted from selling or otherwise transferring the Leased Property to a Tenant Competitor as provided herein, except for Controlling interests in Landlord’s Parent or a publicly traded Person, or (ii) a Landlord Change of Control with respect to Landlord (or either of them) be permitted to occur unless after giving effect thereto, each of Aria Landlord and Vdara Landlord shall continue to be wholly-owned and Controlled, directly or indirectly, by a common Person (provided such Person may have multiple direct or indirect owners). In connection with any sale or other transfer by Landlord of the Leased Property as permitted herein, Landlord shall be subject in each instance to all of the rights of Tenant under this Lease, and Landlord’s successor or purchaser must comply with the provisions of Section 8.2 to the extent applicable to Landlord and, to the extent necessary, any purchaser or successor Landlord and/or other Related Person of purchaser or successor Landlord (in the case of a Landlord Change of Control) shall comply with all applicable Gaming Regulations with respect to such sale or transfer to ensure that there is not reasonably likely to be any material impact on the validity of any of the Gaming Licenses or the ability of Tenant (or any Operating Subtenant) to continue to use the Gaming Facilities for Gaming activities in substantially the same manner as immediately prior to Landlord’s sale or other transfer. Upon any transfer or conveyance permitted under this Section 18.1 (including a Landlord Change of Control), at Landlord’s reasonable request, Tenant shall cooperate with Landlord to modify any specific references in this Lease to Landlord’s direct or indirect owners (e.g., “Blackstone REIT” and “BREP”) which would no longer be accurate following such transfer and substitute therein references to the appropriate direct or indirect owners of the transferee with any such modifications to be approved by Landlord and Tenant, each in its reasonable discretion.

(b)    In connection with any sale of the Leased Property or any direct or indirect interests in Landlord, Tenant shall, upon the written request of Landlord:

(i)    at the sole cost and expense of Landlord, reasonably cooperate with Landlord in providing information with respect to the Property, Tenant or its Affiliates, to the extent reasonably requested by the applicable current or prospective purchaser;

(ii)    make appropriate officers of Tenant available for a reasonable number of due diligence meetings and for participation in a reasonable number of meetings with the applicable current or prospective purchaser all at times to be mutually agreed by Tenant, Landlord and such current or prospective purchaser, and provide timely and reasonable access during normal business hours to diligence materials and the Leased Property to allow such current or prospective purchaser to complete all customary due diligence; and

(iii)    reasonably cooperate with the marketing efforts of Landlord.

ARTICLE XIX

HOLDING OVER

19.1    Holding Over. If Tenant shall for any reason remain in possession of the Leased Property relating to a Facility after the expiration or earlier termination of the Term without the consent, or other than at the request, of Landlord, such possession shall be as a month-to-month tenant during which time Tenant shall pay as Base Rent each month twice the monthly Base Rent applicable to the prior Lease Year, together with all Additional Charges and all other sums payable by Tenant pursuant to this Lease. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property of, and/or any Tenant Capital Improvements to, such Facility. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

ARTICLE XX

RISK OF LOSS

20.1    Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and Persons claiming from, through or under Landlord) is assumed by Tenant, and except as otherwise provided herein no such event shall entitle Tenant to any abatement of Rent.

ARTICLE XXI

INDEMNIFICATION

21.1    General Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or

Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord and its principals, partners, officers, members, directors, shareholders, employees, managers, agents and servants and their respective successors and assigns, (collectively, the “Landlord Indemnified Parties”; each individually, a “Landlord Indemnified Party”) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against Landlord by reason of: (i) any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks under the control of Tenant or any subtenant; (ii) any use, misuse, non-use, condition, maintenance or repair by Tenant or any subtenant of the Leased Property; (iii) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; (iv) the non-performance of any of the terms and provisions of any Property Document and all existing and future subleases or management agreements of the Leased Property to be performed by any party thereunder (including any exercise of Tenant Property Rights by Tenant or Landlord on behalf of Tenant or other actions or omissions by Tenant pursuant to Section 8.4); (v) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Leased Property; (vi) the violation by Tenant or any subtenant of any Legal Requirement or Insurance Requirement; (vii) the non-performance of any contractual obligation, express or implied, assumed or undertaken by Tenant with respect to the Facilities (or any part thereof) or any business or other activity carried on in relation to the Facilities (or any part thereof) by Tenant, including contractual obligations arising from any collective bargaining agreement; (viii) any lien or claim that may be asserted against the Facilities (or any part thereof) arising from the acts or omissions of Tenant, including without limitation Liens (A) being contested by Tenant pursuant to Article XII or (B) arising out of any failure by Tenant to perform its obligations hereunder or under any instrument or agreement affecting the Facilities (or any part thereof); (ix) all amounts actually payable by a Landlord Indemnified Party to any Fee Mortgagee Securitization Indemnitee under any Fee Mortgage Document as in effect as of the date hereof in the nature of indemnification as a result of any material misrepresentations made by Tenant as to a Specified Tenant Securitization Matter; and (x) arising under any collective bargaining agreements affecting the Leased Property or the employees of Tenant or its ERISA Affiliates, including all amounts of withdrawal liability, in each case, whether incurred prior to, at, or following the Commencement Date. Any amounts which become payable by Tenant to Landlord under this Article XXI shall be paid within ten (10) Business Days after receipt of Notice from Landlord requesting payment of the same, which notice may not be given until liability therefor has been determined by a final non appealable judgment or settlement or other agreement of the parties, (except with respect to amounts payable by Tenant under the foregoing clause (ix), or withdrawal liability amounts under clause (x) for which notice can be given when such amounts become payable under the applicable Fee Mortgage Document or when such amounts are demanded by a multiemployer pension plan) and if not timely paid within such ten (10) Business Day period, shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord. For purposes of this Article XXI, any acts or omissions of Tenant or any subtenant, or by their respective employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant or any subtenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant.

ARTICLE XXII

SUBLETTING AND ASSIGNMENT

22.1     Subletting and Assignment. Tenant shall not, except as otherwise permitted pursuant to this Lease, without Landlord’s prior written consent, voluntarily or by operation of law assign (which term includes any transfer, sale, encumbering, pledge or other transfer or hypothecation and undergoing any Tenant Change of Control) this Lease or Tenant’s Leasehold Estate with respect to any Facility or sublet all or any portion of any Facility. Tenant acknowledges that Landlord is relying upon the expertise of Tenant in the operation of the Facilities and that Landlord entered into this Lease with the expectation that Tenant would remain in and operate the Facilities during the entire Term. Any Tenant Change of Control or transfer of any direct or indirect ownership interests in Tenant shall not constitute an assignment of Tenant’s interest in this Lease within the meaning of this Article XXII and shall not be prohibited, and the provisions requiring consent of Landlord contained herein shall not apply thereto, solely to the extent that (x) Tenant remains and is thereafter wholly owned and Controlled, directly or indirectly, by Tenant’s Parent, and (y) the representations and warranties in Section 39.1 remain true and correct giving effect to such transfer.

22.2     Permitted Assignments. (a) Notwithstanding the foregoing, Tenant may, without Landlord’s prior written consent:

(i)    (x) assign this Lease by way of foreclosure of the Leasehold Estate or an assignment-in-lieu of foreclosure to any Person pursuant to a Permitted Leasehold Mortgage (any such foreclosure or assignment, a “Foreclosure Assignment”) or (y) undergo a Tenant Change of Control whereby a Person directly or indirectly acquires beneficial ownership and control of one hundred percent (100%) of the Equity Interests in Tenant (or the direct or indirect interests in Tenant) as a result of the purchase at a foreclosure of a Permitted Credit Facility Pledge or an assignment in lieu of such foreclosure pursuant to a Permitted Credit Facility Pledge (a “Foreclosure COC”) in each case, effected by a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Foreclosing Party or Permitted Credit Facility Lender (as applicable), in each case only if (1) such Person is a Foreclosure Transferee, (2) such Foreclosure Transferee agrees in writing to assume the obligations of Tenant under this Lease without amendment or modification other than as provided below, and (3) a Qualified Transferee has become a Guarantor and provided a Guaranty;

(ii)     assign this Lease, or Tenant’s Leasehold Estate in this Lease to Tenant’s Parent, a wholly-owned and controlled Subsidiary of Tenant’s Parent or a wholly-owned and controlled Subsidiary of Tenant; provided, (1) such assignee becomes party to and bound by this Lease and agrees in writing to assume the obligations of Tenant under this Lease without amendment or modification other than as provided below; (2) Tenant remains fully liable hereunder; (3) the use of the Leased Property continues to comply with the requirements of this Lease; (4) Landlord shall have received executed copies of all documents for such assignment and (5) if requested by Landlord, Tenant’s Parent shall execute a reaffirmation of the Guaranty; and

(iii)     pledge or mortgage its Leasehold Estate to a Permitted Leasehold Mortgagee and/or pledge the direct Equity Interests in Tenant (or the direct or indirect interests in Tenant) to a Permitted Leasehold Mortgagee or a Permitted Credit Facility Lender.

Upon the effectiveness of any assignment permitted pursuant to clause (i) of this Section 22.2, such Foreclosure Transferee or Permitted Leasehold Mortgagee Foreclosing Party (and, if applicable, its Parent Company) Landlord shall (x) make such amendments and other modifications to this Lease as are reasonably required in order to effectuate such assignment and (y) not unreasonably withhold its consent to other technical amendments which are reasonably necessary in connection with such assignment (which for the avoidance of doubt, shall in no event increase the obligations of Landlord or the rights of Tenant or decrease the rights of Landlord or the obligations of Tenant in any respect). After giving effect to any such assignment, unless the context otherwise requires, references to Tenant and Tenant’s Parent hereunder shall be deemed to refer to the Foreclosure Transferee and its Parent Company (which must be a Qualified Transferee and deliver a Guaranty to Landlord prior to effectuating such Foreclosure Assignment or Foreclosure COC), as applicable.

22.3     Permitted Sublease Agreements. (a) Notwithstanding the provisions of Section 22.1, but subject to compliance with the provisions of this Section 22.3, Tenant or any Operating Subtenant may:

(i)     enter into a Permitted Sublease of any Facility or portion thereof with Tenant’s Parent, a wholly-owned Subsidiary of Tenant’s Parent, a wholly-owned Subsidiary of Tenant or any Affiliate of Tenant’s Parent, without Landlord’s prior written consent;

(ii)     enter into a Permitted Sublease for a term (inclusive of any renewal or extension options under such Permitted Sublease) that does not extend beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to any Ancillary Space at a Facility or any portion thereof, without Landlord’s prior written consent;

(iii)     subject to obtaining Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, enter into a Permitted Sublease for a term (inclusive of any renewal or extension options under such Permitted Sublease) that extends beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to any Ancillary Space at a Facility;

(iv)     without Landlord’s prior written consent, enter into a Permitted Sublease for a term (inclusive of any renewal or extension options under such Permitted Sublease) that does not extend beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to any Primary Space at a Facility and provided that Tenant (and/or any applicable Operating Subtenant) retains at least 75% of the gross area (and has not sublet or entered into management agreements for such gross area) in each individual case, of each of the hotel, casino and convention space of such Facility (other than pursuant to the preceding clause (i) or pursuant to Section 22.8(a));

(v)     subject to obtaining Landlord’s prior written consent, enter into a Permitted Sublease for a term (inclusive of any renewal or extension options under such Permitted Sublease) that extends beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to any Primary Space at a Facility and provided that Tenant (and/or any applicable Operating Subtenant) retains at least 75% of the gross area (and has not sublet or entered into management agreements for such gross area) in each individual case, of each of the hotel, casino and convention space of such Facility (other than pursuant to the preceding clause (i) or pursuant to Section 22.8(a);

(vi)     sublet a portion of a Facility in order to comply with Section 8.2 hereof; and

(vii)     enter into, allow to continue or renew any Operating Sublease, so long as such Operating Sublease is in compliance with Section 41.17.

(b)     After an Event of Default has occurred and while it is continuing, Landlord may collect rents from any subtenant and apply the net amount collected to the Rent, but no such collection shall be deemed (i) a waiver by Landlord of any of the provisions of this Lease, (ii) the acceptance by Landlord of such subtenant as a tenant or (iii) a release of Tenant from the future performance of its obligations hereunder.

(c)     If reasonably requested by Tenant in connection with a Permitted Sublease which is permitted under this Section 22.3 with respect to Ancillary Space with a subtenant that is not an Affiliate of Tenant or Tenant’s Parent or in connection with a Permitted Management Agreement which is permitted under Section 22.8 with respect to Ancillary Space with a manager that is not an Affiliate of Tenant or Tenant’s Parent, Landlord and such sublessee or manager, as applicable, shall enter into a subordination, non-disturbance and attornment agreement with respect to any such sublease or management agreement, as applicable, such subordination, non-disturbance and attornment agreement to be substantially in the form attached hereto as Exhibit F-1, provided Landlord will not unreasonably withhold, condition or delay its consent to commercially reasonable modifications that may be requested by the subtenant (and if a Fee Mortgage is then in effect, Landlord shall use commercially reasonable efforts to seek to cause the Fee Mortgagee to enter into such subordination, non-disturbance and attornment agreement) whereby the subtenant or manager, as applicable, agrees to attorn to Landlord (or a Fee Mortgagee) and Landlord (and the Fee Mortgagee) agrees to recognize such subtenant rights under its sublease or manager rights under its management agreement, as applicable. For the avoidance of doubt, Landlord shall have no obligation to deliver a subordination, non-disturbance and attornment agreement with respect to any sublease or management agreement (x) for Primary Space, (y) with a tenant or manager that is an Affiliate of Tenant or Tenant’s Parent or (z) the RSB Services Agreement.

(d)     Tenant shall furnish Landlord in connection with the delivery of each Annual Certificate with a copy of each sublease and management agreement that Tenant has entered into since delivery of the last Annual Certificate (irrespective of whether Landlord’s prior approval was required therefor).

(e)     To the extent Landlord has an approval right pursuant to Section 22.3(a) or Section 22.8, with respect to Ancillary Space (but not Primary Space) Landlord shall base, if requested by Tenant, its approval (or disapproval) on a term sheet or letter of intent containing the material terms (including, without limitation, the identity of the tenant or manager, the term, the demised area, rent obligations, security deposit, any renewal or extension options, intended use, any exclusive use rights or improvement allowance and construction obligations) of a sublease or management agreement, as applicable, between Tenant and such subtenant or manager, as applicable, and if Landlord approves such term sheet or letter of intent no further approval of Landlord shall be required provided that the final sublease or management agreement, as applicable, between Tenant and such subtenant or manager, as applicable, is not on terms that are materially inconsistent with the term sheet or letter of intent approved by Landlord.

22.4     Required Assignment and Subletting Provisions. Any assignment and/or sublease must provide that:

(i)     in the case of a sublease, it shall be subject and subordinate to all of the terms and conditions of this Lease;

(ii)     the use of the applicable Facility (or portion thereof) shall not conflict with any Legal Requirement or any other provision of this Lease and any restrictions on Tenant’s activities at the relevant Facility shall also similarly apply to any sublessee’s activities at the relevant Facility;

(iii)     except as otherwise provided herein, no subtenant or assignee shall be permitted to further sublet all or any part of the applicable Facility or assign its sublease except to a party that is not an Affiliate of Tenant and insofar as the same would be permitted if it were a sublease by Tenant under this Lease;

(iv)     in the case of a sublease, in the event of cancellation or termination of this Lease for any reason whatsoever or of the surrender of this Lease (whether voluntary, involuntary or by operation of law) prior to the expiration date of such sublease, including extensions and renewals granted thereunder, then, at Landlord’s option and subject to subtenant’s right of non-disturbance pursuant to Section 22.3(c) above, the subtenant shall make full and complete attornment to Landlord for the balance of the term of the sublease, which the subtenant shall execute and deliver within twenty (20) days after request by Landlord and the subtenant shall waive the provisions of any law now or hereafter in effect which may give the subtenant any right of election to terminate the sublease or to surrender possession in the event any proceeding is brought by Landlord to terminate this Lease; and

(v)     in the event the subtenant receives a Notice from Landlord stating that this Lease has been cancelled, surrendered or terminated, then, the subtenant shall thereafter be obligated to pay all rentals accruing under said sublease directly to Landlord (or as Landlord shall so direct); all rentals received from the subtenant by Landlord shall be credited against the amounts owing by Tenant under this Lease.

For the avoidance of doubt, nothing in this Article XXII shall limit the rights of subtenants to non-disturbance as specifically provided in Section 22.3(c) of this Lease.

22.5     Costs. Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred in conjunction with the processing and documentation of any assignment or subletting (including any request for a subordination, non-disturbance and attornment agreement), including reasonable attorneys’, architects’, engineers’ or other consultants’ fees whether or not such sublease or assignment agreement is actually consummated.

22.6     No Release of Tenant’s Obligations. No assignment (other than a permitted transfer pursuant to this Article XXII, in connection with a sale or assignment of the entire Leasehold Estate), subletting or management agreement shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder or reduce any such obligations. All obligations and other terms of this Lease applicable to Tenant and Tenant’s activities and properties shall also apply to each assignee of this Lease. The liability of Tenant and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) stipulation which extends the time within which an obligation under this Lease is to be performed, (ii) waiver of the performance of an obligation required under this Lease that is not entered into for the benefit of Tenant or such successor, or (iii) failure to enforce any of the obligations set forth in this Lease, provided, that Tenant shall not be responsible for any additional obligations or liability arising as the result of any modification or amendment of this Lease by Landlord and any permitted assignee of Tenant that is not an Affiliate of Tenant.

22.7     Intentionally Omitted.

22.8     Management Agreements. Tenant or any Operating Subtenant shall be permitted to:

(a)     enter in a Permitted Management Agreement with respect to any Facility or portion thereof with Tenant’s Parent, a wholly-owned Subsidiary of Tenant’s Parent, a wholly-owned Subsidiary of Tenant or any Affiliate of Tenant’s Parent, without Landlord’s prior written consent;

(b)     enter into a Permitted Management Agreement for a term (inclusive of any renewal or extension options under such Permitted Management Agreement) that does not extend beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to any Ancillary Space at a Facility, without Landlord’s prior written consent;

(c)     subject to obtaining Landlord’s prior written consent, such consent not to be unreasonably withheld conditioned or delayed, enter into a Permitted Management Agreement for a term (inclusive of any renewal or extension options under such Permitted Management Agreement) that extends beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to any Ancillary Space at a Facility;

(d)     without Landlord’s prior written consent, enter into a Permitted Management Agreement for a term (inclusive of any renewal or extension options under such Permitted Management Agreement) that does not extend beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to Primary Space at a Facility and provided that Tenant (and/or any applicable Operating Subtenant) has retained at least 75% of the gross area (and has not sublet or entered into management agreements with respect to such gross area) (other than pursuant to the preceding clause (a) and Section 22.3(a)(i)), in each individual case, of each of the hotel, casino and convention space of such Facility;

(e)     subject to obtaining Landlord’s prior written consent, enter into a Permitted Management Agreement for a term (inclusive of any renewal or extension options under such Permitted Management Agreement) that extends beyond the Term (excluding any Renewal Terms that have not been exercised) with any Person that is not an Affiliate of Tenant or Tenant’s Parent with respect to Primary Space at a Facility and provided that Tenant (and/or any applicable Operating Subtenant) has retained at least 75% of the gross area (and has not sublet or entered into management agreements with respect to such gross area) (other than pursuant to the preceding clause (a) and Section 22.3(a)(i)), in each individual case, of each of the hotel, casino and convention space of such Facility; and

(f)     enter into a Permitted Management Agreement in order to comply with Section 8.2 hereof.

22.9     Bookings. Tenant (or any Operating Subtenant) may enter into any Bookings that do not cover periods after the expiration of the term of this Lease without the consent of Landlord in accordance with the Operating Standard in all material respects, and Bookings shall not be considered an assignment, sublease or management agreement. Tenant (or any Operating Subtenant) may enter into any Bookings that cover periods after the expiration of the term of this Lease without the consent of Landlord, provided, that, (i) such transaction is in each case made for bona fide business purposes in the normal course of the Primary Intended Use; (ii) such transaction shall not result in a violation of any Legal Requirements (including Gaming Regulations) relating to the operation of any Facility, including any Gaming Facilities, (iii) such Bookings are on commercially reasonable terms or made for a commercially reasonably purpose at the time entered into; and (iv) such transaction is not designed with the intent to frustrate Landlord’s ability to enter into a new lease of the Leased Property or any portion thereof with a third person following the Expiration Date; provided, further, that, notwithstanding anything otherwise set forth herein, any such Bookings in effect as of the Commencement Date are expressly permitted without such consent. Landlord hereby agrees that in the event of a termination or expiration of this Lease, Landlord hereby recognizes and shall keep in effect such Booking on the terms agreed to by Tenant (or any Operating Subtenant) with such Person and shall not disturb such Person’s rights to occupy the applicable Facility in accordance with the terms of such Booking.

22.10     Termination of Affiliate Agreements. Notwithstanding anything to the contrary contained herein and subject to the terms of any subordination, non-disturbance and attornment agreement provided by Landlord directly to any party actually known by Landlord to be an Affiliate of Tenant at the time such subordination, non-disturbance and attornment agreement was delivered by Landlord (an “Affiliate SNDA”), at the expiration or earlier termination of the Lease, other than the Guaranty, the IP Licenses, the Transition Services Agreement, the Property Documents (to the extent entered into in accordance with this Lease), all Affiliate Agreements may be terminated by Landlord at Tenant’s sole cost and expense. For the avoidance of doubt if at the time of the expiration or earlier termination of this Lease any Operating Sublease, Permitted Sublease and any Permitted Management Agreement together with any sub-agreements, assignments, licenses, and non-disturbance agreements (other than any Affiliate SNDA) with respect to the foregoing are directly or indirectly held by an Affiliate of Tenant’s Parent, Landlord shall have the right to terminate such agreements at Tenant’s sole expense. Tenant hereby acknowledges and agrees that the RSB Services Agreement shall be terminated with respect to the Leased Property at Tenant’s sole cost and expense at the expiration or earlier termination of the Lease.

ARTICLE XXIII

REPORTING; CONFIDENTIALITY

23.1     Estoppel Certificates and Financial Statements.

(a)     Estoppel Certificate. Each of Landlord and Tenant shall, at any time and from time to time, but no more frequently than twice per Lease Year, upon receipt of not less than ten (10) Business Days’ prior written request from the other party hereto, furnish an estoppel certificate executed by an appropriate officer with knowledge of the matters set forth therein (an “Estoppel Certificate”) certifying (i) that this Lease is unmodified and in full force and effect, or that this Lease is in full force and effect as modified and setting forth the modifications; (ii) the Rent and Additional Charges payable hereunder and the dates to which the Rent and Additional Charges payable have been paid; (iii) that the address for notices to be sent to the party furnishing such Estoppel Certificate is as set forth in this Lease (or, if such address for notices has changed, the correct address for notices to such party); (iv) whether or not, to its actual knowledge, such party or the other party hereto is in default in the performance of any covenant, agreement or condition contained in this Lease (together with, back-up calculation and information reasonably necessary to support the determination and calculation of the financial calculations required under this Lease, including, without limitation, the calculation of the Escalation amount and Tenant’s compliance with Section 23.3) and, if so, specifying each such default of which such party may have knowledge; (v) that Tenant is in possession of the Leased Property; and (vi) responses to such other questions or statements of fact as such other party, any ground or underlying landlord, any purchaser or any current or prospective Fee Mortgagee or Permitted Leasehold Mortgagee or Permitted Credit Facility Lender shall reasonably request. Landlord’s or Tenant’s failure to deliver such statement within such time shall constitute an acknowledgement by such failing party that, to such party’s knowledge, (x) this Lease is unmodified and in full force and effect except as may be represented to the contrary by the other party; (y) the other party is not in default in the performance of any covenant, agreement or condition contained in this Lease; and (z) the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Article XXIII may be relied upon by the receiving party and any current or prospective Fee Mortgagee, Permitted Leasehold Mortgagee, Permitted Credit Facility Lender, ground or underlying landlord or purchaser of the Leased Property. Each Guarantor or Tenant, as the case may be, shall deliver a written notice within ten (10) Business Days of obtaining knowledge of the occurrence of a default hereunder. Such notice shall include a detailed description of the default and the actions such Guarantor or Tenant has taken or shall take, if any, to remedy such default.

(b)     Statements. Tenant shall furnish the following statements to Landlord (which Tenant acknowledges and agrees may be provided by Landlord to Landlord’s Parent):

(i)     On the earlier of five (5) Business Days following (x) each date specified in the Exchange Act and the SEC’s related rules and regulations (including any additional time permitted under Rule 12b-25 or any successor provision thereof) that the Tenant’s Parent is (or would be, as a large accelerated filer, if not required to file SEC Reports at that time) required to file SEC Reports (each a “SEC Filing Deadline”) and (y) the date the Tenant’s Parent files its SEC Reports with the SEC: (A) Tenant’s Parent’s Financial Statements required to be included in such SEC Report (or which would be, if not required to file SEC Reports at that time) or the SEC Report containing such Financial Statements; (B) a certificate, executed by a Responsible Officer of Tenant certifying that no default has occurred under this Lease or, if such a default has occurred, specifying the nature and status of such default; and (C) (1) with respect to annual Financial Statements, a report with respect to Tenant’s Parent’s Financial Statements from Tenant’s Parent’s independent registered public accounting firm, which report shall not be subject to any qualification or exception expressing substantial doubt about the ability of the Tenant’s Parent and its Subsidiaries to continue as a “going concern” or any exception as to the scope of such audit (excluding any qualification as to going concern relating to any debt maturities in the twelve month period following the date such report is delivered or any projected financial performance or covenant default in any Indebtedness or this Lease in such twelve month period) and that such Financial Statements have been prepared in accordance with GAAP and Tenant’s Parent’s accountants have examined such Financial Statements in accordance with the standards of the PCAOB (or generally accepted auditing standards, if not required to file SEC Reports at such time) and (2) with respect to quarterly Financial Statements, a certificate, executed by a Responsible Officer of the Tenant’s Parent, certifying that such Financial Statements fairly present, in all material respects, the financial position and results of operations of Tenant’s Parent and its Subsidiaries on a consolidated basis in accordance with GAAP as at such date and for such period (subject to normal year-end audit adjustments, the absence of footnotes and other informational disclosures customarily omitted from interim financial statements). Financial statements required to be delivered pursuant to this Section 23.1(b)(i) will be deemed delivered to the extent such documents are included in materials filed with the SEC and shall be deemed to have been delivered on the date such documents are publicly available on the SEC’s website;

(ii)     Within sixty (60) days after the end of each of the Tenant’s Fiscal Years (commencing with the Fiscal Year ending December 31, 2021), (a) a budget and projection by fiscal quarter for the Fiscal Year in which the budget is delivered, including projected Net Revenue, Net Income, EBITDA, EBITDAR, Net Revenue by division, and

Operating Expenses by division with respect to each Operating Subtenant (or Tenant with respect to any portion of a Facility that is not subject to an Operating Sublease), (b) a budget and projection by fiscal year for the second and third subsequent Fiscal Years, including projected Net Revenue, EBITDA, EBITDAR with respect to each Operating Subtenant (or Tenant with respect to any portion of a Facility that is not subject to an Operating Sublease), (c) a capital budget for each Operating Subtenant for the following Fiscal Year. EBITDA shall be calculated in accordance with Exhibit L.

(iii)     Within twenty (20) days after the expiration of any calendar quarter, Tenant shall deliver to Landlord a Financial Covenant compliance report in substantially in the form attached hereto as Exhibit J, which shall include a calculation of the Financial Covenant and Listing Covenant under Section 23.3 as of the relevant date as applicable, based upon the preliminary statements for such Test Period (the “Preliminary Financial Covenant Compliance Report”).

(iv)     Within sixty (60) days after the expiration of any calendar quarter, Tenant shall deliver to Landlord a Financial Covenant compliance report in substantially in the form attached hereto as Exhibit J, which report shall include an Officer’s Certificate certifying (1) that the Financial Covenant and Listing Covenant are in compliance under Section 23.3 together with reasonable detail evidencing such compliance, and (2) that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of the Operating Subtenants (or Tenant with respect to any portion of a Facility that is not subject to an Operating Sublease) (subject to normal year-end adjustments) as of the relevant date as applicable (the “Final Financial Covenant Compliance Report”).

(v)     Within sixty (60) days after the expiration of any calendar quarter, Tenant shall deliver to Landlord a quarterly operating report in substantially the form attached hereto as Exhibit M, accompanied by an Officer’s Certificate stating that such items in such quarterly operating report are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of the Operating Subtenants (or Tenant with respect to any portion of a Facility that is not subject to an Operating Sublease) (subject to normal year-end adjustments) as of the relevant date as applicable, which reports shall include: (a) an occupancy report including the average daily rate and Net Revenue per available room and (b) quarterly, year to date and trailing twelve months operating statements noting Net Revenue, Net Income, EBITDA, EBITDAR, Net Revenue by division, Operating Expenses by division, and, to the extent such information is available to Tenant and Tenant is permitted, under the terms of the RSB Services Agreement, to provide such information, RSB Net Revenue.

(vi)     Commencing with the year ended December 31, 2022, Tenant will furnish to Landlord annually within one hundred twenty (120) days following the end of such Fiscal Year, a complete copy of the Tenant’s and Operating Subtenants’ combined audited annual financial report with statements in accordance with GAAP covering the Facilities, which shall be accompanied by a report from an Approved Accounting Firm, which report shall indicate that such financial statements are prepared in accordance with GAAP as of such date and shall not be subject to any qualification or exception expressing substantial doubt about the ability of Tenant and Operating Subtenants, collectively, to continue as a “going concern” or any exception as to the scope of such audit (excluding any qualification as to going concern relating to any debt maturities in the twelve month period following the date such report is delivered or any projected financial performance or covenant default in any Indebtedness or this Lease in such twelve month period). Promptly following receipt by Landlord of each audited annual financial report, together with reasonable evidence of the third-party costs and expenses incurred by Tenant or its Affiliates in connection with such report, Landlord shall be required to reimburse Tenant or its Affiliates for one-half of all such third-party costs and expenses incurred by Tenant or its Affiliates.

(vii)     Tenant will furnish to Landlord annually within ninety (90) days following the end of such Fiscal Year, the Annual Certificate.

(viii)    (a) Such additional financial information and projections as may be reasonably requested by Landlord in connection with syndications, private placements or public offerings by or on behalf of Landlord of debt securities or loans or equity or hybrid securities and (b) such additional information and unaudited quarterly financial information concerning the Leased Property and Tenant as Landlord or its Affiliates may require for their filings with the SEC under both the Securities Act and the Exchange Act, including, but not limited to SEC Reports and registration statements to be filed by Landlord or its Affiliates during the Term of this Lease, the Internal Revenue Service and any other federal, state or local regulatory agency with jurisdiction over Landlord or its Subsidiaries or Affiliates; provided, however, that if the SEC requires Landlord or its Affiliates to include Tenant’s Parent’s Financial Statements in its SEC Reports, Tenant shall use its commercially reasonable efforts to furnish substantially complete drafts of Tenant’s Parent’s annual Financial Statements to Landlord no later than fifty-five (55) calendar days after the end of such year and Tenant Parent’s quarterly Financial Statements to Landlord no later than thirty-five (35) calendar days after the end of such quarter.

(ix)    Prompt Notice to Landlord of any action, proposal or investigation by any agency or entity, or complaint to such agency or entity, (any of which is called a “Proceeding”), known to Tenant, the result of which Proceeding would reasonably be expected to revoke or suspend or terminate or modify in a way materially adverse to Tenant, or fail to renew or fully continue in effect, any license or certificate or operating authority pursuant to which Tenant carries on any material part of the Primary Intended Use of all or any portion of the Leased Property.

(x)     Tenant further agrees to provide the financial and operational reports to be delivered to Landlord under this Lease in such electronic format(s) as may reasonably be required by Landlord from time to time in order to facilitate Landlord’s internal financial and reporting database. Tenant also agrees that Landlord shall have audit rights with respect to such information to the extent required to confirm Tenant’s compliance with the terms of this Lease (including, without limitation, calculation of EBITDAR and expenditures with respect to Required CapEx). Tenant shall not change the accounting practices or policies described in this Lease for the purpose of calculating EBITDAR and expenditures with respect to Required CapEx, which the parties agree is based on Tenant’s Existing Accounting Guidelines. Furthermore, Tenant will not enter into any “off balance sheet arrangement” outside the normal course of operations as determined in accordance with GAAP as in effect on the date of this Lease.

(c)     Notwithstanding the foregoing provisions of this Section 23.1, Tenant shall not be obligated (1) to provide information that is subject to (i) a bona fide confidentiality agreement, (ii) the quality assurance immunity, (iii) attorney-client privilege or the attorney work product doctrine or (iv) in the case of Section 23.1(b)(x) only, creates an unreasonably excessive expense or burden on Tenant or any of its Subsidiaries to produce or otherwise disclose or (2) to provide information or assistance that could reasonably be expected to give Landlord or its Affiliates a “competitive” advantage in more than a de minimis respect with respect to markets in which Landlord or any of Landlord’s Affiliates and Tenant, Tenant’s Parent or any of Tenant’s Affiliates might be competing at any time (“Restricted Information”), it being understood that Restricted Information shall not include (1) budget and other reporting information which Landlord is obligated to deliver pursuant to a Fee Mortgage, (2) financial information concerning the Leased Property and Tenant as Landlord or its Affiliates may require for ongoing filings with the SEC under both the Securities Act and the Exchange Act, including, but not limited to SEC Reports and registration statements to be filed by Landlord or its Affiliates during the Term of this Lease, the Internal Revenue Service and any other federal, state or local regulatory agency with jurisdiction over Landlord or its Subsidiaries or Affiliates or (3) revenue and expense information relevant to Landlord’s calculation and verification of (x) EBITDA and Net Revenue hereunder or (y) Tenant’s compliance with Section 23.3 hereof (provided, that Landlord shall in such instance first execute a nondisclosure agreement in a form reasonably satisfactory to Tenant with respect to such information). Landlord shall retain audit rights with respect to Restricted Information to the extent required to confirm Tenant’s compliance with the terms of this Lease (and Landlord’s or its Affiliates compliance with SEC, Internal Revenue Service and other legal and regulatory requirements) and provided, that appropriate measures are in place to ensure that only Landlord’s or its Affiliates’ auditors and attorneys (and not Landlord or any of Landlord’s other Affiliates) are provided access to such information. In addition, Landlord shall not disclose any Restricted Information to any Person or any employee, officer or director of any Person (other than Landlord, Landlord’s Parent or a Subsidiary of Landlord, in each case, on a “need to know” basis) that directly or indirectly owns or operates any Gaming business or is a Tenant Competitor; provided, however, that in no event shall Landlord knowingly disclose any Restricted Information or any other information that is Confidential Information (except as permitted by Section 23.2(b)) provided pursuant to this Lease to any Person involved in the ownership (directly or indirectly), management or operation of any Tenant Competitor. Notwithstanding anything to the contrary contained herein, Tenant acknowledges that (x) Blackstone Real Estate Partners VII indirectly owns a portfolio company that owns the Cosmopolitan of Las Vegas and (y) other portfolio companies of The Blackstone Group may in the future own other Gaming businesses which may constitute a Tenant Competitor and such ownership shall not result in Tenant being entitled to withhold delivery to Landlord of the information required to be delivered to Landlord pursuant to the foregoing provisions of Section 23.1 or to otherwise prohibit any employees of The Blackstone Group from receiving such information provided that Landlord takes reasonable measures and precautions to ensure that no Restricted Information is made available to those persons employed by portfolio companies of The Blackstone Group involved with the day-to-day management or operation of any Tenant Competitor which is Controlled by Landlord’s Affiliates.

(d)     Notwithstanding anything to the contrary contained herein, for purposes of all calculations under this Lease, Tenant and Tenant’s Parent shall not materially change Tenant’s or Tenant’s Parent’s corporate and shared services expense allocation practices or policies in existence on the date of this Lease outlined in Schedule 7, which practices and policies provide that Tenant will continue to receive allocations in a Non-Discriminatory manner for corporate and shared services consistent with the allocation of costs to Tenant’s Parent’s other operating resorts; provided, however, that Tenant and Tenant’s Parent may change the allocation practices and policies to add newly provided services and change allocation methodologies so long as such changes would not materially alter the allocation amounts. Further, notwithstanding anything to the contrary contained herein, all provisions in this Lease with respect to the financial calculations under this Lease shall only apply to the computation of the items specified in this Lease and shall in no way restrict the way such items are calculated or otherwise treated by Tenant in Tenant’s financial reporting to other Persons, in Tenant’s public filings or for any other purpose.

(e)    Landlord shall cooperate with Tenant to provide such information and documentation as may be reasonably requested by Tenant or Tenant’s Parent in connection with or in furtherance of the accounting considerations for the classification of this Lease and any subsequent modifications thereto, including, without limitation, the implicit rate in this Lease, as determined in accordance with GAAP, and the corresponding supporting documentation necessary to satisfy accounting and audit requirements.

(f)    In connection with the incurrence of any Fee Mortgage and any Fee Mortgagee Securitization or entry into other Debt Agreements or Debt Facilities relating to the Leased Property, Tenant shall, upon the written request of Landlord:

(A)     at the sole cost and expense of Landlord, reasonably cooperate with Landlord in providing information with respect to the Property, Tenant or its Affiliates, to the extent reasonably requested by such Fee Mortgagee in order to satisfy the market standards to which such Fee Mortgagee customarily adheres or which may be reasonably required by prospective arrangers, underwriters, investors, lenders and/or rating agencies;

(B)     use commercially reasonable efforts to review, re-review and, to the extent accurate, approve (and to the extent inaccurate, identify the same with particularity) portions of any Disclosure Document (or any other similar material required to be reviewed by Landlord under a Fee Mortgage) identified by Landlord to be reviewed by Tenant, which portions shall be limited to any portions relating solely to Tenant Information; provided, however, that, except as expressly provided in Section 21.1, in no event will Tenant have any liability with respect to any of the matters described in this Section 23.1(e);

(C)     make appropriate officers of Tenant available for a reasonable number of due diligence meetings and for participation in a reasonable number of meetings, presentations, road shows and sessions with rating agencies and prospective Fee Mortgagees all at times to be mutually agreed by Tenant, Landlord and such prospective Fee Mortgagees, and provide timely and reasonable access during normal business hours to diligence materials and the Leased Property to allow sources of financing and their representatives to complete all customary due diligence;

(D)    providing reasonable assistance with respect to the review and granting of mortgages and security interests as collateral for any debt financing; and

(E)    reasonably cooperate with the marketing efforts of Landlord and any Fee Mortgagee or prospective Fee Mortgagee of any Fee Mortgage or any proposed Fee Mortgage.

23.2     Confidentiality; Public Offering Information.

(a)    The parties recognize and acknowledge that they may receive certain Confidential Information of the other party. Each party agrees that neither such party nor any of its Representatives acting on its behalf shall, during or within five (5) years after the termination or expiration of this Lease, directly or indirectly use any Confidential Information of the other party or disclose Confidential Information of the other party to any Person for any reason or purpose whatsoever, except as reasonably required in order to comply with the obligations and otherwise as permitted under the provisions of this Lease. Notwithstanding the foregoing, (1) in the event that a party or any of its Representatives is requested or becomes legally compelled (pursuant to any legal, governmental, administrative or regulatory order, authority, process, examination or request) to disclose any Confidential Information of the other party, it will, to the extent reasonably practicable and not prohibited by law, provide the party to whom such Confidential Information belongs prompt Notice of the existence, terms or circumstances of such event so that the party to whom such Confidential Information belongs may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 23.2(a), (2) each party may disclose Confidential Information to its Affiliates (so long as such Affiliates are not Tenant Competitors) and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (3) each party may disclose Confidential Information to any other party hereto, (4) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Lease or the enforcement of rights hereunder or (5) on a confidential basis to any rating agency in connection with rating any party hereto or their respective subsidiaries. In the event that such protective order or other remedy is not obtained or the party to whom such Confidential Information belongs waives compliance with this Section 23.2(a), the party compelled to disclose such Confidential Information will furnish only that portion of the Confidential Information or take only such action as, based upon the advice of your legal counsel, is legally required and will use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. The party compelled to disclose the Confidential Information shall cooperate with any action reasonably requested by the party to whom such Confidential Information belongs to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

(b)    Notwithstanding anything to the contrary in this Article XXIII, Tenant specifically agrees that Landlord may disclose (A) information permitted to be disclosed under the Master Transaction Agreement, (B) information about the Facilities themselves (not concerning the operation of the Facilities), (C) this Lease and its terms, (D) the EBITDAR to

Rent Ratio of the Tenant Parties and (E) financial information and other information concerning the operation of the Facilities (1) which is publicly available, (2) that Landlord, Landlord’s Parent or their respective Affiliates are, in Landlord’s, Landlord’s Parent’s or their respective Affiliates’ reasonable judgment, required to disclose (x) to any Fee Mortgagee (and any agents and lenders party to material debt instruments entered into by Landlord), a Landlord’s Parent (or its Affiliates) (which may include the deliveries in Section 23.1(b)(i)-(viii)) or (y) in ongoing filings with the SEC under either the Securities Act and the Exchange Act, or (3) the disclosure of which is approved by Tenant in writing, which approval may not be unreasonably withheld, in each case, in offering memoranda or prospectuses or confidential information memoranda, or similar publications or marketing materials, rating agency presentations, investor presentations or Disclosure Documents in connection with syndications, private placements or public offerings of securities or loans by or on behalf of the Landlord or its Affiliates, and SEC Reports and any other reporting requirements under applicable federal and state laws, including those of any successor to or Affiliate of Landlord, provided, that, with respect to matters permitted to be disclosed solely under clause (E)(3), the recipients thereof are advised that they shall be obligated to use commercially reasonable efforts to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and (or in accordance with the standard securitization or syndication process or customary market standards for dissemination of such type of information, including “click through” or other affirmative actions or deemed acknowledgements or representations on the part of the recipient to receive such information) to comply with all federal, state and other securities laws applicable with respect to such information. Unless otherwise agreed by Tenant, Landlord shall not materially revise or change the wording of information previously publicly disclosed by Tenant and furnished to Landlord pursuant to Section 23.1 or this Section 23.2 and Landlord’s Form 10-Q or Form 10-K (or supplemental information filed or furnished in connection therewith) shall not disclose the operational results of the Facilities prior to Tenant’s Parent’s, Tenant’s or their respective Affiliate’s public disclosure thereof so long as Tenant’s Parent, Tenant or such Affiliate reports such information in a timely manner consistent with historical practices and SEC disclosure requirements. Tenant agrees to provide such other reasonable information and, if necessary, reasonable participation in road shows and other presentations at Landlord’s sole cost and expense, with respect to Tenant and its Leased Property to facilitate a public or private debt or equity offering or syndication by or on behalf of Landlord or any direct or indirect parent entity of Landlord or to satisfy Landlord’s or any direct or indirect parent entity of Landlord’s SEC disclosure requirements. In this regard, Landlord shall provide to Tenant a copy of any information prepared by Landlord that includes Confidential Information regarding Tenant to be published, and Tenant shall have a reasonable period of time (not to exceed three (3) Business Days) after receipt of such information to notify Landlord of any corrections. Notwithstanding anything to the contrary in this Section 23.2, neither the Tenant, any Operating Subtenant nor any of their respective Subsidiaries shall be required to (A) take any action that unreasonably interferes with the ongoing operations of the Tenant (or any Operating Subtenant), (B) take any action contingent upon any debt or equity offering or syndication or enter into or execute any agreement or document unless the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of such debt or equity offering or syndication, (C) take any action that would result in any officer, director or other representative of the Tenant or any of its Subsidiaries incurring any personal liability with respect to any matters relating to such debt or equity offering or syndication, (D) deliver or cause the delivery of any legal opinions or any certificate as to solvency or any other certificate necessary for such debt or equity offering or syndication that is effective prior thereto, (E) deliver or cause the delivery of any pro forma financial information of Tenant or any financial information of Tenant that differs materially in form or substance from that prepared by the Tenant with respect to such period or (F) take any action that would conflict with, violate or result in a material breach of or material default under this Lease, any organizational documents of the Tenant or any of its Subsidiaries or any applicable law binding on the Tenant or any of its Subsidiaries.

(c)     Except as provided in clause (a) or (b) above or Section 23.4, nothing herein shall permit the disclosure of Confidential Information regarding Tenant, Tenant’s Parent or their Affiliates to any Tenant Competitor.

23.3     Financial Covenants. If (commencing on April 1, 2023 after the expiration of the first Test Period ending on March 31, 2023) either (a) (x) the EBITDAR to Rent Ratio determined on the last day of the most recent Test Period is less than 1.6:1 and (y) Tenant’s Parent’s Market Capitalization determined on the last day of the most recent Test Period is less than $6,000,000,000; or (b) Tenant’s Parent is no longer publicly traded and listed on the New York Stock Exchange, AMEX or NASDAQ (or any reasonably comparable successor exchange in nature to such exchanges as of the date hereof) and the EBITDAR to Rent Ratio determined on the last day of the most recent Test Period is less than 2:1 (the required EBITDAR to Rent Ratio in clause (a) being referred to as the “Applicable Coverage Ratio,” the test in clause (a) being referred to as the “Financial Covenant” and the test in clause (b) being referred to as the “Listing Covenant”), then, in addition to Tenant’s obligation to pay Rent as provided herein, Tenant shall use commercially reasonable efforts to, within fifteen (15) days, but in any event shall, within thirty (30) days after the delivery of the Preliminary Financial Covenant Compliance Report (or the date such report is due or the commencement date of a Covenant Failure Period), either or a combination of (at its option) (1) cause an amount equal to the Rent that would be payable for the period of one (1) calendar year commencing immediately subsequent to the date of such determination (taking into account the Escalations) to be deposited into a Covenant Security Escrow Account in accordance with Covenant Security Escrow Instructions, or (2) provide one or more Letters of Credit in an aggregate amount equal to the Rent that would be payable for the period of one (1) calendar year commencing immediately subsequent to the date of such determination (taking into account the Escalations). At all times until the Covenant Security Coverage Cure has occurred, the amount of the Covenant Security Escrow Account (or the amount of the Letters of Credit) shall equal the Rent that would be payable for the next one (1) calendar years on any such date (taking into account the Escalations), and Tenant shall increase the funds in the Covenant Security Escrow Account (or the amount of the Letters of Credit) in order to satisfy any deficiency within five (5) Business Days’ notice from Landlord. In the event that Tenant has delivered a Renewal Notice and a Covenant Security Coverage Cure has not occurred, then within five (5) Business Days of the Fair Market Rent being conclusively determined in accordance with this Lease, Tenant shall be required to increase the funds in the Covenant Security Escrow Account (or the amount of the Letters of Credit) in order to reflect the increase in the Base Rent (and any Escalations for the next one year period). The amounts held in a Covenant Security Escrow Account shall remain in such account except to the extent that they are required to be released to Landlord or Tenant in accordance with the Covenant Security Escrow Instructions. Upon the occurrence of a Covenant Security Coverage Cure or the expiration or earlier termination of this Lease (other than a termination as a result of an Event of Default by Tenant), if Tenant has deposited funds or Letters of Credit pursuant to clauses (1) or (2) of the first sentence in this Section 23.3, such funds or Letters of Credit (in each case, to the extent remaining) shall be returned to Tenant as soon as reasonably practical. For purposes of calculating the Financial Covenant and the Listing Covenant during the First Lease Year, such calculations will be computed on a pro forma basis as if this Lease had been in effect during the entirety of such period. Landlord shall be entitled to collaterally assign its rights with respect to the Covenant Security Escrow Account to Fee Mortgagee. Notwithstanding anything to the contrary contained herein, the failure to timely deliver a Preliminary Financial Covenant Compliance Report or Final Financial Covenant Compliance Report shall commence a Covenant Failure Period.

23.4     Landlord Obligations. Landlord acknowledges and agrees that certain of the information contained in the Financial Statements or any other information provided by Tenant may be non-public financial or operational Confidential Information with respect to Tenant or its Affiliates, including with respect to Tenant’s or any Operating Subtenant’s operation of the Leased Property. Landlord further agrees to maintain the confidentiality of such non-public Confidential Information; provided, however, that notwithstanding the foregoing and notwithstanding anything to the contrary in Section 23.2(a) hereof or otherwise herein, Landlord shall have the right to share such information in compliance with Section 23.2(b) and with BREP and its officers, employees, directors, Fee Mortgagee, agents and lenders party to material debt instruments entered into by BREP or Landlord or any direct or indirect parent entity of Landlord, actual or prospective arrangers, underwriters, investors, lenders, servicers or trustees with respect to Indebtedness or Equity Interests that may be issued by BREP or Landlord, rating agencies, accountants, attorneys and other consultants of Landlord, or BREP (all of the foregoing, collectively, the “Landlord Representatives”), provided, that such Landlord Representative is advised (x) of the confidential nature of such Confidential Information, to the extent such information is not publicly available, to use commercially reasonable efforts to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto (or in accordance with the standard securitization or syndication process or customary market standards for dissemination of such type of information, including “click through” or other affirmative actions and/or deemed acknowledgements or representations on the part of the recipient to receive such information) and to comply with all federal, state and other securities laws applicable with respect to such information, (y) that such information is not permitted to be disclosed to any Tenant Competitor, provided that this clause (y) shall not be applicable to any Fee Mortgage or Fee Mortgage Securitization, and (z) neither Landlord nor any Landlord Representative shall be permitted to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of Tenant or Tenant’s Parent based on any such Confidential Information provided to or by or on behalf of Landlord (provided, that this provision shall not govern the provision of information by Tenant or Tenant’s Parent). In addition to the foregoing, Landlord agrees that, upon request of Tenant, Landlord shall from time to time provide such information as may be reasonably requested by Tenant with respect to Landlord’s capital structure and/or any financing secured by this Lease or the Leased Property in connection with Tenant’s review of the treatment of this Lease under GAAP. In connection therewith, Tenant agrees to maintain the confidentiality of any such Confidential Information; provided, however, Tenant shall have the right to share such information with Tenant’s Parent and Tenant and Tenant’s Parent’s respective officers, employees, directors, Permitted Leasehold Mortgagees, Permitted Credit Facility

Lenders, agents and lenders party to material debt instruments entered into by Tenant or Tenant’s Parent, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by Tenant or Tenant’s Parent, rating agencies, accountants, attorneys and other consultants (the “Tenant Representatives”) so long as such Tenant Representative is advised of the confidential nature of such information and agrees, to the extent such information is not publicly available, (i) to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto (or in accordance with the standard syndication process or customary market standards for dissemination of such type of information, including “click through” or other affirmative actions on the part of the recipient to receive such information) and to comply with all federal, state and other securities laws applicable with respect to such information and (ii) not to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of BREP or Landlord or their respective Affiliates based on any such Confidential Information provided to, by or on behalf of Tenant or Tenant’s Parent (provided, that this provision shall not govern the provision of information by Landlord).

ARTICLE XXIV

LANDLORD’S RIGHT TO INSPECT

24.1     Landlord’s Right to Inspect. Subject to any restrictions imposed by any Gaming Regulations or Gaming Authorities, upon reasonable advance notice to Tenant, Tenant shall permit Landlord and its authorized representatives (including any Fee Mortgagee and its representatives) to inspect the Leased Property during usual business hours. Landlord shall take care to minimize disturbance of the operations on the Leased Property, except in the case of emergency. Landlord shall indemnify and hold Tenant and any Operating Subtenant harmless from and against any claims, losses, costs or expenses arising as a result of Landlord’s or its representative’s entry onto the Leased Property.

ARTICLE XXV

NO WAIVER

25.1     No Waiver. No delay, omission or failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any default or Event of Default shall impair any such right or constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE XXVI

REMEDIES CUMULATIVE

26.1     Remedies Cumulative. Unless otherwise provided herein and to the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

ARTICLE XXVII

ACCEPTANCE OF SURRENDER

27.1     Acceptance of Surrender. No surrender to Landlord of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

ARTICLE XXVIII

NO MERGER

28.1     No Merger. There shall be no merger of this Lease or of the Leasehold Estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Lease or the Leasehold Estate created hereby or any interest in this Lease or such Leasehold Estate and (ii) the fee estate in the Leased Property.

ARTICLE XXIX

CONVEYANCE BY LANDLORD

29.1     Conveyance by Landlord. If Landlord or any successor owner of the Leased Property shall convey the Leased Property in accordance with Section 18.1 and the other terms of this Lease other than as security for a debt, and the grantee or transferee expressly assumes all obligations of Landlord arising after the date of the conveyance, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

ARTICLE XXX

QUIET ENJOYMENT

30.1     Quiet Enjoyment. So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or specifically provided for or permitted in this Lease or consented to by Tenant in writing. No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Tenant hereunder. Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Article XXX.

ARTICLE XXXI

LANDLORD’S FINANCING

31.1     Landlord’s Financing. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist one or more Facility Mortgage upon the Leased Property or interest therein, provided, that, notwithstanding anything to the contrary contained in this Lease, Landlord shall not have the right to encumber its interest in the Aria Facility or the Vdara Facility with separate Facility Mortgages unless each such Facility Mortgage secures the same indebtedness or indebtedness that is cross-collateralized with the other Facility Mortgage and in favor of the same Fee Mortgagee. This Lease is and at all times shall be subject and subordinate to any such Facility Mortgage which may now or hereafter affect the Leased Property or any portion thereof or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof; provided, however, that the subjection and subordination of this Lease and Tenant’s leasehold interest hereunder to a Facility Mortgage or any Foreclosure Purchaser (as defined below) shall be conditioned upon the execution by the holder of each Facility Mortgage and delivery to Tenant of a subordination, non-disturbance and attornment agreement substantially in the form attached hereto as Exhibit F-2; provided, that upon the request of Landlord, such subordination, non-disturbance and attornment agreement shall be executed by Tenant as well as Landlord and be in substantially the form attached hereto as Exhibit F-2. Each such subordination, non-disturbance and attornment agreement shall bind such holder of such Facility Mortgage and its successors and assigns as well as any person who acquires any portion of the Leased Property by assignment or in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure or a successor owner of the Leased Property as well as their respective successors and assigns (each, a “Foreclosure Purchaser”), and which shall provide that the holder of such Facility Mortgage, and any Foreclosure Purchaser shall not disturb Tenant’s leasehold interest or possession of the Leased Property in accordance with the terms hereof, or any of Tenant’s rights, privileges and options, and shall give effect to this Lease, including the provisions of Article XVII which benefit any Permitted Leasehold Mortgagee (as if such Facility Mortgagee or Foreclosure Purchaser were the landlord under this Lease (it being understood that if an Event of Default has occurred and is continuing, at such time such parties shall be subject to the terms and provisions hereof concerning the exercise of rights and remedies upon such Event of Default, including the provisions of Articles XVI and XXXVI)). In connection with the foregoing and at the request of Landlord, Tenant shall promptly execute an subordination, non-disturbance and attornment agreement, in form and substance substantially in the form of Exhibit F-2 or otherwise reasonably satisfactory to Tenant, and the Facility Mortgagee or prospective Facility Mortgagee, as the case may be, which will incorporate the terms set forth in the preceding sentence. Except for the documents described in the preceding sentences, this provision shall be self-operative and no further instrument of subordination shall be required to give it full force and effect. If, in connection with obtaining any Facility

Mortgage for the Leased Property or any portion thereof or interest therein, a Facility Mortgagee or prospective Facility Mortgagee shall request (A) reasonable cooperation from Tenant, Tenant shall provide the same at no cost or expense to Tenant, it being understood and agreed that Landlord shall be required to reimburse Tenant for all such costs and expenses so incurred by Tenant, including, but not limited to, its reasonable attorneys’ fees, or (B) reasonable amendments or modifications to this Lease as a condition thereto, Tenant hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Tenant’s monetary obligations under this Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Lease in any material respect or decrease Landlord’s obligations in any material respect, (iii) diminish Tenant’s rights under this Lease in any material respect, (iv) adversely impact the value of the Leased Property by more than a de minimis extent or otherwise have more than a de minimis effect on the Leased Property, Tenant or Landlord, (v) result in this Lease not constituting a “true lease” or (vi) result in a default under any Permitted Leasehold Mortgage. The foregoing is not intended to vitiate or supersede the provisions, terms and conditions of Section 31.1 hereof.

31.2     Attornment. If Landlord’s interest in the Leased Property or any portion thereof or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Facility Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law: (a) at the request and option of the new owner or superior lessor, as the case may be, Tenant shall attorn to and recognize the new owner or superior lessor as Tenant’s “landlord” under this Lease or enter into a new lease substantially in the form of this Lease with the new owner or superior lessor, and Tenant shall take such actions to confirm the foregoing within ten (10) Business Days after request; and (b) the new owner or superior lessor shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale, conveyance or termination; (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Lease occurring prior to such sale, conveyance or termination; (iii) bound by any previous material modification or amendment to this Lease or any previous prepayment of more than one month’s rent, unless such material modification, amendment or prepayment shall have been approved in writing by the applicable Facility Mortgagee (to the extent such approval was required at the time of such amendment or modification or prepayment under the terms of the applicable Facility Mortgage Documents) or, in the case of such prepayment, such prepayment of rent has actually been delivered to such new owner or superior lessor or in either case, such modification, amendment or prepayment occurred before Landlord provided Tenant with notice of the Facility Mortgage and the identity and address of the Facility Mortgagee; or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Lease unless such security deposit or other collateral has actually been delivered to such new owner or superior lessor.

31.3     Compliance with Fee Mortgage Documents.

(a)     If requested by Landlord and the Fee Mortgagee, Tenant shall make Rent payments into “lockbox accounts” maintained for the benefit of Fee Mortgagee.

(b)     Tenant shall perform or cause to be performed by Operating Subtenant the repairs at the Facilities relating to material life safety issues which have been identified by the Fee Mortgagee based upon the property condition reports commissioned in connection with the Fee Mortgage, as described on Schedule 6 attached hereto (the “Initial Fee Mortgagee Required Repairs”). Tenant shall complete or cause to be completed by Operating Subtenant the Initial Fee Mortgagee Required Repairs on or before the date that is eighteen (18) months after the date hereof. Any funds spent by Tenant and/or any Operating Subtenant on the Initial Fee Mortgagee Required Repairs shall, to the extent such amounts satisfy the requirements of Qualifying CapEx, be applied toward the minimum Required CapEx set forth in Section 9.1(e).

ARTICLE XXXII

HAZARDOUS SUBSTANCES

32.1    Hazardous Substances. Tenant shall not allow any Hazardous Substance to be located in, on, under or about the Leased Property or incorporated in any Facility; provided, however, that Hazardous Substances may be brought, kept, used or disposed of in, on or about the Leased Property in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use or in connection with the construction of facilities similar to the Facilities or to the extent in existence at the Facilities and which are brought, kept, used and disposed of in strict compliance with Legal Requirements. Tenant shall not allow the Leased Property to be used as a waste disposal site or for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

32.2    Notices. Tenant shall provide to Landlord, within five (5) Business Days after Tenant’s receipt thereof, a copy of any notice, or notification with respect to, (i) any violation of a Legal Requirement relating to Hazardous Substances located in, on, or under the Leased Property or any adjacent property; (ii) any enforcement or other governmental or regulatory action instituted, completed or threatened with respect to the Leased Property; (iii) any claim made or threatened by any Person against Tenant or the Leased Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (iv) any reports made to any federal, state or local environmental agency arising out of or in connection with the release of any Hazardous Substance in, on, under or removed from the Leased Property, including any complaints, notices, warnings or assertions of violations in connection therewith.

32.3    Remediation. If Tenant becomes aware of a violation of any Legal Requirement relating to any Hazardous Substance in, on, under or about the Leased Property or any adjacent property, or if Tenant, Landlord or the Leased Property becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate Hazardous Substance in, on, under or about the Leased Property, Tenant shall immediately notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination or other remediation. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord’s costs and expenses incurred in connection therewith.

32.4    Indemnity. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use or economic benefit or diminution in value), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of or resulting from, directly or indirectly, the following, but only to the extent such occurs before or during (but not after) the Term and is not caused solely by the actions of Landlord: (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on or about the Leased Property (collectively, “Handling”), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Leased Property, (ii) the presence of any Hazardous Substances in, on, under or about the Leased Property and (iii) the violation of any Environmental Law. “Environmental Costs” include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual and consequential damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.

Without limiting the scope or generality of the foregoing, Tenant expressly agrees that, in the event of a breach by Tenant in its obligations under this Section 32.4 that is not cured within any applicable cure period, Tenant shall reimburse Landlord for any and all reasonable costs and expenses incurred by Landlord in connection with, arising out of, resulting from or incident to, directly or indirectly, before (with respect to any period of time in which Tenant or its Affiliate was in possession and control of the applicable Leased Property) or during (but not after) the Term or such portion thereof during which the Leased Property is leased to Tenant of the following:

(a)    in investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Leased Property;

(b)    in bringing the Leased Property into compliance with all Legal Requirements; and

(c)    in removing, treating, storing, transporting, cleaning-up and/or disposing of any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Leased Property or off-site other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

If any claim is made by Landlord for reimbursement for Environmental Costs incurred by it hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within sixty (60) calendar days after receipt by Tenant of Notice thereof and any amount not so paid within such sixty (60) calendar day period shall bear interest at the Overdue Rate from the date due to the date paid in full.

32.5    Environmental Inspections. In the event Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under this Article XXXII, Landlord shall have the right, from time to time, during normal business hours and upon not less than five (5) days’ Notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Leased Property to determine the existence or presence of Hazardous Substances on or about the Leased Property. Landlord shall have the right to enter and inspect the Leased Property, conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect materials brought into the Leased Property. Landlord may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. All reasonable costs and expenses incurred by Landlord under this Section 32.5 shall be paid on demand as Additional Charges by Tenant to Landlord. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant’s tenancy. Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Lease other than a condition caused solely by the actions of the Landlord. The obligations set forth in this Article XXXII shall survive the expiration or earlier termination of this Lease.

ARTICLE XXXIII

MEMORANDUM OF LEASE

33.1    Memorandum of Lease. Landlord and Tenant shall enter into a short form memorandum of this Lease, in the form attached hereto as Exhibit G. Tenant shall pay all costs and expenses of recording any such memorandum and shall fully cooperate with Landlord in removing from record such memorandum upon the expiration or earlier termination of the Term. To the extent of any conflict between the Memorandum of Lease and this Lease, the provisions of this Lease shall prevail and control.

ARTICLE XXXIV

APPOINTING EXPERTS

34.1    Expert Dispute Resolution Process.

(a)    In the event that the opinion of “Experts” is required under this Lease, Landlord and Tenant shall negotiate in good faith for no longer than ten (10) Business Days to appoint a single Expert. If Landlord and Tenant have not been able to reach agreement on such Person after such ten (10) Business Days of good faith negotiations, then Landlord and Tenant shall each within ten (10) Business Days after either party notifying the other of the need to appoint Experts and the subject matter of the dispute, appoint an Expert and Landlord’s and Tenant’s Experts shall, within ten (10) Business Days of their appointment, jointly appoint a third Expert (such three Experts, or such single Expert agreed upon by Landlord and Tenant, as applicable, shall be referred to herein as the “Experts”). The three Experts so appointed, if applicable, shall make all decisions by majority vote of such Experts. If the two Experts so appointed are unable to appoint a third Expert within such ten (10) Business Day period, then either Landlord or Tenant may ask any court of competent jurisdiction to appoint the third Expert. If either Landlord or Tenant fails to timely appoint an Expert, the Expert appointed by the other party shall be the sole Expert in determining the relevant matter. Each Expert appointed hereunder shall have at least ten (10) years of experience valuing commercial real estate and/or in leasing or with respect to the matters to be determined, as applicable with respect to any of the matters to be determined by the Experts.

(b)    Once the Expert or Experts are selected, either by agreement of the parties or by selection of separate Experts followed by the appointment of a third Expert, the Experts will determine the matter in question, by proceeding as follows:

(i)    In the case of Experts required for the purposes of Section 3.5, Landlord and Tenant shall submit to the Experts their respective determinations of Fair Market Rent of each Appraiser. The Experts will be instructed to (x) make a determination as to the Fair Market Rent (the “Expert Fair Market Rent”) applying the Fair Market Rent Assumptions, and (y) determine the conclusive Fair Market Rent by calculating (1) in the case of three Experts, the arithmetic mean of the Expert Fair Market Rent calculation of the two Experts whose calculation of Expert Fair Market Rent is closest to each other and (2) in the case of one Expert, the arithmetic mean of the Expert Fair Market Rent calculation and the Fair Market Rent of the Appraiser closest to such Expert. The Experts shall notify the parties within thirty (30) days of the submission of the matter to the Experts in writing of their decision as the conclusive determination of Fair Market Rent.

(ii)    In the case of Experts required for the purpose of Section 9.1(e), Landlord and Tenant shall submit to the Experts their respective determinations of the Qualifying CapEx and the amount of any deficiency. The Experts may only determine whether or not a deficiency exists and the amount of such deficiency. The Experts shall notify the parties in writing within fifteen (15) Business Days of the submission of the matter to the Experts of their determination as to whether or not a deficiency exists and the amount of such deficiency as the conclusive determination such matter.

(iii)    In the case of Experts required for the purpose of Section 14.2(b), Landlord and Tenant shall submit to the Experts their respective determinations for fair market value and/or the costs of restoration (as applicable) of the relevant Facility. The Experts may only select either the fair market value and/or the costs of restoration (as applicable) set forth by Landlord or by Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of fair market value as the conclusive determination of the fair market value and/or the costs of restoration (as applicable).

(iv)    In the case of Experts required for the purpose of Section 15.1(b)(ii), Landlord and Tenant shall submit to the Experts their respective determinations of the percentage of the relevant Facility taken by Condemnation and/or the fair market value of such Facility. The Experts may only select either the percentage of the relevant Facility and/or the fair market value set forth by Landlord or Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of the percentage of such Facility, the fair market value and/or the costs of restoration (as applicable) as the conclusive determination of such percentage, fair market value and/or costs of restoration (as applicable).

(v)    In the case of Experts required for the purpose of Section 15.1(c), Landlord and Tenant shall submit to the Experts their respective determinations of the relative values of the property taken by Condemnation and the portion of the affected Facility remaining subject to the Lease. The Experts may only select either such relative values set forth by Landlord or Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their selection of either Tenant’s or Landlord’s determination of such relative values as the conclusive determination of such relative values.

(vi)    In the case of Experts required for the purpose of Section 16.1(b), Landlord and Tenant shall submit to the Experts their respective written descriptions of the events giving rise to Landlord’s belief that an Event of Default exists. The Experts may only determine whether or not the Event of Default alleged by Landlord has occurred and may not make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within fifteen (15) Business Days of the submission of the matter to the Experts of their determination as to whether or not such an Event of Default has occurred as the conclusive determination such matter.

(vii)    In the case of Experts required for the purpose of Section 36.1, Landlord and Tenant shall submit to the Experts their respective determinations of the Tenant’s Property FMV. The Experts may only select either the Tenant’s Property FMV set forth by Landlord or Tenant and may not select any other amount or make any other determination (and the Experts shall be so instructed). The Experts shall notify the parties in writing within thirty (30) days of the submission of the matter to the Experts of their determination of the Tenant’s Property FMV as the conclusive determination of such matter.

(c)    In each case, except in the case of Experts determining the Fair Market Rent which shall be determined pursuant to Section 34.1(b)(i) above or whether or not a Qualifying CapEx deficiency exists and the amount of such Qualifying CapEx deficiency which shall be determined pursuant to Section 34.1(b)(ii) above, the Experts (comprised of a majority of the Experts) will make the relevant determination by a “baseball arbitration” proceeding with the Experts limited to awarding only one or the other of the two positions submitted (and not any position in between or other compromise or ruling not consistent with one of the two positions submitted), which shall then be final and binding on the parties and not subject to appeal or court review. Either party may seek an order of a court of competent jurisdiction to enforce such determination. The Experts, in their sole discretion, shall consider any and all materials that they deem relevant, except that there shall be no live hearings and the parties shall not be permitted to take discovery. The Experts may submit written questions or information requests to the parties, and the parties may respond with written materials within a time frame set by the Experts to allow the Experts to make the relevant determination in the time allowed pursuant to this Section 34.1.

(d)    All communications between a party and the Experts shall also be copied to the other party. The parties shall cooperate in good faith to facilitate the valuation or other determination by the Experts.

(e)    Each of Landlord and Tenant shall pay the cost of the Expert appointed by it. The costs of the third Expert engaged with respect to any issue under Section 34.1 of this Lease shall be borne by the party against whom the Experts rule on such issue. If Landlord pays such Expert and is the prevailing party, such costs shall be Additional Charges hereunder and if Tenant pays such Expert and is the prevailing party, such costs shall be a credit against the next Rent payment hereunder.

ARTICLE XXXV

NOTICES

35.1    Notices. Except as permitted in Section 35.2 below, any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or nationally recognized express courier service to the following address:

To Tenant:	MGM Lessee III, LLC c/o MGM Resorts International 6385 South Rainbow Boulevard Suite 500 Las Vegas, NV 89118 Attention: Corporate Legal

With a copy to: (that shall not constitute notice)	Email: legalnotices@mgmresorts.com

With a copy to: (that shall not constitute notice)	Weil, Gotshal & Manges, LLP 767 Fifth Avenue New York, NY 10153 Attention: Michael Aiello W. Michael Bond Email: michael.aiello@weil.com michael.bond@weil.com

To Landlord:

Ace Purchaser LLC

c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attention: Head, U.S. Asset Management

Email: realestatenotices@blackstone.com

and

c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154

Attention: General Counsel

Email: realestatenotices@blackstone.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gregory Ressa

Email: gressa@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Erik Quarfordt

Email: equarfordt@stblaw.com

or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. A confirmatory copy of any such notice shall also be sent by email. Notwithstanding the foregoing or anything to the contrary contained in this Lease, Landlord shall accept delivery of any Specified Communications solely via email transmission to Landlord at realestatenotices@blackstone.com with copies to each of the following (or their replacements as may be designated in writing by Landlord from time to time): (i) Brian Kaufman at Brian.Kaufman@Blackstone.com; (ii) Stephanie McGowan at Stephanie.McGowan@blackstone.com; (iii) Aditya Doddipatla at Aditya.Doddipatla@blackstone.com; (iv) Brian Lin at Brian.Lin@blackstone.com; and (v) Simpson Thacher & Bartlett LLP at list-notices@lists.stblaw.com, and further waives for all purposes any other delivery method prescribed in this Lease and any delivery of the same to any other Person.

35.2    Deemed Approval Period with respect to certain Items Requiring Consent. Any request for consent to or approval of any plan, document, transaction, action, election, notification or similar matter set forth in this Lease that requires the consent or approval of Landlord, excluding Articles XIV, XV and XVI (each, an “Item Subject to Deemed Consent”) shall be subject to the terms set forth in this Section 35.2. Tenant shall submit its request for such approval through a written notice in accordance with this Agreement. That notice shall include a reasonably detailed description of the applicable Item Subject to Deemed Consent, a copy of all material documents reflecting the terms and conditions of the applicable Item Subject to Deemed Consent, including the documentation required to be delivered under this Lease in connection with such request, and such additional information or documentation relating to the Item Subject to Deemed Consent as may be reasonably available to Tenant and that is reasonably necessary to evaluation of the applicable Item Subject to Deemed Consent. Such request shall include in bold lettering the following statement: “FIRST NOTICE – THIS IS A REQUEST FOR LANDLORD’S CONSENT AND LANDLORD’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LEASE BETWEEN THE UNDERSIGNED TENANT AND LANDLORD.” If Landlord does not respond to that request within ten (10) Business Days following its receipt thereof (which response may be by e-mail and may consist of, among other things, a request for additional information reasonably available to Tenant or a qualified approval of the Item Subject to Deemed Consent subject to the satisfaction of specified reasonable conditions), Tenant may send an additional written request to Landlord with respect to the Item Subject to Deemed Consent which shall include in bold lettering the following statement: SECOND NOTICE – THIS IS A SECOND REQUEST FOR LANDLORD’S CONSENT AND LANDLORD’S RESPONSE IS REQUESTED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LEASE BETWEEN THE UNDERSIGNED TENANT AND LANDLORD. If Landlord does not respond to that second request within ten (10) Business Days following its receipt thereof (which response may be by e-mail and may consist of, among other things, a request for additional information reasonably available to Tenant or a qualified approval of the Item Subject to Deemed Consent subject to the satisfaction of specified reasonable conditions), Tenant may send an additional written request to Landlord with respect to the Item Subject to Deemed Consent which shall include in bold lettering the following statement “THIS IS A THIRD AND FINAL REQUEST FOR LANDLORD’S CONSENT AND FAILURE TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS WILL RESULT IN THE DEEMED APPROVAL OF THE REQUEST.” If Landlord does not respond to that third request within five (5) Business Days following its receipt thereof (which response may be by e-mail), then Landlord shall be deemed to have approved the applicable Item Subject to Deemed Consent as of the end of such five (5) Business Day period. Notwithstanding the foregoing, in the event Landlord’s consent is required pursuant to Section 22.3(a) or Section 22.7 with respect to Ancillary Space for a portion thereof that is less than 50,000 square feet, Tenant shall only be required to provide two (2) notices the first being in the format of the first notice described above (including that Landlord’s response is required in ten (10) Business Days) and the second being in the format of the third notice described above, except that such notice would reference it being a second and final request (and Landlord’s response is required in five (5) Business Days).

35.3    Unavoidable Delays. Tenant shall notify Landlord promptly upon the occurrence of an event which constitutes an Unavoidable Delay, and shall keep Landlord apprised of the status of such Unavoidable Delay and the expiration thereof. Upon any Unavoidable Delay which Tenant can anticipate or otherwise mitigate the effect of on a commercially reasonable basis, Tenant shall undertake commercially reasonable actions to mitigate, or which are intended to mitigate, the effect of any such Unavoidable Delay.

ARTICLE XXXVI

TRANSITION UPON EXPIRATION OR TERMINATION

36.1    Transfer of Tenant’s Property at the Facilities. Upon Landlord’s written notice (an “End of Term Asset Transfer Notice”) to Tenant delivered at least six (6) months prior to the expiration of the Term or, if applicable, within ten (10) days following the earlier termination of the Lease, Landlord may require, in its sole discretion, that the Tenant transfer and assign or cause to be transferred and assigned (subject to compliance with any applicable Gaming Regulations) to the applicable Landlord all of the Tenant’s (or any Operating Subtenant’s) right, title and interest in and to all or any portion of the tangible personal property constituting the applicable Tenant’s Property (including any Gaming Equipment and FF&E), but excluding, for the avoidance of doubt, Tenant’s or any Operating Subtenant’s business operations, the rights of Tenant, Tenant’s Parent and their respective Affiliates in any Hotel Trademarks and other Intellectual Property, Gaming Licenses, Excluded Assets, customer lists and other proprietary information used by Tenant or any Operating Subtenant in connection with its overall business operations, as specified by Landlord in the End of Term Asset Transfer Notice (the “Designated Tenant’s Property”) for consideration to be received by Tenant (or its Subsidiaries or Affiliates) from Landlord in an amount equal to the going concern fair market value of such Tenant’s Property assuming the continued use thereof in connection with the operation of the Leased Property (the “Tenant’s Property FMV”); provided, that, if an End of Term Asset Transfer Notice is being delivered in connection with the termination of this Lease as a result of the occurrence of an Event of Default, then the Designated Tenant’s Property shall be transferred and assigned to Landlord for no additional consideration. Within ten (10) Business Days after Landlord’s delivery of an End of Term Asset Transfer Notice, Landlord shall notify Tenant in writing of Landlord’s good faith determination of the Tenant’s Property FMV. If Tenant disagrees with Landlord’s determination of the Tenant’s Property FMV, Tenant shall, within ten (10) Business Days of receipt of Landlord’s determination, notify Landlord in writing of Tenant’s determination of Tenant’s Property FMV. Landlord and Tenant shall negotiate in good faith to agree upon the Tenant’s Property FMV for an additional thirty (30) day period and if Landlord and Tenant are unable to agree during such 30 day period, the Tenant’s Property FMV will be determined by Experts in accordance with Section 34.1. Following the determination of the Tenant’s Property FMV, Landlord shall, on the later of ten (10) Business Days following such determination and the expiration of the Term (or termination of the Lease), pay to Tenant or Tenant’s designee an amount equal to the Tenant’s Property FMV and Tenant shall sell, transfer and assign or cause to be sold, transferred and assigned (subject to compliance with any applicable Gaming Regulations) all of Tenant’s (or any Operating Subtenant’s) right, title and interest in such Designated Tenant’s Property to Landlord or Landlord’s designee free and clear of any liens or encumbrances but on an “as-is” basis with no representations or warranties whatsoever. For the avoidance of doubt, it shall be a condition precedent to Tenant’s obligation to transfer or cause to be transferred any of the Designated Tenant’s Property pursuant to this Article XXXVI that the transferee shall comply with all applicable Legal Requirements, including any Gaming Regulations with respect to such property. Notwithstanding anything contained in this Lease to the contrary, (x) all Excluded Assets shall in all events remain the sole property of Tenant (or any Operating Subtenant or Affiliate thereof) and there shall be no restrictions or limitations on Tenant’s (or any Operating Subtenant’s or its Affiliate’s) use or rights with respect to the Excluded Assets and (y) all fixtures constituting FF&E which are Tenant’s Property (other than, for the avoidance of doubt, any fixtures constituting Excluded Assets) shall in all events remain at the Leased Property at the expiration or earlier termination of the Lease and shall remain the property of Landlord without any obligation to pay Tenant any amount (and shall not be included in the calculation of Tenant’s Property FMV).

36.2    Transition Services. The parties have entered into the Transition Services Agreement with respect to the provision of certain transition services to Landlord and/or Landlord’s designee (which may include a successor tenant) after the expiration or earlier termination of the Lease.

36.3    Replacement of Certain Excluded Assets. Upon expiration or earlier termination of the Lease, all art, artwork, paintings, sculptures or other artistic installments or displays to the extent removed from any Facility by Tenant as Excluded Assets shall be replaced by Tenant at its sole cost and expense with Customary Hotel Art of similar size.

ARTICLE XXXVII

ATTORNEY’S FEES

37.1    Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding against the other to enforce or interpret any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable outside attorneys’ fees incurred therein. In addition to the foregoing and other provisions of this Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord’s attorneys’ fees, Tenant shall pay, as Additional Charges, all of Landlord’s reasonable outside attorneys’ fees incurred in connection with the enforcement of this Lease (except to the extent provided above), including reasonable attorneys’ fees incurred in connection with the review, negotiation or documentation of any subletting, assignment, or management arrangement or any consent requested in connection therewith, and the collection of past due Rent.

ARTICLE XXXVIII

BROKERS

38.1    Brokers. Tenant warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.

ARTICLE XXXIX

OFAC

39.1    Anti-Terrorism Representations.

(a)    Landlord and Tenant each hereby represent and warrant that neither they, nor, to their knowledge, any person that owns, directly or indirectly, any interest in Landlord or Tenant or any of Landlord’s Affiliate or Tenant’s Affiliates, as applicable, is (i) in material violation of any sanctions program that is administered by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”), the U.S. Department of State, or any other agency of any government whose law applies to Landlord or Tenant (collectively, “Sanctions Authority”); (ii) in material violation of the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the U.S.A. Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001), if applicable, or any Executive Order of the President issued pursuant to such statutes; (iii) the target of any sanctions administered by any Sanctions Authority (collectively, “Prohibited Persons”); or (iv) ordinarily resident in, or established under the laws of, any jurisdiction that is the target of an embargo administered by any Sanction Authority.

(b)    Neither Landlord nor Tenant will, during the Term of this Lease, engage in any transactions or dealings with, or otherwise be associated with, any Prohibited Persons in connection with the ownership, or use or occupancy of, the Leased Property, as applicable; Tenant also shall not cause Landlord to violate any sanctions administered by any Sanctions Authority, including but not limited to, OFAC. A breach of the representations (being untrue at any time during the Term) or covenants contained in this Section 39.1 by Landlord or Tenant shall constitute a material breach of this Lease and shall entitle the other party to any and all remedies available hereunder, or at law or in equity.

ARTICLE XL

REIT REQUIREMENTS

40.1    REIT Protection. (a) The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Lease shall be interpreted consistent with this intent.

(b)    Anything contained in this Lease to the contrary notwithstanding, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in order to maintain any Blackstone REIT’s status as a “real estate investment trust” (within the meaning of Section 856(a) of the Code); provided, however, Landlord shall be required to (i) comply with any applicable legal requirements related to such transfer and (ii) give Tenant notice of any such assignment; and provided, further, that any such assignment shall be subject to all of the rights of Tenant hereunder.

(c)    Tenant acknowledges that any Blackstone REIT intends to qualify as a real estate investment trust under the Code. Tenant agrees that it will not knowingly or intentionally take or omit to take any action, or permit any status or condition to exist at the Leased Property, which Tenant actually knows (acting in good faith) would or could result in the Rent payable under this Lease not qualifying as “rents from real property” within the meaning of Section 856(d) of the Code.

(d)    Anything contained in this Lease to the contrary notwithstanding, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of Blackstone REIT’s “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements. Anything contained in this Lease to the contrary notwithstanding, Tenant shall take such reasonable action as may be requested by Landlord from time to time in order to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed fifteen percent (15%) of the total Rent due hereunder as long as such compliance does not (i) increase Tenant’s monetary obligations under this Lease or (ii) materially and adversely increase Tenant’s nonmonetary obligations under this Lease or (iii) materially diminish Tenant’s rights under this Lease.

ARTICLE XLI

MISCELLANEOUS

41.1    Survival. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of Tenant or Landlord arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination.

41.2    Severability. If any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

41.3    Non-Recourse. Tenant specifically agrees to look solely to the Leased Property for recovery of any judgment from Landlord (and Landlord’s liability hereunder shall be limited solely to its interest in the Leased Property, and no recourse under or in respect of this Lease shall be had against any other assets of Landlord whatsoever). It is specifically agreed that no constituent partner in Landlord or officer or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord, or any action not involving the personal liability of Landlord. Furthermore, except as otherwise expressly provided herein, in no event shall Landlord ever be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause. Neither Landlord nor Tenant shall be liable to the other, nor shall either make any claim against the other, for punitive damages.

41.4    Successors and Assigns. This Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Article XXII, upon Tenant and its successors and assigns.

41.5    Governing Law. THIS LEASE WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF AND ANY ACTION OR DISPUTE RELATED TO THE NATURE OF THIS LEASE AS A “TRUE LEASE”) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT ALL PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE, THE RECHARACTERIZED DEED OF TRUST AND THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIEN HEREIN GRANTED UPON A RECHARACTERIZATION, AND ALL REMEDIES SET FORTH IN ARTICLE XVI RELATING TO RECOVERY OF POSSESSION OF THE LEASED PROPERTY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER, IN REM ACTION OR OTHER SIMILAR ACTION), SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, ANY AGREEMENT, ACTION OR DISPUTE RELATED TO THE NATURE OF THIS LEASE AS A “TRUE LEASE” SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW).

41.6    Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND

TENANT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

41.7    Entire Agreement. This Lease and the Exhibits and Schedules hereto constitute the entire and final agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties and, with respect to the provisions set forth in Section 40.1, no such change or modification shall be effective without the explicit reference to such section by number and paragraph. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Leased Property are merged into and revoked by this Lease. Notwithstanding anything to the contrary herein, the parties hereto acknowledge and agree that this Lease is integral to, and forms part of the single integrated transaction effected through, this Lease, the Transition Services Agreement and any and all other instruments or agreements entered into substantially contemporaneously herewith by any of the parties hereto or any of their Subsidiaries and/or Affiliates in connection with this Lease.

41.8    Headings; Consent. All titles and headings to sections, subsections, paragraphs or other divisions of this Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto. When the consent of any party hereunder may not be unreasonably withheld, such consent also may not be unreasonably conditioned or delayed.

41.9    Counterparts. This Lease may be executed in any number of counterparts and by facsimile or electronic signatures, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

41.10    Interpretation. Both Landlord and Tenant have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

41.11    Time of Essence. TIME IS OF THE ESSENCE OF THIS LEASE AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED. In addition, with respect to any provision herein that requires an action by Landlord (e.g., Section 12.1, which requires Landlord to execute and deliver to Tenant certain authorizations and documents), unless a time is otherwise specified, such action shall be taken promptly by Landlord.

41.12    Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease.

41.13    Gaming Regulations. (a) Notwithstanding anything to the contrary in this Lease, this Lease and any agreement formed pursuant to the terms hereof are subject to the

Gaming Regulations and the laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”). Without limiting the foregoing, Landlord, and its respective Related Persons, successors and assigns acknowledges that (i) it is subject to being called forward by the Gaming Authority or governmental authority enforcing the Liquor Laws (the “Liquor Authority”), in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Lease and any agreement formed pursuant to the terms hereof, including with respect to the entry into and ownership and operation of the Gaming Facility, and Landlord’s right to possession or control of Gaming Equipment, alcoholic beverages or a Gaming License or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Regulations and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite Gaming Authority and/or Liquor Authority.

(b)    Notwithstanding anything to the contrary in this Lease or any agreement formed pursuant to the terms hereof, each of Tenant, Landlord, and each of Tenant’s or Landlord’s successors and assigns agrees to cooperate with each Gaming Authority and each Liquor Authority in connection with the administration of their regulatory jurisdiction over the parties hereto and/or the Facilities, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities and/or Liquor Authorities relating to Tenant, Landlord, Tenant’s or Landlord’s successors and assigns or to this Lease or any agreement formed pursuant to the terms hereof.

41.14    Certain Provisions of Nevada Law. Landlord shall, pursuant to Section 108.2405(1)(b) of the Nevada Revised Statutes (“NRS”), record a written notice of waiver of Landlord’s rights set forth in NRS 108.234 in the form attached hereto as Exhibit H with the office of the recorder of Clark County, Nevada on the date hereof. Pursuant to NRS 108.2405(2), Landlord shall serve such notice by certified mail, return receipt requested, upon the prime contractor of such work of improvement and all other lien claimants who may give the owner a notice of right to lien pursuant to NRS 108.245, within ten (10) days after Landlord’s receipt of a notice of right to lien or ten (10) days after the date on which the notice of waiver is recorded, whichever is later.

41.15    Savings Clause. If for any reason this Lease is determined by a court of competent jurisdiction to be invalid as to any space that would otherwise be a part of the Leased Property and that is subject to a pre-existing lease as of the date hereof (between Tenant’s predecessor in interest prior to the date hereof, as landlord, and a third party as tenant), then Landlord shall be deemed to be the landlord under such pre-existing lease, and the Parties agree that Tenant shall be deemed to be the collection agent for Landlord for purposes of collecting rent and other amounts payable by the tenant under such pre-existing lease and shall remit the applicable collected amounts to Landlord. In such event, the Rent payable hereunder shall be deemed to be reduced by any amounts so collected by Tenant and remitted to Landlord with respect to any such pre-existing lease.

41.16    Agency Relationship with Respect to Water Infrastructure. Landlord hereby appoints Tenant as its exclusive agent until the expiration or earlier termination of this Lease in, to and with respect to the NPDES Permit and Water Infrastructure (collectively, the “Water

Assets”). It is the intention of Landlord to maintain a binding arrangement until the expiration or earlier termination of the Lease whereby Tenant is authorized as the exclusive agent of Landlord, (a) to use and exercise (or cause to be used and exercised) the Water Assets for reasonable and beneficial use at the Facilities, (b) to protect the Water Assets from forfeiture or cancellation, (c) to enter into licenses or leases or other similar temporary arrangements with Tenant’s Affiliates with respect to the Water Assets, or any portion of them, in each case, not (1) extending past the expiration or earlier termination of the Lease or (2) impairing the ability of the Facilities to have sufficient benefit of the Water Assets necessary for the continued operation of all features and uses of Water Assets existing as of the Commencement Date through the Term (including any Renewal Terms) and the remaining useful life of such features thereafter, (d) to make customary applications, filings, notices and reports with respect to the foregoing, all at Tenant’s expense, (e) at the good faith and reasonable discretion of Tenant, to represent Landlord (at Tenant’s sole cost and expense) in any court adjudication, administrative proceeding, groundwater, management plan, or other determination or management of the Water Assets, (f) pay, or cause to be paid, any and all fees and assessments charged to or levied against the Water Assets by any governmental entity, and (g) upon written approval of Landlord, to exercise any other rights on behalf of Landlord with respect to the Water Assets, or any portion of them. This agency shall be effective and irrevocable until the expiration or earlier termination of the Lease and the same is intended to be and shall be deemed an agency coupled with an interest. Promptly following the Commencement Date, Landlord shall complete, execute and deliver to the applicable governmental entity any and all reasonable and customary documents that Tenant may reasonably require (i) to notify the applicable governmental entity that Tenant is leasing the Water Assets and Tenant is Landlord’s exclusive agent with respect to the Water Assets during the Term, and (ii) to ensure that the applicable government entity sends Tenant notice of all actions, meetings, hearings, and copies of all documents pertaining to the Water Assets. Tenant shall maintain a record with respect to its actions taken as agent and shall provide Landlord with (x) notice of any events which could reasonably expected to give rise to the forfeiture or cancellation of any of the Water Assets, (y) upon Landlord’s reasonable request, details regarding any leases or licenses or similar arrangements made by Tenant with respect to any Water Assets and (z) upon expiration or earlier termination of the Lease, all information and documentation regarding the Water Assets reasonably necessary for Landlord to maintain the continued benefit and ownership of the Water Assets. In the event that Landlord determines in its reasonable and good faith discretion that Tenant is not performing its functions with respect to the Water Assets or taking actions with respect to the Water Assets in a manner that could reasonably be expected to result in the forfeiture, cancellation or depletion of any Water Assets, Landlord shall have the right to take such actions as Landlord deems reasonably necessary to preserve such Water Assets in the event that Tenant does not cure such deficiencies within thirty (30) days’ prior written notice thereof.

41.17    Operating Subleases.

(a)    Any Operating Sublease shall be expressly subordinate to this Lease and any Operating Subtenant shall (x) enter into an attornment agreement substantially in the form entered into by each of the Operating Subtenants on the date hereof (as each may be modified, supplemented and/or modified from time to time, “Operating Subtenant Attornment Agreement”), (y) enter into a joinder to this Lease in substantially the form entered into by the each of the Operating Subtenants on the date hereof, and (z) enter into the Operating Subtenant Guaranty, jointly and severally with the other Operating Subtenants.

(b)    No Operating Subtenant shall be permitted to assign its Operating Sublease other than to an Affiliate of Tenant’s Parent, and any such Operating Subtenant shall at all times remain a Subsidiary of Tenant’s Parent.

(c)    The Operating Sublease is subject to the terms and conditions of this Lease and any act, omission, event or condition with respect to any Operating Subtenant or any Operating Subleased Property which would require Landlord’s approval or consent or result in a breach by Tenant under Sections 6.2, 6.4, 7.2, 8.2, 8.3, 9.1(a), 9.1(d), 9.2, 10.1, 10.2, 11.1, 12.1, 36.1 or Article XXII of this Lease if such act, omission, event or condition occurred with respect to Tenant or the Leased Property shall require Landlord’s approval or consent and be deemed to be a breach by Tenant under this Lease.

SIGNATURES ON FOLLOWING PAGE

IN WITNESS WHEREOF, this Lease has been executed by Landlord and Tenant as of the date first written above.

ARIA LANDLORD:

ACE A PROPCO LLC

By:
Name:
Title:

VDARA LANDLORD:

ACE V PROPCO LLC

By:
Name:
Title:

TENANT:

MGM LESSEE III, LLC

By:
Name:
Title:

JOINDER

The undersigned, each a Nevada limited liability company, hereby join in the foregoing Master Lease by and among Ace A PropCo LLC, and Ace V PropCo LLC, collectively, as Landlord, and MGM Lessee III, LLC, as Tenant (the “Lease”), for the sole purpose of (x) agreeing to be bound by the provisions of Section 6.2 and 6.4 of the Lease as applied to the undersigned, mutatis mutandis from and after the date of execution of the Lease until the expiration or earlier termination of the Operating Sublease to which the undersigned is a party and (y) granting the security interests contemplated by Section 6.4(c) and Section 9.1(g) of the Lease.

ARIA RESORT & CASINO HOLDINGS, LLC,
a Nevada limited liability company

By:
Name:	Laura Norton
Title:	Authorized Signatory

CITYCENTER VDARA DEVELOPMENT, LLC, a Nevada limited liability company

By:
Name:	Laura Norton
Title:	Authorized Signatory

EXHIBIT C

FORM OF PARENT LEASE GUARANTY

See attached.

FORM OF GUARANTY

This GUARANTY OF LEASE DOCUMENTS (this “Guaranty”), is made and entered into as of the      day of [            ], 2021 by and among MGM RESORTS INTERNATIONAL, a Delaware corporation (“Guarantor”), Ace A PropCo LLC, a Delaware limited liability company (“Aria Landlord”), and Ace V PropCo LLC, a Delaware limited liability company (“Vdara Landlord”, and together with the Aria Landlord, collectively, “Landlord”).

RECITALS

A.    Landlord and certain subsidiaries of Guarantor, including MGM Lessee III, LLC, a Delaware limited liability company (“Tenant”), have entered into that certain Master Lease dated of even date herewith (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “Lease”), (ii) that certain Transition Services Agreement dated of even date herewith (as the same may be amended, restated, supplemented, waived or otherwise modified from time to time, the “TSA”), (iii) that certain Operating Sublease dated of even date herewith by and between Tenant and CityCenter Vdara Development, LLC (the “Vdara Operating Sublease”), (iv) that certain Operating Sublease dated of even date herewith by and between Tenant and Aria Resort & Casino Holdings, LLC (the “Aria Operating Sublease”, together with the Lease, TSA, Vdara Operating Sublease and Vdara Operating Sublease, the “Lease Documents”). All capitalized terms used and not otherwise defined herein shall have the same meanings given such terms in the Lease.

B.    Guarantor is an affiliate of Tenant, will derive substantial benefits from the Lease Documents and acknowledges and agrees that this Guaranty is given in accordance with the requirements of the Lease and that Landlord would not have been willing to enter into the Lease Documents unless Guarantor was willing to execute and deliver this Guaranty.

AGREEMENTS

NOW, THEREFORE, in consideration of Landlord entering into the Lease Documents with Tenant, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

1.    Guaranty. In consideration of the benefit derived or to be derived by it therefrom, as to the Lease Documents, from and after the Commencement Date thereof, Guarantor hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, (i) the payment when due of all Rent and all other sums payable by Tenant under the Lease, and (ii) the faithful and prompt performance when due of each and every one of the terms, conditions and covenants of any nature to be kept and performed by the applicable non-Landlord counterparty or counterparties under and as set forth in each Lease Document, including, without limitation, all indemnification obligations, insurance obligations, all obligations to operate, rebuild, restore or replace any facilities or improvements now or hereafter located on the Leased Property covered by the Lease, all obligations to perform the Required CapEx, all obligations to fund amounts or security under the Lease (including without limitation, funding any required amounts (or delivering a Letter of Credit, to the extent applicable) to the

CapEx Reserve, the FF&E Reserve, the Covenant Security Escrow Account, the Construction Security Escrow Account and any impound account), and all obligations under Article XXXVI under the Lease (together with Guarantor’s obligations under Section 13 hereof, collectively, the “Obligations”). In the event of the failure of Tenant to pay any such Rent or other sums, or to render any other performance required of the applicable non-Landlord counterparty under the Lease Documents, when due or within any applicable cure period, Guarantor shall forthwith perform or cause to be performed all provisions of the applicable Lease Document to be performed by the applicable non-Landlord counterparty thereunder, and pay all reasonable costs of collection or enforcement and other damages that may result from the non-performance thereof to the full extent provided under the applicable Lease Document. As to the Obligations, Guarantor’s liability under this Guaranty is without limit except as provided in Section 12 hereof. Guarantor agrees that its guarantee provided herein constitutes an absolute, direct, immediate, continuing and unconditional guaranty of guarantee of payment and performance when due and not of collection.

2.    Survival of Obligations. The obligations of Guarantor under this Guaranty shall survive and continue in full force and effect notwithstanding:

(a)    any amendment, modification, or extension of any of the Lease Documents;

(b)    any compromise, release, consent, extension, indulgence or other action or inaction in respect of any terms of any Lease Document or any other guarantor;

(c)    any substitution or release, in whole or in part, of any security for this Guaranty which Landlord may hold at any time;

(d)    any exercise or non-exercise by Landlord of any right, power or remedy under or in respect of any Lease Document or any security held by Landlord with respect thereto, or any waiver of any such right, power or remedy;

(e)    any bankruptcy, insolvency, reorganization, arrangement, adjustment, composition, liquidation, or the like of Tenant or any other guarantor;

(f)    (i) any limitation of Tenant’s liability under any Lease Document, (ii) any limitation of Tenant’s liability under any Lease Document which may now or hereafter be imposed by any statute, regulation or rule of law, or (iii) any illegality, irregularity, invalidity or unenforceability, in whole or in part, of any Lease Document or any term thereof;

(g)    any sale, lease, or transfer of all or any part of any interest in the Facilities or any or all of the assets of Tenant to any Person other than to Landlord;

(h)    any act or omission by Landlord with respect to any security instrument or any failure to file, record or otherwise perfect the same;

(i)    any extensions of time for performance under any Lease Document;

(j)    the release of Tenant from performance or observation of any of the agreements, covenants, terms or conditions contained in any Lease Document by operation of law or otherwise;

(k)    the fact that Tenant may or may not be personally liable, in whole or in part, under the terms of the Lease Documents to pay any money judgment;

(l)    the failure to give Guarantor any notice of acceptance, default or otherwise;

(m)    any other guaranty now or hereafter executed by Guarantor or anyone else in connection with any of the Lease Documents;

(n)    any rights, powers or privileges Landlord may now or hereafter have against any other Person; or

(o)    any other circumstances, whether or not Guarantor had notice or knowledge thereof.

3.    Primary Liability. The liability of Guarantor with respect to the Lease Documents shall be primary, direct and immediate, and Landlord may proceed against Guarantor: (a) prior to or in lieu of proceeding against Tenant, its assets, any security deposit, or any other guarantor; and (b) prior to or in lieu of pursuing any other rights or remedies available to Landlord. All rights and remedies afforded to Landlord by reason of this Guaranty or by law are separate, independent and cumulative, and the exercise of any rights or remedies shall not in any way limit, restrict or prejudice the exercise of any other rights or remedies.

In the event of any default under any Lease Document, a separate action or actions may be brought and prosecuted against Guarantor whether or not Tenant is joined therein or a separate action or actions are brought against Tenant. Landlord may maintain successive actions for other defaults. Landlord’s rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions until and unless all Obligations the payment and performance of which are hereby guaranteed have been paid and fully performed.

4.    Obligations Not Affected. In such manner, upon such terms and at such times as Landlord in its sole discretion deems necessary or expedient, and without notice to Guarantor, Landlord may: (a) amend, alter, compromise, accelerate, extend or change the time or manner for the payment or the performance of any Obligation hereby guaranteed; (b) extend, amend or terminate the Lease Documents; or (c) release Tenant by consent to any assignment (or otherwise) as to all or any portion of the Obligations hereby guaranteed, in each case pursuant to the terms of the Lease Documents. Any exercise or non-exercise by Landlord of any right hereby given Landlord, dealing by Landlord with Guarantor or any other guarantor, Tenant or any other Person, or change, impairment, release or suspension of any right or remedy of Landlord against any Person including Tenant and any other guarantor will not affect any of the Obligations of Guarantor hereunder or give Guarantor any recourse or offset against Landlord.

5.    Waiver. With respect to the Lease Documents, Guarantor hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties and/or guarantors or any other accommodation parties, under any statutory provisions, common law or any other provision of law, custom or practice, and agrees not to assert or take advantage of any such rights or remedies including, but not limited to:

(a)    any right to require Landlord to proceed against Tenant or any other Person or to proceed against or exhaust any security held by Landlord at any time or to pursue any other remedy in Landlord’s power before proceeding against Guarantor or to require that Landlord cause a marshaling of Tenant’s assets or any assets given as collateral for this Guaranty, or to proceed against Tenant and/or any collateral, including collateral, if any, given to secure such Guarantor’s obligation under this Guaranty, held by Landlord at any time or in any particular order;

(b)    any defense that may arise by reason of the incapacity or lack of authority of any other Person or Persons;

(c)    notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of Tenant, Landlord, any creditor of Tenant or Guarantor or on the part of any other Person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Landlord or in connection with any obligation hereby guaranteed;

(d)    any defense based upon an election of remedies by Landlord which destroys or otherwise impairs the subrogation rights of Guarantor or the right of Guarantor to proceed against Tenant for reimbursement, or both;

(e)    any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(f)    any duty on the part of Landlord to disclose to Guarantor any facts Landlord may now or hereafter know about Tenant, regardless of whether Landlord has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or has reason to believe that such facts are unknown to Guarantor or has a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that Guarantor is fully responsible for being and keeping informed of the financial condition of Tenant and of all circumstances bearing on the risk of non-payment or non-performance of any Obligations hereby guaranteed;

(g)    any defense arising because of Landlord’s election, in any proceeding instituted under the federal Bankruptcy Code, of the application of Section 1111(b)(2) of the federal Bankruptcy Code;

(h)    any defense based on any borrowing or grant of a security interest under Section 364 of the federal Bankruptcy Code;

(i)     any defense relating to the exercise by Landlord of its rights under Section 365(n) of the federal Bankruptcy Code; and

(j)    any defense relating to the application of 502(b)(6) of the federal Bankruptcy Code; and

(k)    all rights and remedies accorded by applicable law to guarantors, including without limitation, any extension of time conferred by any law now or hereafter in effect and any requirement or notice of acceptance of this Guaranty or any other notice to which the undersigned may now or hereafter be entitled to the extent such waiver of notice is permitted by applicable law.

6.    Information. Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of Tenant and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs hereunder and agrees that Landlord will not have any duty to advise Guarantor of information regarding such circumstances or risks.

7.    No Subrogation. Until all Obligations of Tenant under the Lease Documents have been satisfied and discharged in full, Guarantor shall have no right of subrogation and waives any right to enforce any remedy which Guarantor now has or may hereafter have against Tenant (including any such remedy of Landlord) and any benefit of, and any right to participate in, any security now or hereafter held by Landlord with respect to the Lease Documents.

8.    Agreement to Comply with terms of the Lease Documents . Guarantor hereby agrees (a) to comply with all terms of the Lease Documents applicable to it, (b) that it shall take no action, and that it shall not omit to take any action, which action or omission, as applicable, would cause a breach of the terms of any Lease Document and (c) that it shall not commence an involuntary proceeding or file an involuntary petition in any court of competent jurisdiction seeking (i) relief in respect of Tenant or any of Tenant’s Significant Subsidiaries, or of a substantial part of the property or assets of Tenant or any of Tenant’s Significant Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Tenant or any of Tenant’s Significant Subsidiaries or for a substantial part of the property or assets of Tenant or any of Tenant’s Significant Subsidiaries. As used herein, the term “Significant Subsidiary” shall mean, with respect to any Person, any Subsidiary of that Person that would be a “significant subsidiary” as defined in Article I, Rule 1 02 of Regulation S-X, promulgated pursuant to the Securities Act as such Regulation is in effect on the date hereof.

9.    Agreement to Pay; Contribution; Subordination. Without limitation of any other right of Landlord at law or in equity, upon the failure of Tenant to pay any Obligation when and as the same shall become due, Guarantor hereby promises to and will forthwith pay, or cause to be paid, to Landlord in cash the amount of such unpaid Obligation. Upon payment by Guarantor of any sums to Landlord as provided above, all rights of Guarantor against Tenant arising as a result thereof by way of subrogation, contribution, reimbursement, indemnity or otherwise shall be subject to the limitations set forth in this Section 9. If for any reason whatsoever Tenant now or hereafter becomes indebted to Guarantor or any Affiliate of Guarantor, such indebtedness and all interest thereon shall at all times be subordinate to Tenant’s obligation to Landlord to pay as and when due in accordance with the terms of any Lease Document the guaranteed Obligations, it being understood that Guarantor and each Affiliate of Guarantor shall be permitted to receive payments from Tenant on account of such obligations except during the continuance of an Event of Default under any Lease Document relating to failure to pay amounts due under such Lease Document. During any time in which an Event of Default relating to failure to pay amounts due under a Lease Document has occurred and is continuing under such Lease Document (and provided that Guarantor has received written notice thereof), Guarantor agrees to make no claim for such indebtedness that does not recite that such claim is expressly subordinate to Landlord’s rights and remedies under the Lease Documents.

10.    Application of Payments. With respect to the Lease Documents, and with or without notice to Guarantor, Landlord, in Landlord’s sole discretion and at any time and from time to time and in such manner and upon such terms as Landlord deems appropriate, may (a) apply any or all payments or recoveries following the occurrence and during the continuance of an Event of Default from Tenant or from any other guarantor under any other instrument or realized from any security, in such manner and order of priority as Landlord may determine, to any indebtedness or other obligation of Tenant with respect to the Lease Documents and whether or not such indebtedness or other obligation is guaranteed hereby or is otherwise secured, and (b) refund to Tenant any payment received by Landlord under any Lease Document.

11.    Guaranty Default. Upon the failure of Guarantor to pay the amounts required to be paid hereunder when due following the occurrence and during the continuance of an Event of Default under any Lease Document, Landlord shall have the right to bring such actions at law or in equity, including appropriate injunctive relief, as it deems appropriate to compel compliance, payment or deposit, and among other remedies to recover its reasonable attorneys’ fees in any proceeding, including any appeal therefrom and any post judgment proceedings.

12.    Maximum Liability. Guarantor and, by its acceptance of the guarantees provided herein, Landlord, hereby confirms that it is the intention of all such Persons that the guarantees provided herein and the obligations of Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the United States Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guarantees provided herein and the obligations of Guarantor hereunder. To effectuate the foregoing intention, Landlord hereby irrevocably agrees that the obligations of Guarantor under this Guaranty shall be limited to the maximum amount as will result in such obligations not constituting a fraudulent transfer or conveyance.

13.    Financial Covenant Obligations. In the event of a bankruptcy of Tenant, Guarantor will perform, or will cause the performance of, the Tenant’s obligations set forth under Section 23.3 of the Lease even if such obligations are subject to a stay by the bankruptcy court.

14.    Material Guarantor Acknowledgements. Without limitation of any of the other provisions, terms, and conditions hereof, Guarantor expressly acknowledges and agrees that:

(a)     in connection with the implementation of a Foreclosure Assignment or Foreclosure COC, this Guaranty shall remain in full force and effect and Guarantor shall be obligated in all respects under the Guaranty without any termination, reduction, impairment or reduction whatsoever, irrespective of whether any of the following shall have occurred (whether or not notice thereof is given to Guarantor) (in each and any such case, irrespective of whether Guarantor shall execute an affirmation or reaffirmation of its obligations under the Lease Guaranty, or otherwise affirm or reaffirm its obligations hereunder in connection therewith): (i) any foreclosure or such other termination of Tenant’s interest in the Lease or of any or all of the equity in Tenant, (ii) any other exercise of remedies by the applicable Permitted Leasehold Mortgagee, (iii) any changes in the nature of the relationship between Tenant, on the one hand, and Guarantor, on the other hand, including by reason of the replacement of Tenant with a Foreclosure Transferee and the delivery of a guaranty by a Qualified Transferee (as defined in the Lease)) that is unrelated to Guarantor, or (iv) any changes or modifications with respect to the Lease of any nature in connection with such Foreclosure Assignment or Foreclosure COC pursuant to and contemplated by paragraph of Section 22.2 of the Lease;

(b)    if a New Lease is successfully entered into in accordance with Section 17.1(f) of the Lease, then, in any such event, this Guaranty shall remain in full force and effect and Guarantor shall be obligated in all respects under this Guaranty without any termination, reduction, impairment or reduction whatsoever, irrespective of whether any of the following shall have occurred (whether or not notice thereof is given to Guarantor) (in each and any such case, irrespective of whether Guarantor shall execute an affirmation or reaffirmation of its obligations under the Guaranty, or otherwise affirm or reaffirm its obligations hereunder in connection therewith): (i) any foreclosure or such other termination of Tenant’s interest in the Lease or of any or all of the equity in Tenant or any other exercise of remedies by the applicable Permitted Leasehold Mortgagee, (ii) any termination of the Lease, (iii) any changes in the nature of the relationship between Tenant, on the one hand, and Guarantor, on the other hand, including by reason of the replacement of Tenant with a Foreclosure Transferee and the delivery of a guaranty by a Qualified Transferee (as defined in the Lease)) that is unrelated to Guarantor, or (iv) the entry into the New Lease on the terms and conditions contemplated under Section 17.1(f) of the Lease.

(c)    Guarantor expressly acknowledges and agrees that Guarantor shall, at the request of Landlord, affirm or reaffirm in writing all of its obligations under this Guaranty in respect of the Lease Documents or any New Lease, as applicable, upon the occurrence of any of the following: (i) at the request of Landlord in connection with any prospective Fee Mortgage or conveyance of the Leased Property by Landlord, (ii) any Foreclosure Assignment or Foreclosure COC in accordance with Section 22.2(i) of the Lease; (iii) the assumption by any Person (including a Person that is unrelated to Guarantor) of Tenant’s rights and obligations under the Lease in connection with any such Foreclosure Assignment; or (iv) the execution of any New Lease by any Person (including a Person that is unrelated to Guarantor) in accordance with Section 17.1(f) of the Lease. Guarantor expressly acknowledges and agrees that Guarantor’s failure to so reaffirm in a writing reasonably acceptable to Landlord all of its obligations under this Agreement within ten (10) days of a request from Landlord shall be an immediate default by Guarantor. In addition, and without limitation of anything otherwise contained in this Agreement, Guarantor acknowledges it hereby appoints Landlord as its attorney-in-fact with full power in Guarantor’s name and behalf to execute and deliver at any time an affirmation or reaffirmation of this Agreement, including as to the Guaranty.

(d)    in connection with Guarantor no longer being Tenant’s Parent, this Guaranty shall remain in full force and effect and Guarantor shall be obligated in all respects under the Guaranty without any termination, reduction, impairment or reduction whatsoever, irrespective of whether Guarantor shall execute an affirmation or reaffirmation of its obligations under the Guaranty, or otherwise affirm or reaffirm its obligations hereunder in connection therewith.

(e)    GUARANTOR HEREBY IRREVOCABLY WAIVES ANY CONTENTION THAT ITS OBLIGATIONS UNDER THIS GUARANTY ARE UNENFORCEABLE, AND HEREBY ACKNOWLEDGES THAT IT IS ESTOPPED TO ASSERT TO THE CONTRARY.

15.    Notices. Any notice, request or other communication (“Notice”) to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by facsimile transmission or by an overnight express service to the following address:

To Guarantor:

MGM Resorts International

6385 South Rainbow Boulevard

Suite 500

Las Vegas, NV 89118

Attention: Corporate Legal

With a copy to

(that shall not constitute notice):

Email: legalnotices@mgmresorts.com

With a copy to

(that shall not constitute notice):

Weil, Gotshal & Manges, LLP

767 Fifth Avenue

New York, NY 10153

Attention: Michael Aiello

                 W. Michael Bond

Email: michael.aiello@weil.com

            michael.bond@weil.com

To Landlord:

c/o BREIT Operating Partnership L.P.

345 Park Avenue

New York, New York 10154

Attention: Head, U.S. Asset Management

Email: realestatenotices@blackstone.com

and

c/o BREIT Operating Partnership L.P.

345 Park Avenue

New York, New York 10154

Attention: General Counsel

Email: realestatenotices@blackstone.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gregory Ressa

Email: gressa@stblaw.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Erik Quarfordt

Email: equarfordt@stblaw.com

or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile transmission shall be deemed given upon confirmation that such Notice was received at the number specified above or in a Notice to the sender.

16.    Miscellaneous.

(a)    No term, condition or provision of this Guaranty may be waived except by an express written instrument to that effect signed by Landlord. No waiver of any term, condition or provision of this Guaranty will be deemed a waiver of any other term, condition or provision, irrespective of similarity, or constitute a continuing waiver of the same term, condition or provision, unless otherwise expressly provided. No term, condition or provision of this Guaranty may be amended or modified with respect to Guarantor except by an express written instrument to that effect signed by Landlord and Guarantor.

(b)    If any one or more of the terms, conditions or provisions contained in this Guaranty is found in a final award or judgment rendered by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms, conditions and provisions of this Guaranty shall not in any way be affected or impaired thereby, and this Guaranty shall be interpreted and construed as if the invalid, illegal, or unenforceable term, condition or provision had never been contained in this Guaranty.

(c)    THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT THAT THE LAWS OF THE STATE OF NEVADA SHALL GOVERN THIS AGREEMENT TO THE EXTENT NECESSARY (I) TO OBTAIN THE BENEFIT OF THE RIGHTS AND REMEDIES SET FORTH HEREIN WITH RESPECT TO ANY OF THE LEASED PROPERTY AND (II) FOR PROCEDURAL REQUIREMENTS WHICH MUST BE GOVERNED BY THE LAWS OF THE STATE. GUARANTOR CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF NEW YORK AND AGREES THAT ALL DISPUTES CONCERNING THIS GUARANTY SHALL BE HEARD IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK. GUARANTOR FURTHER CONSENTS TO IN PERSONAM JURISDICTION BEFORE THE STATE AND FEDERAL COURTS OF EACH STATE WITH RESPECT TO ANY ACTION COMMENCED BY LANDLORD SEEKING TO RETAKE POSSESSION OF ANY OR ALL OF THE LEASED PROPERTY IN WHICH GUARANTOR IS REQUIRED TO BE NAMED AS A NECESSARY PARTY. GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE EFFECTED UPON IT UNDER ANY METHOD PERMISSIBLE UNDER THE LAWS OF THE STATE OF NEW YORK AND IRREVOCABLY WAIVES ANY OBJECTION TO VENUE IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK OR, TO THE EXTENT APPLICABLE IN ACCORDANCE WITH THE TERMS HEREOF, LOCATED IN CLARK COUNTY IN THE STATE OF NEVADA.

(d)    GUARANTOR, BY ITS EXECUTION OF THIS GUARANTY, AND LANDLORD, BY ITS EXECUTION AND ACCEPTANCE OF THIS GUARANTY, EACH HEREBY WAIVE TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND ARISING ON, UNDER, OUT OF, BY REASON OF OR RELATING IN ANY WAY TO THIS GUARANTY OR THE INTERPRETATION, BREACH OR ENFORCEMENT THEREOF.

(e)    In the event of any suit, action, arbitration or other proceeding to interpret this Guaranty, or to determine or enforce any right or obligation created hereby, the prevailing party in the action shall recover such party’s reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorneys’ fees and costs of appeal, post judgment enforcement proceedings (if any) and bankruptcy proceedings (if any). Any court, arbitrator or panel of arbitrators shall, in entering any judgment or making any award in any such suit, action, arbitration or other proceeding, in addition to any and all other relief awarded to such prevailing party, include in such judgment or award such party’s reasonable costs and expenses as provided in this Section 16(e).

(f)    Guarantor (i) represents that it has been represented and advised by counsel in connection with the execution of this Guaranty; (ii) acknowledges receipt of a copy of the Lease Documents; and (iii) further represents that Guarantor has been advised by counsel with respect thereto. This Guaranty shall be construed and interpreted in accordance with the plain meaning of its language, and not for or against Guarantor or Landlord, and as a whole, giving effect to all of the terms, conditions and provisions hereof.

(g)    Except as provided in any other written agreement now or at any time hereafter in force between Landlord and Guarantor, this Guaranty shall constitute the entire agreement of Guarantor with Landlord with respect to the subject matter hereof, and no representation, understanding, promise or condition concerning the subject matter hereof will be binding upon Landlord or Guarantor unless expressed herein.

(h)    All stipulations, obligations, liabilities and undertakings under this Guaranty shall be binding upon Guarantor and its successors and assigns and shall inure to the benefit of Landlord and to the benefit of Landlord’s successors and assigns.

(i)    Whenever the singular shall be used hereunder, it shall be deemed to include the plural (and vice-versa) and reference to one gender shall be construed to include all other genders, including neuter, whenever the context of this Guaranty so requires. Section captions or headings used in the Guaranty are for convenience and reference only, and shall not affect the construction thereof.

(j)    This Guaranty may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

17.    No Third Party Beneficiaries. Landlord and its successors and assigns are the beneficiaries of this Guaranty. No other Person shall be a third-party beneficiary hereof. Without limiting the foregoing, no other creditor or equity holder of Landlord, any parent company or its Subsidiaries shall have any rights or be entitled to any benefits hereunder. For the avoidance of doubt, Guarantor hereby consents to the collateral assignment of this Guaranty to any Fee Mortgagee and agrees that any Person who succeeds to Landlord’s interest under any of the Lease Documents in accordance with the terms thereof (or enters into a new lease with Tenant in accordance with Section 31.2 of the Lease) shall constitute a permitted successor and/or assignee and intended beneficiary hereof (and shall become, be recognized by Guarantor as, and have all of the rights of “Landlord” hereunder).

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EXECUTED as of the date first set forth above.

GUARANTOR: MGM RESORTS INTERNATIONAL, a Delaware corporation

By:
Name:
Title:

ARIA LANDLORD: ACE A PROPCO LLC, a Delaware limited liability company

By:
Name:
Title:

VDARA LANDLORD: ACE V PROPCO LLC, a Delaware limited liability company

By:
Name:
Title: